As filed with the Securities and Exchange Commission on August 30, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INVESTORS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	6022	46-4702118
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

101 JFK Parkway

Short Hills, New Jersey 07078

(973) 924-5100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kevin Cummings

President and Chief Executive Officer

101 JFK Parkway

Short Hills, New Jersey 07078

(973) 924-5100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John J. Gorman, Esq.	Brian F. Doran, Esq.	Edward C. Hogan, Esq.
Marc Levy, Esq.	Senior Vice President and General	Sunjeet S. Gill, Esq.
Luse Gorman, PC	Counsel	Stevens & Lee, P.C.
5335 Wisconsin Avenue, N.W.,	Investors Bancorp, Inc.	100 Lenox Drive, Suite 200
Suite 780	101 JFK Parkway	Lawrenceville, New Jersey
Washington, D.C. 20015	Short Hills, New Jersey 07078	08648
Phone: (202) 274-2000	Phone: (973) 924-5100	Phone: (609) 243-9111

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	7,426,373 shares(1)	(2)	$59,815,955(2)	$6,024

(1)	Represents the estimated maximum number of shares of Investors Bancorp common stock estimated to be issuable upon the completion of the merger of The Bank of Princeton with and into Investors Bank, a subsidiary of Investors Bancorp, Inc., based on the product of (x) the number of shares of The Bank of Princeton common stock outstanding as of July 31, 2016 (including outstanding and unvested shares of restricted stock which have been granted under any The Bank of Princeton stock benefit plans), (y) an exchange ratio of 2.6333 shares, and (z) 60% of the outstanding shares to be exchanged for shares of Investors Bancorp, Inc. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(f), the registration fee was computed on the basis of (i) $21.21 the book value per shares of the common stock of The Bank of Princeton to be exchanged or cancelled in the merger (including outstanding and unvested shares of restricted stock which have been granted under any The Bank of Princeton stock benefit plans) and (ii) 60% of the outstanding shares to be exchanged for shares of Investors Bancorp, Inc., computed in accordance with Rule 457(f).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED AUGUST 30, 2016

[The Bank of Princeton Logo]

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To Our Stockholders:

The boards of directors of Investors Bancorp, Inc., Investors Bank and The Bank of Princeton have unanimously approved a merger agreement pursuant to which The Bank of Princeton will be merged with and into Investors Bank, a subsidiary of Investors Bancorp.

If the merger is completed, each of our stockholders will be entitled to elect to receive, subject to the election and adjustment procedures described in this proxy statement/prospectus, 2.633 shares of Investors Bancorp common stock, a cash payment of $30.75, or a combination of Investors Bancorp common stock and cash for each share of The Bank of Princeton common stock owned. However, because 60% of the total number of shares of The Bank of Princeton common stock outstanding at the closing of the merger will be converted into Investors Bancorp common stock and the remainder will be converted into cash, regardless of your election, you may receive a combination of cash and shares of Investors Bancorp common stock for your shares that is different than what you elected, depending on the elections made by our other stockholders. Based on Investors Bancorp’s closing price of $11.58 on May 2, 2016 (the date preceding the public announcement of the proposed transaction), each share of The Bank of Princeton common stock exchanged for 2.633 shares of Investors Bancorp common stock, would have a value of $30.49. Based on Investors Bancorp’s closing price of $             on [                , 2016], each share of The Bank of Princeton common stock exchanged for 2.633 shares of Investors Bancorp common stock would have a value of $            . Investors Bancorp common stock is listed on the NASDAQ Global Select Market under the symbol “ISBC.” The Bank of Princeton common stock is not traded on any established market.

Although the number of shares of Investors Bancorp common stock that holders of The Bank of Princeton common stock will be entitled to receive is fixed, the market value of the stock consideration will fluctuate with the market price of Investors Bancorp common stock and will not be known at the time The Bank of Princeton stockholders vote on the merger. However, as described in more detail elsewhere in this proxy statement/prospectus, under the terms of the merger agreement, if the average price of Investors Bancorp common stock over a specified period of time decreases below certain specified thresholds, The Bank of Princeton would have a right to terminate the merger agreement, unless Investors Bancorp elects to increase the exchange ratio, which would result in additional shares of Investors Bancorp common stock being issued.

The affirmative vote of two-thirds of the issued and outstanding shares of The Bank of Princeton is required to approve the merger agreement. The Bank of Princeton has scheduled a special meeting so its stockholders can vote on the merger agreement. The Bank of Princeton board of directors has determined that the merger is advisable and in the best interests of The Bank of Princeton and The Bank of Princeton board of directors unanimously recommends that The Bank of Princeton stockholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this proxy statement/prospectus.

This document serves two purposes. It is the proxy statement being used by The Bank of Princeton board of directors to solicit proxies for use at The Bank of Princeton special meeting. It is also the prospectus of Investors Bancorp regarding the Investors Bancorp common stock to be issued if the merger is completed. This document describes the merger in detail and includes a copy of the merger agreement as Annex A.

The Bank of Princeton stockholders will vote to approve the merger agreement and on the other matters described below at a special meeting of stockholders to be held at [●] [a.m./p.m.], local time, on [●] at [●].

Only stockholders of record as of [                , 2016] are entitled to attend and vote at The Bank of Princeton special meeting. This document describes The Bank of Princeton special meeting, the merger, the documents related to the merger, and other related matters of The Bank of Princeton and Investors Bancorp. Please read this entire document carefully, including the section discussing risks related to the merger beginning on page 21. You can obtain information about Investors Bancorp from documents that have been filed with the Securities and Exchange Commission. You can obtain information about The Bank of Princeton from documents that have been filed with the Federal Deposit Insurance Corporation.

Your vote is very important. Whether or not you plan to attend The Bank of Princeton special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us or submit your proxy by telephone or Internet prior to the special meeting to ensure that your shares of The Bank of Princeton common stock will be represented at the special meeting. If you do not return the proxy card, it will have the same effect as a vote “AGAINST” the merger agreement.

Edward J. Dietzler
President
The Bank of Princeton

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated [                , 2016] and is first being mailed to stockholders of The Bank of Princeton on or about [                , 2016].

AVAILABLE INFORMATION

This document references or incorporates important business and financial information about Investors Bancorp from other documents that Investors Bancorp has filed with the U.S. Securities and Exchange Commission that are not included in or delivered with this document.

For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 88 of this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Investors Bancorp, without charge, by telephone or written request directed to:

Investors Bancorp, Inc.

101 JFK Parkway

Short Hills, New Jersey 07078

Attention: Investor Relations

(973) 924-5100

You may request copies of this proxy statement/prospectus and other documents concerning The Bank of Princeton that The Bank of Princeton files with the Federal Deposit Insurance Corporation, without charge, by telephone or written request directed to:

The Bank of Princeton

183 Bayard Lane

Princeton, New Jersey 08540

Attention: Daniel O’Donnell, Executive Vice President and General Counsel

(609) 454-0129

To ensure timely delivery of the documents in advance of the special meeting, any request should be made by [                    , 2016]. Also see “Where You Can Find More Information” on page 88.

i

THE BANK OF PRINCETON

183 Bayard Lane

Princeton, New Jersey 08540

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [                , 2016]

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of The Bank of Princeton will be held at [Special Meeting Location] [Special Meeting Address], on [                , 2016] at [             a.m.], local time, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 3, 2016, by and among Investors Bancorp, Inc., Investors Bank and The Bank of Princeton, and all of the matters contemplated in that agreement, pursuant to which The Bank of Princeton will merge with and into Investors Bank, a subsidiary of Investors Bancorp, Inc., with Investors Bank being the surviving bank.

2.	To approve, on a non-binding advisory basis, the compensation payable to the named executive officers of The Bank of Princeton in connection with the merger (the “merger-related compensation proposal”).

3.	To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement, or otherwise.

The merger with Investors Bancorp is more fully described in the attached proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the accompanying proxy statement/prospectus.

The board of directors of The Bank of Princeton has established [                , 2016] as the record date for determining the stockholders entitled to notice of and to vote at the special meeting. Only record holders of The Bank of Princeton common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of the meeting. If there are not sufficient votes for a quorum or to approve the merger agreement at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation of proxies by The Bank of Princeton.

The board of directors of The Bank of Princeton unanimously recommends that you vote “FOR” approval of the merger agreement. Your board of directors also unanimously recommends that you vote “FOR” proposals 2 and 3 listed above.

Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Alternatively, you may vote telephonically or by the internet by following the instructions described in the attached proxy statement/prospectus. Your vote is important, regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.

By Order of the Board of Directors,

Robert N. Ridolfi, Corporate Secretary

Princeton, New Jersey

[                , 2016]

PROPOSAL II — MERGER-RELATED EXECUTIVE COMPENSATION	86
PROPOSAL III — ADJOURNMENT OF THE SPECIAL MEETING	87
EXPERTS	88
LEGAL OPINIONS	88
OTHER MATTERS	88
WHERE YOU CAN FIND MORE INFORMATION	88

ANNEXES
A.	Agreement and Plan of Merger by and among Investors Bancorp, Inc., Investors Bank and The Bank of Princeton dated May 3, 2016	A-1
B.	Opinion of Sandler O’Neill & Partners, L.P.	B-1
C.	Statutory Provisions Relating to Dissenters’ Rights	C-1
D.	The Bank of Princeton Financial Information	D-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE BANK OF

PRINCETON SPECIAL MEETING

Q:	WHY AM I RECEIVING THESE MATERIALS?

A:	Investors Bancorp, Inc. (“Investors Bancorp”) and Investors Bank entered into a merger agreement with The Bank of Princeton pursuant to which The Bank of Princeton will merge with and into Investors Bank, with Investors Bank as the surviving entity.

In order to complete the merger of The Bank of Princeton with and into Investors Bank, the stockholders of The Bank of Princeton must vote to approve the merger agreement. The Bank of Princeton will hold a special meeting of its stockholders to solicit this approval, as well as solicit approvals on other merger related matters. This proxy statement/prospectus contains important information about the merger, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, the special meeting of The Bank of Princeton stockholders, and other related matters, and we encourage you to read it carefully.

Q:	WHAT WILL THE BANK OF PRINCETON’S STOCKHOLDERS BE VOTING ON AT THE SPECIAL STOCKHOLDERS MEETING?

A:	At the Special Meeting of Stockholders of The Bank of Princeton, The Bank of Princeton’s stockholders will be asked to vote to (i) approve the merger agreement, (ii) approve, on a non-binding advisory basis, the compensation payable to the named executive officers of The Bank of Princeton in connection with the merger, and (iii) transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement, or otherwise.

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible or vote telephonically or by the internet so that your shares may be represented and voted at The Bank of Princeton special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, The Bank of Princeton will count your proxy card as a vote in favor of the merger agreement and the other proposals being considered and voted on at The Bank of Princeton special meeting.

Q:	HOW DOES MY BOARD RECOMMEND THAT I VOTE?

A:	You are being asked to vote “FOR” the approval of the merger agreement. The Bank of Princeton board of directors has determined that the proposed merger is in the best interests of The Bank of Princeton stockholders, has approved the merger agreement and recommends that The Bank of Princeton stockholders vote “FOR” the approval of the merger agreement. You are also being asked to vote “FOR” the approval of the merger-related executive compensation proposal, and “FOR” the ability to transact any other business that properly comes before the special meeting, or any adjournment or postponements of the meeting. The Bank of Princeton board of directors recommends that The Bank of Princeton stockholders vote “FOR” the approval of such matters.

Q:	WHAT WILL THE BANK OF PRINCETON STOCKHOLDERS RECEIVE IN THE MERGER?

A:	If the stockholders of The Bank of Princeton approve the merger agreement and the other conditions to closing are satisfied, for each share of The Bank of Princeton common stock you own, you will have an opportunity to elect to receive 2.633 shares of Investors Bancorp common stock, a cash payment of $30.75, or a combination of Investors Bancorp common stock and cash. The type of merger consideration each The Bank of Princeton stockholder elects to receive in the merger may be adjusted, if necessary, so that the aggregate number of The Bank of Princeton shares of common stock exchanged for shares of Investors Bancorp common stock equals 60% of the total number of shares of The Bank of Princeton common stock issued and outstanding at the closing.

Q:	WHY IS MY VOTE IMPORTANT?

A:	The merger cannot be completed unless the holders of two-thirds (2/3) of the issued and outstanding common stock of The Bank of Princeton vote to approve the merger agreement. If you do not return your proxy card or vote telephonically or by the internet at or prior to The Bank of Princeton special meeting, it will be more difficult for The Bank of Princeton to obtain the necessary vote to approve the merger agreement. The failure of a The Bank of Princeton stockholder to vote, by proxy or in person, will have the same effect as a vote against the merger agreement.

Q:	HOW DO I VOTE?

A:	You can vote by mail, telephonically or through the internet. If you vote by mail, you will need to complete, sign, date and return your proxy card in the postage-paid envelope provided. You can also vote in person at The Bank of Princeton special meeting.

Q:	WHEN AND WHERE IS THE BANK OF PRINCETON SPECIAL MEETING?

A:	The Bank of Princeton special meeting will be held at [●] [a.m./p.m.], local time, on [●] at [●].

Q:	WHAT CONSTITUTES A QUORUM FOR THE BANK OF PRINCETON SPECIAL MEETING?

A:	The presence at The Bank of Princeton special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of The Bank of Princeton common stock entitled to be voted at The Bank of Princeton special meeting will constitute a quorum for the transaction of business at The Bank of Princeton special meeting. Once a share is represented for any purpose at The Bank of Princeton special meeting, it is deemed present for quorum purposes for the remainder of The Bank of Princeton special meeting or for any adjournment(s) thereof. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE EACH PROPOSAL AT THE BANK OF PRINCETON SPECIAL MEETING?

A:

At the special meeting, the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of The Bank of Princeton common stock is required to approve the merger agreement. The merger-related compensation proposal and the vote on the proposal to adjourn the

Special Meeting to allow extra time to solicit proxies each require more votes to be cast in favor of the proposal than are cast against it.

Q:	ARE THE BANK OF PRINCETON STOCKHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?

A:	Yes. The Bank of Princeton common stockholders are expected to be entitled to dissenters’ rights. For further information, see “The Merger — Dissenters’ Rights in the Merger.”

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:	No. Your broker cannot vote on either the merger proposal or the proposal to approve the merger-related executive compensation on your behalf without specific instructions from you. Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker.

Q.	WHAT IF I FAIL TO INSTRUCT MY BROKER?

A.	If you fail to instruct your broker how to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at The Bank of Princeton special meeting, but it will have the same effect as a vote against the merger agreement.

Q.	CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A.	Yes. All stockholders of The Bank of Princeton, including stockholders of record and stockholders who hold their shares “in street name” through banks, brokers, nominees or any other holder of record, are invited to attend The Bank of Princeton special meeting. Holders of record of The Bank of Princeton common stock can vote in person at The Bank of Princeton special meeting. If you are not a stockholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at your meeting. If you plan to attend your meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you should bring a form of personal photo identification with you to the meeting. The Bank of Princeton reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

A:	Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Corporate Secretary of The Bank of Princeton stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone). Third, you may vote in person at The Bank of Princeton special meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q:	SHOULD I SEND IN MY THE BANK OF PRINCETON STOCK CERTIFICATES NOW?

A:	No. You should not send in your stock certificates at this time. You will separately receive an election form with instructions for exchanging your stock certificates sometime after we obtain stockholders’ approval and all necessary regulatory approvals.

Q:	HOW DO I MAKE AN ELECTION TO RECEIVE CASH, INVESTORS BANCORP COMMON STOCK, OR A COMBINATION OF BOTH?

A:	An election form and letter of transmittal will be mailed to The Bank of Princeton stockholders following the mailing of this proxy statement/prospectus and prior to the completion of the merger. Stockholders who wish to elect the type of merger consideration they prefer to receive in the merger should carefully review and follow the instructions set forth in such election form. If a The Bank of Princeton stockholder does not submit a properly completed and signed election form to the exchange agent by 5:00 p.m., Eastern Time, on the election deadline date specified in the election form (which we refer to herein as the “election deadline”), his or her election will not be effective and he or she will have no control over the type of merger consideration he or she may receive. Consequently, such stockholder might receive only Investors Bancorp common stock, only cash, or a combination of both. If you hold your shares in street name with a bank, brokerage firm, or other nominee, you should ask your bank, brokerage firm, or other nominee for instructions on electing the type of merger consideration for your The Bank of Princeton shares. Please read the instructions to the election form/letter of transmittal for information on completing the forms.

Q:	CAN I CHANGE MY ELECTION?

A:	Yes. You can change your election by submitting a new election form/letter of transmittal to the exchange agent so it is received prior to the election deadline set forth on the election form. After the election deadline, no changes can be made.

Q:	I AM ALSO AN INVESTORS BANCORP STOCKHOLDER. DO I NEED TO DO ANYTHING WITH MY INVESTORS BANCORP STOCK CERTIFICATES?

A.	No. Investors Bancorp stockholders will not exchange their certificates in the merger. The certificates currently representing shares of Investors Bancorp common stock will continue to represent the same number of shares of common stock of Investors Bancorp after the merger.

Q:	WHY ARE THE BANK OF PRINCETON STOCKHOLDERS BEING ASKED TO APPROVE CERTAIN MERGER-RELATED EXECUTIVE COMPENSATION?

A:	The federal securities laws require The Bank of Princeton to seek a nonbinding advisory vote with respect to certain payments that may be made to its named executive officers in connection with the merger.

Q:	WHAT WILL HAPPEN IF THE BANK OF PRINCETON STOCKHOLDERS DO NOT APPROVE CERTAIN MERGER-RELATED EXECUTIVE COMPENSATION AT THE SPECIAL MEETING?

A:

The vote with respect to the merger-related executive compensation is an advisory vote and will be duly considered by our board of directors, but will not be binding on The Bank of Princeton. Therefore, if the merger agreement is approved by The Bank of Princeton stockholders, the merger-related executive compensation may still be paid to its named executive officers if and to the extent required or allowed under applicable law even if The Bank of Princeton stockholders do not approve the merger-related executive compensation.

Q:	WILL THE MERGER-RELATED EXECUTIVE COMPENSATION BE PAID IF THE MERGER IS NOT CONSUMMATED?

A:	No. Payment of the merger-related executive compensation is contingent upon the consummation of the merger.

Q:	WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A:	The Bank of Princeton and Investors Bancorp are working toward completing the merger as quickly as possible, and expect to complete the merger late in the fourth quarter of 2016 or in the first quarter of 2017. However, The Bank of Princeton and Investors Bancorp cannot assure you when or if the merger will occur. The Bank of Princeton and Investors Bancorp must first obtain the approval of the stockholders of The Bank of Princeton and all necessary regulatory approvals.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED

A:	If the merger is not completed, The Bank of Princeton common stockholders will not receive any consideration for their shares of The Bank of Princeton common stock in connection with the merger. Instead, The Bank of Princeton will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by The Bank of Princeton. See “Proposal I — The Merger Agreement — Termination Fee” for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THE BANK OF PRINCETON STOCKHOLDERS?

A:	Prior to the closing of the Merger, The Bank of Princeton will receive a legal opinion from counsel to Investors Bancorp that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If you exchange your shares of The Bank of Princeton common stock solely for Investors Bancorp common stock, you should not recognize any gain or loss except for the cash you receive instead of any fractional share of Investors Bancorp common stock. If you exchange your shares of The Bank of Princeton common stock solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares of The Bank of Princeton common stock for a combination of Investors Bancorp common stock and cash, you should recognize capital gain, but not any loss on the exchange. Because the allocations of cash and Investors Bancorp common stock that you will receive will depend on the elections made by other The Bank of Princeton stockholders, you will not know the actual tax consequences of the merger to you until the allocations are completed. This tax treatment may not apply to all The Bank of Princeton stockholders. Determining the actual tax consequences of the merger to The Bank of Princeton stockholders can be complicated. The Bank of Princeton stockholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to each stockholder. For further information, see “Proposal I — The Proposed Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 72.

Q:	WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A:	The Bank of Princeton stockholders should contact:
The Bank of Princeton
183 Bayard Lane
Princeton, New Jersey 08540
Attention: Daniel O’Donnell, Executive Vice President and General Counsel
(609) 454-0129

SUMMARY

This is a summary of certain information regarding the proposed merger and the special meeting to vote on the merger agreement contained in this document. It does not contain all of the information that may be important to you. You should carefully read the entire document, including the Annexes, before deciding how to vote. In addition, important business and financial information regarding Investors Bancorp is incorporated by reference into this document. You may obtain the information incorporated by reference without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 88.

Information about the Parties (page 34)

Investors Bancorp and Investors Bank

Investors Bancorp, Inc., a Delaware corporation, is the bank holding company for Investors Bank. At June 30, 2016, Investors Bancorp had $21.72 billion in total consolidated assets. Investors Bank is a New Jersey-chartered savings bank headquartered in Short Hills, New Jersey. Originally founded in 1926 as a New Jersey-chartered mutual savings and loan association, it has grown through acquisitions and internal growth, including de novo branching. Investors Bank is in the business of attracting deposits from the public through its 146 branches and borrowing funds in the wholesale markets to originate loans and to invest in securities. Investors Bancorp common stock is traded on The Nasdaq Global Select Market under the symbol “ISBC.”

Investors Bancorp’s principal executive offices are located at 101 JFK Parkway, Short Hills, New Jersey 07078. Investors Bancorp’s telephone number is (973) 924-5100. Additional information about Investors Bancorp is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

The Bank of Princeton

The Bank of Princeton is a community bank founded in 2007. The bank is a New Jersey state-chartered commercial bank with ten branches in New Jersey, including three in Princeton and others in Hamilton, Pennington, Montgomery, Monroe, Lambertville, Lawrenceville, and New Brunswick. There are also three branches in the Philadelphia, Pennsylvania area, operating as MoreBank, a division of The Bank of Princeton. At June 30, 2016, The Bank of Princeton had $1.01 billion in total assets. The Bank of Princeton’s principal executive offices are located at 183 Bayard Lane, Princeton, New Jersey 08540. The Bank of Princeton’s telephone number is (609) 921-1700.

The Merger and the Merger Agreement (page 35)

The Bank of Princeton will merge with and into Investors Bank, with Investors Bank as the surviving entity. The merger will be completed no later than the tenth business day after all material conditions to closing have been met, unless Investors Bancorp and The Bank of Princeton agree on a different closing date. A copy of the merger agreement is attached as Annex A to this document and is incorporated by reference.

Recommendation of The Bank of Princeton’s Board of Directors (page 37)

The Bank of Princeton’s board of directors has unanimously approved the merger agreement and unanimously recommends that The Bank of Princeton stockholders vote “FOR” the merger agreement, “FOR” the non-binding proposal regarding the merger-related executive compensation and “FOR” the ability to transact any other business that properly comes before the special meeting, or any adjournment or postponements of the meeting.

The Bank of Princeton Will Hold Its Special Meeting on [                , 2016] (page 30)

The Bank of Princeton will hold its special meeting of stockholders on [                , 2016], [             a.m.], at [Special Meeting Location] [Special Meeting Address]. At the special meeting, The Bank of Princeton stockholders will be asked to (1) to consider and vote on the merger agreement; (2) approve the merger-related compensation proposal; and (3) authorize any other business that properly comes before the special meeting, or any adjournment or postponements of the meeting.

Record Date. Only holders of record of The Bank of Princeton common stock at the close of business on [                ], 2016 will be entitled to vote at the special meeting. Each share of The Bank of Princeton common stock is entitled to one vote. As of The Bank of Princeton record date, there were [            ] shares of The Bank of Princeton common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote. Two-thirds of the outstanding shares of The Bank of Princeton common stock entitled to vote must be cast in favor of the merger agreement for it to be approved. Approval of the merger-related executive compensation proposal is determined by a majority of the votes cast, without regard to broker non-votes or abstentions.

As of the record date, the directors and executive officer of The Bank of Princeton and their affiliates beneficially owned              shares, or approximately         % of the outstanding shares, of The Bank of Princeton common stock. Each director and executive officer of The Bank of Princeton has entered into a separate letter agreement with Investors Bancorp, pursuant to which, among other things, they agreed to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of the approval of the merger agreement.

The Bank of Princeton Stockholders Will Receive Shares of Investors Bancorp Common Stock and/or Cash in the Merger Depending on Their Election and Any Proration (page 54)

The Bank of Princeton stockholders will be offered the opportunity to elect to receive merger consideration in the form of 2.633 shares of Investors Bancorp common stock, $30.75 in cash, or a combination of Investors Bancorp common stock and cash in exchange for each of their shares of The Bank of Princeton common stock. However, because 60% of the total number of shares of The Bank of Princeton common stock outstanding at the closing will be converted into Investors Bancorp common stock and the remainder will be converted into cash, regardless of a The Bank of Princeton stockholder’s election, a The Bank of Princeton stockholder may actually receive a combination of cash and shares of Investors Bancorp common stock for such stockholder’s The Bank of Princeton shares that is different than what such stockholder elected, depending on the elections made by other The Bank of Princeton stockholders. All elections will be subject to the allocation and proration procedures described in the merger agreement.

Based on Investors Bancorp’s closing price of $11.58 on May 2, 2016 (the date preceding the public announcement of the proposed transaction), each share of The Bank of Princeton common stock exchanged for 2.633 shares of Investors Bancorp common stock, would have a value of $30.49. Based on Investors Bancorp’s closing price of $             on [                , 2016], each share of The Bank of Princeton common stock exchanged for 2.633 shares of Investors Bancorp common stock would have a value of $            . The value of the stock consideration will fluctuate as the market price of Investors Bancorp common stock fluctuates before the completion of the merger. The market price of Investors Bancorp common stock at closing will not be known at the time of The Bank of Princeton special meeting and may be more or less than the current price of Investors Bancorp common stock or the price of Investors Bancorp common stock at the time of The Bank of Princeton special meeting or at the time an election is made, and the implied value of the stock consideration may be more or less than the value of the cash consideration at the completion of the merger.

In Order To Make a Valid Election, The Bank of Princeton Stockholders Must Properly Complete and Deliver the Election Form that Will Be Sent Separately (page 56)

No earlier than 20 business days before the expected date of completion of the merger, Investors Bancorp will send an election form to each The Bank of Princeton stockholder that each such stockholder may use to indicate a preference for cash, Investors Bancorp common stock, or a combination of cash and Investors Bancorp common stock, or to indicate no preference for cash versus Investors Bancorp common stock. The Bank of Princeton stockholders should not send in their stock certificates until they receive instructions from Investors Bancorp’s exchange agent.

The merger agreement contains allocation and proration provisions that are designed to ensure that 60% of the outstanding shares of common stock of The Bank of Princeton will be exchanged for shares of Investors Bancorp common stock and the remaining outstanding shares of common stock of The Bank of Princeton will be exchanged for cash. Therefore, if the holders of more than 60% of the outstanding The Bank of Princeton common stock elect to receive Investors Bancorp common stock for such shares, the amount of Investors Bancorp common stock that each such stockholder would receive from Investors Bancorp will be reduced on a pro rata basis. As a result, these The Bank of Princeton stockholders will receive cash consideration for any The Bank of Princeton shares for which they do not receive Investors Bancorp common stock.

Similarly, if the holders of more than 40% of the outstanding The Bank of Princeton common stock elect to receive cash for such shares, the amount of cash that each such stockholder would receive from Investors Bancorp will be reduced on a pro rata basis. As a result, such stockholders will receive Investors Bancorp common stock for any The Bank of Princeton shares for which they do not receive cash.

The deadline for returning the election form will be the twentieth day following the mailing date of the election form, not including the date of mailing, unless The Bank of Princeton and Investors Bancorp mutual agree upon another deadline date. If you do not make an election, you will be allocated either cash or Investors Bancorp common stock, or a combination of both, depending on the elections made by other The Bank of Princeton stockholders.

Opinion of The Bank of Princeton’s Financial Advisor (page 42)

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) has rendered a written opinion to The Bank of Princeton’s board of directors that, as of May 3, 2016, and based upon and subject to the assumptions made, matters considered and qualifications and limitations stated in its respective opinions, the consideration to be received by The Bank of Princeton’s stockholders in the merger with Investors Bancorp is fair to such stockholders from a financial point of view. Holders of The Bank of Princeton common stock are encouraged to carefully read this opinion in its entirety. A copy of the full text of Sandler O’Neill’s fairness opinion is included as Annex B to this proxy statement/prospectus. For information on how Sandler O’Neill arrived at its opinion, see the discussion starting on page 42. Sandler O’Neill’s opinion is not intended to be a recommendation to any holder of The Bank of Princeton common stock as to how such holder should vote in connection with the merger transaction.

The Bank of Princeton’s Reasons for the Merger (page 35)

The Bank of Princeton entered into the merger agreement at the conclusion of a process in which The Bank of Princeton determined that a merger with Investors Bancorp was in the best interests of its stockholders. Among the factors the board of directors of The Bank of Princeton took into consideration were the terms of the merger agreement, the fact that the transaction would be a tax free exchange to those stockholders receiving Investors Bancorp common stock, the liquidity available in Investors Bancorp common stock and the regulatory environment faced by community banks. For a full discussion of the factors considered by The Bank of Princeton board of directors, see page 35. The Bank of Princeton board of directors believes that the merger is fair from a financial point of view to The Bank of Princeton stockholders, and that Investors Bancorp brings additional retail and business banking products, proven lending capabilities and depth of capital that will add competitive strength to the combined entity.

Accounting Treatment of the Merger (page 76)

The merger will be treated as a “business combination” using the acquisition method of accounting with Investors Bancorp treated as the acquiror under accounting principles generally accepted in the United States of America, or “US GAAP.”

Dissenters’ Rights (page 76)

Under the New Jersey Bank Act of 1948, as amended (the “Banking Act”), holders of The Bank of Princeton common stock will have dissenters’ rights. These dissenters’ rights give The Bank of Princeton stockholders the right to obtain an appraisal of the value of their shares of The Bank of Princeton common stock in connection with the merger. To perfect dissenters’ rights, a The Bank of Princeton stockholder must not vote for the approval of the merger agreement and must strictly comply with all of the procedures required under Sections 17:9A-140 through 17:9A-145 of the Banking Act. These procedures are described more fully beginning on page 76.

A copy of the statutory provisions relating to dissenters’ rights have been included as Annex C to this document.

Financial Interests of The Bank of Princeton’s Directors and Executive Officers (page 59)

You should be aware that some of The Bank of Princeton’s directors and officers have interests in the merger that are in addition to their interests as stockholders. The Investors Bancorp and The Bank of Princeton boards of directors considered these interests in deciding to approve the merger agreement. These interests include the following:

•	Investors Bancorp will appoint all of the current members of the board of directors at The Bank of Princeton to an advisory board to advise Investors Bank on The Bank of Princeton market area, deposit and lending activities and customer relationships. Each member of this advisory board will receive an annual fee of $25,000.

•	The termination of all outstanding The Bank of Princeton stock options and warrants, whether or not vested, with a cash payment to the stock option or warrant holder equal to: (1) the excess of $30.75 over the per share exercise price of the applicable option or warrant, multiplied by (2) the number of shares of The Bank of Princeton common stock that the holder could have purchased with the option or warrant if the holder had exercised the option or warrant immediately prior to the effective time of the merger.

•	Severance payments that certain executive officers may receive if they are terminated involuntarily within one year following the effective time of the merger, payable pursuant to the terms of the merger agreement.

•	The payment of $41,600 to each non-employee director of The Bank of Princeton in lieu of his or her 2016 annual grant of stock options under The Bank of Princeton 2012 Equity Incentive Plan.

•	Investors Bancorp has agreed to indemnify the directors and officers of The Bank of Princeton against certain liabilities and provide continued coverage under their directors’ and officers’ liability insurance policies for a six-year period following the merger.

On the Record Date, directors and executive officers of The Bank of Princeton and their affiliates owned              shares or approximately         % of The Bank of Princeton common stock.

For additional information on the benefits of the merger to The Bank of Princeton’s directors and officers, see “Interests of The Bank of Princeton’s Directors and Officers in the Merger.”

Material United States Federal Income Tax Consequences of the Merger (page 72)

Investors Bancorp and The Bank of Princeton expect the merger to qualify as a tax-free reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. As a result, we expect that, for United States federal income tax purposes, you will generally not recognize any taxable gain or loss with respect to the exchange of your shares of The Bank of Princeton common stock if you receive only Investors Bancorp common stock (except for cash received in lieu of any fractional shares). If you receive only cash in exchange for your shares of The Bank of Princeton common stock, you will recognize a taxable gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in your shares of The Bank of Princeton common stock exchanged.

If you receive a combination of Investors Bancorp common stock and cash in exchange for your shares of The Bank of Princeton common stock, you will generally recognize a taxable gain (but not loss) in an amount equal to the lesser of:

(a)	the excess, if any of:

(1) the sum of the cash and the fair market value of the Investors Bancorp common stock you receive; over

(2) your tax basis in The Bank of Princeton common stock exchanged in the merger; or

(b)	the cash that you receive in the merger.

Your tax basis in the Investors Bancorp common stock that you receive in the merger will equal your tax basis in The Bank of Princeton common stock that you exchange in the merger, increased by the amount of any taxable gain you recognize in the merger and decreased by the amount of any cash received by you in the merger.

Your holding period for the Investors Bancorp common stock that you receive in the merger will include your holding period for the shares of The Bank of Princeton common stock that you exchange in the merger.

If you acquired different blocks of shares of The Bank of Princeton common stock at different times and at different prices, any taxable gain or loss you recognize will be determined separately with respect to each block of shares of The Bank of Princeton common stock, and the cash and Investors

Bancorp common stock you receive will be allocated pro rata to each such block of The Bank of Princeton common stock. In addition, your basis and holding period in your Investors Bancorp common stock may be determined with reference to each block of The Bank of Princeton common stock exchanged.

The Bank of Princeton stockholders are urged to read the more complete description of the federal income tax consequences of the merger under “Material United States Federal Income Tax Consequences of the Merger” beginning on page 72 and to consult your own tax advisors as to the specific tax consequences of the merger to you under applicable laws.

Comparison of Stockholders’ Rights (page 78)

In the merger, each The Bank of Princeton stockholder who receives Investors Bancorp common stock will become an Investors Bancorp stockholder. The rights of The Bank of Princeton stockholders are currently governed by the Banking Act and The Bank of Princeton’s certificate of incorporation and by-laws. The rights of Investors Bancorp stockholders are currently governed by Delaware Corporation Law and Investors Bancorp’s certificate of incorporation and by-laws. The rights of The Bank of Princeton and Investors Bancorp stockholders differ with respect to voting requirements on certain matters and various other matters. See “Comparison of Stockholders’ Rights” beginning on page 78.

Conditions to the Merger (page 67)

The obligations of Investors Bancorp and The Bank of Princeton to complete the merger are each subject to the satisfaction (or waiver, if permitted) of the following conditions:

•	Receipt of all necessary regulatory approvals, including approvals of the merger from the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation, and the expiration of all statutory waiting periods;

•	approval of the merger agreement by the affirmative vote of two-thirds of the issued and outstanding shares of The Bank of Princeton;

•	the absence of any litigation, statute, law, regulation, injunction, order or decree which would enjoin or prohibit the merger;

•	the accuracy of the representations and warranties of the parties, and the performance by the parties of all agreements and covenants, set forth in the merger agreement (subject to the materiality standards set forth in the merger agreement);

•	the receipt of a tax opinion delivered by counsel to Investors Bancorp and reasonably acceptable to counsel for The Bank of Princeton to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws;

•	obtaining any necessary third party consents;

•	listing with the NASDAQ Global Select Market of the Investors Bancorp common stock to be issued to The Bank of Princeton stockholders; and

•	no stop order being issued suspending the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part.

Terminating the Merger Agreement (page 69)

The Bank of Princeton will be required to pay Investors Bancorp a termination fee of $6.4 million if, among other things, in connection with The Bank of Princeton’s receipt of a superior proposal (as defined in the merger agreement), The Bank of Princeton (i) enters into an acquisition agreement with respect to such superior proposal, (ii) terminates the merger agreement or (iii) withdraws or adversely modifies its recommendation to its stockholders to vote in favor of the merger agreement.

Additionally, if the average of the daily closing sales prices of Investors Bancorp common stock for the twenty consecutive trading days immediately preceding the first date on which all regulatory approvals have been received, is less than $9.34 and the decline in value of Investors Bancorp common stock relative to the change in value of an index of financial institution holding companies over a similar period exceeds 20.0%, then The Bank of Princeton can terminate the merger agreement unless Investors Bancorp increases the consideration to be received by the holders of The Bank of Princeton common stock utilizing the formula agreed to in the merger agreement. See Section 11.1.11 of the merger agreement, which is attached as Annex A, for the specific formula referenced above. The merger agreement also may be terminated by either The Bank of Princeton or Investors Bancorp if the merger has not occurred by March 31, 2017. For a more complete description of these and other termination rights available to The Bank of Princeton and Investors Bancorp, see page 69.

The Bank of Princeton has Agreed Not to Solicit Alternative Transactions (page 69)

In the merger agreement, The Bank of Princeton has agreed not to, among other things, initiate, solicit or knowingly encourage, negotiate with, or provide any information to any person other than Investors Bancorp concerning an acquisition transaction involving The Bank of Princeton. These restrictions may deter other potential acquirors of control of The Bank of Princeton.

The merger agreement does not, however, prohibit The Bank of Princeton from furnishing information or access to a third party who has made an alternative acquisition proposal and participating in discussions and negotiating with such person prior to the receipt of our stockholder approval of the merger agreement if specified conditions are met. Among those conditions is a good faith determination by The Bank of Princeton’s board of directors that the acquisition proposal constitutes or that could reasonably be expected to lead to a proposal that is more favorable, from a financial point of view, to The Bank of Princeton and its stockholders than the transactions contemplated by the merger agreement and is reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of the proposal.

For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 69.

Required Regulatory Approvals (page 67)

The merger is subject to the approval of the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. The necessary filings have been made. Regulatory approval does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to The Bank of Princeton stockholders. See “Risk Factors — Investors Bancorp May Not Receive Required Regulatory Approvals. Such Approvals May Be Subject to Adverse Regulatory Conditions.” and “— Investors Bank Entered Into an Informal Agreement with the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance, Which May Adversely Affect Its Ability to Receive the Required Regulatory Approvals.” beginning on page 23 for a discussion of such risk factors.

Risk Factors (page 21)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF INVESTORS BANCORP, INC.

The following tables set forth selected consolidated financial data for Investors Bancorp for each of the periods and as of dates presented. The summary information presented below at or for the years ended December 31, 2015 and 2014 is derived in part from and should be read in conjunction with the consolidated financial statements of Investors Bancorp for the years ended December 31, 2015 and 2014 and the related notes thereto incorporated by reference in this proxy statement/prospectus. The summary information presented below at or for the six months ended June 30, 2016 and 2015 is derived from Investors Bancorp’s unaudited consolidated financial statements incorporated by reference into this proxy statement/prospectus. You should read this information in conjunction with Investors Bancorp’s consolidated financial statements and related notes included in Investors Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information” on page 88.

	As of or for the Six Months Ended June 30,		At December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In thousands)
Selected Financial Condition Data:
Total assets	$21,718,298	$20,037,416	$20,888,684	$18,773,639	$15,623,070	$12,722,574	$10,701,585
Loans receivable, net	17,410,871	15,475,787	16,661,133	14,887,570	12,882,544	10,306,786	8,794,211
Loans held-for-sale	9,970	363,048	7,431	6,868	8,273	28,233	18,847
Securities held to maturity	1,827,761	1,760,558	1,844,223	1,564,479	831,819	179,922	287,671
Securities available for sale, at estimated fair value	1,381,041	1,276,766	1,304,697	1,197,924	785,032	1,385,328	983,715
Bank owned life insurance	160,181	157,215	159,152	161,609	152,788	113,941	112,990
Deposits	14,425,857	12,872,829	14,063,656	12,172,326	10,718,811	8,768,857	7,362,003
Borrowed funds	3,894,171	3,446,121	3,263,090	2,766,104	3,367,274	2,705,652	2,255,486
Goodwill	77,571	77,571	77,571	77,571	77,571	77,063	21,972
Stockholders’ equity	3,132,252	3,408,454	3,311,647	3,577,855	1,334,327	1,066,817	967,440

	As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In thousands)
Selected Operating Data:
Interest and dividend income	$387,067	$356,688	$731,723	$660,862	$545,068	$496,189	$473,572
Interest expense	75,199	63,695	136,639	118,891	109,642	123,444	144,488

Net interest income	311,868	292,993	595,084	541,971	435,426	372,745	329,084
Provision for loan losses	10,000	16,000	26,000	37,500	50,500	65,000	75,500

Net interest income after provision for loan losses	301,868	276,993	569,084	504,471	384,926	307,745	253,584
Non-interest income	20,177	20,118	40,125	41,861	36,571	44,112	29,170
Non-interest expenses	178,155	156,744	328,332	339,860	245,711	207,007	157,587

Income before income tax expense	143,890	140,367	280,877	206,472	175,786	144,850	125,167
Income tax expense	55,909	52,058	99,372	74,751	63,755	56,083	46,281

Net income	$87,981	$88,309	$181,505	$131,721	$112,031	$88,767	$78,886

Earnings per share — basic and diluted	$0.29	$0.26	$0.55	$0.38	$0.40	$0.32	$0.29

As of or for the Six Months Ended June 30,	At or for the Year Ended December 31,
2016	2015	2015	2014	2013	2012	2011
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.83%	0.91%	0.92%	0.76%	0.83%	0.77%	0.78%
Return on equity (ratio of net income to average equity)	5.46%	4.99%	5.26%	4.71%	10.00%	8.68%	8.43%
Net interest rate spread(1)	2.83%	2.95%	2.91%	3.08%	3.24%	3.26%	3.22%
Net interest margin(2)	3.05%	3.16%	3.12%	3.27%	3.37%	3.40%	3.39%
Efficiency ratio(3)	53.65%	50.06%	51.69%	58.21%	52.06%	49.66%	43.68%
Efficiency ratio — Adjusted(4)	53.65%	50.06%	51.48%	52.45%	50.66%	46.47%	43.68%
Non-interest expenses to average total assets	1.68%	1.62%	1.66%	1.96%	1.82%	1.81%	1.54%
Average interest-earning assets to average interest-bearing liabilities	1.29	x	1.31	x	1.30	x	1.28	x	1.15	x	1.13	x	1.11	x
Dividend payout ratio(5)	41.38%	57.69%	45.45%	31.58%	19.61%	6.02%	—
Asset Quality Ratios:
Non-performing assets to total assets	0.54%	0.73%	0.69%	0.81%	0.95%	1.14%	1.48%
Non-accrual loans to total loans	0.57%	0.68%	0.68%	0.72%	0.77%	1.16%	1.60%
Allowance for loan losses to non-performing loans(6)	195.88%	156.92%	158.43%	139.10%	124.30%	104.29%	76.79%
Allowance for loan losses to total loans	1.25%	1.36%	1.29%	1.33%	1.33%	1.36%	1.32%
Capital Ratios:
Tier 1 leverage ratio(7)	12.33%	12.49%	12.41%	12.79%	8.20%	7.59%	8.21%
Common equity tier 1 risk-based(7)	15.39%	16.33%	15.87%	n/a	n/a	n/a	n/a
Tier 1 risk-based capital(7)	15.39%	16.33%	15.87%	17.01%	10.14%	9.98%	11.65%
Total-risk-based capital(7)	16.64%	17.58%	17.12%	18.26%	11.39%	11.24%	12.91%
Equity to total assets	14.42%	17.01%	15.85%	19.06%	8.54%	8.39%	9.04%
Tangible equity to tangible assets(8)	14.01%	16.57%	15.43%	18.60%	7.90%	7.67%	8.71%
Average equity to average assets	15.18%	18.31%	17.41%	16.16%	8.32%	8.92%	9.26%
Other Data:
Book value per common share	$10.43	$10.20	$10.30	$10.39	$9.85	$9.81	$8.98
Tangible book value per common share(8)	$10.08	$9.88	$9.97	$10.08	$9.04	$8.89	$8.62
Number of full service offices	146	136	140	132	129	101	81
Full time equivalent employees	1,785	1,816	1,734	1,682	1,541	1,193	959

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted- average cost of interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)

The efficiency ratio- adjusted represents non-interest expense divided by the sum of net interest income and non-interest income adjusted; For the year ended December 31, 2015, excludes a one-time item related to a payout under an employment agreement with a former executive. For the year ended December 31, 2014, excludes $13.0 million of compensation expense related to the accelerated vesting of all stock option and restricted stock plans upon the completion of the second step capital transaction, the contribution of $20 million to the Investors Charitable Foundation and one-time items related to the acquisition of Gateway, completed in January 2014. For the year ended December 31, 2013, excludes pre-tax acquisition charges related to Roma Financial of $5.6 million and a non-cash

OTTI charge of $977,000 for the year ended December 31, 2012. Excludes pre-tax acquisition charges related to Marathon and BFSB of $13.3 million.
(5)	The dividend payout ratio represents dividends paid per share divided by net income per share.
(6)	Non-performing loans include non-accrual loans and performing troubled debt restructured loans.
(7)	Ratios are for Investors Bank and do not include capital retained at the holding company level. The information presented prior to December 31, 2015 reflect the requirements in effect at that time, as the Basel III requirements became effective on January 1, 2015, see Supervision and Regulation, Part I, Item 1.
(8)	Excludes goodwill and intangible assets.

COMPARATIVE PER SHARE DATA

The following table sets forth for Investors Bancorp common stock and The Bank of Princeton common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data presented, and as if the merger had become effective at the beginning of the periods presented, in the case of the net income and dividends declared data presented. The pro forma data in the tables assume that the merger is accounted for using the acquisition method of accounting. See “Proposal I — The Proposed Merger — Accounting Treatment” on page 76. The information in the following table is based on, and should be read together with, the historical financial information that Investors Bancorp has presented in its prior filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 88.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	Investors Bancorp Historical	The Bank of Princeton Historical	Pro Forma Combined(1)	Per Equivalent The Bank of Princeton Share(2)
Net Income Per Common Share:
For the Six Months Ended June 30, 2016:
Basic	$0.29	$1.23	$0.31	$0.30
Diluted	$0.29	$1.17	$0.30	$0.30
For the Year Ended December 31, 2015:
Basic	$0.55	$2.38	$0.58	$0.57
Diluted	$0.55	$2.30	$0.57	$0.57

Cash Dividends Declared Per Common Share(3):
For the Six Months Ended June 30, 2016	$0.12	$0.00	$0.12	$0.12
For the year ended December 31, 2015	$0.25	$0.00	$0.25	$0.24

Book Value Per Common Share(4):
As of June 30, 2016	$10.43	$20.99	$10.65	$10.49
As of December 31, 2015	$10.30	$19.51	$10.49	$10.34

(1)	Pro forma combined assumes the merger of The Bank of Princeton was completed at the beginning of the period presented. Calculated by multiplying amounts in The Bank of Princeton historical column (without giving effect to any pro forma adjustments) by 60% for the stock portion of the merger consideration.
(2)	Per equivalent share of The Bank of Princeton’s common stock is calculated by multiplying amounts in The Bank of Princeton historical column (without giving effect to any pro forma adjustments) by 60% for the stock portion of the merger consideration and then multiplied by a 2.633 exchange ratio, which represents the number of shares of Investors Bancorp, Inc. that a common stock stockholder of The Bank of Princeton will receive for each share of The Bank of Princeton common stock owned.
(3)	Pro forma cash dividends represent the pro forma combined dividends divided by the pro forma combined basic weighted average shares and per equivalent basic weighted average shares.
(4)

Pro forma book value per common share is based on the pro forma total stockholders’ equity of the combined entity divided by the total pro forma common shares of the combined entity assuming conversion of 60% of the outstanding shares of The Bank of Princeton common stock into shares of Investors Bancorp common stock at an implied exchange ratio of 2.633.

The following table shows trading information for Investors Bancorp common stock as of market close on May 2, 2016 and [                , 2016]. May 2, 2016 was the last trading date before the parties announced the merger. [                , 2016] is a recent date before this proxy statement/prospectus was finalized. The Bank of Princeton stock is not traded on any established market.

Date	Investors Bancorp Common Stock		The Bank of Princeton Common Stock(1)		Equivalent Value for Each The Bank of Princeton Share
May 2, 2016		$11.58		$20.27		$30.49
[ , 2016]	$		$		$

(1)	Reflects The Bank of Princeton’s book value at March 31, 2016 and , 2016, respectively.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement and whether to make a cash or stock election. Please also refer to the additional risk factors identified in the periodic reports and other documents of Investors Bancorp incorporated by reference into this document and listed in “Where You Can Find More Information” on page 88.

If the Merger Agreement Is Not Approved by The Bank of Princeton Stockholders, The Bank of Princeton May Have a Controlling Stockholder Who Could Adversely Affect the Bank.

On or about July 25, 2016, James Michael Goodson filed a Notice of Change in Control (the “Notice”) with the FDIC pursuant to which Mr. Goodson proposes to acquire up to 24.9% of the outstanding common stock of The Bank of Princeton. In the Notice, Mr. Goodson states that he has no plans or proposals to cause The Bank of Princeton to sell its assets, merge with any company, or make any other significant change in its business strategy or corporate structure. He states that he plans to seek one representative on The Bank of Princeton board of directors, and does not contemplate making any other changes to its board of directors or senior executive officers. However, substantially all of Mr. Goodson’s plans with respect to this proposed stock acquisition have been withheld from public disclosure by the FDIC and therefore are unavailable to us. However, we have reason to believe that Mr. Goodson is seeking FDIC approval to acquire up to 24.9% of the outstanding common stock of The Bank of Princeton for the purpose of voting against the merger agreement and causing it to be terminated.

If The Bank of Princeton stockholders do not approve the merger agreement, the merger cannot be consummated and the merger agreement will likely be terminated. If Mr. Goodson is successful with his proposed acquisition of up to 24.9% of the outstanding common stock of The Bank of Princeton, he would have the practical ability to, among other things, block future mergers or other liquidity events for The Bank of Princeton stockholders, elect a majority of the bank’s board of directors, or change the bank’s business strategy or corporate structure, which could have an adverse effect on The Bank of Princeton, its stockholders and the value of The Bank of Princeton common stock.

You May Not Receive the Form of Merger Consideration that You Elect.

The merger agreement contains provisions that are designed to ensure that the form of merger consideration that each The Bank of Princeton stockholder will receive will be subject to proration so that 60% of the outstanding shares of common stock of The Bank of Princeton will be exchanged for shares of Investors Bancorp common stock and the remaining outstanding shares of common stock of The Bank of Princeton will be exchanged for cash. Therefore, if the holders of more than 60% of the outstanding The Bank of Princeton common stock elect to receive Investors Bancorp common stock, the amount of Investors Bancorp common stock that each such stockholder would receive from Investors Bancorp will be reduced on a pro rata basis. As a result, these The Bank of Princeton stockholders will receive cash consideration for any The Bank of Princeton shares for which they do not receive Investors Bancorp common stock. Similarly, if the holders of more than 40% of the outstanding The Bank of Princeton common stock elect to receive cash, the amount of cash that each such stockholder would receive from Investors Bancorp will be reduced on a pro rata basis. As a result, such stockholders will receive Investors Bancorp common stock for any The Bank of Princeton shares for which they do not receive cash. Accordingly, there is a risk that you will receive a portion of the merger consideration in a form that you did not elect, which could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including the recognition of taxable gain to the extent cash is received).

Investors Bancorp May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, Investors Bancorp’s ability to realize anticipated cost savings and to combine the businesses of Investors Bank and The Bank of Princeton in a manner that does not materially disrupt the existing customer relationships of The Bank of Princeton or Investors Bank, or result in decreased revenues from any loss of customers. If Investors Bancorp is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Investors Bancorp and The Bank of Princeton have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of Investors Bancorp’s or The Bank of Princeton’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Investors Bancorp to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Because the Market Price of Investors Bancorp Common Stock May Fluctuate, You Cannot Be Sure of the Value of the Merger Consideration That You Will Receive.

Upon completion of the merger, each share of The Bank of Princeton common stock will be converted into merger consideration consisting of shares of Investors Bancorp common stock and/or cash pursuant to the terms of the merger agreement. The value of the Investors Bancorp common stock portion of the merger consideration to be received by The Bank of Princeton stockholders will be based on the price of Investors Bancorp common stock immediately prior to the completion of the merger. Accordingly, at the time of The Bank of Princeton special meeting, The Bank of Princeton stockholders will not necessarily know or be able to calculate the value of the Investors Bancorp common stock they would receive upon completion of the merger.

Any change in the price of Investors Bancorp common stock prior to completion of the merger will affect the value of the Investors Bancorp common stock that a The Bank of Princeton stockholder will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

The Bank of Princeton’s Stockholders Will Be Unable to Sell Their Shares After Making Their Election.

The Bank of Princeton’s stockholders may elect to receive the merger consideration in the form of cash or stock. Stockholders making an election must send in their The Bank of Princeton stock certificates with their election form. During the time between when the election is made and the merger is completed, The Bank of Princeton stockholders will be unable to sell their The Bank of Princeton common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. The Bank of Princeton stockholders can shorten the period during which they cannot sell their shares by delivering their election form shortly before the close of the election period. However, elections received after the close of the election period will not be accepted or honored.

The Bank of Princeton’s Directors and Officers Have Interests in the Merger Besides Those of a Stockholder.

The Bank of Princeton’s executive officers negotiated the merger agreement with Investors Bancorp, and The Bank of Princeton board of directors approved the merger agreement and is recommending that The Bank of Princeton stockholders vote for the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that The Bank of Princeton’s executive officers and directors have various interests in the merger besides being The Bank of Princeton stockholders. See “Interests of Directors and Officers in the Merger.” These interests include:

•	the appointment of all of the current members of the board of directors at The Bank of Princeton to an advisory board to advise Investors Bank on The Bank of Princeton market area, deposit and lending activities and customer relationships. Each member of this advisory board will receive an annual fee of $25,000;

•	the termination of all outstanding The Bank of Princeton stock options and warrants, whether or not vested, with a cash payment to the stock option or warrant holder equal to: (i) the excess of $30.75 over the per share exercise price of the applicable option or warrant (which range from $10.00 to $22.00 per share), multiplied by (ii) the number of shares of The Bank of Princeton common stock that the holder could have purchased with the option or warrant if the holder had exercised the option or warrant immediately prior to the effective time of the merger;

•	severance payments that certain officers may receive if they are terminated involuntarily without cause within one year following the effective time of the merger, payable pursuant to the terms of the merger agreement;

•	the payment of $41,600 to each non-employee director of The Bank of Princeton in lieu of his or her 2016 annual grant of stock options under The Bank of Princeton 2012 Equity Incentive Plan; and

•	the rights of directors and officers of The Bank of Princeton to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies for six years after the merger.

Investors Bancorp May Not Receive Required Regulatory Approvals. Such Approvals May Be Subject to Adverse Regulatory Conditions.

Before the merger may be completed, various approvals or waivers must be obtained from, or notifications submitted to, the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay their receipt. Neither The Bank of Princeton nor Investors Bancorp can guarantee that it will receive all required regulatory approvals in order to complete the merger. In addition, some of the governmental authorities from whom those approvals must be obtained may impose conditions, terms, obligations or restrictions on the completion of the merger or require changes in the terms of the merger and such conditions, terms, obligations or restrictions may have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, neither Investors Bancorp nor The Bank of Princeton can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of any orders, decrees or injunction by any court or agency of competent jurisdiction that would enjoin or prohibit the completion of the merger.

Investors Bank Entered Into an Informal Agreement with the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance, Which May Adversely Affect Its Ability to Receive the Required Regulatory Approvals.

On August 12, 2016, Investors Bank agreed to enter into an informal agreement (“Informal Agreement”) with the FDIC and the New Jersey Department of Banking and Insurance (“NJDOBI”) with regard to Bank Secrecy Act (“BSA”) and Anti-Money Laundering (“AML”) compliance matters. Investors Bank agreed to 1) develop, adopt and implement a system of internal controls designed to ensure full compliance with BSA, 2) conduct a comprehensive validation of Investors Bank’s BSA/AML automated compliance system, and 3) develop, adopt and implement effective training programs relating to BSA. Investors Bank also agreed to review certain transactions and accounts for BSA and AML compliance and to establish a Compliance Committee of the Board.

Numerous actions have been taken or commenced by Investors Bank to strengthen its BSA and AML compliance practices, policies, procedures and controls. Investors Bank has enhanced its risk management and compliance programs through restructured reporting lines, improved technology and increased staff, including hiring senior personnel. The application filed by Investors Bank to acquire The Bank of Princeton remains under processing by the FDIC. Investors Bank believes that it will be able to demonstrate substantial compliance with the terms of the Informal Agreement and that, notwithstanding the Informal Agreement, regulatory approvals of The Bank of Princeton acquisition will be obtained, although no assurances can be provided that such approvals will be received or as to the timing of such approvals.

The fairness opinions obtained by The Bank of Princeton from its financial advisor will not reflect changes in circumstances subsequent to the date of the merger agreement.

The Bank of Princeton has obtained a fairness opinion dated as of May 3, 2016, from its financial advisor, Sandler O’Neill. The Bank of Princeton has not obtained, and will not obtain, an updated opinion as of the date of this proxy statement/prospectus from its financial advisor. Changes in the operations and prospects of Investors Bancorp or The Bank of Princeton, general market and economic conditions and other factors that may be beyond the control of Investors Bancorp and The Bank of Princeton, and on which the fairness opinion was based, may alter the value of The Bank of Princeton or the price of shares of Investors Bancorp common stock or The Bank of Princeton common stock by the time the merger is completed. The opinion does not speak to the time the merger will be completed or to any other date other than the date of such opinion. As a result, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that The Bank of Princeton received from Sandler O’Neill, please see “The Merger — Opinion of The Bank of Princeton’s Financial Advisor” beginning on page 42 of this proxy statement/prospectus.

The Merger Agreement Limits The Bank of Princeton’s Ability To Pursue Alternatives To The Merger.

The merger agreement contains terms and conditions that make it more difficult for The Bank of Princeton to sell its business to a party other than Investors Bancorp. The Bank of Princeton has agreed to take action necessary to convene and hold a meeting of stockholders of The Bank of Princeton to consider and vote upon the approval of the merger agreement and the merger as promptly as practicable following the execution of the merger agreement. Subject to certain limited exceptions, The Bank of Princeton’s board of directors is required to recommend such approval. The board of directors may, however, pursue certain bona fide written acquisition proposals, if and only to the extent that (i) the board of directors determines in good faith that such acquisition proposal, if accepted, is reasonably likely to be consummated and would result in a transaction more favorable to The Bank of Princeton’s stockholders from a financial point of view than the merger with Investors Bancorp, (ii) The Bank of Princeton promptly notifies Investors Bancorp of such proposals and the material terms of the proposals and (iii) the special meeting of stockholders of The Bank of Princeton has not yet occurred. If the board of directors determines that it desires to accept an acquisition proposal, determines in good faith that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, and determines that the proposal satisfies the criteria described above, The Bank of Princeton may terminate the merger agreement, subject to the obligation to pay a $6.4 million termination fee to Investors Bancorp.

Investors Bancorp required The Bank of Princeton to agree to these provisions as a condition to Investors Bancorp’s willingness to enter into the merger agreement. However, these provisions could discourage a third party that might have an interest in acquiring all or a significant part of The Bank of Princeton from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than the current proposed merger consideration, and the termination fee might result in a potential competing acquirer proposing to pay a lower per share price to acquire The Bank of Princeton than it might otherwise have proposed to pay.

The Bank of Princeton stockholders will have a reduced ownership percentage and voting interest after the merger and will exercise less influence over management.

The Bank of Princeton’s stockholders currently have the right to vote in the election of the board of directors of The Bank of Princeton and on certain other matters affecting The Bank of Princeton. When the merger occurs, each stockholder of The Bank of Princeton that receives shares of Investors Bancorp common stock will become a stockholder of Investors Bancorp with a percentage ownership of the combined organization that is much smaller than the stockholder’s current percentage ownership of The Bank of Princeton. Upon completion of the merger, the former The Bank of Princeton stockholders will own approximately         % of the outstanding shares of Investors Bancorp common stock.

Because of this, The Bank of Princeton’s stockholders will have less influence on the management and policies of Investors Bancorp than they now have on the management and policies of The Bank of Princeton.

The shares of Investors Bancorp common stock to be received by The Bank of Princeton stockholders as a result of the merger will have different rights from the shares of The Bank of Princeton common stock.

Upon completion of the merger, The Bank of Princeton stockholders who receive the stock consideration will become Investors Bancorp stockholders. Their rights as stockholders will be governed by Delaware corporate law and the certificate of incorporation and bylaws of Investors Bancorp. The rights associated with The Bank of Princeton common stock are governed by New Jersey banking law and the certificate of incorporation and bylaws of The Bank of Princeton and are different from the rights associated with Investors Bancorp common stock. See the section of this proxy statement/prospectus titled “Comparison of Stockholders’ Rights” beginning on page 78 for a discussion of the different rights associated with Investors Bancorp common stock.

The Bank of Princeton will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on The Bank of Princeton and consequently on Investors Bancorp. These uncertainties may impair The Bank of Princeton’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with The Bank of Princeton to seek to change existing business relationships with The Bank of Princeton. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Investors Bancorp. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Investors Bancorp, Investors Bancorp’s business following the merger could be harmed. In addition, the merger agreement restricts The Bank of Princeton from taking certain actions until the merger occurs without the consent of Investors Bancorp. These restrictions may prevent The Bank of Princeton from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Proposed Merger — Conduct of Business Pending the Merger” beginning on page 62 of this proxy statement/prospectus for a description of the restrictive covenants to which The Bank of Princeton is subject under the merger agreement.

If the merger is not completed, The Bank of Princeton will have incurred substantial expenses without realizing the expected benefits of the merger.

The Bank of Princeton has incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals and the approval of The Bank of Princeton’s stockholders. The Bank of Princeton cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have an adverse impact on The Bank of Princeton’s financial condition and results of operations on a stand-alone basis.

The federal income tax consequences of the merger for The Bank of Princeton stockholders will be dependent upon the merger consideration received.

The federal income tax consequences of the merger to you will depend upon the merger consideration you receive. In general, if you exchange your shares of The Bank of Princeton common stock solely for cash, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash you receive and your adjusted tax basis in your The Bank of Princeton common stock. If you receive solely Investors Bancorp common stock in exchange for your The Bank of Princeton common stock, you generally will not recognize any gain or loss for federal income tax purposes. However, you generally will have to recognize gain or loss in connection with cash received in lieu of fractional shares of Investors Bancorp common stock. If you receive a combination of cash and Investors Bancorp common stock in the transaction, you generally will not recognize loss but will recognize gain, if any, to the extent of any cash received. For a more detailed discussion of the federal income tax consequences of the transaction to you, see, “Material United States Federal Income Tax Consequences of the Merger” on page 72.

Risks Relating to Investors Bancorp’s Business

You should read and consider risk factors specific to Investors Bancorp’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Investors Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Investors Bancorp’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 88 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations and business of both Investors Bancorp and The Bank of Princeton, and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential” or other similar expressions. Such statements are based on current expectations and are subject to risks, uncertainties, and changes in condition, significance, value and effect. These risks include those discussed in the section entitled “Risks Related to the Merger” on page 21.

The ability of Investors Bancorp and The Bank of Princeton to predict results or the actual effects of their respective plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

•	difficulties in obtaining required stockholder and regulatory approvals for the merger;

•	an increase in competitive pressure among financial institutions or from non-financial institutions;

•	changes in the interest rate environment;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	changes in general economic conditions, either nationally or in some or all of the operating areas in which the combined company will be doing business, or conditions in securities markets or the banking industry;

•	a materially adverse change in the financial condition of Investors Bancorp or The Bank of Princeton;

•	uncertainty related to the transaction and contractual restrictions imposed on The Bank of Princeton and Investors Bancorp while the transaction is pending;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	difficulties related to the consummation of the merger and the integration of the businesses of Investors Bancorp and The Bank of Princeton;

•	lower than expected revenues following the merger; and

•	other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting operations, pricing and services.

Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The Bank of Princeton stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Investors Bancorp or The Bank of Princeton or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Investors Bancorp and The Bank of Princeton undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE BANK OF PRINCETON SPECIAL MEETING OF STOCKHOLDERS

This section contains information for The Bank of Princeton stockholders about the special meeting of stockholders that The Bank of Princeton has called to consider and approve the merger agreement.

Together with this document, The Bank of Princeton is also sending you a notice of The Bank of Princeton special meeting of stockholders and a form of proxy that is solicited by its board of directors. The special meeting of stockholders will be held on [                , 2016] at [             a.m.], local time, at [Special Meeting Location][Special Meeting Address]. This proxy statement/prospectus is first being mailed to stockholders of The Bank of Princeton on or about [                , 2016].

Matters to Be Considered

The purpose of The Bank of Princeton special meeting of stockholders is: (1) to vote on a proposal to approve the merger agreement, (2) to vote on a proposal to approve the merger-related executive compensation, and (3) to vote upon any other matters that may properly be submitted to a vote at The Bank of Princeton special meeting, including a proposal to adjourn or postpone The Bank of Princeton special meeting for the purpose, among others, of allowing additional time to solicit proxies.

Proxies

You may vote your shares of The Bank of Princeton in any one of four alternative ways:

•	By paper proxy card;

•	Telephonically;

•	Via the internet; or

•	In person at The Bank of Princeton stockholders’ meeting.

Please read the following instructions and vote by whatever method is most convenient for you:

Paper Proxy Card. Each copy of this document mailed to The Bank of Princeton stockholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at The Bank of Princeton special meeting, or at any adjournment or postponement of the meeting, regardless of whether you plan to attend The Bank of Princeton special meeting.

Voting by Telephone. If you wish to vote by telephone and you are a stockholder of record of The Bank of Princeton, use a touch-tone telephone to call toll-free                      and follow the instructions. If you vote by telephone, you must have your control number and proxy card available when you call.

Voting by the Internet. If you wish to vote through the Internet and you are a stockholder of record of The Bank of Princeton, you can access the web page at https://www.                         and follow the on-screen instructions. If you vote through the Internet, you must have your control number and proxy card available when you access the web page.

You can revoke your proxy at any time before the vote is taken at The Bank of Princeton special meeting. If your shares are held in “street name,” your broker will vote your shares on the proposal to approve the merger agreement only if you provide instructions to your broker on how to vote. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of The Bank of Princeton prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

The Bank of Princeton

183 Bayard Lane

Princeton, New Jersey 08540

Attention: Daniel O’Donnell,

Executive Vice President and General Counsel

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies received by The Bank of Princeton through this solicitation, that are not revoked, will be voted in accordance with your instructions on the proxy card. If you do not specify on your proxy card how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the merger agreement, “FOR” approval of the merger-related executive compensation, and in the discretion of the proxy holders with respect to any other business that properly comes before the special meeting. The Bank of Princeton board of directors is presently unaware of any other matters that may be presented for action at the special meeting. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, The Bank of Princeton intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. However, proxies that indicate a vote against approval of the merger agreement will not be voted in favor of adjourning or postponing the special meeting to solicit additional proxies.

The Bank of Princeton stockholders should NOT send stock certificates with their proxy cards. The Bank of Princeton stockholders will be sent election forms and instructions, at which time they will be requested to submit their stock certificates. The Bank of Princeton stockholders who do not make a timely or proper election will be mailed a transmittal form promptly following the completion of the merger with instructions on how to exchange their The Bank of Princeton stock certificates for the merger consideration.

Solicitation of Proxies

The Bank of Princeton is soliciting proxies and will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, The Bank of Princeton will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of The Bank of Princeton common stock and secure their voting instructions, if necessary. The Bank of Princeton will reimburse the record holders for their reasonable expenses in taking those actions. The Bank of Princeton has also made arrangements with                                  to assist it in soliciting proxies and have agreed to pay them a fee of $             plus reasonable expenses for these services. If necessary, The Bank of Princeton may use several of its regular employees, who will not be specially compensated, to solicit proxies from The Bank of Princeton stockholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

The Bank of Princeton board of directors has fixed the close of business on [                , 2016] as the record date for determining The Bank of Princeton stockholders entitled to receive notice of and to vote at The Bank of Princeton special meeting of stockholders. On [                , 2016],

shares of The Bank of Princeton common stock were outstanding and held by approximately              holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of The Bank of Princeton common stock is necessary to constitute a quorum at The Bank of Princeton special meeting of stockholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Approval of the merger agreement requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of The Bank of Princeton common stock entitled to vote at The Bank of Princeton special meeting. You are entitled to one vote for each share of The Bank of Princeton common stock you held as of the record date.

Because the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of The Bank of Princeton common stock entitled to vote at The Bank of Princeton special meeting is needed for The Bank of Princeton and Investors Bancorp to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote “AGAINST” the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote “AGAINST” the merger agreement. Accordingly, The Bank of Princeton board of directors urges The Bank of Princeton stockholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

Approval of the merger-related executive compensation proposal is determined by a majority of the votes cast. Broker non-votes and abstentions from voting will have no effect on this matter.

As of the record date, directors and executive officers of The Bank of Princeton and their affiliates had the right to vote              shares of The Bank of Princeton common stock, or approximately         % of the outstanding The Bank of Princeton common stock at that date. At the time the merger agreement with Investors Bancorp was signed, each director of The Bank of Princeton entered into a separate letter agreement with Investors Bancorp, pursuant to which, among other things, they agreed to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of approval of the merger agreement.

Voting Agreements

As of the record date, directors and executive officers of The Bank of Princeton and their affiliates had the right to vote [____] shares of The Bank of Princeton common stock, or [__]% of the outstanding common stock entitled to be voted at the special meeting. Each of the directors and the executive officers of The Bank of Princeton has agreed to vote all shares of The Bank of Princeton common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Recommendation of the Board of Directors

The Bank of Princeton board of directors has unanimously approved the merger agreement and the transactions contemplated in the merger agreement. The Bank of Princeton board of directors has determined that the merger agreement and the transactions contemplated in the merger agreement are advisable and in the best interests of The Bank of Princeton and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the non-binding proposal regarding the Merger-Related Executive Compensation.

See “Proposal I — The Proposed Merger — Recommendation of The Bank of Princeton Board of Directors and Reasons for the Merger” on page 37 for a more detailed discussion of The Bank of Princeton board of directors’ recommendation.

Voting at The Bank of Princeton Special Meeting

If you want to vote your shares of The Bank of Princeton common stock held in street name in person at The Bank of Princeton special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

THE BANK OF PRINCETON

The following table sets forth, as of June 30, 2016, certain information concerning the ownership of shares of The Bank of Princeton common stock by each person who is known by us to beneficially own more than five percent of the issued and outstanding shares, each of our directors, each named executive officer identified below in the section captioned “Executive Compensation,” and all directors and executive officers as a group.

Name	Number of Shares Beneficially Owned (1)	Percentage of Ownership (2)
Andrew M. Chon (3)	379,208	8.1%
Stephen Distler (4)	221,263	4.7%
Robert N. Ridolfi (5)	118,963	2.5%
Ross Wishnick (6)	83,263	1.8%
Richard Gillespie (7)	76,938	1.6%
Stephen Shueh (8)	70,438	1.5%
Judith Giacin (9)	43,938	*
Edward Dietzler (10)	92,600	1.9%
Douglas Conover (11)	43,050	*
Daniel O’Donnell (12)	16,250	*

All directors and executive officers as a group (13 persons) (13)	1,231,851	24.2%

*	Less than one percent (1%).
(1)	Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: voting power, which includes the power to vote, or to direct the voting of, our common stock; and/or, investment power, which includes the power to dispose, or to direct the disposition of, our common stock, is determined to be a beneficial owner of our common stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power. Shares beneficially owned include warrants and options to purchase shares, which are currently exercisable or which will be exercisable on or before August 29, 2016.
(2)	Based on 4,697,895 shares issued and outstanding as of June 30, 2016. Percentage calculations presume that the identified individuals or group exercises all of his, her or their respective warrants and options and that no other holders of warrants or options exercise their warrants or options.
(3)	Includes 158,375 shares with respect to which Mr. Chon shares voting and investment power, and options to purchase 8,000 shares.
(4)	Includes warrants and options to purchase 56,888 shares.
(5)	Includes options to purchase 20,500 shares.
(6)	Includes 1,875 shares with respect to which Mr. Wishnick shares voting and investment power, and options to purchase 22,500 shares.
(7)	Includes 6,250 shares with respect to which Mr. Gillespie shares voting and investment power, and warrants and options to purchase 14,750 shares.
(8)	Includes options to purchase 25,438 shares.
(9)	Includes options to purchase 26,938 shares.
(10)	Includes options to purchase 92,500 shares.
(11)	Includes options to purchase 37,550 shares.
(12)	Includes options to purchase 16,250 shares.
(13)	Includes warrants and options to purchase 400,254 shares.

INFORMATION ABOUT THE COMPANIES

Investors Bancorp, Inc.

Investors Bancorp, Inc. is a Delaware corporation that owns all of the outstanding common stock of Investors Bank, and as such, is a bank holding company subject to regulation by the Board of Governors of the Federal Reserve.

At June 30, 2016, Investors Bancorp had total assets of $21.72 billion, total loans of $17.41 billion, total deposits of $14.43 billion, and total stockholders’ equity of $3.13 billion. Investors Bancorp’s mailing address is 101 JFK Parkway, Short Hills, New Jersey 07078, and Investors Bancorp’s telephone number is (973) 924-5100.

Available Information. Investors Bancorp is a public company, and files interim, quarterly and annual reports with the Securities and Exchange Commission (“SEC”). Investors Bancorp common stock is listed on the NASDAQ Global Select Market under the symbol “ISBC.”

Investors Bank

Investors Bank is a New Jersey-chartered savings bank headquartered in Short Hills, New Jersey. Originally founded in 1926 as a New Jersey-chartered mutual savings and loan association, it has grown through acquisitions and internal growth, including de novo branching. In 1992, the charter was converted to a mutual savings bank and in 1997 the charter was converted to a New Jersey-chartered stock savings bank.

The Bank of Princeton

The Bank of Princeton is a New Jersey-chartered bank headquartered in Princeton, New Jersey established in 2007. At June 30, 2016, The Bank of Princeton had total assets of $1.01 billion, total loans of $809.3 million and total stockholders’ equity of $98.6 million. Additional financial information about The Bank of Princeton and its subsidiaries is included in Annex D to this proxy statement/prospectus.

Available Information. The Bank of Princeton files interim, quarterly and annual reports with the FDIC. These documents are also available on The Bank of Princeton’s website at https://thebankofprinceton.com under the Investor Relations tab.

PROPOSAL I — THE PROPOSED MERGER

The description of the merger and the merger agreement contained in this proxy statement/prospectus sets forth the material terms of the merger agreement; however, it does not purport to be complete. It is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement.

General

Pursuant to the merger agreement, The Bank of Princeton will merge with and into Investors Bank, a subsidiary of Investors Bancorp, with Investors Bank as the surviving entity. Outstanding shares of The Bank of Princeton common stock will be converted into the right to receive shares of Investors Bancorp common stock, cash or a combination of cash and stock. Cash will be paid in lieu of any fractional share of Investors Bancorp common stock. See “— Merger Consideration; Cash or Stock Election” below. As a result of the merger, the separate corporate existence of The Bank of Princeton will cease and Investors Bank will succeed to all of the rights and be responsible for all of the obligations of The Bank of Princeton.

The Bank of Princeton Background of the Merger

Since opening for business in April 2007, The Bank of Princeton has managed its capital through a stock offering in 2011 and controlled organic growth, primarily in its commercial loan portfolio. In addition, The Bank of Princeton’s board of directors has considered various strategic alternatives, including acquiring other depository institutions or branch offices or entering into a merger or acquisition transaction with a similarly sized or larger institution, and compared such alternatives to the option of continuing its ongoing operations as an independent community financial institution.

The Bank of Princeton’s board also periodically reviewed the competitive business environment, which it sees as very challenging, in its market area as well as merger and acquisition activity in the financial services industry in general and in its market area in particular.

The Bank of Princeton’s board of directors and management have also been aware in recent years of changes in the financial services industry and the regulatory environment as well as the competitive challenges facing a financial institution such as The Bank of Princeton. These challenges have included increasing government regulations, increasing expense burdens and commitments for technology and training, an interest rate environment which has resulted in a significant compression in the interest rate spread and margin, a deep and long recession followed by a slow economic recovery and the chances of another economic downturn in the near future, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products and services from financial institutions. The most concerning of these factors has been the significant regulatory and compliance burden for smaller community banks and the probability of an extended period of low interest rates and compressing margins.

In 2014, The Bank of Princeton’s board held several strategic planning meetings to evaluate its alternatives, and discussed these alternatives with its financial advisors. Based on such meetings and discussions, The Bank of Princeton’s board determined to maintain the status quo for one year so the Bank could continue to grow its balance sheet. In the first half of 2015, as The Bank of Princeton’s assets approached $1.0 billion, its board was interested in determining its market value. Towards this end, The Bank of Princeton engaged Sandler O’Neill on May 4, 2015. Throughout the summer of 2015, Sandler O’Neill reviewed a wide range of strategic alternatives with The Bank of Princeton’s board of directors, including a review of potential acquirors and merger partners, as well as a review of various new capital sources such as an initial public offering. The Bank of Princeton’s board spent significant time reviewing the operating profiles of potential buyers, the characteristics of the potential buyers’ common stock and the ability of certain banks to pay a fair control sale premium. Ultimately, the board concluded that a sale could be in the best interests of The Bank of Princeton’s stockholders and directed Sandler O’Neill to approach potential buyers.

In late August 2015, Sandler O’Neill contacted a group of thirteen potential buyers. Buyers were asked to review certain high level, publically available information. Nine institutions expressed interest in The Bank of Princeton based on this information and requested a confidentiality agreement to allow for additional, more detailed and confidential information to be provided on The Bank of Princeton. In early September, bidders were invited into an electronic data room, providing extensive information for their review. Bidding instructions were also provided and stated a deadline for bid submissions of September 18, 2015.

The Bank of Princeton received three indications of interest on September 18, 2015. Bidder 1 submitted a nonbinding letter with a range of $30.00 — $34.00 per share. Investors submitted a bid range of $30.00 — $32.00 per share. Bidder 3 submitted a bid ranging from $25.00 — $27.00 per share. The Bank of Princeton’s board chose to enter into exclusive discussions with Bidder 1. Over a four week period, The Bank of Princeton provided additional information through an electronic data room and access to management.

Upon completion of its diligence, Bidder 1 indicated that significant additional due diligence would be required to at a minimum determine further interest and suggested that their final offer would likely vary from their preliminary proposal. With Bidder 1’s potentially extensive delay and pricing uncertainty, The Bank of Princeton terminated discussions in mid-October to reassess its strategic alternatives.

Early January 2016, The Bank of Princeton’s board directed Sandler O’Neill to communicate with Investors that they were prepared to reengage in merger discussions. Investors was asked to reconfirm its proposal and clarify its due diligence process. Investors agreed to respond promptly and through a written proposal. Investors submitted a revised bid with a price of $33.00 per share on February 23, 2016. Over the course of the following month, Investors conducted off-site and on-site due diligence, including meetings with The Bank of Princeton’s management. On March 19, 2016, Investors submitted a revised bid with a price of $31.25 per share. The Bank of Princeton’s board approved moving forward with the proposed transaction at a price of 31.25 at its meeting on March 24, 2016. On March 29, 2016, Luse Gorman, PC, the legal counsel for Investors, provided Stevens & Lee, P.C., the legal counsel for The Bank of Princeton, with a draft of the merger agreement. Over the next two weeks, the parties, along with their legal counsel, negotiated the terms of the merger and the merger agreement and exchanged drafts of the merger agreement. During this time, certain members of the senior management team of Investors and The Bank of Princeton met to discuss due diligence items.

On April 10, 2016, The Bank of Princeton’s board held a special meeting at which its counsel, Stevens and Lee, was present. A copy of the merger agreement that had been negotiated to date had been sent to the members of the Board of Directors prior to the meeting. Representatives of Stevens & Lee reviewed in detail the terms of the merger agreement, and summarized the directors’ fiduciary duties, specifically in the context of a change of control.

On April 11, 2016, representatives of Stevens & Lee and Luse Gorman discussed proposed changes to the merger agreement being requested by The Bank of Princeton’s Board of Directors, and Stevens & Lee forwarded written comments to Luse Gorman.

On April 17, 2016, Investors notified The Bank of Princeton that Investors was terminating discussions between the parties based on its concerns after reviewing The Bank of Princeton’s Annual Report on Form 10-K for the year ended December 31, 2015, which had been filed with the FDIC on April 14, 2016. Specifically, Investors expressed concerns after reviewing the description of certain internal control issues described in the 10-K.

On April 20, 2016, representatives of Investors contacted representatives of The Bank of Princeton and advised them that Investors was interested in reopening merger negotiations at a reduced price. After negotiations, Investors proposed a final offer price of $30.75 per share.

The Bank of Princeton’s advisors, including Sandler O’Neill, engaged in negotiations of the other terms of the merger agreement with Investor’s advisors over the following week. On May 2, 2016, The Bank of Princeton, along with representatives of their respective legal and financial advisors, conducted on site due diligence at Investors, including interviews of the senior management team for Investors.

On May 3, 2016, a special meeting of The Bank of Princeton’s board of directors was convened and The Bank of Princeton’s legal and financial advisors participated in the meeting. The Bank of Princeton’s directors were notified of the results of the final diligence performed by the management team and their advisors. A copy of the merger agreement that had been negotiated to date, as well as certain ancillary documents, had been sent to the members of the Board of Directors on May 2, 2016. Representatives of Stevens & Lee reviewed in detail the terms of the merger agreement and the voting agreements to be entered into by the directors and senior management. Representatives of Stevens & Lee also discussed the proposed resolutions that the board would approve, and again summarized the directors’ fiduciary duties, specifically in the context of a change of control.

Sandler O’Neill made a presentation, a copy of which had been sent in advance to the directors, in which it summarized the transaction terms, the pricing metrics for the transaction and compared those against comparable merger transactions. Sandler O’Neill also presented several methodologies under which it arrived at valuations for The Bank of Princeton, including comparing The Bank of Princeton to comparable public companies, an analysis of the estimated net present value per share of The Bank of Princeton common stock, and a comparison of the pricing metrics for this transaction against comparable merger transactions. Sandler O’Neill also reviewed the pro forma company’s footprint and metrics about the transaction and the pro forma company. Its presentation included an overview of Investors, including Investor’s one and three-year historical stock price performance. Sandler O’Neill also presented several methodologies under which it arrived at valuations for Investors. Sandler O’Neill also made a presentation regarding the fairness of the proposed merger consideration to The Bank of Princeton’s stockholders from a financial point of view and delivered its written opinion, dated May 3, 2016, and subject to the limitations and qualifications set forth in the opinion, that the merger consideration was fair to The Bank of Princeton’s stockholders from a financial point of view.

Following these presentations and review and discussion among the members of The Bank of Princeton’s board of directors, including consideration of the factors described under “— The Bank of Princeton’s Reasons of the Merger” The Bank of Princeton’s board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger of The Bank of Princeton and Investors, were advisable and in the best interests of The Bank of Princeton and its stockholders and the directors unanimously voted to adopt the merger agreement and the transactions contemplated thereby and recommended that The Bank of Princeton’s stockholders approve the merger agreement.

Later that day, Investors Bancorp, Investors Bank and The Bank of Princeton signed the definitive merger agreement and made a public announcement.

Recommendation of The Bank of Princeton’s Board of Directors and Reasons for the Merger

In reaching the conclusion that the merger agreement is in the best interests of and advisable for The Bank of Princeton and its stockholders, and in approving the merger agreement, The Bank of Princeton’s board of directors consulted with senior management, its legal counsel and its financial advisor, and considered a number of factors including, among others, the following, which are not presented in order of priority:

•	the business strategy and strategic plan of The Bank of Princeton, its prospects for the future and projected financial results;

•	the consideration offered by Investors Bancorp, which, as of May 3, 2016, the date of the merger agreement, represented: 164% of The Bank of Princeton’s tangible book value per fully diluted share; 13.2x The Bank of Princeton’s trailing twelve-month earnings per share; and a 9.3% core deposit premium;

•	that, as of May 3, 2016, the transaction was estimated to be over 5% accretive from an earnings per share basis in the first full year after completion;

•	that after the merger, The Bank of Princeton stockholders who receive Investors Bancorp common stock in the merger will receive annual cash dividends from Investors Bancorp estimated to equal at least $0.63 per The Bank of Princeton share that is exchanged for Investors Bancorp common stock, based on the exchange ratio and Investors Bancorp’s current dividend policy;

•	the understanding of The Bank of Princeton’s board of directors of the strategic options available to The Bank of Princeton and the board of directors’ assessment of those options with respect to the prospects and estimated results of the execution by The Bank of Princeton of its business plan as an independent entity under various scenarios and the determination that none of those options or the execution of the business plan was more likely to create greater present value for The Bank of Princeton’s stockholders than the value to be paid by Investors;

•	the prospects of profitably deploying The Bank of Princeton’s capital in a reasonable period of time;

•	the challenges facing The Bank of Princeton’s management to grow The Bank of Princeton’s franchise and enhance stockholders value given current market conditions, including increased operating costs resulting from regulatory and compliance mandates, continued pressure on net interest margin from the current interest rate environment and competition;

•	the merger consideration offered by Investors equaled or exceeded the consideration that could reasonably be expected from other potential acquirers with apparent ability to consummate an acquisition of The Bank of Princeton;

•	the strong capital position of the combined company and the larger scale and more diverse revenue of the combined company;

•	the ability of Investors to pay the merger consideration and the relative value of the Investors currency compared to peers;

•	the historical ability of Investors to execute a merger transaction from a financial and regulatory perspective and its recent history of being able to successfully integrate merged institutions into its existing franchise;

•	the geographic fit and increased customer convenience of the expanded branch network of Investors;

•	Investors Bancorp’s business, operations, financial condition, asset quality, earnings and prospects, taking into account the results of The Bank of Princeton’s due diligence review of Investors, and information provided by The Bank of Princeton’s financial advisor;

•	the historical stock market performance for Investors Bancorp common stock;

•	the enhanced legal lending limit and an expanded set of products and services that could benefit The Bank of Princeton’s customers;

•	the greater market capitalization and increased trading liquidity of the common stock of Investors;

•	the terms of the merger agreement, including the representations, warranties and covenants of the parties, the merger consideration, the benefits to The Bank of Princeton’s employees and the absence of burdensome contingencies in the merger agreement;

•	the continued participation of The Bank of Princeton’s directors as an advisory board in the combined company to advise Investors Bank with respect to The Bank of Princeton’s market area, deposit and lending activities and customer relationships;

•	the financial analysis presented by Sandler O’Neill to The Bank of Princeton’s board of directors, and the opinion delivered to The Bank of Princeton’s board of directors by Sandler O’Neill to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the merger consideration to be received by the holders of common stock of The Bank of Princeton in the merger is fair, from a financial point of view, to such stockholders; and

•	the long-term and short-term interests of The Bank of Princeton and its stockholders, the interests of the employees, customers, creditors and suppliers of The Bank of Princeton, and community and societal considerations, including those of the communities in which The Bank of Princeton maintains offices.

The Bank of Princeton’s board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	the potential risk of diverting management attention and resources from the operation of The Bank of Princeton’s business and towards the completion of the merger;

•	the restrictions on the conduct of The Bank of Princeton’s business before the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent The Bank of Princeton from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of The Bank of Princeton absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating The Bank of Princeton’s business, operations and workforce with those of Investors;

•	the merger-related costs;

•	that the interests of certain of The Bank of Princeton’s directors and executive officers may be different from, or in addition to, the interests of The Bank of Princeton’s other stockholders as described under the heading “The Bank of Princeton’s Directors and Executive Officers Have Financial Interests in the Merger;”

•	the risk that the conditions to the parties’ obligations to complete the merger agreement may not be satisfied, including the risk that necessary regulatory approvals or The Bank of Princeton stockholders approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending Merger;

•	that: (1) The Bank of Princeton would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (2) The Bank of Princeton would be obligated to pay to Investors a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with The Bank of Princeton from pursuing such a transaction; and

•	the other risks described under the heading “Risk Factors.”

The foregoing discussion of the information and factors considered by the board of directors of The Bank of Princeton is not intended to be exhaustive, but includes the material factors considered by the board of directors of The Bank of Princeton. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of The Bank of Princeton did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors of The Bank of Princeton considered all these factors as a whole, including discussions with, and questioning of The Bank of Princeton’s management and The Bank of Princeton’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The Bank of Princeton stockholders should be aware that The Bank of Princeton’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other The Bank of Princeton stockholders. The board of directors of The Bank of Princeton was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the stockholders of The Bank of Princeton. See “— The Bank of Princeton’s Directors and Executive Officers Have Financial Interests in the Merger.”

This summary of the reasoning of the Board of Directors of The Bank of Princeton and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

The Bank of Princeton’s board of directors believes that the terms of the transaction are in the best interests of The Bank of Princeton and its stockholders and has unanimously approved the merger agreement. Accordingly, The Bank of Princeton’s board of directors unanimously recommends that The Bank of Princeton’s stockholders vote “FOR” approval and adoption of the merger agreement, “FOR” approval of certain compensation arrangements for the named executive officers of The Bank of Princeton in connection with the merger and “FOR” an adjournment of The Bank of Princeton special meeting, if necessary, to solicit additional proxies.

Investors Bancorp Board of Directors’ Reasons for the Merger

In reaching its decision to approve the merger agreement and the other transactions contemplated by the merger agreement, the Investors Bancorp board evaluated the merger agreement and the transactions in consultation with Investors Bancorp’s management, as well as Investors Bancorp’s legal counsel and financial advisor, and considered a number of factors in favor of the transaction, including the following material factors, which are not presented in order of priority:

•	each of Investors Bancorp’s, The Bank of Princeton’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;

•	the merger provides Investors Bancorp with an opportunity to expand into the demographically attractive Philadelphia market area while strengthening its current presence in the demographically attractive Mercer County market area;

•	the synergies potentially available in the proposed transaction which create the opportunity for Investors Bancorp to have superior future earnings and prospects compared to Investors Bancorp’s earnings and prospects on a stand-alone basis;

•	its review and discussions with Investors Bancorp’s management and its legal and financial advisors concerning the due diligence review of The Bank of Princeton;

•	the expectation of Investors Bancorp management that Investors Bancorp and Investors Bank will maintain their strong capital ratios upon completion of the transaction;

•	the potential risks associated with achieving anticipated cost synergies and successfully integrating The Bank of Princeton’s business, operations and workforce with those of Investors Bancorp;

•	Investors Bancorp’s past record of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions;

•	its review with its legal advisor, Luse Gorman, PC, of the merger agreement and other agreements, including the expected tax treatment, deal protection and termination fee provisions of the merger agreement;

•	the opinion, dated May 3, 2016, of KBW to the Investors Bancorp board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Investors Bancorp common stock of the merger consideration;

•	the potential risk of diverting management attention and resources from the operation of Investors Bancorp’s business and towards the completion of the merger and the integration of The Bank of Princeton; and

•	the possibility of litigation challenging the merger, and Investors Bancorp’s belief that any such litigation would be without merit.

The foregoing discussion of the information and factors considered by the Investors Bancorp board of directors is not intended to be exhaustive, but includes the material factors considered by the Investors Bancorp board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Investors Bancorp board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Investors Bancorp board of directors considered all these factors as a whole, including discussions with, and questioning of, Investors Bancorp’s senior management and Investors Bancorp’s advisors, and overall considered the factors to be favorable to, and to support its determination to approve entering into the merger agreement.

This explanation of Investors Bancorp’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Investors Bancorp’s board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding enhanced business prospects, anticipated cost savings and earnings accretion/dilution. The Investors Bancorp board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the transaction.

Opinion of The Bank of Princeton’s Financial Advisor

By letter dated May 4, 2015, The Bank of Princeton retained Sandler O’Neill to act as financial advisor to The Bank of Princeton’s board of directors in connection with The Bank of Princeton’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed Merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the May 3, 2016 meeting at which The Bank of Princeton’s board of directors considered and discussed the terms of the Merger Agreement and the Merger, Sandler O’Neill delivered to The Bank of Princeton’s board of directors its oral opinion, which was subsequently confirmed in writing, that, as of such date, the Merger Consideration was fair to the holders of The Bank of Princeton common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of The Bank of Princeton’s common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, regulatory, market and other conditions as they existed on, and the information made available to Sandler O’Neill as of, that date. Events occurring or information available after that date could materially affect its opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. The opinion was directed to The Bank of Princeton’s board of directors in connection with its consideration of the Merger and is directed only to the fairness of the Merger Consideration to the holders of The Bank of Princeton common stock from a financial point of view. Sandler O’Neill’s opinion does not constitute a recommendation to any holder of The Bank of Princeton’s common stock as to how such stockholders should vote with respect to the Merger or any other matter. Sandler O’Neill’s opinion does not address the underlying business decision of The Bank of Princeton to engage in the Merger or any other aspect of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for The Bank of Princeton or the effect of any other transaction in which The Bank of Princeton might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by The Bank of Princeton’s officers, directors or employees, or class of such persons, if any, relative to the merger consideration to be received by The Bank of Princeton’s common stockholders. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the Merger Agreement, dated May 3, 2016;

•	certain publicly available financial statements and other historical financial information of The Bank of Princeton that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Investors Bancorp that Sandler O’Neill deemed relevant;

•	internal financial projections for The Bank of Princeton for the years ending December 31, 2016 through December 31, 2019, as provided by the senior management of The Bank of Princeton;

•	publicly available mean analyst earnings per share estimates for Investors Bancorp for the years ending December 31, 2016 and December 31, 2017 and an estimated long-term net income growth rate for the years thereafter, as provided by the senior management of Investors Bancorp;

•	the pro forma financial impact of the Merger on Investors Bancorp based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and a core deposit premium, as well as financial projections for The Bank of Princeton for the years ending December 31, 2016 through December 31, 2018 with a long-term growth rate for the years thereafter, as provided by the senior management of Investors Bancorp;

•	the publicly reported historical price and trading activity for Investors Bancorp common stock, including a comparison of certain stock market information for Investors Bancorp common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial information for The Bank of Princeton and Investors Bancorp with similar institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the banking industry (on a regional basis), to the extent publicly available;

•	the current market environment generally and in the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of The Bank of Princeton the business, financial condition, results of operations and prospects of The Bank of Princeton and held similar discussions with certain members of the senior management of Investors Bancorp regarding the business, financial condition, results of operations and prospects of Investors Bancorp.

Sandler O’Neill, in performing its review, relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by The Bank of Princeton or Investors Bancorp or their respective representatives or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill further relied on the assurances of the respective managements of The Bank of Princeton and Investors Bancorp that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of The Bank of Princeton or Investors Bancorp or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of The Bank of Princeton or Investors Bancorp. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of The Bank of Princeton or Investors Bancorp, or the combined entity after the Merger and did not review any individual credit files relating to The Bank of Princeton or Investors Bancorp. Sandler O’Neill assumed, with The Bank of Princeton’s consent, that the respective allowances for loan losses for both The Bank of Princeton and Investors Bancorp were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for The Bank of Princeton for the years ending December 31, 2016 through December 31, 2019, as provided by the senior management of The Bank of Princeton. In addition, in preparing its analyses Sandler O’Neill used publicly available mean analyst earnings per share estimates for Investors Bancorp for the years ending December 31, 2016 and December 31, 2017 and an estimated long-term net income growth rate for the years thereafter, as provided by the senior management of Investors Bancorp. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and a core deposit premium, as well as financial projections for The Bank of Princeton for the years ending December 31, 2016 through December 31, 2018 with a long-term growth rate for the years thereafter, as provided by the senior management of Investors Bancorp. With respect to the foregoing information, the respective managements of The Bank of Princeton and Investors

Bancorp confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of The Bank of Princeton and Investors Bancorp and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they were based. Sandler O’Neill assumed that there had been no material change in The Bank of Princeton’s or Investors Bancorp’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that The Bank of Princeton and Investors Bancorp would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with The Bank of Princeton’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on The Bank of Princeton, Investors Bancorp or the Merger or any related transaction, (iii) the Merger and any related transaction would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the Merger would be consummated without The Bank of Princeton’s rights under Section 11.1.11 of the Agreement having been triggered, and (v) the Merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with The Bank of Princeton’s consent, Sandler O’Neill relied upon the advice that The Bank of Princeton received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement.

Sandler O’Neill’s analyses were necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of The Bank of Princeton Common Stock or Investors Bancorp Common Stock at any time or what the value of Investors Bancorp Common Stock would be once it is actually received by the holders of The Bank of Princeton Common Stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to The Bank of Princeton’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to The Bank of Princeton or Investors Bancorp and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or Merger transaction values, as the case may be, of The Bank of Princeton or Investors Bancorp and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the Merger Consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of The Bank of Princeton, Investors Bancorp and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to The Bank of Princeton’s board of directors at its May 3, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of The Bank of Princeton’s common stock or the prices at which The Bank of Princeton’s common stock or Investors Bancorp’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by The Bank of Princeton’s board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of The Bank of Princeton’s board of directors or management with respect to the fairness of the Merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed Merger. As described in the Merger Agreement, each share of The Bank of Princeton common stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, at the election of the holder thereof and in accordance with the procedures set forth in the Merger Agreement, either (i) $30.75 in cash (the “Cash Consideration”); (ii) 2.633 shares (the “Exchange Ratio”) of Investors Bancorp Common Stock (the “Stock Consideration”); or (iii) a combination thereof. Using Investors Bancorp’s common stock 10-day average closing price for the 10 trading days ending May 2, 2016 of $11.68 per share and based on 4,687,457 shares of The Bank of Princeton common stock, 663,786 options to acquire The Bank of Princeton common stock with a weighted average strike price of $15.32 and 72,000 warrants with a weighted average exercise price of $10.00 outstanding as of May 2, 2016, Sandler O’Neill calculated an implied aggregate transaction value of approximately $155.9 million. Based upon financial information for The Bank of Princeton as or for the twelve months ended March 31, 2016, Sandler O’Neill calculated the following implied transaction metrics:

Transaction price/ LTM Earnings per share:	13.2	x
Transaction price/ Tangible book value per basic share:	152%
Transaction price/ Tangible book value per fully diluted share:	164%
Tangible book premium/ Core deposits(1):	9.3%

(1)	Core deposits defined as total deposits less certificates of deposit greater than $100,000

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices of Investors Bancorp’s common stock for the one-year and three-year period ended May 2, 2016. Sandler O’Neill then compared the relationship between the movements in the price of Investors Bancorp’s common stock to movements in its peer group (as described on page 43) as well as certain stock indices.

Investors Bancorp’s One-Year Stock Performance

	Beginning Value May 2, 2015	Ending Value May 2, 2016
Investors Bancorp	100%	97.7%
Investors Bancorp Peer Group	100%	103.5%
SNL U.S. Bank and Thrift Index	100%	96.0%
SNL U.S. Thrift Index	100%	107.1%
NASDAQ Bank Index	100%	105.8%

Investors Bancorp’s Three-Year Stock Performance

	Beginning Value May 2, 2013	Ending Value May 2, 2016
Investors Bancorp	100%	151.1%
Investors Bancorp Peer Group	100%	132.5%
SNL U.S. Bank and Thrift Index	100%	128.3%
SNL U.S. Thrift Index	100%	135.7%
NASDAQ Bank Index	100%	139.1%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for The Bank of Princeton with a group of financial institutions selected by Sandler O’Neill. The Bank of Princeton peer group consisted of banks whose securities are publicly traded on the Nasdaq, NYSE or NYSE MKT exchanges, headquartered in the Mid-Atlantic region with most recent quarter total assets between $800 million and $1.3 billion, excluding announced merger targets (the “The Bank of Princeton Peer Group”). The Bank of Princeton Peer Group consisted of the following companies:

Orrstown Financial Services, Inc.	Howard Bancorp, Inc.
Citizens & Northern Corporation	Evans Bancorp, Inc.
Community Financial Corporation	Mid Penn Bancorp, Inc.
Clifton Bancorp Inc.	1st Constitution Bancorp
ACNB Corporation	Parke Bancorp, Inc.
Shore Bancshares, Inc.	First Bank
AmeriServ Financial, Inc.	Two River Bancorp
Unity Bancorp, Inc.	CB Financial Services, Inc.
Ocean Shore Holding Co.	Bancorp of New Jersey, Inc.

The analysis compared publicly available financial information for The Bank of Princeton with the corresponding data for The Bank of Princeton Peer Group as of or for the twelve months ended March 31, 2016 (unless otherwise noted), with pricing data as of May 2, 2016. The table below sets forth the data for The Bank of Princeton and the median and mean data for The Bank of Princeton Peer Group.

The Bank of Princeton Comparable Company Analysis

	The Bank of Princeton	The Bank of Princeton Peer Group Median	The Bank of Princeton Peer Group Mean
Total assets (in millions)	$1,035	$1,021	$1,038
Tangible common equity/Tangible assets	9.17%	9.12%	10.43%
Leverage ratio	9.10%	9.96%	11.28%
Total risk-based capital ratio	11.22%	14.29%	17.36%
LTM Return on average assets	1.10%	0.75%	0.77%
LTM Return on avg. equity	12.56%	6.94%	7.33%
LTM Net interest margin	3.86%	3.58%	3.53%
LTM Efficiency ratio	NA	66.70%	67.50%
Loan loss reserves/Gross loans	1.34%	1.10%	1.16%
Nonperforming assets(1)/Total assets	1.06%	1.07%	1.53%
Net charge offs/Average loans	NA	0.07%	0.17%
Price/Tangible book value	NA	108%	108%
Price/LTM Earnings per share	NA	15.0x	18.5x
Price/2016 Estimated earnings per share	NA	15.1x	14.3x
Price/2017 Estimated earnings per share	NA	12.9x	12.7x
Current dividend yield	NA	2.00%	2.40%
Market value (in millions)	NA	$98	$121

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Note: Financial data for Clifton Bancorp Inc. and Bancorp of New Jersey, Inc. is as of or for the period ended December 31, 2015. Certain financial data for Orrstown Financial Services, Inc., ACNB Corporation, Shore Bancshares, Inc., AmeriServ Financial, Inc., Ocean Shore Holding Co. and Parke Bancorp, Inc. is as of or for the period ended December 31, 2015.

Sandler O’Neill used publicly available information to perform a similar analysis for Investors Bancorp and a group of financial institutions as selected by Sandler O’Neill. The Investors Bancorp peer group consisted of nationwide banks and thrifts whose securities are publicly traded on the Nasdaq,

NYSE or NYSE MKT exchanges, with total assets between $15 billion and $25 billion, excluding merger targets and institutions headquartered in Puerto Rico (the “Investors Bancorp Peer Group”). The Investors Bancorp Peer Group consisted of the following companies:

Webster Financial Corporation	F.N.B. Corporation
BankUnited, Inc.	Texas Capital Bancshares, Inc.
Commerce Bancshares, Inc.	IBERIABANK Corporation
Umpqua Holdings Corporation	UMB Financial Corporation
Wintrust Financial Corporation	Fulton Financial Corporation
Hancock Holding Company	PrivateBancorp, Inc.
Prosperity Bancshares, Inc.	Bank of Hawaii Corporation
Valley National Bancorp	MB Financial, Inc.
TCF Financial Corporation	Western Alliance Bancorporation
PacWest Bancorp

The analysis compared publicly available financial information for Investors Bancorp with the corresponding data for the Investors Bancorp Peer Group as of or for the twelve months ended March 31, 2016 (unless otherwise noted), with pricing data as of May 2, 2016. The table below sets forth the data for Investors Bancorp and the median and mean data for the Investors Bancorp Peer Group.

Investors Bancorp Comparable Company Analysis

	Investors Bancorp	Investors Bancorp Peer Group Median	Investors Bancorp Peer Group Mean
Total assets (in millions)	$21,190	$21,031	$20,670
Tangible common equity/Tangible assets	14.75%	8.48%	8.32%
Leverage ratio	15.80%	9.00%	9.06%
Total risk-based capital ratio	21.45%	12.80%	13.00%
LTM Return on average assets	0.90%	0.97%	0.98%
LTM Return on avg. equity	5.44%	7.97%	8.66%
LTM Net interest margin	3.06%	3.34%	3.58%
LTM Efficiency ratio	52.40%	60.40%	59.30%
Loan loss reserves/Gross loans	1.26%	1.00%	1.00%
Nonperforming assets(1)/Total assets	0.57%	0.73%	0.80%
Net charge offs/Average loans	0.16%	0.11%	0.18%
Price/Tangible book value	120%	175%	187%
Price/LTM Earnings per share	20.3x	16.9x	17.0x
Price/2016 Estimated earnings per share	20.3x	15.5x	15.2x
Price/2017 Estimated earnings per share	17.8x	13.2x	13.6x
Current dividend yield	2.10%	2.30%	2.30%
Market value (in millions)	$3,745	$2,792	$3,060

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Note: Certain financial data for Webster Financial Corporation, Commerce Bancshares, Inc., Valley National Bancorp, TCF Financial Corporation, F.N.B. Corporation, IBERIABANK Corporation, UMB Financial Corporation, Fulton Financial Corporation, PrivateBancorp, Inc. and Investors Bancorp is as of or for the period ended December 31, 2015.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed a group of merger and acquisition transactions which consisted of transactions with U.S. headquartered targets announced between January 1, 2013 and May 2, 2016, involving targets with assets between $500 million and $2 billion, and with targets headquartered in New Jersey or the Eastern Pennsylvania counties of: Bradford, Susquehanna, Wayne, Sullivan, Wyoming, Lackawanna, Pike, Luzerne, Columbia, Montour, Monroe, Carbon, Northampton, Lehigh, Schuylkill, Berks, Lebanon, Lancaster, Chester, Delaware, Montgomery, Bucks and Philadelphia (the “Precedent Transactions”). The Precedent Transactions group was composed of the following transactions:

Acquiror	Target
OceanFirst Financial Corp.	Cape Bancorp Inc.
Univest Corp. of Pennsylvania	Fox Chase Bancorp Inc.
WSFS Financial Corp.	Penn Liberty Financial Corp.
Beneficial Bancorp Inc.	Conestoga Bank
Cape Bancorp Inc.	Colonial Financial Services
National Penn Bancshares Inc.	TF Financial Corp.
Bryn Mawr Bank Corp.	Continental Bank Holdings Inc.
Center Bancorp Inc.	ConnectOne Bancorp Inc.
Provident Financial Services	Team Capital Bank
Peoples Financial Services	Penseco Financial Services

Using then latest publicly available financial information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following multiples: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits, and one month market premium. Sandler O’Neill compared the indicated transaction metrics for the Merger to the median and mean metrics of the Precedent Transactions group.

	The Bank of Princeton/ Investors Bancorp	Precedent Transactions Group Median	Precedent Transactions Group Mean
Transaction price/ LTM Earnings per share	13.2x	19.2x	20.0x
Transaction price/ Tangible book value per share:	152%	150%	150%
Tangible book premium/ Core deposits(1):	9.3%	9.7%	9.8%
One month market premium:	NA	15.2%	20.2%

(1)	Core deposits defined as total deposits less certificates of deposit greater than $100,000.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of The Bank of Princeton common stock under two scenarios. The first scenario assumed The Bank of Princeton performed in accordance with internal financial projections for The Bank of Princeton for the years ending December 31, 2016 through December 31, 2019, as provided by the senior management of The Bank of Princeton (“The Bank of Princeton Management Scenario”). The second scenario assumed The Bank of Princeton performed in accordance with Investors Bancorp’s financial projections for The Bank of Princeton for the years ending December 31, 2016 through December 31, 2018 with an estimated long-term net income growth rate for the years thereafter, as provided by the senior management of Investors Bancorp (“Investors Bancorp Management Scenario”).

To approximate the terminal value of a share of The Bank of Princeton common stock at December 31, 2019 under both The Bank of Princeton Management Scenario and the Investors Bancorp Management Scenario, Sandler O’Neill applied price to 2019 earnings multiples ranging from 10.0x to 17.5x and multiples of December 31, 2019 tangible book value ranging from 100% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of The Bank of Princeton common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of The Bank of Princeton common stock of $22.50 to $46.52 when applying multiples of earnings and $19.79 to $35.08 when applying multiples of tangible book value to The Bank of Princeton Management Scenario and an imputed range of values per share of The Bank of Princeton common stock of $14.85 to $30.70 when applying multiples of earnings and $17.70 to $31.37 when applying multiples of tangible book value to the Investors Bancorp Management Scenario.

Earnings Per Share Multiples (The Bank of Princeton Management Scenario)

Discount Rate	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
10.0%	$26.58	$30.57	$34.55	$38.54	$42.53	$46.52
11.0%	$25.69	$29.55	$33.40	$37.26	$41.11	$44.96
12.0%	$24.84	$28.57	$32.30	$36.02	$39.75	$43.48
13.0%	$24.03	$27.63	$31.24	$34.84	$38.45	$42.05
14.0%	$23.25	$26.74	$30.22	$33.71	$37.20	$40.68
15.0%	$22.50	$25.87	$29.25	$32.62	$36.00	$39.37

Earnings Per Share Multiples (Investors Bancorp Management Scenario)

Discount Rate	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
10.0%	$17.54	$20.17	$22.80	$25.43	$28.06	$30.70
11.0%	$16.96	$19.50	$22.04	$24.59	$27.13	$29.67
12.0%	$16.39	$18.85	$21.31	$23.77	$26.23	$28.69
13.0%	$15.86	$18.24	$20.61	$22.99	$25.37	$27.75
14.0%	$15.34	$17.64	$19.94	$22.25	$24.55	$26.85
15.0%	$14.85	$17.07	$19.30	$21.53	$23.76	$25.98

Tangible Book Value Multiples (The Bank of Princeton Management Scenario)

Discount Rate	100%	110%	120%	130%	140%	150%
10.0%	$23.39	$25.72	$28.06	$30.40	$32.74	$35.08
11.0%	$22.61	$24.87	$27.13	$29.39	$31.65	$33.91
12.0%	$21.86	$24.04	$26.23	$28.41	$30.60	$32.79
13.0%	$21.14	$23.26	$25.37	$27.48	$29.60	$31.71
14.0%	$20.45	$22.50	$24.54	$26.59	$28.64	$30.68
15.0%	$19.79	$21.77	$23.75	$25.73	$27.71	$29.69

Tangible Book Value Multiples (Investors Bancorp Management Scenario)

Discount Rate	100%	110%	120%	130%	140%	150%
10.0%	$20.91	$23.00	$25.09	$27.18	$29.28	$31.37
11.0%	$20.21	$22.23	$24.26	$26.28	$28.30	$30.32
12.0%	$19.54	$21.50	$23.45	$25.41	$27.36	$29.32
13.0%	$18.90	$20.79	$22.68	$24.57	$26.47	$28.36
14.0%	$18.29	$20.12	$21.95	$23.78	$25.61	$27.43
15.0%	$17.70	$19.47	$21.24	$23.01	$24.78	$26.55

Sandler O’Neill also considered and discussed with The Bank of Princeton board of directors how these analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed similar analyses assuming The Bank of Princeton’s net income varied from 25% above projections to 25% below projections in both The Bank of Princeton Management Scenario and the Investors Bancorp Management Scenario. These analyses resulted in the following ranges of per share value for The Bank of Princeton common stock, applying the price to 2019 earnings multiples range of 10.0x to 17.5x referred to above and a discount rate of 13.99%.

Earnings Per Share Multiples (The Bank of Princeton Management Scenario)

Projection Variance	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
(25.0%)	$17.44	$20.06	$22.67	$25.29	$27.91	$30.52
(15.0%)	$19.77	$22.73	$25.70	$28.66	$31.63	$34.59
(5.0%)	$22.09	$25.41	$28.72	$32.03	$35.35	$38.66
0.0%	$23.26	$26.74	$30.23	$33.72	$37.21	$40.70
5.0%	$24.42	$28.08	$31.74	$35.41	$39.07	$42.73
15.0%	$26.74	$30.76	$34.77	$38.78	$42.79	$46.80
25.0%	$29.07	$33.43	$37.79	$42.15	$46.51	$50.87

Earnings Per Share Multiples (Investors Bancorp Management Scenario)

Projection Variance	10.0x	11.5x	13.0x	14.5x	16.0x	17.5x
(25.0%)	$11.51	$13.24	$14.96	$16.69	$18.42	$20.14
(15.0%)	$13.04	$15.00	$16.96	$18.91	$20.87	$22.83
(5.0%)	$14.58	$16.77	$18.95	$21.14	$23.33	$25.51
0.0%	$15.35	$17.65	$19.95	$22.25	$24.55	$26.86
5.0%	$16.11	$18.53	$20.95	$23.37	$25.78	$28.20
15.0%	$17.65	$20.30	$22.94	$25.59	$28.24	$30.89
25.0%	$19.18	$22.06	$24.94	$27.82	$30.69	$33.57

Sandler O’Neill also performed an analysis that estimated the net present value per share of Investors Bancorp common stock assuming that Investors Bancorp performed in accordance with publicly available mean analyst earnings per share estimates for Investors Bancorp for the years ending December 31, 2016 and December 31, 2017 as well as an estimated net income growth rate for the years thereafter, as provided by the senior management of Investors Bancorp. The analysis also assumes a regular cash dividend of $0.24 in 2016 and 2017 with a dividend payout ratio of 35% for the years ending December 31, 2018 and December 31, 2019. To approximate the terminal value of Investors Bancorp common stock at December 31, 2019, Sandler O’Neill applied price to 2019 earnings multiples ranging from 14.5x to 22.0x and multiples of December 31, 2019 tangible book value ranging from 130% to 230%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 11.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Investors Bancorp’s common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Investors Bancorp common stock of $9.03 to $15.12 when applying earnings multiples and $10.49 to $20.39 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	14.5x	16.0x	17.5x	19.0x	20.5x	22.0x
7.0%	$10.30	$11.27	$12.23	$13.19	$14.16	$15.12
8.0%	$9.96	$10.89	$11.82	$12.75	$13.69	$14.62
9.0%	$9.64	$10.54	$11.44	$12.34	$13.23	$14.13
10.0%	$9.33	$10.20	$11.07	$11.93	$12.80	$13.67
11.0%	$9.03	$9.87	$10.71	$11.55	$12.39	$13.23

Tangible Book Value Multiples

Discount Rate	130%	150%	170%	190%	210%	230%
7.0%	$11.97	$13.65	$15.34	$17.02	$18.71	$20.39
8.0%	$11.57	$13.20	$14.83	$16.45	$18.08	$19.71
9.0%	$11.20	$12.77	$14.34	$15.91	$17.48	$19.05
10.0%	$10.83	$12.35	$13.87	$15.39	$16.91	$18.43
11.0%	$10.49	$11.95	$13.42	$14.89	$16.36	$17.83

Sandler O’Neill also considered and discussed with The Bank of Princeton board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Investors Bancorp’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Investors Bancorp common stock, applying the price to 2019 earnings multiples range of 14.5x to 22.0x referred to above and a discount rate of 8.22%.

Earnings Per Share Multiples

Projection Variance	14.5x	16.0x	17.5x	19.0x	20.5x	22.0x
(25.0%)	$7.66	$8.35	$9.04	$9.73	$10.43	$11.12
(15.0%)	$8.55	$9.33	$10.12	$10.90	$11.69	$12.47
(5.0%)	$9.44	$10.32	$11.20	$12.07	$12.95	$13.83
0.0%	$9.89	$10.81	$11.74	$12.66	$13.58	$14.51
5.0%	$10.33	$11.30	$12.27	$13.24	$14.21	$15.18
15.0%	$11.23	$12.29	$13.35	$14.41	$15.48	$16.54
25.0%	$12.12	$13.28	$14.43	$15.58	$16.74	$17.89

In connection with its analyses, Sandler O’Neill considered and discussed with The Bank of Princeton board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the Merger, based on the following assumptions: (i) the Merger closes on December 31, 2016, and; (ii) 60% of The Bank of Princeton’s outstanding common stock is converted into the right to receive the number of shares of Investors Bancorp stock equal to the Exchange Ratio and 40% of the outstanding The Bank of Princeton common stock is converted into the right to receive the Cash Consideration. Sandler O’Neill also incorporated the following assumptions, as provided by Investors Bancorp’s senior management and its representatives: (a) financial projections for The Bank of Princeton for the years ending December 31, 2106 through December 31, 2018 with a long-term growth rate for the years thereafter, as provided by the senior management of Investors Bancorp; (b) purchase accounting adjustments consisting of (i) a credit mark on loans and (ii) a core deposit intangible asset; (c) estimated annual cost savings; (d) estimated, pre-tax, one-time transaction costs; and (e) an annual pre-tax opportunity cost of cash. The analysis indicated that the Merger could be accretive to Investors Bancorp’s estimated earnings per share in 2017 (excluding transaction expenses) and dilutive to estimated tangible book value per share at closing.

In connection with this analyses, Sandler O’Neill considered and discussed with The Bank of Princeton board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as financial advisor to The Bank of Princeton’s board of directors in connection with the Merger and will receive a transaction fee of 1.0% of the aggregate purchase price, which fee is contingent upon closing of the Merger. Sandler O’Neill also received a fee in an amount equal to $100,000 upon rendering its fairness opinion, which opinion fee will be credited in full towards the above-described transaction fee that will become due and payable to Sandler O’Neill on the day of closing of the Merger. The Bank of Princeton has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain claims and liabilities arising out of Sandler O’Neill’s engagement.

Sandler O’Neill did not provide any other investment banking services to The Bank of Princeton in the two years preceding the date of its opinion. As Sandler O’Neill previously advised The Bank of Princeton board of directors, Sandler O’Neill acted as joint book-running manager in connection with Investors Bancorp’s common stock offering in May 2014 for which Sandler O’Neill received a fee of approximately $5.6 million. In addition, in the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from or sell securities to Investors Bancorp or its affiliates. Sandler O’Neill may also actively trade the securities of Investors Bancorp or its affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Merger Consideration; Cash or Stock Election

Under the terms of the merger agreement, at the effective time of the merger each outstanding share of The Bank of Princeton common stock (other than dissenting shares and shares held by Investors Bancorp and The Bank of Princeton) will be converted into the right to receive, at the election of the holder of such share, either:

•	2.633 shares of Investors Bancorp common stock, assuming payment solely of Investors Bancorp common stock in exchange for a share of The Bank of Princeton common stock; or

•	$30.75 in cash (without interest), assuming payment solely of cash in exchange for a share of The Bank of Princeton common stock; or

•	a combination of cash plus Investors Bancorp common stock.

No fractional shares of Investors Bancorp common stock will be issued in connection with the merger. Instead, The Bank of Princeton stockholders will receive, without interest, a cash payment from Investors Bancorp equal to the fractional share interest they otherwise would have received, multiplied by the value of Investors Bancorp common stock. For this purpose, Investors Bancorp common stock will be valued at the average of its daily closing sales prices during the five consecutive trading days immediately preceding the completion date of the merger.

Based on the closing price of $11.58 per share of Investors Bancorp common stock on May 2, 2016, each share of The Bank of Princeton common stock that is exchanged solely for Investors Bancorp common stock would be converted into 2.633 shares of Investors Bancorp common stock having a value of $30.49. We cannot give you any assurance as to whether or when the merger will be completed, and you are advised to obtain current market quotations for Investors Bancorp common stock.

All elections by The Bank of Princeton stockholders are subject to the allocation and proration procedures described in the merger agreement. These procedures are intended to ensure that 60% of the outstanding shares of The Bank of Princeton common stock will be converted into the right to receive Investors Bancorp common stock, and the remaining outstanding shares of The Bank of Princeton common stock will be converted into the right to receive cash.

It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if The Bank of Princeton stockholders in the aggregate elect to receive more or less of Investors Bancorp common stock than Investors Bancorp has agreed to issue. These procedures are summarized below.

•	If Investors Bancorp common stock is oversubscribed: If The Bank of Princeton stockholders elect to receive more Investors Bancorp common stock than Investors Bancorp has agreed to issue in the merger, then all The Bank of Princeton stockholders who have elected to receive cash or who have made no election will receive cash for their The Bank of Princeton shares and all stockholders who elected to receive Investors Bancorp common stock will receive a pro rata portion of the available Investors Bancorp shares plus cash for those shares not converted into Investors Bancorp common stock.

•	If Investors Bancorp common stock is undersubscribed: If The Bank of Princeton stockholders elect to receive fewer shares of Investors Bancorp common stock than Investors Bancorp has agreed to issue in the merger, and

—	the number of shares as to which The Bank of Princeton stockholders have made no election is less than or equal to this shortfall, then all The Bank of Princeton stockholders who have elected to receive Investors Bancorp common stock or who have made no election will receive Investors Bancorp common stock, and all The Bank of Princeton stockholders who have elected to receive cash will receive a pro rata portion of the available cash consideration plus Investors Bancorp shares for those The Bank of Princeton shares not converted into cash; or if

—

the number of non-election shares is greater than the shortfall, then all The Bank of Princeton stockholders who have elected to receive Investors Bancorp common stock will receive Investors Bancorp common stock, all The Bank of Princeton stockholders who have elected to receive cash will receive cash, and all The Bank of Princeton stockholders who made no election will receive a pro rata portion of the remaining available cash consideration plus Investors Bancorp’s shares for those The Bank of Princeton shares not converted into cash.

Neither The Bank of Princeton nor Investors Bancorp is making any recommendation as to whether The Bank of Princeton stockholders should elect to receive cash or Investors Bancorp common stock in the merger. Each The Bank of Princeton stockholder must make his or her own decision with respect to such election.

No guarantee can be made that you will receive the amounts of cash or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive Investors Bancorp common stock or cash in amounts that vary from the amounts you elect to receive.

Treatment of The Bank of Princeton Stock Options and Warrants

Immediately prior to the effective time of the merger, holders of outstanding and unexercised options and warrants to purchase shares of The Bank of Princeton common stock will receive, in cancellation of the stock options or warrants, a cash payment in an amount equal to the number of shares provided for in each such stock option or warrant, multiplied by the difference between $30.75 and the exercise price of the relevant stock option or warrant, less applicable tax withholdings. Any out-of-the money stock options or warrants issued by The Bank of Princeton will be cancelled for non-consideration.

Election Procedures; Surrender of Stock Certificates

If you are a record holder of The Bank of Princeton common stock, an election form will be provided to you under separate cover at a later date. The election form will allow you to elect to receive cash, Investors Bancorp common stock, or a combination of cash and Investors Bancorp common stock, or to make no election with respect to the merger consideration that you wish to receive.

To make a valid election, you must submit a properly completed election form to [Exchange Agent], which will be acting as the exchange agent, on or before 5:00 p.m., New Jersey time, on the twentieth day following the mailing of the election form, unless The Bank of Princeton and Investors Bancorp mutually agree upon another deadline date; provided, however, that the election deadline must occur before the completion of the merger. [Exchange Agent] will act as exchange agent in the merger and in that role will process the exchange of The Bank of Princeton common stock certificates for cash and/or Investors Bancorp common stock. Shortly after the merger, the exchange agent will allocate cash and shares of Investors Bancorp common stock among The Bank of Princeton stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your The Bank of Princeton stock certificates after the merger is completed. Please do not forward your The Bank of Princeton stock certificates and election form with your proxy cards. Stock certificates and election forms should be returned to the exchange agent in accordance with the instructions contained in the election form that will be provided to you at a later date.

An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of The Bank of Princeton common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated. If you have a preference for receiving either Investors Bancorp common stock and/or cash for your The Bank of Princeton common stock, you should complete and return the election form. If you do not make an election, you will be allocated Investors Bancorp common stock and/or cash depending on the elections made by other The Bank of Princeton stockholders.

If stock certificates for The Bank of Princeton common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, The Bank of Princeton shares may be properly exchanged provided that:

1.	such exchanges are made by or through a member firm of the National Association of Securities Dealers, Inc., or another registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States;

2.	the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with the election form (delivered by hand, mail, telegram, telex or facsimile transmission); and

3.	the exchange agent receives, prior to the election deadline, the certificates for all exchanged The Bank of Princeton shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

The Bank of Princeton stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of The Bank of Princeton common stock designated as non-election shares.

The Bank of Princeton stockholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the institution holding their shares concerning how to make the election.

Investors Bancorp will deposit with the exchange agent the merger consideration representing Investors Bancorp’s common stock and cash to be issued to The Bank of Princeton stockholders in exchange for their shares of The Bank of Princeton common stock. Within five business days after the completion of the merger, the exchange agent will mail to The Bank of Princeton stockholders who do not submit election forms or who have revoked such forms a letter of transmittal, together with instructions for the exchange of their The Bank of Princeton stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of The Bank of Princeton common stock, together with the signed letter of transmittal, The Bank of Princeton stockholder shall be entitled to receive, as applicable: (i) certificate(s) representing a number of whole shares of Investors Bancorp common stock (if any) determined in accordance with the exchange ratio; or (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled; and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your The Bank of Princeton stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Investors Bancorp common stock into which your shares of The Bank of Princeton common stock have been exchanged. No interest will be paid or accrued to The Bank of Princeton stockholders on the cash consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of The Bank of Princeton common stock. The Bank of Princeton stock certificates presented for transfer will be canceled and exchanged for the merger consideration.

If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, [Exchange Agent] will send you instructions on how to provide evidence of ownership.

If any certificate representing shares of Investors Bancorp’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

Any portion of the cash or shares of Investors Bancorp common stock made available to the exchange agent that remains unclaimed by The Bank of Princeton stockholders for six months after the effective time of the merger will be returned to Investors Bancorp. Any The Bank of Princeton stockholder who has not exchanged shares of The Bank of Princeton common stock for the merger consideration in accordance with the merger agreement before that time may look only to Investors Bancorp for payment of the merger consideration for their shares and any unpaid dividends or distributions after that time. Nonetheless, Investors Bancorp, The Bank of Princeton, the exchange agent or any other person will not be liable to any The Bank of Princeton stockholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Employee Matters

Employee Benefit Plans. Investors Bancorp will review all The Bank of Princeton compensation and benefit plans to determine whether to maintain, terminate or continue such plans. In the event that any The Bank of Princeton compensation and benefit plan is frozen or terminated by Investors Bancorp, Investors Bancorp will use best efforts so that continuing employees of The Bank of Princeton will become eligible to participate in any employee benefit plan of Investors Bancorp or Investors Bancorp subsidiary of similar character to the extent that one exists, other than any Investors Bancorp or Investors Bancorp subsidiary non-qualified retirement plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement. Continuing employees will not be eligible to participate in any tax-qualified defined benefit plan of Investors Bancorp or Investors Bancorp subsidiary. Continuing employees of The Bank of Princeton who become participants in any Investors Bancorp or Investors Bancorp subsidiary compensation and benefit plan will, for purposes of determining eligibility for, and any applicable vesting periods of, such employee benefits only (and not for benefit accrual purposes) be given credit for service as an employee of The Bank of Princeton prior to the effective time of the merger, provided, however, that credit for prior service will be given under the Investors Bank Employee Stock Ownership Plan only for purposes of determining eligibility to participate in such plan and not for vesting purposes, and provided further, that credit for prior service will not be given under any tax-qualified defined benefit plan of Investors Bancorp or Investors Bancorp subsidiary.

The Bank of Princeton 401(k) Plan. The Bank of Princeton is required to take all necessary actions to terminate The Bank of Princeton 401(k) Plan immediately prior to the effective time of the merger. As soon as administratively practicable following the receipt of a favorable determination letter from the IRS on the termination of The Bank of Princeton 401(k) Plan, the account balances of all participants and beneficiaries in The Bank of Princeton 401(k) Plan will either be distributed or transferred to an eligible tax-qualified retirement plan or individual retirement account, as directed by each participant or beneficiary. Continuing employees may elect to roll over their The Bank of Princeton 401(k) Plan accounts (excluding loans) into the Investors Bank 401(k) Plan.

The Bank of Princeton Stock Benefit Plans. The Bank of Princeton is required to take all necessary actions to terminate its existing stock benefit plans, including all underlying award agreements, as of the effective time of the merger.

Severance Benefits. Any employee of The Bank of Princeton who is not a party to an employment agreement, change in control agreement or any severance arrangement providing for severance payments, whose employment is terminated involuntarily without cause within one year following the effective time shall receive a lump sum severance payment from Investors Bank equal to two weeks’ pay at the rate then in effect, for each full year of employment with The Bank of Princeton, with a minimum severance payment of four weeks, and up to a maximum of 26 weeks, provided that the employee enters into a release of claims against Investors Bancorp, Investors Bank and their affiliates in a form satisfactory to Investors Bancorp.

Retention Bonuses. Investors Bank and The Bank of Princeton have jointly established a retention bonus pool to be paid to certain designated employees of The Bank of Princeton, provided they remain continuously employed through their designated retention period.

Accrued Vacation. The Bank of Princeton shall terminate its vacation and/or paid time off policies immediately prior to the effective time of the merger. Any paid time off accrued or earned thereunder by an employee of The Bank of Princeton who does not become a full-time employee of Investors Bancorp or Investors Bank as of the effective time of the merger shall be paid out by The Bank of Princeton immediately prior to the effective time of the merger.

Charitable Foundation

Investors Bancorp and Investors Bank shall use their best efforts to cause the Investors Charitable Foundation, from time to time and over a period of three years following the Effective Time, to make contributions of not less than $1,000,000 in the aggregate to qualifying charitable and community organizations in the communities presently served by The Bank of Princeton.

Interests of The Bank of Princeton’s Directors and Officers in the Merger

Some members of The Bank of Princeton’s management and board of directors may have interests in the merger that are in addition to their interest as stockholders of The Bank of Princeton generally. The Bank of Princeton board of directors was aware of these interests and considered them in approving the merger agreement and the transactions contemplated by the merger agreement.

Share Ownership. On the record date for The Bank of Princeton Special Meeting, The Bank of Princeton’s directors and executive officers and their affiliates beneficially owned, in the aggregate,              shares of The Bank of Princeton common stock (not including shares that may be acquired upon the exercise of stock options or warrants), representing approximately         % of the outstanding shares of The Bank of Princeton common stock.

Stock Options and Warrants. Directors and executive officers hold outstanding stock option awards and warrants. The terms of the stock option awards provide for accelerated vesting of the stock options upon a change in control such as the merger. Under the terms of the Merger Agreement, immediately prior to the effective time of the merger, holders of outstanding and unexercised options and warrants to purchase shares of The Bank of Princeton common stock will receive, in cancellation of the stock options or warrants, a cash payment in an amount equal to the number of shares provided for in each such stock option or warrant, multiplied by the difference between $30.75 and the exercise price of the relevant stock option or warrant, less applicable tax withholdings. Any out-of-the money stock options or warrants issued by The Bank of Princeton will be cancelled for non-consideration.

Based on the equity holdings of The Bank of Princeton as of the record date, the estimated amounts that would be payable to The Bank of Princeton’s executive officers and non-employee directors for the settlement of their outstanding stock options and warrants are as follows:

Executive/Director of The Bank of Princeton	The Bank of Princeton Stock Options(#)	The Bank of Princeton Warrants(#)	Cash Payment($)
Edward J. Dietzler, President	99,900	—	1,696,685
Daniel O’Donnell, EVP, General Counsel and Chief Risk Officer	33,250	—	453,395
Douglas Conover, EVP and Chief Lending Officer	52,650	—	835,954
All other executive officers as a group (3 persons)	105,000	—	1,634,840
All non-employee directors as a group (6 persons)	184,264	18,750	3,258,221

Appointment to Advisory Boards. Effective as of the closing of the merger, Investors Bancorp shall establish an advisory board which will be comprised of current members of the board of directors of The Bank of Princeton. Each advisory board member will receive an annual fee of $25,000 for a period of not less than three years.

Severance Benefits. No executive officer is a party to an employment agreement, change in control agreement or separation agreement with The Bank of Princeton that provides a benefit on a termination of employment. As a result, under the merger agreement, if an executive officer’s employment is terminated without cause within one year following the effective time of the merger, Investors Bank will pay the executive officer a lump sum severance payment equal to two weeks’ pay at the rate then in effect, for each full year of employment with The Bank of Princeton, with a minimum severance payment of four weeks and up to a maximum of 26 weeks, provided the executive officer enters into a release of claims against Investors Bancorp and Investors Bank, their subsidiaries and affiliates in a form satisfactory to Investors Bancorp.

For an estimate of the amounts payable in connection with a qualifying termination employment following the merger to The Bank of Princeton’s named executive officers, see “Proposal I — The Proposed Merger — Merger-Related Executive Compensation for The Bank of Princeton’s Named Executive Officers” below.

Assuming the merger was completed and the executive officer experienced a qualifying termination of employment on November 1, 2016, the estimated amount of cash severance that would be payable to three other executive officers of The Bank of Princeton, as a group, is $122,780.

Additional Cash Compensation to the Directors. Under the merger agreement, each non-employee director of The Bank of Princeton was entitled to receive cash compensation of $41,600 in lieu of his or her annual grant of stock options under The Bank of Princeton 2012 Equity Incentive Plan, provided, however, that the cash compensation will be reduced to the extent necessary to avoid adverse tax consequences under Section 280G of the Code. These payments were made on June 23, 2016.

New Arrangements with The Bank of Princeton. Since the execution of the merger agreement, Investors Bancorp has engaged, and it expects to continue to engage, in discussions with certain of The Bank of Princeton’s executive officers about potential roles with the combined company after the consummation of the merger. There is at this time no assurance that those discussions will result in any additional agreements with Investors Bancorp or any Investors Bancorp subsidiary or, if so, what the terms and conditions of any such agreements would be.

Indemnification. Pursuant to the merger agreement, Investors Bancorp has agreed that, for a period of six years after the effective date of the merger, it will indemnify, defend and hold harmless each present and former officer or director of The Bank of Princeton or any of its subsidiaries against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments and amounts that are paid in settlement (with the approval of Investors Bancorp, which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of The Bank of Princeton or any of its subsidiaries if such action or proceeding pertains to any matter of fact arising, existing or occurring before the closing date of the merger to the fullest extent permitted under applicable law, The Bank of Princeton’s certificate of incorporation and bylaws, and Investors Bancorp’s certificate of incorporation and bylaws. Investors Bancorp will pay expenses in advance of the final disposition of any such action or proceeding to the fullest extent permitted under applicable law, provided that the person to whom such expenses are advanced agrees to repay such expenses if it is ultimately determined that such person is not entitled to indemnification.

Directors’ and Officers’ Insurance. Investors Bancorp has further agreed, for a period of six years after the effective date of the merger, to cause the persons serving as officers and directors of The Bank of Princeton immediately prior to the effective date of the merger to continue to be covered by The Bank of Princeton’s current directors’ and officers’ liability insurance policies (provided that Investors Bancorp may substitute policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than The Bank of Princeton’s current policies) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. Investors Bancorp is not required to spend more than 200% of the annual cost currently incurred by The Bank of Princeton for its insurance coverage.

Merger-Related Executive Compensation for The Bank of Princeton’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of The Bank of Princeton that is based on or otherwise relates to the merger. The merger-related compensation payable to these individuals is subject to a non-binding advisory vote of The Bank of Princeton stockholders, as described in “Proposal II — Merger-Related Executive Compensation.”

The table below sets forth the aggregate dollar value of the various elements of merger-related executive compensation that each named executive officer of The Bank of Princeton would receive that is based on or otherwise relates to the merger, assuming the following:

•	the effective time of the merger is November 1, 2016;

•	the employment of each named executive officer is terminated without cause at the effective time of the merger; and

The amounts shown below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in the proxy statement/prospectus. As a result, the actual amounts to be received by a named executive officer may differ materially from the amounts set forth below.

Merger-Related Executive Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Other ($)		Total ($)
Edward J. Dietzler	70,000	1,696,685	—	—	75,000	(3)	1,841,685
Daniel O’Donnell	19,040	453,395	—	—	—		472,435
Douglas Conover	54,712	835,954	—	—	—		890,666

(1)	Represents the cash severance that each named executive officer is eligible to receive under the merger agreement upon his qualifying termination event within 12 months following the merger. The foregoing cash severance benefit is a double trigger benefit because the payment is conditioned upon the named executive officer’s termination without cause within one year following a change in control, such as the merger. See “Interests of The Bank of Princeton’s Officers and Directors in the Merger—Severance Benefits” for further details.

(2)	Represents the receipt of cash, if any, related to the cancellation of stock options in an amount equal to the number of shares provided for in each such stock option, multiplied by the difference between $30.75 and the exercise price of the relevant stock option. Such payment is triggered upon the consummation of the merger and is not conditioned upon the termination of the named executive officer’s employment.

(3)	Represents $25,000 annual fee that will be paid to Mr. Dietzler for a period of at least three years following the closing of the merger for serving on The Bank of Princeton advisory board to be established by Investors Bancorp.

Conduct of Business Pending the Merger

The merger agreement contains various restrictions on the operations of The Bank of Princeton and Investors Bancorp before the effective time of the merger. In general, the merger agreement obligates The Bank of Princeton and Investors Bancorp to conduct their businesses in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises. In addition, The Bank of Princeton has agreed that, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, without the prior written consent of Investors Bancorp, which cannot be unreasonably withheld, conditioned or delayed, it will not, among other things:

•	change or waive any provision of its certificate of incorporation, charter or bylaws, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its certificate of incorporation or charter);

•	change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding The Bank of Princeton stock options or The Bank of Princeton warrants), issue any shares of The Bank of Princeton common stock that are held as “treasury shares” as of the date of the Merger Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under The Bank of Princeton Stock Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

•	enter into, amend in any material respect or terminate any material contract or agreement except in the ordinary course of business consistent with past practice;

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•	grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, or grant, or take any action to cause the accelerated vesting of, any stock option, or any other type of equity award to, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date of the Merger Agreement, (ii) the cash compensation paid to each outside director in lieu of the annual grant of stock options, and (iii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice.

•	hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except that The Bank of Princeton may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

•	enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•	merge or consolidate The Bank of Princeton or any The Bank of Princeton subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of The Bank of Princeton or any The Bank of Princeton subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between The Bank of Princeton, or any The Bank of Princeton subsidiary, and any other person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any The Bank of Princeton subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

•	sell or otherwise dispose of the capital stock of The Bank of Princeton or sell or otherwise dispose of any asset of The Bank of Princeton or of any The Bank of Princeton subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the Federal Home Loan Bank of New York and Atlantic Community Bankers Bank, subject any asset of The Bank of Princeton or of any The Bank of Princeton subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

•

take any action that would result in any of the representations and warranties of The Bank of Princeton set forth in the Merger Agreement becoming untrue in any material respect as of any date after the date of the Merger Agreement or in any of the conditions set forth in the Merger Agreement not being satisfied, except in each case as may be required by applicable law;

•	change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any bank regulator responsible for regulating The Bank of Princeton;

•	waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which The Bank of Princeton or any The Bank of Princeton subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

•	purchase any equity securities, purchase any non-agency securities, purchase mortgage-backed securities with collateral greater than an original term of 15 years, or with an average life greater than 5 years in the base case or 6 years in a 300 basis point immediate rate shock; purchase agency debt securities with terms greater than 3 years, or purchase any other security for its investment portfolio inconsistent with The Bank of Princeton’s or any The Bank of Princeton subsidiary’s current investment policy;

•	except for commitments issued prior to the date of the Merger Agreement which have not yet expired, and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit, letters of credit and loan participations) in an amount: in excess of $3.0 million for a commercial real estate loan; in excess of $500,000 for a commercial business loan; in excess of $1.0 million for a construction loan; in excess of $1.0 million for a residential loan; or in excess of $250,000 for a home equity line of credit. In addition, the prior approval of Investors Bancorp is required with respect to the foregoing: (i) any new loan or credit facility commitment with an initial risk rating of 6 or greater per The Bank of Princeton’s existing loan policies; (ii) any new loan or credit facility commitment secured by any property located outside of the State of New Jersey; Southeastern Pennsylvania, including Philadelphia, Pennsylvania; New York, New York; and Brooklyn, New York; and (iii) any new construction loan or credit facility that is on a speculative basis, provided however, that Investors Bancorp shall be deemed to have consented if no written response is provided within two business days of email or other delivery of a written request for consent to Investors Bancorp’s Chief Lending Officer;

•	enter into, renew, extend or modify any transaction with any affiliate; provided that Investors Bancorp shall have been deemed to have consented to any renewal, extension or modification of any transaction with an affiliate if Investors Bancorp does not object to any such proposed renewal, extension or modification within three business days of receipt by Investors Bancorp of a request by The Bank of Princeton to renew, extend or modify such a transaction along with all financial or other data that Investors Bancorp may reasonably request in order to evaluate the same;

•	enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	except for the execution of the Merger Agreement, and actions taken or which will be taken in accordance with the Merger Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

•	make any material change in policies in existence on the date of the Merger Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a bank regulator;

•	except for the execution of the Merger Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any The Bank of Princeton compensation and benefit plan;

•	except as previously disclosed to Investors Bancorp, make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date of the Merger Agreement and other than expenditures necessary to maintain existing assets in good repair;

•	purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•	sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Investors Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

•	undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by The Bank of Princeton of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date of the Merger Agreement;

•	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

•	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a materials of environmental concern;

•	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Investors Bancorp and, to the extent relating to post-closing employment, benefit or compensation information without the prior consent of Investors Bancorp (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of Investors Bancorp (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

•	take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or

•	agree to do any of the foregoing.

Investors Bancorp and Investors Bank also agreed that, without the prior written consent of The Bank of Princeton, they will not take any action that would:

•	adversely affect the ability of Investors Bancorp and The Bank of Princeton to obtain necessary regulatory approvals, or materially increase the period of time necessary to obtain the approvals;

•	adversely affect the ability of Investors Bancorp to perform its covenants and agreements under the merger agreement; or

•	result in the representation and warranties in the merger agreement not being true and correct, or in any of Investors Bancorp’s conditions in the merger agreement not being satisfied.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date; and each party’s agreement to use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization.

Representations and Warranties

The merger agreement contains a number of representations and warranties by Investors Bancorp and The Bank of Princeton regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger that are customary for a transaction of this kind. They include, among other things, representations as to:

•	the organization, existence, corporate power and authority and capitalization of each of the companies;

•	the absence of conflicts with or violations of law and various documents, contracts and agreements;

•	the absence of any event or circumstance which is reasonably likely to be materially adverse to the companies;

•	the absence of materially adverse litigation;

•	the accuracy of reports and financial statements filed with banking regulators or the Securities and Exchange Commission, as applicable;

•	required consents and filings with governmental entities and other approvals required for the merger;

•	the existence, performance and legal effect of certain contracts;

•	compliance with applicable laws;

•	the filing of tax returns, payment of taxes and other tax matters;

•	loan and investment portfolio matters;

•	labor and employee benefit matters; and

•	compliance with applicable environmental laws.

All representations, warranties and covenants of the parties, other than the covenants in specified sections which relate to continuing matters, shall terminate upon the closing of the merger.

Conditions to the Merger

The respective obligations of Investors Bancorp and The Bank of Princeton to complete the merger are subject to various conditions prior to the merger. The conditions include the following:

•	the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation of the merger and the expiration of all statutory waiting periods;

•	approval of the merger agreement by the affirmative vote of two-thirds (2/3) of the issued and outstanding shares of The Bank of Princeton;

•	the absence of any litigation, statute, law, regulation, injunction, order or decree which would enjoin or prohibit the merger;

•	the accuracy of the representations and warranties of the parties, and the performance by the parties of all agreements and covenants, set forth in the merger agreement;

•	the receipt of a tax opinion delivered by counsel to Investors Bancorp and reasonably acceptable to counsel for The Bank of Princeton to the effect that the merger will qualify as a tax-free reorganization under United States federal income tax laws;

•	obtaining any necessary third party consents;

•	listing with the NASDAQ Global Select Market of the Investors Bancorp common stock to be issued to The Bank of Princeton stockholders; and

•	no stop order being issued suspending the effectiveness of the Registration Statement of which this proxy statement/prospectus is a part.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Stockholder and regulatory approvals may not be legally waived.

Regulatory Approvals Required for the Merger

General. The Bank of Princeton and Investors Bancorp have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger, which will include the approvals of the Federal Deposit Insurance Corporation and New Jersey Department of Banking and Insurance. Investors Bancorp has filed the application or notice materials necessary to obtain these regulatory approvals. The merger cannot be completed without such approvals. Investors Bancorp and The Bank of Princeton cannot assure you that all of the required regulatory approvals will be obtained, when they will be received or whether there will be conditions in the approvals or any litigation challenging the approvals. Investors Bancorp and The Bank of Princeton also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds, or what the outcome will be if such a challenge is made.

Investors Bancorp and The Bank of Princeton are not aware of any material governmental approvals or actions that are required prior to the merger other than those described herein. Investors Bancorp and The Bank of Princeton presently contemplate that each will seek any additional governmental approvals or actions that may be required in addition to those requests for approvals currently pending; however, Investors Bancorp and The Bank of Princeton cannot assure you that any such additional approvals or actions will be obtained.

On August 12, 2016, Investors Bank agreed to enter into an Informal Agreement with the FDIC and the NJDOBI with regard to BSA and AML compliance matters. Investors Bank agreed to 1) develop,

adopt and implement a system of internal controls designed to ensure full compliance with BSA, 2) conduct a comprehensive validation of Investors Bank’s BSA/AML automated compliance system, and 3) develop, adopt and implement effective training programs relating to BSA. Investors Bank also agreed to review certain transactions and accounts for BSA and AML compliance and to establish a Compliance Committee of the Board.

Numerous actions have been taken or commenced by Investors Bank to strengthen its BSA and AML compliance practices, policies, procedures and controls. Investors Bank has enhanced its risk management and compliance programs through restructured reporting lines, improved technology and increased staff, including hiring senior personnel. The application filed by Investors Bank to acquire The Bank of Princeton remains under processing by the FDIC. Investors Bank believes that it will be able to demonstrate substantial compliance with the terms of the Informal Agreement and that, notwithstanding the Informal Agreement, regulatory approvals of The Bank of Princeton acquisition will be obtained, although no assurances can be provided that such approvals will be received or as to the timing of such approvals.

Federal Deposit Insurance Corporation. The merger is subject to approval by the Federal Deposit Insurance Corporation pursuant to the Federal Bank Merger Act.

The Federal Deposit Insurance Corporation may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Federal Deposit Insurance Corporation considers the financial and managerial resources of the companies and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Federal Deposit Insurance Corporation must take into account the record of performance of each company in meeting the credit needs of its entire communities, including low and moderate income neighborhoods, served by each company. Investors Bank has an outstanding CRA rating and The Bank of Princeton has a satisfactory CRA rating. The Federal Deposit Insurance Corporation also must consider the effectiveness of each company involved in the proposed transaction in combating money-laundering activities.

Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Investors Bancorp and Investors Bank for approval of the merger and authorizes the Federal Deposit Insurance Corporation to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Federal Deposit Insurance Corporation, within which period the Department of Justice may file objections to the merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of the Federal Deposit Insurance Corporation’s approval of the merger unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than the Federal Deposit Insurance Corporation, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Deposit Insurance Corporation regarding the merger’s competitive effects.

New Jersey Department of Banking and Insurance. The merger is subject to the approval of the New Jersey Department of Banking and Insurance under New Jersey law. In determining whether to approve such application, the New Jersey Department of Banking and Insurance may consider, among other factors whether the merger will be in the public interest and whether Investors Bank, the surviving bank in the merger, has the minimum capital stock and surplus required under the Banking Act.

No Solicitation

Until the merger is completed or the merger agreement is terminated, The Bank of Princeton has agreed that it, its subsidiaries, its officers and its directors will not:

•	directly or indirectly initiate, solicit, induce or knowingly encourage any inquiries or the making of any proposal to acquire The Bank of Princeton, whether by merger, acquisition of 25% or more of The Bank of Princeton’s capital stock or 25% or more of the assets of The Bank of Princeton or otherwise;

•	participate in any discussions or negotiations regarding any such acquisition proposal, or furnish or afford access to data relating to such acquisition proposal; or

•	enter into any agreement, agreement in principal or letter of intent with respect to any such other acquisition proposal.

The Bank of Princeton may, however, furnish information regarding The Bank of Princeton to, or enter into discussions or negotiations with, any person or entity in response to an unsolicited acquisition proposal by such person or entity if:

•	The Bank of Princeton’s board of directors determines in good faith, after consultation with its financial and legal advisors, that such unsolicited proposal, if consummated, is reasonably likely to result in a transaction more favorable to The Bank of Princeton’s stockholders from a financial point of view than the merger with Investors Bancorp;

•	The Bank of Princeton promptly notifies Investors Bancorp of such proposals or offers, the material terms of such inquiries, proposals or offers and the identity of the person making such inquiry, proposal or offer; and

•	The Bank of Princeton special meeting of stockholders has not yet occurred.

Termination; Amendment; Waiver

The merger agreement may be terminated prior to the closing, before or after approval by The Bank of Princeton’s stockholders, as follows:

•	by mutual written agreement of Investors Bancorp and The Bank of Princeton;

•	by either Investors Bancorp or The Bank of Princeton if the closing of the merger has not occurred on or before March 31, 2017, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	by Investors Bancorp or The Bank of Princeton if the stockholders of The Bank of Princeton do not approve the merger agreement;

•	by a non-breaching party if the other party materially breaches any covenants, agreements, representations or warranties contained in the merger agreement, if such breach has not been cured within thirty days after written notice from the terminating party;

•	by either party if any required regulatory approvals for consummation of the merger are not obtained or any court or other governmental authority issues a final order or other action prohibiting the merger;

•	by either party if any condition to the obligation of such party to complete the merger cannot be satisfied or fulfilled by March 31, 2017;

•	by Investors Bancorp if The Bank of Princeton shall have received a “superior proposal,” as defined in the merger agreement, and The Bank of Princeton shall have entered into an acquisition agreement with respect to the superior proposal or fails to recommend that the stockholders of The Bank of Princeton approve the merger agreement, modifies or qualifies such recommendation in a manner which is adverse to Investors Bancorp; or

•	by The Bank of Princeton in order to accept a superior proposal, as defined in the merger agreement, which has been received and considered by The Bank of Princeton in compliance with the applicable terms of the merger agreement.

If the merger agreement is terminated, under either of the latter two scenarios described above, The Bank of Princeton shall pay to Investors Bancorp a fee of $6.4 million. The fee would also be payable to Investors Bancorp if The Bank of Princeton enters into a merger agreement with a third party within nine months of the termination of the merger agreement by Investors Bancorp, due to a willful breach by The Bank of Princeton or the failure of the stockholders of The Bank of Princeton to approve the merger agreement after The Bank of Princeton’s receipt of a third party acquisition proposal.

Additionally, The Bank of Princeton may terminate the merger agreement if, at any time during the five business-day period commencing on the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of this merger have been received (disregarding any waiting period) (the “Determination Date”) if both of the following conditions are satisfied:

•	the number (the “Investors Ratio) obtained by dividing the average of the daily closing sales prices of a share of Investors Bancorp common stock for the five consecutive trading days immediately preceding the Determination Date (the “Investors Bancorp Market Value”) by $11.68, as adjusted if Investors Bancorp declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between May 3, 2016 and the Determination Date, is less than $9.344; and

•	the Investors Ratio is less than the number obtained by dividing the average closing value of the KBW Regional Bank Index for the five consecutive trading days ending on the trading day immediately preceding the Determination Date (the “Final Index Price”) by the closing value of the KBW Regional Bank Index on the trading day immediately preceding May 3, 2016 (the “Index Ratio”) minus 0.20.

If The Bank of Princeton elects to exercise its termination right as described above, it must give prompt written notice to Investors Bancorp. During the five business-day period commencing with its receipt of such notice, Investors Bancorp shall have the option to increase the consideration to be received by the holders of The Bank of Princeton common stock by adjusting the exchange ratio from 2.633 to equal the lesser of one of the following amounts: (x) a number obtained by dividing (A) the product of $11.68, the exchange ratio then in effect and the Index Ratio minus 0.20 by (B) the Investors Bancorp Market Value or (y) a number obtained by multiplying (A) the quotient obtained by dividing $11.68 by the Investors Bancorp Market Value, and (B) the product of the exchange ratio then in effect and 0.80. If Investors Bancorp so elects to increase the exchange ratio within such five-day period, it shall give prompt written notice to The Bank of Princeton of such election and the revised exchange ratio, and the merger agreement will remain in effect in accordance with its terms (except that the exchange ratio will have been so modified.)

Because the formula is dependent on the future price of Investors Bancorp’s common stock and that of the KBW Regional Bank Index, it is not possible to determine what the adjusted exchange ratio would be at this time, but, in general, the ratio would be increased and, consequently, more shares of Investors Bancorp common stock issued, to take into account the extent of the decline in the value of

Investors Bancorp’s common stock as compared to the changes in the value of the KBW Regional Bank Index.

The parties may amend the merger agreement at any time before or after approval of the merger agreement by The Bank of Princeton stockholders. However, after such approval, no amendment may be made without the approval of The Bank of Princeton’s stockholders if it reduces the amount or value, or changes the form of, the merger consideration to be delivered to The Bank of Princeton stockholders pursuant to the merger agreement.

The parties may waive any of their conditions to closing, unless they may not be waived under law.

Management and Operations After the Merger

Upon closing of the merger among The Bank of Princeton and Investors Bancorp, The Bank of Princeton will be merged into Investors Bank and the separate existence of The Bank of Princeton will cease. The directors and officers of Investors Bancorp and Investors Bank immediately prior to the merger will continue as directors and officers of Investors Bancorp and Investors Bank after the merger. Upon the closing of the merger, The Bank of Princeton directors will be appointed directors of an advisory board.

Effective Date of Merger

The parties expect that the merger will be effective late in the fourth quarter of 2016 or in the first quarter of 2017 or as soon as possible after the receipt of all regulatory and stockholder approvals and all regulatory waiting periods expire. The merger will be legally completed by the filing of a certificate of merger with the New Jersey Department of Banking and Insurance. If the merger is not consummated by March 31, 2017, either The Bank of Princeton or Investors Bancorp may terminate the merger agreement, unless the failure to consummate the merger by this date is due to the breach by the party seeking to terminate the merger agreement of any of its obligations under the merger agreement. See “— Conditions to the Merger” above.

Under the terms of the merger agreement, the certificate of incorporation and bylaws of Investors Bank will be the certificate of incorporation and bylaws of the combined entity which will retain the name of Investors Bank. Investors Bancorp, as the resulting entity, will continue to operate under the policies, practices and procedures currently in place. All assets and property owned by The Bank of Princeton shall immediately become the property of Investors Bancorp. Investors Bancorp does not currently anticipate closing any branches of either bank relating to the merger. The net result of the merger will be a greater number of branches and a stronger presence in existing markets. Investors Bancorp will also recognize cost savings through consolidation of back office functions.

Public Trading Markets

Investors Bancorp common stock is listed on the NASDAQ Global Select Market under the symbol “ISBC.” The Bank of Princeton common stock is not traded on any established market. The shares of Investors Bancorp common stock issued pursuant to the merger agreement will be traded on the NASDAQ Global Select Market.

The shares of Investors Bancorp common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any stockholder who may be deemed to be an affiliate of The Bank of Princeton, as discussed in “— Resale of Investors Bancorp Common Stock” on page 75.

Investors Bancorp may from time to time repurchase shares of Investors Bancorp common stock and purchase shares of The Bank of Princeton common stock, and, if consented to by Investors Bancorp, The Bank of Princeton may from time to time repurchase shares of The Bank of Princeton common stock and purchase shares of Investors Bancorp common stock.

Investors Bancorp and The Bank of Princeton Dividend Policies

Investors Bancorp currently pays a quarterly cash dividend of $0.06 per share, which is expected to continue, although the Investors Bancorp board of directors may change this dividend policy at any time. The Bank of Princeton does not currently pay a cash dividend.

Investors Bancorp stockholders will be entitled to receive dividends when and if declared by the Investors Bancorp board of directors out of funds legally available for dividends. The Investors Bancorp board of directors will periodically consider the payment of dividends, taking into account Investors Bancorp’s financial condition and level of net income, Investors Bancorp’s future prospects, economic conditions, industry practices and other factors, including applicable banking laws and regulations.

Fees and Expenses

Investors Bancorp and The Bank of Princeton will each pay its own costs and expenses in connection with the merger agreement and the transactions contemplated thereby except for the payment by The Bank of Princeton to Investors Bancorp of a termination fee in certain circumstances, as described above.

In addition, if either party willfully breaches the merger agreement, such party will be liable for all damages, costs and expenses sustained by the other party as a result of such breach.

Material United States Federal Income Tax Consequences of the Merger

General. The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of The Bank of Princeton common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the United States Department of the Treasury and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of The Bank of Princeton common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a The Bank of Princeton stockholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a The Bank of Princeton stockholder who received The Bank of Princeton common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person who has a functional currency other than the U.S. dollar; or

•	a The Bank of Princeton stockholder who holds The Bank of Princeton common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds The Bank of Princeton common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

The Bank of Princeton stockholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws.

Opinion Conditions. It is a condition to the obligations of Investors Bancorp and The Bank of Princeton that they each receive an opinion, dated as of the effective time of the merger, from Luse Gorman, PC, legal counsel to Investors Bancorp, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code based upon customary representations made by Investors Bancorp and The Bank of Princeton. In the opinion of Luse Gorman, PC, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the tax consequences described below. This opinion of counsel will be given in reliance on facts and representations contained in representation letters provided by Investors Bancorp, Investors Bank and The Bank of Princeton and on customary assumptions. This opinion is not binding on the Internal Revenue Service or any court. Investors Bancorp and The Bank of Princeton have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger and, as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Accordingly, each The Bank of Princeton stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. In addition, because a The Bank of Princeton stockholder may receive a mix of cash and stock despite having made a cash election or stock election, it will not be possible for holders of The Bank of Princeton common stock to determine the specific tax consequences of the merger to them at the time of making the election.

Tax Treatment of the Entities. Investors Bancorp and The Bank of Princeton have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code such that no gain or loss will be recognized by Investors Bancorp or The Bank of Princeton as a result of the merger.

Tax Consequences of the Merger Generally to the Holders of The Bank of Princeton Common Stock. The U.S. federal income tax consequences are as follows:

•	Exchange Solely for Investors Bancorp Common Stock. No gain or loss will be recognized by a The Bank of Princeton stockholder receiving solely shares of Investors Bancorp common stock in exchange for shares of The Bank of Princeton common stock pursuant to the merger (except for cash received in lieu of fractional shares, as discussed below);

•	Exchange Solely for Cash. Gain or loss will be recognized by a The Bank of Princeton stockholder receiving solely cash in exchange for shares of The Bank of Princeton common stock equal to the difference between the amount of cash received and such stockholder’s tax basis in The Bank of Princeton surrendered in the exchange for the cash;

•	Exchange for Investors Bancorp Common Stock and Cash. Gain (but no loss) will be recognized by a The Bank of Princeton stockholder who receives shares of Investors Bancorp common stock and cash in exchange for shares of The Bank of Princeton common stock pursuant to the merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Investors Bancorp common stock and cash received exceeds such stock holder’s cost basis in The Bank of Princeton common stock surrendered, or (2) the amount of cash received in the merger (except with respect to any cash received in lieu of fractional shares, as discussed below);

•	The aggregate basis of the Investors Bancorp common stock received in the merger will be the same as the aggregate basis of The Bank of Princeton common stock for which it is exchanged, decreased by the amount of cash received in the merger (except with respect to any cash received in lieu of fractional shares, as discussed below), decreased by any basis attributable to cash received in lieu of fractional shares of Investors Bancorp common stock, and increased by the amount of gain recognized on the exchange; and

•	The holding period of Investors Bancorp common stock received in exchange for shares of The Bank of Princeton common stock will include the holding period of The Bank of Princeton common stock for which it is exchanged.

If a The Bank of Princeton stockholder acquired different blocks of The Bank of Princeton common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of The Bank of Princeton common stock, and the cash and Investors Bancorp common stock received will be allocated pro rata to each such block of common stock. In addition, such stockholder’s basis and holding period in its shares of Investors Bancorp common stock may be determined with reference to each block of The Bank of Princeton common stock exchanged.

Gain that a The Bank of Princeton stockholder recognizes in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such stockholder has held (or is treated as having held) its The Bank of Princeton common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of The Bank of Princeton common stock is generally taxed at preferential rates.

Additional Considerations — Recharacterization of Gain as a Dividend. If a holder of The Bank of Princeton common stock receives Investors Bancorp common stock and cash pursuant to the merger, the gain recognized may be treated as having the effect of a distribution of a dividend under Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income instead of a capital gain. For purposes of this determination, a The Bank of Princeton stockholder will be treated as if the stockholder first exchanged all of its The Bank of Princeton common stock solely for Investors Bancorp common stock (instead of cash or a combination of Investors Bank common stock and cash actually received) and then Investors Bancorp immediately redeemed a portion of that Investors Bancorp common stock in the exchange for the cash the stockholder received in the merger. The gain recognized in the exchange followed by the deemed redemption will be treated as a capital gain (and not dividend income), if with respect to The Bank of Princeton stockholder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a The Bank of Princeton stockholder if (1) The Bank of Princeton stockholder owns less than 50% of the total combined voting power of all classes of stock of Investors Bancorp entitled to vote; and (2) if taking into account constructive ownership rules, The Bank of Princeton stockholder’s percentage ownership in Investors Bancorp after the merger is less than 80% of what the holder’s percentage ownership would have been if the holder received Investors Bancorp common stock rather than cash in the merger (i.e., stock ownership in Investors Bancorp decreases by more than 20% following the merger). Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a The Bank of Princeton stockholder will depend on the stockholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in The Bank of Princeton stockholder’s deemed percentage ownership of Investors Bancorp common stock after the merger (which also takes into account the constructive ownership rules). The IRS has indicated that a minority stockholder whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the stockholder has any reduction in its percentage stock ownership under the foregoing analysis.

Because the possibility of dividend treatment depends primarily upon holder’s particular circumstances, including the application of the constructive ownership rules, holders of The Bank of Princeton common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of Investors Bancorp Common Stock. A The Bank of Princeton stockholder who receives cash instead of a fractional share of Investors Bancorp common stock will generally be treated as having received the fractional share pursuant to the merger and then having sold that fractional share of Investors Bancorp common stock for cash. As a result, a The Bank of Princeton stockholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share interest as set forth above, notwithstanding the dividend rules discussed above.

Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of The Bank of Princeton common stock or other payee is entitled pursuant to the merger, unless the stockholder or other payee provides its tax identification number (social security number or employer identification number) and certifies that the number is correct. Each The Bank of Princeton stockholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the election form transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Investors Bancorp and the exchange agent.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge The Bank of Princeton stockholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Resale of Investors Bancorp Common Stock

Shares of Investors Bancorp common stock received by The Bank of Princeton stockholders in the merger will be registered under the Securities Act of 1933 and will be freely transferable.

This proxy statement/prospectus does not cover resales of Investors Bancorp `common stock received by any person who may be deemed to be an affiliate of The Bank of Princeton or Investors Bancorp.

Accounting Treatment

The accounting principles to this transaction as described in Financial Accounting Standards Board Accounting Standards Codification 805 (“ASC 805”) provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: a) identifying the acquirer; b) determining the acquisition date, c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquire; and d) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Investors Bancorp will record at fair value the identifiable assets acquired and the liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

Rights of Dissenting Stockholders

Under the Banking Act, stockholders of The Bank of Princeton have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of The Bank of Princeton common stock instead of the merger consideration. The Bank of Princeton stockholders electing to do so must comply with the statutory provisions relating to dissenters’ rights in order to perfect their dissenters’ rights. A copy of the applicable statutory provisions are attached as Annex C of this document.

Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A The Bank of Princeton stockholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

The following is intended as a brief summary of the material provisions of the New Jersey banking law procedures that a The Bank of Princeton stockholder must follow in order to dissent from the merger and obtain payment of the fair value of his or her shares of The Bank of Princeton common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the statutory provisions relating to dissenters’ rights, the full text of which appears in Annex C of this proxy statement/prospectus. The Bank of Princeton is notifying each of the holders of record of its capital stock as of [                , 2016] that dissenters’ rights are available and intends that this proxy statement/prospectus constitutes this notice.

If you are a The Bank of Princeton stockholder and you wish to exercise your dissenters’ rights, you must satisfy the following:

You must serve a written notice of dissent: You must serve a written notice of dissent from the merger agreement at the principal office of The Bank of Princeton no later than the third day prior to The Bank of Princeton special meeting of stockholders. Delivery of the notice of dissent may be made by registered mail or in person by you or your agent.

You must not vote for approval of the merger agreement: You must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your dissenters’ rights.

You must make a written demand for dissenters’ rights: You must deliver a written demand for dissenters’ rights to the principal office of The Bank of Princeton within 30 days after the filing of the merger agreement with the New Jersey Department of Banking and Insurance following The Bank of Princeton special meeting of stockholders where the merger agreement was approved by stockholders. This written demand for dissenters’ rights must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for dissenters’ rights. Delivery of the demand for payment may be made by registered mail or in person by you or your agent.

If you are a The Bank of Princeton stockholder who elects to exercise dissenters’ rights, you may mail or deliver a written demand to: The Bank of Princeton, 183 Bayard Lane, New Jersey 08540, Attention: Daniel O’Donnell, Executive Vice President and General Counsel.

The written demand for dissenters’ rights should state that the stockholder is demanding payment of the value of the stockholder’s shares and may specify the stockholder’s name, mailing address and the number of shares of common stock owned. Investors Bancorp may within ten days of receipt of the demand for dissenters’ rights offer to pay the stockholder an amount for his shares that in the opinion of Investors Bancorp does not exceed the amount which would be paid if The Bank of Princeton liquidated as of the filing of the merger agreement with the New Jersey Department of Banking and Insurance following the special meeting of stockholders.

If a stockholder fails to accept the offer from Investors Bancorp or if no offer is made, the stockholder must within three weeks after the receipt of the offer from Investors Bancorp or within three weeks after the demand was made if no offer was made by Investors Bancorp, initiate an action in New Jersey Superior Court. Investors Bancorp has no obligation to file this action, and if you do not file this action within the above time frame, you will lose your dissenters’ rights.

The court will appoint a board of three appraisers to determine the value of the shares of all stockholders who are party to the action. In determining such fair value, the appraisers may take into account all relevant factors, including hearing evidence from the parties and upon such determination will file a report in the Superior Court where the determination of any two of the appraisers will control. Either party may appeal the ruling to the Superior Court within ten days of the filing of the appraisers’ report and the Superior Court will issue a final ruling. Investors Bancorp will then pay the dissenting stockholders of The Bank of Princeton the judicially determined value of The Bank of Princeton shares plus a judicially determined interest rate. Investors Bancorp will be responsible for paying the fees of the appraisers.

Stockholders considering seeking dissenters’ rights for their shares should note that the fair value of their shares determined under New Jersey banking law could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

IF YOU FAIL TO STRICTLY COMPLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR DISSENTERS’ RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR DISSENTERS’ RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

The Bank of Princeton Stock Trading and Dividend Information

The common stock of The Bank of Princeton is not traded on any established market. There were approximately              stockholders of record on [                , 2016], the most recent practicable date before the printing of this document.

Investors Bancorp Stock Trading and Dividend Information

Investors Bancorp common stock is listed on the NASDAQ Global Select Market under the symbol “ISBC.” The following table sets forth the high and low sales prices for a share of Investors Bancorp common stock and cash dividends paid per share for the periods indicated. As of [                , 2016] there were              shares of Investors Bancorp common stock issued and outstanding, and approximately              stockholders of record.

For the Year Ended December 31, 2016	High	Low	Dividends Paid Per Share
Third quarter (through [ , 2016])	$	$	$
Second quarter	$12.00	$10.67	$0.06
First quarter	$12.37	$10.77	$0.06

Year Ended December 31, 2015	High	Low	Dividend Paid Per Share
Fourth quarter	$13.13	$11.99	$0.05
Third quarter	$12.59	$11.27	$0.05
Second quarter	$12.72	$11.55	$0.05
First quarter	$11.98	$10.70	$0.10	(1)

Year Ended December 31, 2014	High	Low	Dividend Paid Per Share
Fourth quarter	$11.36	$9.54	$0.04
Third quarter	$11.21	$10.00	$0.04
Second quarter	$11.19	$10.19	$0.02
First quarter	$11.26	$9.68	$0.02

(1)	Included a special dividend of $0.05 per share.

On May 2, 2016 the business day immediately preceding the public announcement of the merger, the closing price of Investors Bancorp common stock as reported on the NASDAQ Global Select Market was $11.58 per share. On [                , 2016] the closing price of Investors Bancorp common stock was $             per share.

Payment of dividends by Investors Bancorp on its common stock is subject to various regulatory restrictions and guidelines. Because substantially all of the funds available for the payment of dividends are derived from Investors Bank, future dividends will depend on the earnings of Investors Bank, its financial condition, its need for funds, applicable governmental policies and regulations, and other such matters as the board of directors deems appropriate. A discussion of the restrictions on Investors Bancorp’s dividend payments is included in Part I, Item 1 Business, Regulation of Investors Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015; see “Where You Can Find More Information” on page 88 of this proxy statement/prospectus.

Comparison of Stockholders’ Rights

Investors Bancorp is incorporated under the laws of the State of Delaware and The Bank of Princeton is incorporated under the banking laws of the State of New Jersey. Accordingly, Delaware law governs the rights of Investors Bancorp stockholders and New Jersey law governs the rights of The Bank of Princeton stockholders. As a result of the merger, The Bank of Princeton stockholders who receive shares of Investors Bancorp common stock will become stockholders of Investors Bancorp. Thus, following the merger, the rights of The Bank of Princeton stockholders who become Investors Bancorp stockholders will be governed by the laws of the State of Delaware and will also then be governed by the Investors Bancorp certificate of incorporation and bylaws. The Investors Bancorp certificate of incorporation and bylaws will be unaltered by the merger.

The following is a summary comparison of certain rights of an Investors Bancorp stockholder under the Investors Bancorp certificate of incorporation and the Investors Bancorp bylaws (left column) and the rights of a The Bank of Princeton stockholder under The Bank of Princeton certificate of incorporation and The Bank of Princeton bylaws (right column). The summary set forth below is not intended to provide a comprehensive summary of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Investors Bancorp certificate of incorporation and Investors Bancorp bylaws, and The Bank of Princeton certificate of incorporation and The Bank of Princeton bylaws. Please see “Where You Can Find More Information” on page 88.

Investors Bancorp	The Bank of Princeton

Authorized Capital Stock

1.0 billion shares of common stock par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share. As of [ , 2016], there were shares of Investors Bancorp common stock issued and outstanding and no shares of preferred stock issued and outstanding. In addition, there were outstanding options to purchase Investors Bancorp common stock.	10 million shares of common stock, par value $5.00 per share, and no shares of preferred stock. As of [ , 2016], there were shares of The Bank of Princeton common stock issued and outstanding. In addition, there were outstanding options and outstanding warrants to purchase Investors Bancorp common stock.

Number of Directors

The number of directors of Investors Bancorp shall be such number as designated by a majority of the whole board of directors from time to time. The board of directors is divided into three classes and one class is elected per annual meeting, on a rotating basis. There are currently 12 directors.	The number of directors of The Bank of Princeton must be not less than five and not more than 25. All directors are elected at each annual meeting. There are currently seven directors.

Stock Ownership Requirement

Investors Bancorp’s directors are not subject to any stock ownership requirement. However, Investors Bancorp’s Stock Ownership Guidelines, an internal corporate governance best practice, provide that its directors are required to maintain a minimum investment in Investors Bancorp common stock.	Each director of The Bank of Princeton must own not less than $500 par value of unpledged shares of the capital stock of the bank.

Vacancies and Newly Created Directorships

Vacancies are filled by a majority vote of the directors then in office, even if less than a quorum. The director who fills any such vacancy holds office for the remainder of the term of the class to which they were appointed.	Any vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the stockholders. Any directorship to be filled by reason of an increase in the number of directors between annual meetings may be filled by appointment by the board of directors for a term of office continuing only until the next election of directors by the stockholders, provided that, between annual meetings, the board of directors may not increase the size of the board by more than two directors.

Special Meetings of the Board of Directors

Special meetings of the board of directors may be called by the chairman, the vice chairman, the president, and a majority of the whole board of directors.	Special meetings of the board of directors may be called by the following officers in the order named, with those following having such authority only in the absence of all preceding: chairman, president, chairman of the Executive Committee, chairman of the Loan Committee, and chairman of the Asset/Liability-Investment Committee; or by three directors.

Removal of Directors

Directors may be removed from office only for cause, by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of common stock of Investors Bancorp.	Directors may be removed from office only by operation of law under the New Jersey Banking Act if a director ceases to be the owner of qualifying shares, within thirty days after his election or appointment he or she fails to subscribe the required oath of office, or if he or she defaults for thirty days in payment of an undisputed obligation to the bank.

Indemnification of Officers and Directors

Investors Bancorp indemnifies its current and former directors and officers to the fullest extent permitted by Delaware law, pursuant to which a corporation may indemnify officers and directors against expenses and liability incurred in any proceeding involving such person in their capacity as an officer or director, so long as the individual acted in good faith, reasonable manner and, in the case of a criminal proceeding, had no reason to believe their conduct was unlawful.

Investors Bancorp must indemnify an officer or director to the extent they are successful on the merits or otherwise in defending such an action.

Delaware law also provides that a company may pay expenses incurred in advance of the final disposition of the proceeding provided the company receives from the individual a written undertaking to repay the advanced amounts if it is ultimately determined that the individual was not entitled to be indemnified. A similar standard for indemnification applies in an action by or in the right of the corporation, except that indemnification only

The Bank of Princeton has the power to indemnify a corporate agent against expenses incurred in connection with any proceeding involving such person in their capacity as a corporate agent, if (i) in a proceeding other than by or in the right of the bank, such person acted in a good faith, reasonable manner and, in a criminal proceeding, had no reason to believe their conduct was unlawful, or (ii) in a proceeding by or in the right of the bank, if such person acted in a good faith, reasonable manner and is not adjudged to be liable for negligence or misconduct, unless and to the extent the presiding court determines indemnification would be proper.

The Bank of Princeton must indemnify a corporate agent against expenses incurred to the extent that the corporate agent is successful on the merits or otherwise in defending such a proceeding.

extends to expenses incurred in defense of such a proceeding and except that, where the individual has been found liable to the company, indemnification must be approved by the court.

Limitation of Liability of Officers and Directors

A director of Investors Bancorp will not be personally liable to the corporation or stockholders for breach of fiduciary duty as a director, except for (i) a breach of the duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a breach involving an unlawful payment of a dividend or unlawful stock purchase or redemption under Delaware law, or (iv) a breach involving a transaction from which the director derived an improper personal benefit.	Pursuant to The Bank of Princeton’s certificate of incorporation, directors and officers (so long as and to the extent permitted by New Jersey law) of the bank will not be personally liable to the bank or stockholders for their breach of any duty owed to the bank or stockholders, except for a breach relating to an act or omission (i) in violation of the duty of loyalty to the bank or stockholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such officer or director of an improper personal benefit.

Special Meetings of Stockholders

Special meetings of the stockholders may be called by the chairman of the board, the Chief Executive Officer, President, or by a majority of the whole board of directors. Written notice of a special meeting must be provided not less than 10 nor more than 60 days before the date of the meeting.	Special meetings of the stockholders may be called by the board of directors, the chairman, the president, or by the holders of not less than 50% of all outstanding shares of the common stock of The Bank of Princeton. Notice of a special meeting must be provided by mail not less than 10 nor more than 60 days before the date of the meeting.

Stockholder Nominations and Proposals

Nominations for candidates for election as director and proposals of business to be brought before an annual meeting may be made by any stockholder who is a stockholder of record on the record date for the meeting and is entitled to vote at the meeting. To make a nomination or proposal, a stockholder must deliver a notice, containing the items specified by Investors Bancorp’s certificate of incorporation, to the corporate secretary at least 90 days prior to the date of the meeting, provided that if the date of the annual meeting is advanced or delayed by more than 30 days from the date of the prior year’s meeting, the notice must be delivered within 10 days following the announcement of the date of the meeting.	Nominations for candidates for election as director and proposals of business to be brought before an annual meeting may be made by any stockholder who is a stockholder of record on the record date for the meeting and is entitled to vote at the meeting. To make a nomination or proposal, a stockholder must deliver a notice, meeting the requirements of The Bank of Princeton’s bylaws, (i) not less than 90 days before the date of the meeting, in the case of nominations, and (ii) not less than 90 and not more than 150 days before the date of the meeting, in the case of business proposals.

Voting Rights

Investors Bancorp stockholders are generally entitled to one vote per share. However, Investors Bancorp’s certificate of incorporation limits the voting rights of stockholders holding in excess of 10% of the outstanding shares of common stock of Investors Bancorp.	The Bank of Princeton Stockholders are generally entitled to one vote per share.

Vote Required

Under Delaware law, corporate actions generally require the approval of a majority of the outstanding shares of common stock of a corporation, except that directors are elected by a plurality. However, pursuant to Investors Bancorp’s certificate of incorporation, approval of at least 80% of the outstanding shares of common stock is required to remove a director or alter Investors Bancorp’s bylaws, and the approval of at least 85% of the outstanding shares of common stock is required to amend certain provisions of Investors Bancorp’s certificate of incorporation.	Under New Jersey law, corporate actions generally require the approval of a majority of the outstanding shares of common stock of a corporation, except that directors are elected by a plurality. However, New Jersey banking law provides that certain corporate actions, including, but not limited to, amendments to a bank’s certificate of incorporation, adoption of an equity compensation plan and mergers or other consolidations, are subject to the affirmative vote of the holders of at least two-thirds of the outstanding stock of the bank.

Dissenters’ Rights

Delaware law permits stockholders to dissent from a merger or consolidation transaction and obtain payment of the fair value of their shares, if they follow statutorily defined procedures. However, appraisal rights do not apply if (i) the shares are listed on a national securities exchange or the Nasdaq Global Market or are held by 2,000 or more holders of record, or (ii) the shares are being exchanged for shares of a surviving corporation, which shares are listed on a national securities exchange or the Nasdaq Global Market or held of record by more than 2,000 holders.	New Jersey banking law provides for dissenters’ rights, which give The Bank of Princeton stockholders the right to obtain an appraisal of the value of their shares of The Bank of Princeton common stock in connection with a merger.

Description of Capital Stock of Investors Bancorp

Investors Bancorp is authorized to issue 1.0 billion shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share. At [                , 2016], there were              shares of Investors Bancorp common stock issued and outstanding. Investors Bancorp has no outstanding shares of preferred stock. Each share of Investors Bancorp common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

The common stock of Investors Bancorp represents nonwithdrawable capital, is not an account of an insurable type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Investors Bancorp may pay dividends out of statutory surplus or from net earnings if, as and when declared by its board of directors. The payment of dividends by Investors Bancorp is subject to limitations that are imposed by law and applicable regulations. The holders of common stock of Investors Bancorp will be entitled to receive and share equally in dividends as may be declared by the board of directors of Investors Bancorp out of funds legally available for the payment of dividends. If Investors Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of Investors Bancorp have exclusive voting rights in Investors Bancorp. They elect Investors Bancorp’s board of directors and act on other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock is entitled to one vote per share and may not cumulate votes in the election of directors. The Certificate of Incorporation provides that stockholders who beneficially own in excess of 10% of the then outstanding shares of common stock of Investors Bancorp are not entitled to any vote with respect to the shares held in excess of the 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate as well as persons acting in concert with such person or entity. If Investors Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require a supermajority vote of the holders of common stock for approval, including the removal of directors or stockholder amendments to Investors Bancorp’s bylaws, which require an 80% stockholder vote, or the amendment of certain provisions of Investors Bancorp’s certificate of incorporation, which requires an 85% stockholder vote.

Liquidation. In the event of any liquidation, dissolution or winding up of Investors Bank, Investors Bancorp, as the holder of 100% of Investors Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Investors Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the special liquidation account established by Investors Bancorp in connection with its second step conversion, all assets of Investors Bank available for distribution. In the event of liquidation, dissolution or winding up of Investors Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Investors Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Investors Bancorp are not entitled to preemptive rights with respect to any additional shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Investors Bancorp’s authorized preferred stock are outstanding. Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine. Investors Bancorp’s board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Certain Provisions of the Investors Bancorp Certificate of Incorporation and Bylaws

The following discussion is a general summary of the material provisions of Investors Bancorp’s certificate of incorporation and bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect, thereby possibly discouraging a third party from seeking control of Investors Bancorp. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Investors Bancorp’s certificate of incorporation and bylaws, reference should be made in each case to the document in question.

Investors Bancorp’s certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Investors Bancorp more difficult.

The following description is a summary of the provisions of the certificate of incorporation and bylaws. See “Where You Can Find More Information” on page 88 as to how to review a copy of these documents.

Directors. The board of directors is divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected each year. Thus, it would take at least two special elections to replace a majority of Investors Bancorp’s board of directors. Further, the bylaws impose notice and information requirements in connection with stockholder proposals and the stockholder nominations of candidates for election to the board of directors.

Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of stockholders can be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of directors.

Limitation of Voting Rights. The certificate of incorporation provides that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to vote any of the shares held in excess of the 10% limit.

Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of Investors Bancorp’s then outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “Limitation of Voting Rights”).

Authorized but Unissued Shares. Investors Bancorp has authorized but unissued shares of common and preferred stock. See “Description Of Capital Stock Of Investors Bancorp.” The certificate of incorporation authorizes 100 million shares of serial preferred stock. Investors Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Investors Bancorp that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Investors Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by Investors Bancorp’s board of directors and also by a majority of the outstanding shares of Investors Bancorp’s voting stock, except for certain nominal changes; provided, however, that approval by at least 85% of the outstanding stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed under the caption “Limitation of Voting Rights”) is required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Investors Bancorp;

(ii)	The prohibition on cumulative voting;

(iii)	The requirement that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting;

(iv)	The inability of stockholders to call special meetings of stockholders;

(v)	The division of the board of directors into three staggered classes;

(vi)	The ability of the board of directors to fill vacancies on the board of directors;

(vii)	The requirement that stockholders must comply with the bylaws in order to nominate directors and bring other business before meetings of stockholders;

(viii)	The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

(ix)	The provisions regarding the amendment and repeal of the bylaws;

(x)	The provisions regarding the amendment and repeal of the certificate of incorporation; and

(xi)	The provision establishing Delaware as the sole and exclusive forum for any action brought on behalf of or against Investors Bancorp.

The bylaws may be amended by the affirmative vote of a majority of the total number of directors which Investors Bancorp would have if there were no vacancies on the board of directors of Investors Bancorp, or the affirmative vote of at least 80% of the total votes eligible to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed under the caption “Limitation of Voting Rights”).

Business Combinations with Interested Stockholders

Section 203 of the Delaware General Corporation Law provides that a corporation may not engage in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the time at which that stockholder became an interested stockholder, unless (i) the board of directors approved the transaction which resulted in the stockholder becoming interested; (ii) upon consummation of the transaction which resulted in the stockholder becoming interest, the stockholder owned at least 85% of the voting stock of the corporation, calculated pursuant to the statute; or (iii) the business combination is approved by the board of directors and authorized at a meeting of the stockholders by the affirmative vote of at least 66 2/3% of the voting stock that is not owned by the interested stockholder.

For purposes of these provisions, an “interested stockholder” includes:

•	any person (with certain exceptions) who is the owner of more than 15% of Investors Bancorp outstanding common stock; or

•	any affiliate of Investors Bancorp who was the beneficial owner of more than 15% of Investors Bancorp outstanding common stock during the prior three years (with certain exceptions).

For purposes of these provisions, a “business combination” is defined to include:

•	any merger or consolidation of Investors Bancorp or any subsidiary;

•	the disposition, in one transaction or a series of transactions, of the assets of Investors Bancorp or any subsidiary having an aggregate value of 10% or more of the assets of Investors Bancorp and its subsidiaries on a consolidated basis;

•	the issuance or transfer by Investors Bancorp or any subsidiary of any of its stock (with certain exceptions where there is no increase in the interested stockholder’s proportionate share of the stock of the corporation);

•	any transaction involving the corporation or any subsidiary that has the effect, directly or indirectly, of increase the proportionate share of the stock, or securities convertible into the stock, of the corporation or subsidiary which is owned by the interested stockholder; and

•	any receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits (with certain exceptions) provided through the corporate or any subsidiary.

This provision is intended to deter an acquiring party from utilizing two-tier pricing and similar coercive tactics in an attempt to acquire control of Investors Bancorp. However, it is not intended to, and will not, prevent or deter all tender offers for shares of Investors Bancorp.

Neither of Investors Bancorp’s certificate of incorporation or bylaws contains an election, as permitted by Delaware law, to be exempt from the requirements of Section 203.

PROPOSAL II — MERGER-RELATED EXECUTIVE COMPENSATION

As required by the federal securities laws, The Bank of Princeton is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this document captioned “Proposal I – The Proposed Merger—Merger-Related Executive Compensation for The Bank of Princeton’s Named Executive Officers,” and the related table and narratives.

Your vote is requested. The Bank of Princeton believes that the information regarding compensation that may become payable to its named executive officers in connection with the completion of the merger, as disclosed in the section of this Proxy Statement/Prospectus captioned “Proposal I – The Proposed Merger—Merger-Related Executive Compensation for The Bank of Princeton’s Named Executive Officers” is reasonable and demonstrates that The Bank of Princeton’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of The Bank of Princeton’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to The Bank of Princeton’s named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of stockholders to approve the merger agreement. However, the compensation will not be payable in the event the merger is not completed. The Bank of Princeton asks that its stockholders vote “FOR” the following resolution:

RESOLVED, that the compensation that may become payable to The Bank of Princeton’s named executive officers in connection with the completion of the Merger, as disclosed in the section captioned “Proposal I – The Proposed Merger—Merger-Related Executive Compensation for The Bank of Princeton’s Named Executive Officers,” and the related tables and narrative, is hereby approved.

This vote is advisory and therefore, it will not be binding on The Bank of Princeton, nor will it overrule any prior decision of The Bank of Princeton or require The Bank of Princeton’s board of directors (or any committee thereof) to take any action. However, The Bank of Princeton’s board of directors values the opinions of The Bank of Princeton’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this document, The Bank of Princeton’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. The Bank of Princeton’s board of directors will consider the affirmative vote of the holders of a majority of the votes cast of The Bank of Princeton common stock entitled to vote on the matter “FOR” the foregoing resolution as advisory approval of the compensation that may become payable to The Bank of Princeton’s named executive officers in connection with the completion of the merger.

The Bank of Princeton’s Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the above resolution.

PROPOSAL III – TO TRANSACT ANY OTHER BUSINESS THAT PROPERLY COMES

BEFORE THE SPECIAL MEETING, INCLUDING ADJOURNMENT OF THE SPECIAL

MEETING

The Bank of Princeton Board of Directors seeks the authorization of our stockholders to direct the vote of the proxies if any matters properly come before the special meeting, including, without limitation, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the merger agreement. As to all such matters, the Board of Directors intends to direct the voting of such shares in the manner determined by the Board of Directors in its discretion, and in the exercise of its duties and responsibilities, to be in the best interests of The Bank of Princeton and its stockholders as a whole. As of the date of this proxy statement, The Bank of Princeton is not aware of any other business that may properly come before the special meeting.

In the event that there are not sufficient votes to constitute a quorum or approve the approval of the merger agreement at the time of The Bank of Princeton special meeting, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by The Bank of Princeton at the time of the special meeting to be voted for an adjournment, if necessary, The Bank of Princeton has submitted the question of adjournment to its stockholders as a separate matter for their consideration. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement and the merger.

If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to stockholders (unless the adjournment is for more than 30 days or if a new record date is fixed), other than an announcement at the special meeting of the hour, date and place to which the special meeting is adjourned. If it is necessary to adjourn the Meeting for 30 days or more, notice of the time and place of the adjourned Meeting will be given in the same manner as the original meeting.

The affirmative vote of the holders of a majority of the votes cast at the special meeting by holders of outstanding shares of The Bank of Princeton common stock present and entitled to vote at the special meeting is required in order to approve and adopt this proposal. Abstentions, although counted for the purpose of determining whether a quorum is present at the meeting, will not constitute or be counted as “votes cast,” so they will have no effect on the approval of this matter.

The Bank of Princeton’s board of directors unanimously recommends that its stockholders vote “FOR” this proposal, authorizing its board of directors to direct the vote of the proxies upon such other matters as may properly come before such meeting, including without limitation, a motion to adjourn such meeting.

EXPERTS

The consolidated financial statements of Investors Bancorp, Inc., as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein in reliance upon the reports of KPMG, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of The Bank of Princeton and subsidiary as of December 31, 2015 and 2014, and for the years then ended included in this proxy statement/prospectus, have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

Luse Gorman, PC, counsel to Investors Bancorp, will pass upon the validity of the common stock to be issued in the merger. Luse Gorman, PC will deliver its opinion to Investors Bancorp and The Bank of Princeton, respectively as to the United States federal income tax consequences of the merger.

OTHER MATTERS

As of the date of this document, The Bank of Princeton board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this document. However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. However, no proxy that is voted against the merger agreement will be voted in favor of any adjournment or postponement.

WHERE YOU CAN FIND MORE INFORMATION

Investors Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to The Bank of Princeton stockholders of the shares of Investors Bancorp common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Investors Bancorp and Investors Bancorp’s common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this document.

In addition, Investors Bancorp files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet worldwide website that contains reports, proxy and information statements and other information about issuers, like Investors Bancorp, that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov. The reports and other information filed by Investors Bancorp with the Securities and Exchange Commission are also available at Investors Bancorp’s internet worldwide web site. The address is http://www.myinvestorsbank.com.

The Securities and Exchange Commission allows Investors Bancorp to incorporate certain information into this document by reference to other information that has been filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about Investors Bancorp and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Investors Bancorp (File No. 1-36441):

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2016;

•	Current Reports on Form 8-K dated February 2, 2016; March 2, 2016; April 6, 2016; May 2, 2016; May 4, 2016; May 24, 2016; May 26, 2016; July 28, 2016; and August 12, 2016;

•	The description of Investors Bancorp common stock set forth in the registration statement on Form 8-A, filed on May 6, 2014 pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description.

In addition, Investors Bancorp is incorporating by reference any documents it may file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of The Bank of Princeton special meeting of stockholders.

Neither Investors Bancorp nor The Bank of Princeton has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INVESTORS BANCORP, INC.

INVESTORS BANK

AND

THE BANK OF PRINCETON

MAY 3, 2016

ARTICLE I CERTAIN DEFINITIONS	1
1.1. Certain Definitions	1
ARTICLE II THE MERGER	9
2.1. Merger	9
2.2. Closing; Effective Time	10
2.3. Certificate of Incorporation and Bylaws	10
2.4. Directors and Officers of Surviving Bank	10
2.5. Effects of the Merger	10
2.6. Tax Consequences	10
2.7. Possible Alternative Structures	11
2.8. Additional Actions	11
ARTICLE III CONVERSION OF SHARES	11
3.1. Conversion of BOP Common Stock; Merger Consideration	11
3.2. Election Procedures	13
3.3. Procedures for Exchange of BOP Common Stock	16
3.4. Reservation of Shares	17
3.5. Treatment of BOP Stock Options, BOP Restricted Shares and BOP Warrants	17
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BOP	18
4.1. Standard	19
4.2. Organization	19
4.3. Capitalization	20
4.4. Authority; No Violation	21
4.5. Consents	22
4.6. Financial Statements and Reports	22
4.7. Taxes	24
4.8. No Material Adverse Effect	25
4.9. Material Contracts; Leases; Defaults	25
4.10. Ownership of Property; Insurance Coverage	27
4.11. Legal Proceedings	28
4.12. Compliance With Applicable Law	28
4.13. Employee Benefit Plans	29
4.14. Brokers, Finders and Financial Advisors	32
4.15. Environmental Matters	32
4.16. Loan Portfolio and Investment Securities	33
4.17. Other Documents	34
4.18. Related Party Transactions	34
4.19. Deposits	35
4.20. Antitakeover Provisions Inapplicable; Required Vote	35
4.21. Registration Obligations	35
4.22. Risk Management Instruments	35
4.23. Fairness Opinion	35
4.24. Intellectual Property	36
4.25. Trust Accounts	36
4.26. Information Security	36

(i)

ARTICLE V REPRESENTATIONS AND WARRANTIES OF ISBC AND INVESTORS BANK	36
5.1. Standard	36
5.2. Organization	37
5.3. Capitalization	37
5.4. Authority; No Violation	38
5.5. Consents	39
5.6. Financial Statements and Reports	40
5.7. Taxes	41
5.8. No Material Adverse Effect	42
5.9. Ownership of Property; Insurance Coverage	42
5.10. Legal Proceedings	43
5.11. Compliance With Applicable Law	43
5.12. Employee Benefit Plans	44
5.13. Environmental Matters	45
5.14. Loan Portfolio	46
5.15. Risk Management Instruments	46
5.16. Brokers, Finders and Financial Advisors	46
5.17. Trust Accounts	46
5.18. ISBC Common Stock	47
5.19. Intellectual Property	47
ARTICLE VI COVENANTS OF BOP	47
6.1. Conduct of Business	47
6.2. Current Information	51
6.3. Access to Properties and Records	52
6.4. Financial and Other Statements	53
6.5. Maintenance of Insurance	54
6.6. Disclosure Supplements	54
6.7. Consents and Approvals of Third Parties	54
6.8. All Reasonable Efforts	54
6.9. Failure to Fulfill Conditions	54
6.10. No Solicitation	55
6.11. Board of Directors and Committee Meetings	57
6.12. Certain BOP Employee Benefit Plans	58
6.13. Litigation	58
ARTICLE VII COVENANTS OF ISBC AND INVESTORS BANK	58
7.1. Conduct of Business	58
7.2. Financial and Other Statements and Information	59
7.3. Disclosure Supplements	59
7.4. Consents and Approvals of Third Parties	59
7.5. All Reasonable Efforts	60
7.6. Failure to Fulfill Conditions	60
7.7. Employee Benefits; Advisory Board; Foundation	60
7.8. Directors and Officers Indemnification and Insurance	62
7.9. Stock Listing	63
7.10. Stock and Cash Reserve	63

(ii)

ARTICLE VIII REGULATORY AND OTHER MATTERS	64
8.1. Meeting of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement	64
8.2. Regulatory Approvals	65
ARTICLE IX CLOSING CONDITIONS	66
9.1. Conditions to Each Party’s Obligations under this Agreement	66
9.2. Conditions to the Obligations of ISBC and Investors Bank under this Agreement	67
9.3. Conditions to the Obligations of BOP under this Agreement	67
ARTICLE X THE CLOSING	68
10.1. Time and Place	68
10.2. Deliveries at the Pre-Closing and the Closing	68
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER	69
11.1. Termination	69
11.2. Effect of Termination	71
11.3. Amendment, Extension and Waiver	72
ARTICLE XII MISCELLANEOUS	73
12.1. Confidentiality	73
12.2. Public Announcements	73
12.3. Survival	73
12.4. Notices	73
12.5. Parties in Interest	75
12.6. Complete Agreement	75
12.7. Counterparts	75
12.8. Severability	76
12.9. Governing Law	76
12.10. Interpretation	76
12.11. Specific Performance; Venue	76
12.12. Waiver of Jury Trial	77

Exhibit  A    Form of Voting Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 3, 2016, by and among Investors Bancorp, Inc., a Delaware corporation (“ISBC”), Investors Bank, a New Jersey chartered savings bank (“Investors Bank”), and The Bank of Princeton, a New Jersey chartered bank (“BOP”). Each of ISBC, Investors Bank and BOP is sometimes individually referred to herein as a “party,” and ISBC, Investors Bank and BOP are collectively sometimes referred to as the “parties.”

WHEREAS, the Board of Directors of each of ISBC, Investors Bank and BOP (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

WHEREAS, in accordance with the terms of this Agreement, BOP will merge with and into Investors Bank, a wholly owned subsidiary of ISBC, with Investors Bank as the resulting or surviving entity (the “Merger”); and

WHEREAS, as a condition to the willingness of ISBC and Investors Bank to enter into this Agreement, each of the directors and executive officers of BOP, and certain significant BOP stockholders, have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with ISBC (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of BOP owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“ACA” shall have the meaning given to that term in Section 4.13.2.

“Advisory Board” shall have the meaning set forth in Section 7.7.6.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment hereto.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the NJ Department and the FRB, which regulates ISBC, Investors Bank or BOP, or any of their respective holding companies or subsidiaries, as the case may be.

“Benefits Schedule” shall have the meaning set forth in Section 4.13.12.

“BOLI” has the meaning set forth in Section 4.13.13.

“BOP” shall have the meaning as defined in the recitals hereunder.

“BOP Board” shall mean the board of directors of BOP.

“BOP Common Stock” shall mean the common stock, par value $5.00 per share, of BOP.

“BOP Compensation and Benefits Plans” shall have the meaning set forth in Section 4.13.1.

“BOP Contract” shall have the meaning set forth in Section 4.9.1.

“BOP DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by BOP to ISBC specifically referring to the appropriate section of this Agreement.

“BOP ERISA Affiliate” shall have the meaning set forth in Section 4.13.3.

“BOP ERISA Affiliate Plan” shall have the meaning set forth in Section 4.13.3.

“BOP Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of BOP as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of BOP for each of the three years ended December 31, 2015, 2014 and 2013, as set forth in BOP’s annual report on Form 10-K for the year ended December 31, 2015, and (ii) the unaudited interim consolidated financial statements of BOP as of the end of each calendar quarter following December 31, 2015 and for the periods then ended.

“BOP 401(k) Plan” shall mean The Bank of Princeton 401(k) Profit Sharing Plan & Trust.

“BOP Severance Agreements” shall have the meaning set forth in Section 7.7.2.

“BOP Regulatory Reports” means the Call Reports of BOP and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended March 31, 2014, through the Closing Date.

“BOP Reports” shall have the meaning set forth in Section 4.6.3.

“BOP Representatives” shall have the meaning set forth in Section 6.10.1.

“BOP Restricted Share” shall mean shares of BOP Common Stock granted as restricted stock pursuant to the BOP Stock Plans.

“BOP Option Holder” shall have the meaning set forth in Section 3.5.1.

“BOP Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“BOP Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“BOP Stock Options” shall mean an option to purchase shares of BOP Common Stock granted under the BOP Stock Plans and related option agreements, as set forth in BOP Disclosure Schedule 4.3.4.

“BOP Stock Plans” means the BOP Amended and Restated 2007 Stock Option Plan, the BOP Amended and Restated 2012 Equity Incentive Plan and the MoreBank 2004 Incentive Equity Compensation Plan.

“BOP Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“BOP Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 50% of the corporation, partnership, limited liability company or other entity of which is owned, either directly or indirectly, by BOP, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of BOP or on the basis of a “debt previously contracted.”

“BOP Warrants” means the 97,500 Organizer Warrants issued in 2007 in connection with the organization and startup of BOP, with each BOP Warrant representing the right to purchase one share of BOP Common Stock at a warrant exercise price $10.00 per share, and which expire in 2017.

“BOP Warrant Holder” shall have the meaning set forth in Section 3.5.3.

“Burdensome Condition” shall have the meaning set forth in Section 8.2.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.2.2.

“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.

“Certificate” shall mean a certificate evidencing shares of BOP Common Stock.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

“Continuing Employees” shall have the meaning set forth in Section 7.7.1.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Dissenting Stockholder” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare, or such other bank or trust company or other agent designated by ISBC, and reasonably acceptable to BOP, which shall act as agent for ISBC in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“ISBC” shall mean Investors Bancorp, Inc., a Delaware corporation, with its principal executive offices located at 101 JFK Parkway, Short Hills, New Jersey 07078.

“ISBC Common Stock” shall mean the common stock, par value $0.01 per share, of ISBC.

“ISBC Compensation and Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“ISBC Closing Price” shall mean the average of the closing sales price of a share of ISBC Common Stock, as reported on Nasdaq for the five (5) consecutive trading days ending on the fifth trading day preceding the Closing Date.

“ISBC Defined Benefit Plan” shall have the meaning set forth in Section 5.12.3.

“ISBC DISCLOSURE SCHEDULE” shall mean a written disclosure schedule delivered by ISBC to BOP specifically referring to the appropriate section of this Agreement.

“ISBC ERISA Affiliate” shall have the meaning set forth in Section 5.12.3.

“ISBC ERISA Affiliate Plan” shall have the meaning set forth in Section 5.12.3.

“ISBC Stock Benefit Plans” shall mean the 2006 Equity Incentive Plan and the 2015 Equity Incentive Plan.

“ISBC Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of ISBC as of December 31, 2015 and 2014 and the consolidated statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of ISBC for each of the three years ended December 31, 2015, 2014 and 2013, as set forth in ISBC’s annual report on Form 10-K for the year ended December 31, 2015, and (ii) the unaudited interim consolidated financial statements of ISBC as of the end of each calendar quarter following December 31, 2015, and for the periods then ended, as filed by ISBC in its Securities Documents.

“ISBC Reports” shall have the meaning set forth in Section 5.6.3.

“ISBC Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 50% of the corporation, partnership, limited liability company or other entity of which is owned, either directly or indirectly, by ISBC or Investors Bank, with Investors Bank constituting an ISBC Subsidiary of ISBC, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of Investors Bank or on the basis of a “debt previously contracted.”

“Investors Bank” shall mean Investors Bank, a New Jersey chartered savings bank, with its main office located at 101 JFK Parkway, Short Hills, New Jersey 07078, which is a wholly owned subsidiary of ISBC.

“Investors Bank Common Stock” shall have the meaning set forth in Section 5.3.2.

“Investors Bank 401(k) Plan” shall mean the Investors Bank Employee 401(k) Plan.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers (as defined in the Exchange Act and the rules and regulation of the SEC thereunder) of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by an executive officer of that Person.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Material Adverse Effect” shall mean, with respect to ISBC or BOP, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of ISBC and its Subsidiaries taken as a whole, or BOP and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either ISBC or Investors Bank, on the one hand, or BOP, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (F) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of BOP with and into Investors Bank pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or ISBC Common Stock, or combination thereof, in an aggregate per share amount to be paid by ISBC for each share of BOP Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of ISBC Common Stock to be offered to holders of BOP Common Stock in connection with the Merger.

“Mixed Election” shall have the meaning set forth in Section 3.2.2.

“Nasdaq” means the Nasdaq Global Select Market.

“New Jersey Banking Law” shall mean the New Jersey Banking Act of 1948, as amended, and any regulations promulgated thereunder.

“NJ Department” shall mean the Department of Banking and Insurance of the State of New Jersey, and where appropriate shall include the Commissioner of the Department of Banking and Insurance of the State of New Jersey.

“Non-Election” shall have the meaning set forth in Section 3.2.2.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Option Consideration” shall have the meaning set forth in Section 3.5.1.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate;” “other real estate owned;” “in-substance foreclosure;” “in-substance repossession;” foreclosed real estate; and real estate acquired for debts previously contracted.

“Participation Facility” means any facility in which BOP or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.2.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Materials of Environmental Concern), including any “release” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§9601 et seq., as amended.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.6.4.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder, or as implemented by the FDIC.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.2.2.

“Stock Election Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.

“Subsidiary” shall mean, with respect to any party, any corporation, partnership, limited liability company or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other person performing similar functions are at the time directly or indirectly owned by such a party.

“Surviving Bank” shall have the meaning set forth in Section 2.1 hereof.

“The Bank of Princeton” or “BOP” shall mean The Bank of Princeton, a New Jersey chartered bank, with its principal offices located at 183 Bayard Lane, Princeton, New Jersey 08540.

“Termination Date” shall mean March 31, 2017.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Warrant Consideration” shall have the meaning set forth in Section 3.5.3.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) BOP shall merge with and into Investors Bank, with Investors Bank as the resulting or surviving entity (the “Surviving Bank”), with its main office to be maintained at 101 JFK Parkway, Short Hills, New Jersey 07078; and (b) the separate existence of BOP shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of BOP shall be vested in and assumed by Investors Bank. As part of the Merger, and except as to Treasury Stock and Dissenting Shares, each share of BOP Common Stock will be cancelled and converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2. Closing; Effective Time.

The closing of the Merger (the “Closing”) shall occur on the date determined by Investors Bancorp, in consultation with and upon no less than two (2) business days prior written notice to BOP, but in no event later than the close of business on the tenth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the Parties. The Merger shall be effected by the filing of a certificate with the NJ Department on the day of the Closing (the “Closing Date”), in accordance with the New Jersey Banking Law. The “Effective Time” means the date and time stated in the certificate filed with the NJ Department, in accordance with the New Jersey Banking Law.

2.3. Certificate of Incorporation and Bylaws.

The certificate of incorporation and bylaws of Investors Bank as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Bank.

The directors of Investors Bank immediately prior to the Effective Time shall be the directors of the Surviving Bank, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified. Until changed in accordance with the certificate of incorporation and bylaws of the Surviving Bank, the officers of Investors Bank immediately prior to the Effective Time shall be the officers of Surviving Bank.

2.5. Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the New Jersey Banking Law. The directors and executive officers, and the principal office and each branch office of the Surviving Bank giving effect to the Merger, are as set forth in ISBC DISCLOSURE SCHEDULE 2.5. The main office of the Surviving Bank shall remain 101 JFK Parkway, Short Hills, New Jersey 07078.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither ISBC, Investors Bank, BOP nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. ISBC, Investors Bank and BOP each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinions.

2.7. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time ISBC shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not cause counsel to be unable to render the opinion contemplated by Section 9.1.6; (ii) the consideration to be paid to the holders of BOP Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required Regulatory Approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8. Additional Actions.

If, at any time after the Effective Time, ISBC or Investors Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in ISBC or Investors Bank its right, title or interest in, to or under any of the rights, properties or assets of BOP, or (ii) otherwise carry out the purposes of this Agreement, BOP and its officers and directors shall be deemed to have granted to ISBC and Investors Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in ISBC or Investors Bank its right, title or interest in, to or under any of the rights, properties or assets of BOP or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of ISBC and Investors Bank are authorized in the name of BOP or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of BOP Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of ISBC and Investors Bank, BOP or the holders of any of the shares of BOP Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of ISBC Common Stock and each share of Investors Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of BOP Common Stock held in the treasury of BOP and each share of BOP Common Stock owned by ISBC or any direct or indirect wholly owned subsidiary of ISBC or of BOP immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (collectively, “Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each share of BOP Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $30.75 in cash (the “Cash Consideration”); (ii) 2.633 shares (the “Exchange Ratio”) of ISBC Common Stock (the “Stock Consideration”); or (iii) a combination hereof. The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

3.1.4. Each outstanding share of BOP Common Stock the holder of which has perfected his right to dissent under the New Jersey Banking Law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the New Jersey Banking Law. BOP shall give ISBC prompt notice upon receipt by BOP of any such dissent and related demand for payment of the value of such shares of BOP Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and ISBC shall have the right to participate in all negotiations and proceedings with respect to any such demands. BOP shall not, except with the prior written consent of ISBC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the New Jersey Banking Law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Bank.

3.1.5. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of BOP Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline, as defined below), each share of BOP Common Stock of such holder shall be treated as a Non-Election Share.

3.1.6. After the Effective Time, shares of BOP Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Merger Consideration, and as to Dissenting Shares shall represent only the right to receive applicable payments as set forth in Section 3.1.4.

3.1.7. In the event ISBC changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of ISBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding ISBC Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted. In addition, in the event ISBC enters into an agreement pursuant to which shares of ISBC Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of BOP Common Stock entitled to receive shares of ISBC Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

3.2. Election Procedures.

3.2.1. Holders of BOP Common Stock may elect to receive shares of ISBC Common Stock or cash (in either case without interest) in exchange for their shares of BOP Common Stock in accordance with the following procedures, provided that, in the aggregate, 60% of the total number of shares of BOP Common Stock issued and outstanding at the Effective Time, including any Dissenting Shares, but excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of BOP Common Stock shall be converted into the Cash Consideration. Shares of BOP Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Shares of BOP Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of BOP Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of BOP Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.” Any Dissenting Shares shall be deemed to be Cash Election Shares, and the holders thereof shall in no event receive consideration comprised of ISBC Common Stock with respect to such shares.

3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as BOP and ISBC shall mutually agree (“Election Form”), shall be mailed not less than 20 business days but not more than 40 business days prior to the anticipated Effective Time or on such earlier date as ISBC and BOP shall mutually agree (the “Mailing Date”) to each holder of record of BOP Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of BOP Common Stock held by such holder (a “Cash Election”), in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”), in accordance with Section 3.1.3, (iii) to elect to receive the Stock Consideration for a part of such holder’s BOP Common Stock and the Cash Consideration for the remaining part of such holder’s BOP Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or ISBC Common Stock for such shares (a “Non-Election”). A holder of record of shares of BOP Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of BOP Common Stock held by such Representative for a particular beneficial owner. Any shares of BOP Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. All Dissenting Shares shall be deemed shares subject to a Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of ISBC Common Stock, subject to Section 3.1.5 hereof.

3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as ISBC and BOP may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. BOP shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of BOP Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If a BOP stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline, the shares of BOP Common Stock held by such stockholder shall be designated as Non-Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. ISBC shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

3.2.4. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.6 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of

Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.6 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.2.6 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of ISBC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to ISBC Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of ISBC. In lieu of the issuance of any such fractional share, ISBC shall pay to each former holder of BOP Common Stock who otherwise would be entitled to receive a fractional share of ISBC Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of ISBC Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of BOP Common Stock owned by a BOP stockholder shall be combined so as to calculate the maximum number of whole shares of ISBC Common Stock issuable to such BOP stockholder.

3.3. Procedures for Exchange of BOP Common Stock.

3.3.1. After the Election Deadline and no later than the day prior to the Closing Date, ISBC shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of BOP Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of ISBC Common Stock, or at ISBC’s option, evidence of shares in book entry form, and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of BOP Common Stock) (such cash and certificates for shares of ISBC Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2. ISBC shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the BOP Common Stock represented by such Certificates shall have been converted as a result of the Merger if any. The letter of transmittal (which shall be subject to the reasonable approval of BOP) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of BOP common stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3. The holder of a Certificate that prior to the Merger represented issued and outstanding BOP Common Stock shall have no rights, after the Effective Time, with respect to such BOP Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to ISBC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of ISBC Common Stock represented by such Certificate.

3.3.4. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5. From and after the Effective Time, there shall be no transfers on the stock transfer books of BOP of the BOP Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6. At any time following the six (6) month period after the Effective Time, ISBC shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to ISBC (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither ISBC nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by ISBC, the posting by such person of a bond in such amount as ISBC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8. The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of BOP Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the BOP Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

3.4. Reservation of Shares.

ISBC shall reserve for issuance a sufficient number of shares of the ISBC Common Stock for the purpose of issuing shares of ISBC Common Stock to the BOP stockholders in accordance with this Article III.

3.5. Treatment of BOP Stock Options, BOP Restricted Shares and BOP Warrants

3.5.1 Holders of all outstanding and unexercised BOP Stock Options (“BOP Option Holders”), whether or not vested, as of the Effective Time will be entitled to receive, in cancellation of their BOP Stock Options, a cash payment from Investors Bank (or at the request of ISBC, by BOP) equal to the product of (i) the number of shares of BOP Common Stock subject to such BOP Option at the Effective Time and (ii) the amount by which the Cash Consideration exceeds the exercise price per share of such BOP Option (the “Option Consideration”). In the event that the exercise price of a BOP Option is greater than or equal to the Cash Consideration, then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such BOP Option shall be canceled without any payment made in exchange therefor. The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. Subject to the foregoing, the BOP Stock Plans, including all underlying award agreements, and all BOP Options issued thereunder, shall terminate at the Effective Time. Prior to the Effective Time, BOP shall take all actions as necessary to give effect to such transactions, including, without limitation, taking such actions as are necessary or required under the BOP Option Plan to terminate the BOP Stock Options as of the Effective Time and shall obtain written consent from each option holder to the cancellation of the BOP Stock Options in exchange for the Option Consideration, if applicable.

3.5.2 At the Effective Time, each outstanding and unvested BOP Restricted Share that has been granted under the BOP Stock Plans will become fully vested and will be converted automatically into the right to receive the Stock Consideration.

3.5.3 Holders of all outstanding BOP Warrants (“BOP Warrant Holders”), whether or not vested, as of the Effective Time, will be entitled to receive, in cancellation of their BOP Warrants, a cash payment from Investors Bank (or at the request of ISBC, by BOP) equal to the product of (i) the number of shares of BOP Common Stock subject to such BOP Warrant at the Effective Time and (ii) the amount by which the Cash Consideration exceeds the exercise price per share of such BOP Warrant (the “Warrant Consideration”). In the event that the exercise price of the BOP Warrant is greater than or equal to the Cash Consideration, then the holders thereof shall not be entitled to the Warrant Consideration, and at the Effective Time, such BOP Warrant shall be canceled without payment made in exchange therefor. Subject to the foregoing, the BOP Warrant plans, as applicable, including all underlying award agreements, and all BOP Warrants issued thereunder, shall terminate at the Effective Time. Prior to the Effective Time, BOP shall take all actions as necessary to give effect to such transactions, including, without limitation, taking such actions as are necessary or required under the BOP Warrant plan or award agreement, if applicable, to terminate the BOP Warrants as of the Effective Time and shall obtain written consent from each warrant holder to the cancellation of the BOP Warrants in exchange for the Warrant Consideration, if applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BOP

BOP represents and warrants to ISBC and Investors Bank that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the BOP DISCLOSURE SCHEDULE delivered by BOP to ISBC on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. BOP has made a good faith effort to ensure that the disclosure on each schedule of the BOP DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the BOP DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. Documents are made available by BOP to ISBC if such documents are available on the website of BOP under the Investor Relations tab, including all documents filed with the FDIC under the Exchange Act.

4.1. Standard.

No representation or warranty of BOP contained in this Article IV shall be deemed untrue or incorrect, and BOP shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2.1 4.3.1, 4.4 and 4.8, nor shall it apply to the representations and warranties contained Sections 4.3.2, 4.13.5, 4.13.8, 4.13.9, 4.13.10 and 4.13.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2. Organization.

4.2.1. BOP is a New Jersey chartered bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. BOP has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on BOP. The deposits of BOP are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by BOP when due.

4.2.2. BOP is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein. The location of the principal office and each branch office of BOP is set forth in BOP DISCLOSURE SCHEDULE 4.2.2.

4.2.3. BOP DISCLOSURE SCHEDULE 4.2.3 sets forth each BOP Subsidiary. Each BOP Subsidiary is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Other than shares of capital stock of the BOP Subsidiaries listed on BOP DISCLOSURE SCHEDULE 4.2.3, BOP does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

4.2.4. The respective minute books of BOP and each other BOP Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

4.2.5. Prior to the date of this Agreement, BOP has made available to ISBC true and correct copies of the certificate of incorporation or charter and bylaws of BOP and each other BOP Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of BOP consists of ten million (10,000,000) shares of BOP Common Stock, par value $5.00 per share. There are four million six hundred ninety-seven thousand eight hundred and ninety-five (4,697,895) shares of BOP Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of BOP Common Stock held by BOP as treasury stock. There are no shares of preferred stock authorized or outstanding. No trust preferred or subordinated debt securities of BOP are issued or outstanding. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BOP’s stockholders may vote has been issued by BOP and are outstanding. Other than the BOP Stock Options and the BOP Warrants, neither BOP nor any BOP Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of BOP Common Stock, or any other security of BOP or any securities representing the right to vote, purchase or otherwise receive any shares of BOP Common Stock or any other security of BOP.

4.3.2. Except as disclosed in BOP DISCLOSURE SCHEDULE 4.3.2, BOP owns all of the capital stock of each of the BOP Subsidiaries, free and clear of any lien or encumbrance. Except for the BOP Subsidiaries and as set forth in BOP DISCLOSURE SCHEDULE 4.2.2, BOP does not possess, directly or indirectly, any material equity interest in any corporate entity.

4.3.3. To BOP’s Knowledge, except as set forth on BOP DISCLOSURE SCHEDULE 4.3.3, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of BOP Common Stock.

4.3.4. BOP DISCLOSURE SCHEDULE 4.3.4 sets forth a true, correct and complete list of all BOP Stock Options and BOP Restricted Shares outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder; (B) the number of shares subject to each such BOP Stock Option and BOP Restricted Share; (C) the grant date of each such BOP Stock Option and BOP Restricted Share; and (D) the exercise price for each such BOP Stock Option. In addition, Section 4.3.4 of the BOP DISCLOSURE SCHEDULE sets forth each holder of a BOP Warrant, the warrant issue date, the number of shares subject to each BOP Warrant, the BOP Warrant exercise price and the BOP Warrant expiration date.

4.4. Authority; No Violation.

4.4.1. BOP has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by BOP’s stockholders (the “BOP Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BOP and the completion by BOP of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of BOP. This Agreement has been duly and validly executed and delivered by BOP, and subject to BOP Stockholder Approval and receipt of the Regulatory Approvals, constitutes the valid and binding obligation of BOP, enforceable against BOP in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to compliance by ISBC with the terms and conditions of this Agreement, the receipt of Regulatory Approvals (and compliance with any conditions contained therein) and BOP Stockholder Approval,

(A) the execution and delivery of this Agreement by BOP,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by BOP with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of BOP or any similar governing document of any BOP Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BOP or any BOP Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BOP or BOP Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BOP or BOP Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on BOP and the BOP Subsidiaries taken as a whole.

4.4.3. The BOP Stockholder Approval is the only vote of holders of any class of BOP’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

4.4.4. The board of directors of BOP, by resolution duly adopted by unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of BOP and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of BOP approve this Agreement and directed that such matter be submitted for consideration by the BOP stockholders at the BOP Stockholders Meeting.

4.5. Consents.

Except for the Regulatory Approvals and compliance with any conditions contained therein, the filing with the SEC of the Merger Registration Statement (including the Proxy Statement-Prospectus) and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of ISBC Common Stock to be issued in the Merger on the Nasdaq, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ISBC Common Stock pursuant to this Agreement, and the BOP Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to BOP’s Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by BOP, and the completion by BOP of the Merger. To the Knowledge of BOP, no fact or circumstance exists, including any possible other transaction pending or under consideration by BOP or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC or the New Jersey Department, or (ii) any required Regulatory Approvals or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the New Jersey Banking Law or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

4.6. Financial Statements and Reports.

4.6.1. BOP has previously made available to ISBC the BOP Financial Statements. The BOP Financial Statements (i) have been prepared from, and are in accordance with, the books and records of BOP and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of BOP and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of BOP and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. BDO USA, LLP has not resigned (or informed BOP that it intends to resign) or been dismissed as independent public accountants of BOP as a result of or in connection with any disagreements with BOP on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.6.2. At the date of each balance sheet included in the BOP Financial Statements, BOP did not have any liabilities, obligations or loss contingencies of any nature

(whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BOP Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3. Since December 31, 2012, BOP has timely filed all reports, schedules, definitive proxy statements and other documents required to be filed with or furnished to the FDIC pursuant to the Exchange Act (“BOP Reports”), and no BOP Report, as of the date thereof (and, in the case of proxy statements, on the dates of the relevant meetings), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all BOP Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of BOP has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the FDIC with respect to any of the BOP Reports. [NOTE: if the 10K is filed within the 12b-25 timeframe, it is deemed to have been timely filed. You can disclose the 12b-25 filing in a Disclosure Schedule.]

4.6.4. BOP has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2013 with any Bank Regulator and Governmental Entity and has paid all fees and assessments due and payable in connection therewith. The BOP Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.5. The records, systems, controls, data and information of BOP and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BOP or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BOP. Except as set forth in BOP DISCLOSURE SCHEDULE 4.6.5, BOP (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to BOP, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of BOP by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to BOP outside auditors and the audit committee of the BOP Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect BOP ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BOP internal control over financial reporting. These disclosures (if any) were made in writing by management to BOP auditors and audit committee and a copy has previously been made available to BOP.

4.6.6. Since December 31, 2012, (i) neither BOP nor any of the BOP Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it or any of its subsidiaries, whether or not employed by it or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

4.7. Taxes.

BOP and the BOP Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). BOP and each BOP Subsidiary has duly filed all federal, state and local tax returns required to be filed by or with respect to BOP and each BOP Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to BOP’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from BOP and any BOP Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in BOP DISCLOSURE SCHEDULE 4.7, BOP has received no written notice of, and to BOP’s Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of BOP or any BOP Subsidiary, and no claim has been made by any authority in a jurisdiction where BOP or any BOP Subsidiary do not file tax returns that BOP or any such BOP Subsidiary is subject to taxation in that jurisdiction. Except as set forth in BOP DISCLOSURE SCHEDULE 4.7, BOP and the BOP Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. BOP and each

BOP Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and BOP and each BOP Subsidiary, to BOP’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.8. No Material Adverse Effect.

BOP and the BOP Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BOP.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in BOP DISCLOSURE SCHEDULE 4.9.1, neither BOP nor any BOP Subsidiary is a party to or subject to: (i) any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) any agreement which by its terms limits the payment of dividends by BOP or any BOP Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of BOP or any BOP Subsidiary (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which BOP or any BOP Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances, indebtedness under credit facilities advanced by Atlantic Community Bankers Bank, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to ISBC or any ISBC Subsidiary; (v) any other agreement, written or oral, that obligates BOP or any BOP Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment; (vi) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by BOP or any BOP Subsidiary (it being understood that any non-compete, non-solicitation or similar provision shall be deemed material); or (vii) any agreement that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of BOP or its Subsidiaries. Each contract, arrangement, commitment or understanding of the type described in this Section 4.9.1 (excluding any BOP Compensation and Benefits Plan), whether or not set forth in BOP DISCLOSURE SCHEDULE, is referred to herein as a “BOP Contract” and neither BOP nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.
4.9.2. Each real estate lease that will require notification to, or the consent of, the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in

BOP DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither BOP nor any BOP Subsidiary is in default in any material respect under any BOP Contract, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to ISBC on or before the date hereof, are listed on BOP DISCLOSURE SCHEDULE 4.9.1 and are in full force and effect on the date hereof. Except as set forth in BOP DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which BOP or any BOP Subsidiary is a party or under which BOP or any BOP Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in BOP DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of BOP or any BOP Subsidiary or upon the occurrence of a subsequent event; or (y) requires BOP or any BOP Subsidiary to provide a benefit in the form of BOP Common Stock or determined by reference to the value of BOP Common Stock.

4.9.4. Except as set forth in BOP DISCLOSURE SCHEDULE 4.9.4, since December 31, 2014, through and including the date of this Agreement, BOP has not (i) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law or the terms of agreements listed on BOP DISCLOSURE SCHEDULE 4.12.1, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2014 (which amounts have been previously made available to ISBC), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or as required or permitted under the terms of severance plans or policies listed on BOP DISCLOSURE SCHEDULE 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of BOP Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (iii) established or increased the benefits payable under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, except to the extent required by the Patient Protection and Affordable Care Act and the regulations issued thereunder, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of BOP, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of BOP affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. Except as set forth in BOP DISCLOSURE SCHEDULE 4.10.1, BOP and each BOP Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by BOP or each BOP Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent BOP Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York and Atlantic Community Bankers Bank, inter-bank credit facilities, reverse repurchase agreements or any transaction by BOP or a BOP Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith. BOP and the BOP Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BOP and the BOP Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.10.2. With respect to all material agreements pursuant to which BOP or any BOP Subsidiary has purchased securities subject to an agreement to resell, if any, BOP or such BOP Subsidiary, as the case may be, has a lien or security interest (which to BOP’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. BOP and each BOP Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither BOP nor any BOP Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by BOP or any BOP Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years BOP and each BOP Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of its insurance policies. BOP DISCLOSURE SCHEDULE 4.10.3 identifies all policies of insurance maintained by BOP and each BOP Subsidiary as well as the other matters required to be disclosed under this Section.

4.11. Legal Proceedings.

Except as set forth in BOP DISCLOSURE SCHEDULE 4.11, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting BOP or its Subsidiaries (and BOP is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to BOP, would be (A) material to its businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by BOP or any Subsidiary or to which its or its Subsidiary’s assets are subject.

4.12. Compliance With Applicable Law.

4.12.1. To BOP’s Knowledge, each of BOP and each BOP Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, the Home Mortgage Disclosure Act, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither BOP nor any BOP Subsidiary has received any written notice to the contrary. The Board of Directors of BOP has adopted and BOP has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

4.12.2. Each of BOP and each BOP Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BOP, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals.

4.12.3. Except as disclosed in BOP DISCLOSURE SCHEDULE 4.12.3, for the period beginning January 1, 2013, neither BOP nor any BOP Subsidiary has received any written notification or, to BOP’s Knowledge, any other communication from any Bank Regulator (i) asserting that BOP or any BOP Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to BOP or any BOP Subsidiary; (iii) requiring or threatening to require BOP or any BOP Subsidiary, or indicating that BOP or any BOP Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of BOP or any BOP Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of BOP or any BOP Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither BOP nor any BOP Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to BOP as to compliance with the CRA is “Satisfactory” or better.

4.13. Employee Benefit Plans.

4.13.1 BOP DISCLOSURE SCHEDULE 4.13.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements (including paid time-off policies and other material benefit policies and procedures) maintained by BOP or any BOP Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of BOP or any BOP Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “BOP Compensation and Benefit Plans”). Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.1, neither BOP nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that extends the term and/or increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. BOP has made available to ISBC true and correct copies of the Compensation and Benefit Plans. Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.1, there are no available or outstanding unvested or unexercised options or awards under any BOP Compensation and Benefit Plan.

4.13.2 To the Knowledge of BOP, each BOP Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and the Affordable Care Act (“ACA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each BOP Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or volume submitter plan advisory opinion letter from the IRS, and BOP is not aware of any circumstances which are reasonably likely to result in revocation of any such letter. There is no material pending or, to the Knowledge of BOP, threatened action, suit or claim relating to any of the BOP Compensation and Benefit Plans (other than routine claims for benefits). BOP has not engaged in a transaction, or omitted to take any action, with respect to any BOP Compensation and Benefit Plan that would reasonably be expected to subject BOP to a material unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

4.13.3 Neither BOP nor any entity which is considered one employer with BOP under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “BOP ERISA Affiliate”) (such plan hereinafter referred to as a “BOP ERISA Affiliate Plan”) currently maintains or has ever maintained an BOP Compensation and Benefit Plan which is subject to Section 412 of the Code or Title IV of ERISA. Neither BOP nor any BOP ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

4.13.4 Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any BOP Compensation and Benefit Plan or BOP ERISA Affiliate Plan or any employee benefit arrangements to which BOP or any BOP Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on BOP’s consolidated financial statements to the extent required by GAAP. BOP and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable BOP Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5 Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.5, neither BOP nor any BOP Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any BOP Compensation and Benefit Plan, other than benefits mandated by COBRA. Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by BOP or any BOP Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6 Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.6, BOP and its Subsidiaries do not maintain any BOP Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7 Except as set forth in BOP DISCLOSURE SCHEDULE 4.13.7, with respect to each BOP Compensation and Benefit Plan, if applicable, BOP has provided or made available to ISBC copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial reports and financial statements; (D) most recent summary plan description and any underlying distribution election forms, loan documents, independent valuation, loan amortization schedules and benefit schedules, as applicable; (E) most recent determination or advisory letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), if applicable; and (H) all material communications with any Governmental Entity with respect to any BOP Compensation and Benefit Plan.

4.13.8 Except as disclosed in BOP DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under the BOP Compensation and Benefit Plan; (C) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan; or (D) result in any material increase in benefits payable under any BOP Compensation and Benefit Plan.

4.13.9 Except as disclosed in BOP DISCLOSURE SCHEDULE 4.13.9, BOP Compensation and Benefit Plans that are deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) of BOP have been in compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by BOP to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance.

4.13.10 Except as disclosed in BOP DISCLOSURE SCHEDULE 4.13.10, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of BOP or any BOP Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.11 Except as disclosed in BOP DISCLOSURE SCHEDULE 4.3.4, there are no stock option or stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the BOP Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12 BOP DISCLOSURE SCHEDULE 4.13.12 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, severance arrangements or policies, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by BOP or any BOP Subsidiary for the benefit of officers, employee or directors of BOP or any BOP Subsidiary (the “Benefits Schedule”), assuming their employment or service is terminated without cause as of September 30, 2016 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.13.13 BOP has obtained written consent for each employee on whose behalf bank-owned life insurance (“BOLI”) has been purchased.

4.14. Brokers, Finders and Financial Advisors.

Neither BOP nor any BOP Subsidiary, nor any BOP Representative, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), a copy of which is attached to BOP DISCLOSURE SCHEDULE 4.14.

4.15. Environmental Matters.

4.15.1. With respect to BOP and each BOP Subsidiary:

(A) To the Knowledge of BOP, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon BOP or any BOP Subsidiary. To the Knowledge of BOP, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to BOP or any BOP Subsidiary by reason of any Environmental Laws. Neither BOP nor any BOP Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that BOP or any BOP Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities), by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon BOP or any BOP Subsidiary;

(B) There is no suit, action, executive or administrative order, directive, or proceeding pending or, to the Knowledge of BOP threatened, before any court, governmental agency or other forum against BOP or any BOP Subsidiary (i) for alleged noncompliance with, or liability under, any Environmental Law or (ii) relating to the presence of or Release of any Materials of Environmental Concern, on a site owned, leased or operated by BOP or any BOP Subsidiary (including Participation Facilities and Other Real Estate Owned);

(C) To the Knowledge of BOP, (i) there are no underground storage tanks on, in or under any properties owned or operated by BOP or any BOP Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by BOP or any BOP Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects; and

(D) To the Knowledge of BOP, the properties currently owned or operated by BOP or any BOP Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

4.16. Loan Portfolio and Investment Securities.

4.16.1. The allowance for loan losses reflected in the BOP Financial Statements as of December 31, 2015 was, and the allowance for loan losses reflected in the BOP Regulatory Reports and BOP Reports for periods ending after December 31, 2015 will be, adequate, as of the dates thereof, under GAAP in all material respects.

4.16.2. Except for any individual loans with principal outstanding balances of less than $50,000, BOP DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of February 29, 2016, by account, of: (i) all loans (including loan participations) of BOP or any BOP Subsidiary that have been accelerated during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (ii) all loan commitments or lines of credit of BOP or any BOP Subsidiary that have been terminated by BOP or any BOP Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified BOP or any BOP Subsidiary during three years preceding the date of this Agreement, or has asserted against BOP or any BOP Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of BOP, each borrower, customer or other party which has given BOP or any BOP Subsidiary any oral notification of, or orally asserted to or against BOP or any BOP Subsidiary, any such claim; (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by BOP and any BOP Subsidiary, or any applicable Bank Regulator, (D) to the Knowledge of BOP, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (F) where a specific reserve allocation exists in connection therewith, (G) that are required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; or (H) made pursuant to an exception to policy, and (v) all assets classified by BOP or any BOP Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of BOP and the BOP Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of BOP’s or the appropriate BOP Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. Except for any individual loans with a principal outstanding balance of less than $25,000, BOP has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of BOP and the BOP Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by BOP or the appropriate BOP Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.5. BOP and each BOP Subsidiary have good and marketable title to all securities owned by them, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of BOP or a BOP Subsidiary. Such securities are valued on the books of BOP in accordance with GAAP in all material respects. BOP and each BOP Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which BOP believes are prudent and reasonable.

4.17. Other Documents.

BOP has made available to ISBC copies of (i) its annual reports to stockholders for the years ended December 31, 2014, 2013 and 2012, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2015, 2014 and 2013.

4.18. Related Party Transactions.

Except as set forth in BOP DISCLOSURE SCHEDULE 4.18, neither BOP nor any BOP Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of BOP or any BOP Subsidiary. Except as described in BOP’s DISCLOSURE SCHEDULE 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of BOP or any BOP Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to BOP’s loan modification policy that is applicable to all Persons. Neither BOP nor any BOP Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by BOP is inappropriate.

4.19. Deposits.

Except as set forth in BOP DISCLOSURE SCHEDULE 4.19, none of the deposits of BOP is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state.

The affirmative vote of two-thirds of the issued and outstanding shares of BOP Common Stock is required to approve this Agreement and the Merger under the New Jersey Banking Law and BOP’s certificate of incorporation.

4.21. Registration Obligations.

Neither BOP nor any BOP Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BOP’s own account, or for the account of one or more of BOP’s Subsidiaries or their customers (all of which are set forth in BOP DISCLOSURE SCHEDULE 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of BOP and each BOP Subsidiary, with counterparties believed to be financially responsible at the time; and to BOP’s and each BOP Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of BOP or such BOP Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither BOP nor any BOP Subsidiary, nor, to the Knowledge of BOP, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Fairness Opinion.

BOP has received an opinion from Sandler O’Neill, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of BOP pursuant to this Agreement is fair to common stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Intellectual Property.

BOP and each BOP Subsidiary owns or, to BOP’s Knowledge, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither BOP nor any BOP Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. BOP and each BOP Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of BOP, the conduct of the business of BOP and each BOP Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25. Trust Accounts

Neither BOP nor any BOP Subsidiary has trust powers or acts as a fiduciary.

4.26. Information Security

Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on BOP, to the knowledge of BOP, since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of BOP and its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ISBC AND INVESTORS BANK

ISBC and Investors Bank represent and warrant to BOP that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the ISBC DISCLOSURE SCHEDULE delivered by ISBC to BOP on the date hereof. ISBC has made a good faith effort to ensure that the disclosure on each schedule of the ISBC DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the ISBC DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. Documents are made available by ISBC to BOP if such documents are available on the website of the SEC through EDGAR.

5.1. Standard.

No representation or warranty of ISBC or Investors Bank contained in this Article V shall be deemed untrue or incorrect, and neither ISBC nor Investors Bank shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes

(x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2.1, 5.4 and 5.8.

5.2. Organization.

5.2.1. ISBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. ISBC has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on ISBC.

5.2.2. Investors Bank is a New Jersey chartered savings bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits of Investors Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Investors Bank is a member in good standing of the FHLB of New York and owns the requisite amount of stock therein.

5.2.3. ISBC DISCLOSURE SCHEDULE 5.2.3 sets forth each ISBC Subsidiary. Each ISBC Subsidiary (other than Investors Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The respective minute books of ISBC and each ISBC Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

5.2.5. Prior to the date of this Agreement, ISBC has made available to BOP true and correct copies of the certificate of incorporation or charter and bylaws of ISBC.

5.3. Capitalization.

5.3.1. The authorized capital stock of ISBC consists of one billion (1,000,000,000) shares of ISBC Common Stock, of which three hundred fifty-nine million seventy thousand eight hundred and fifty-two (359,070,852) shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and one hundred million (100,000,000) shares of preferred stock, $0.01 par value (“ISBC Preferred Stock”), none of which are outstanding. There are thirty five million six hundred eighty-five thousand three hundred and forty-nine (35,685,349) shares of ISBC Common Stock held by ISBC as treasury stock. Neither ISBC nor any ISBC Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of ISBC Common Stock, or any other security of ISBC or any securities representing the right to vote, purchase or otherwise receive any shares of ISBC Common Stock or any other security of ISBC, other than shares issuable under the ISBC Stock Benefit Plans.

5.3.2. The authorized capital stock of Investors Bank consists solely of one hundred million (100,000,000) shares of common stock, par value $ 2.00 per share (“Investors Bank Common Stock”). All of the issued and outstanding shares of Investors Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by ISBC free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except as set forth in ISBC DISCLOSURE SCHEDULE 5.3.2, either ISBC or Investors Bank owns all of the outstanding shares of capital stock of each ISBC Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.3. Except as set forth in ISBC DISCLOSURE SCHEDULE 5.3.3, to the Knowledge of ISBC, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of ISBC Common Stock, except for equity interests held in the investment portfolios of ISBC or its subsidiaries, equity interests held by any ISBC Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of ISBC or its Subsidiaries, including stock in the FHLB of New York.

5.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which ISBC’s stockholders may vote has been issued by ISBC and are outstanding.

5.4. Authority; No Violation.

5.4.1. ISBC and Investors Bank each have full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ISBC and Investors Bank and the completion by ISBC and Investors Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of ISBC and Investors Bank, and no other corporate proceedings on the part of ISBC or Investors Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by ISBC and Investors Bank, and subject to the receipt of the Regulatory Approvals, constitutes the valid and binding obligations of ISBC and Investors Bank, enforceable against ISBC and Investors Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. This Agreement has been approved by ISBC in its capacity as sole stockholder of Investors Bank.

5.4.2. Subject to receipt of the Regulatory Approvals, and compliance by BOP and ISBC with any conditions contained therein,

(A) the execution and delivery of this Agreement by ISBC and Investors Bank,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by ISBC and Investors Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of ISBC or any ISBC Subsidiary or the charter and bylaws of Investors Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ISBC or any ISBC Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of ISBC, Investors Bank or any ISBC Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on ISBC and the ISBC Subsidiaries taken as a whole.

5.5. Consents.

Except for the receipt of Regulatory Approvals and compliance with any conditions contained therein, the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as any be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, approval of the listing of ISBC Common Stock to be issued in the Merger on the Nasdaq, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of ISBC Common Stock pursuant to this Agreement, and the approval of this Agreement by the requisite vote of the stockholders of BOP, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of ISBC, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by ISBC and Investors Bank and the completion of the Merger. To the Knowledge of ISBC, no fact or circumstance exists, including any possible other transaction pending or under consideration by ISBC or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FDIC or the NJ Department, or (ii) any required Regulatory Approvals or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the New Jersey Banking Law or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

5.6. Financial Statements and Reports.

5.6.1. ISBC has previously made available to BOP the ISBC Financial Statements. The ISBC Financial Statements (i) have been prepared from, and are in accordance with, the books and records of ISBC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of ISBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of ISBC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned (or informed ISBC that it intends to resign) or been dismissed as independent public accountants of ISBC as a result of or in connection with any disagreements with ISBC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.6.2. At the date of each balance sheet included in the ISBC Financial Statements, ISBC did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such ISBC Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3. Since December 31, 2013, ISBC has timely filed all reports, schedules, definitive proxy statements and other documents required to be filed with or furnished to the SEC pursuant to the Exchange Act (“ISBC Reports”), and no ISBC Report, as of the date thereof (and, in the case of proxy statements, on the dates of the relevant meetings), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all ISBC Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of ISBC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the ISBC Reports.

5.6.4. The records, systems, controls, data and information of ISBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ISBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ISBC. ISBC (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to ISBC, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of ISBC by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to ISBC outside auditors and the audit committee of ISBC Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect ISBC ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ISBC internal control over financial reporting. These disclosures (if any) were made in writing by management to ISBC’s auditors and audit committee and a copy has previously been made available to BOP.

5.6.5. Since December 31, 2012, (A) neither ISBC nor any ISBC Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of ISBC or any ISBC Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ISBC or any ISBC Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ISBC or any ISBC Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing ISBC or any ISBC Subsidiary, whether or not employed by ISBC or any ISBC Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.7. Taxes.

ISBC and the ISBC Subsidiaries that are at least 80 percent owned by ISBC are members of the same affiliated group within the meaning of Code Section 1504(a). ISBC has duly filed all federal, state and local tax returns required to be filed by or with respect to ISBC and each ISBC Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of ISBC, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from ISBC and any ISBC Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, ISBC has received no notice of, and to the Knowledge of ISBC, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of ISBC or any ISBC Subsidiary, and no claim has been made by any authority in a jurisdiction where ISBC or any ISBC Subsidiary do not file tax returns that ISBC or any such ISBC Subsidiary is subject to taxation in that jurisdiction. Except as set forth in ISBC DISCLOSURE SCHEDULE 5.7, ISBC and ISBC Subsidiary have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. ISBC and each ISBC Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and ISBC and each ISBC Subsidiary, to the Knowledge of ISBC, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.8. No Material Adverse Effect.

ISBC and the ISBC Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ISBC.

5.9. Ownership of Property; Insurance Coverage.

5.9.1. ISBC and each ISBC Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by ISBC or each ISBC Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the ISBC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of New York, inter-bank credit facilities, or any transaction by a ISBC Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. ISBC and each ISBC Subsidiary, as lessee, have the right under valid and subsisting leases of real and personal properties used by ISBC and the ISBC Subsidiary in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2. ISBC and each ISBC Subsidiary currently maintain insurance considered by ISBC to be reasonable for their respective operations. Neither ISBC nor any ISBC Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect, and within the last three years ISBC and each ISBC Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies except as disclosed in ISBC DISCLOSURE SCHEDULE 5.9.2.

5.10. Legal Proceedings.

Except as set forth in Section 5.10 of ISBC DISCLOSURE SCHEDULE, there is no suit, action, investigation or proceeding pending or, to the knowledge of the ISBC, threatened against or affecting the ISBC or any ISBC Subsidiary (and the ISBC is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, if determined adversely to the ISBC, would (A) have a Material Adverse Effect on the ISBC, or (B) be reasonably likely to prevent or materially delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement.

5.11. Compliance With Applicable Law.

5.11.1. To the Knowledge of ISBC, each of ISBC and each ISBC Subsidiary are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither ISBC nor any ISBC Subsidiary has received any written notice to the contrary. The Board of Directors of Investors Bank has adopted and Investors Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures; or (ii) has been deemed ineffective.

5.11.2. Each of ISBC and each ISBC Subsidiary have all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of ISBC, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.2.

5.11.3. Since January 1, 2013, and except as set forth in ISBC DISCLOSURE SCHEDULE 5.11.3, neither ISBC nor any ISBC Subsidiary has received any written notification or, to the Knowledge of ISBC, any other communication from any Bank Regulator (i) asserting that ISBC or any ISBC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to ISBC or any ISBC

Subsidiary; (iii) requiring or threatening to require ISBC or any ISBC Subsidiary, or indicating that ISBC or any ISBC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of ISBC or any ISBC Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of ISBC or any ISBC Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither ISBC nor any ISBC Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Investors Bank as to compliance with the CRA is “Satisfactory” or better.

5.12. Employee Benefit Plans.

5.12.1. ISBC DISCLOSURE SCHEDULE 5.12.1 includes a list of all employment agreements, change in control agreements, severance agreements or arrangements, consulting agreements, existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by ISBC or any ISBC Subsidiary and in which employees in general may participate (the “ISBC Compensation and Benefit Plans”). Each ISBC Compensation and Benefit Plan has been administered in form and in operation, in all material respects with its terms and all applicable requirements of law and no notice has been issued by any Governmental Entity questioning or challenging such compliance.

5.12.2. To the Knowledge of ISBC and except as disclosed in ISBC DISCLOSURE SCHEDULE 5.12.2, each ISBC Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each ISBC Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or has requested and expects to receive a favorable determination letter or a volume submitter plan advisory opinion letter from the IRS, and ISBC is not aware of any circumstances which are reasonably likely to result in revocation of any such letter. There is no material pending or, to the Knowledge of ISBC, threatened action, suit or claim relating to any of the ISBC Compensation and Benefit Plans (other than routine claims for benefits). Neither ISBC nor any ISBC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any ISBC Compensation and Benefit Plan that would reasonably be expected to subject ISBC or any ISBC Subsidiary to an unpaid tax or penalty imposed by either Chapter 43 of the Code or Sections 409 or 502 of ERISA.

5.12.3. No liability to any Governmental Entity, other than PBGC premiums arising in the ordinary course of business, has been or is expected by ISBC or any of its Subsidiaries to be incurred with respect to any ISBC Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA (“ISBC Defined Benefit Plan”), or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) currently or formerly maintained by ISBC or any entity which is considered one employer with ISBC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ISBC ERISA Affiliate”) (such plan hereinafter referred to as an “ISBC ERISA Affiliate Plan”). No ISBC Defined Benefit Plan is a “multiemployer pension plan,” as such term is defined in Section 3(37) of ERISA. To the Knowledge of ISBC, except as set forth in ISBC DISCLOSURE SCHEDULE 5.12.3, no ISBC Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof.

5.12.4. All material contributions required to be made under the terms of any ISBC Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which ISBC or any ISBC Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on ISBC’s consolidated financial statements to the extent required by GAAP. ISBC and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable ISBC Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.13. Environmental Matters.

5.13.1. To the Knowledge of ISBC, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it or any ISBC Subsidiary (including, without limitation, in a fiduciary or agency capacity), or on which it or any ISBC Subsidiary holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon ISBC or any ISBC Subsidiary. To the Knowledge of ISBC, no condition has existed or event has occurred with respect to it or any ISBC Subsidiary or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to ISBC or any ISBC Subsidiary by reason of any Environmental Laws. Neither ISBC nor any ISBC Subsidiary has received any written notice from any Person that ISBC or any ISBC Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon ISBC or any ISBC Subsidiary.

5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the ISBC’s Knowledge, threatened, before any court, governmental agency or other forum against ISBC or any ISBC Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by ISBC or any ISBC Subsidiary.

5.14. Loan Portfolio.

The allowance for loan losses reflected in ISBC’s audited consolidated statement of condition at December 31, 2015 was, and the allowance for loan losses shown on the balance sheets in ISBC’s Financial Statements for periods ending after December 31, 2015 were or will be, adequate, as of the dates thereof, under GAAP.

5.15. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for ISBC’s own account, or for the account of one or more of ISBC’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of ISBC and each ISBC Subsidiary, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of ISBC or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither ISBC nor any ISBC Subsidiary, nor to the Knowledge of ISBC any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.16. Brokers, Finders and Financial Advisors.

Neither ISBC nor any ISBC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of RBC Capital Markets, LLC and Keefe, Bruyette & Woods, Inc. by ISBC and the fees payable pursuant thereto.

5.17. Trust Accounts.

Neither Investors Bank nor any ISBC Subsidiary has trust powers or acts as a fiduciary.

5.18. ISBC Common Stock.

The shares of ISBC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19. Intellectual Property.

ISBC and each ISBC Subsidiary own or, to ISBC’s Knowledge, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment (except as set forth in ISBC DISCLOSURE SCHEDULE 5.19, and neither ISBC nor any ISBC Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. ISBC and each ISBC Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of ISBC, the conduct of the business of ISBC and each ISBC Subsidiary as currently conducted or proposed to be conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

ARTICLE VI

COVENANTS OF BOP

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of ISBC, which consent will not be unreasonably withheld, conditioned or delayed, BOP will, and it will cause each BOP Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2. Negative Covenants. BOP agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in BOP DISCLOSURE SCHEDULE 6.1.2, or consented to by ISBC in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the BOP Subsidiaries not to:

(A) change or waive any provision of its certificate of incorporation, Charter or bylaws, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its certificate of incorporation or charter);

(B) change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding BOP Stock Options or the BOP Warrants), issue any shares of BOP Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the BOP Stock Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock.

(C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) except in the ordinary course of business consistent with past practice;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, or grant, or take any action to cause the accelerated vesting of, any stock option, BOP Restricted Share or any other type of equity award to, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on BOP DISCLOSURE SCHEDULES 4.9.1 and 4.13.1, (ii) the cash compensation to be paid to each outside director in lieu of the annual grant of stock options, as set forth in BOP DISCLOSURE SCHEDULE 6.1.2(E), provided, however, that such cash compensation shall be reduced to the extent necessary to avoid penalties under Section 280G of the Code, and (iii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice. Neither BOP nor any BOP Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except that BOP may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate BOP or any BOP Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of BOP or any BOP Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between BOP, or any BOP Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any BOP Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office,

(H) sell or otherwise dispose of the capital stock of BOP or sell or otherwise dispose of any asset of BOP or of any BOP Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of New York and Atlantic Community Bankers Bank, subject any asset of BOP or of any BOP Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) take any action that would result in any of the representations and warranties of BOP set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating BOP;

(K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which BOP or any BOP Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, purchase any non-agency securities, purchase mortgage-backed securities with collateral greater than an original term of 15 years, or with an average life greater than 5 years in the base case or 6 years in an +300bp immediate rate shock; purchase agency debt securities with terms greater than 3 years, or purchase any other security for its investment portfolio inconsistent with BOP’s or any BOP Subsidiary’s current investment policy;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which are set forth in BOP DISCLOSURE SCHEDULE 6.12(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit, letters of credit and loan participations) in an amount: in excess of $3.0 million for a commercial real estate loan; in excess of $500,000 for a commercial business loan; in excess of $1.0 million for a construction loan; in excess of $1.0 million for a residential loan; or in excess of $250,000 for a home equity line of credit. In addition, the prior approval of ISBC is required with respect to the foregoing: (i) any new loan or credit facility commitment with an initial risk rating of 6 or greater per BOP’s existing loan policies; (ii) any new loan or credit facility commitment secured by any property located outside of the State of New Jersey; Southeastern Pennsylvania, including Philadelphia, Pennsylvania; New York, New York; and Brooklyn, New York; and (iii) any new construction loan or credit facility that is on a speculative basis. Provided, that ISBC shall be deemed to have consented if no written response is provided within two business days of email or other delivery of a written request for consent to Richard Spengler, Executive Vice President and Chief Lending Officer.

(N) enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (M) above, and a deposit transaction) with any Affiliate; provided that ISBC shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if ISBC does not object to any such proposed renewal, extension or modification within three business days of receipt by ISBC of a request by BOP to renew, extend or modify such a transaction along with all financial or other data that ISBC may reasonably request in order to evaluate the same;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any BOP Compensation and Benefit Plan;

(S) except as set forth in BOP DISCLOSURE SCHEDULE 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Investors Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by BOP of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(Y) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with ISBC and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of ISBC (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers regarding the Merger without the prior approval of ISBC (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(Z) take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(AA) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, BOP will cause one or more of its representatives to confer with representatives of ISBC and report the general status of its ongoing operations at such times as ISBC may reasonably request.

BOP will promptly notify ISBC of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving BOP or any BOP Subsidiary. Any information provided pursuant to this Section 6.2 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

6.2.2. BOP and Investors Bank shall meet on a regular basis to discuss and plan for the conversion of BOP’s data processing and related electronic informational systems to those used by Investors Bank, which planning shall include, but not be limited to, discussion of the possible (i) termination by BOP of third-party service provider arrangements effective at the Effective Time or at a date thereafter, (ii) non-renewal of personal property leases and software licenses used by BOP in connection with its systems operations, (iii) retention of outside consultants and additional employees to assist with the conversion, and (iv) outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that BOP shall not be obligated to take any such action prior to the Effective Time and, unless BOP otherwise agrees, in writing, no conversion shall take place prior to the Effective Time. In the event that BOP takes, at the request of Investors Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Investors Bank shall pay any such fees and charges directly to such third parties, and shall indemnify BOP for the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by BOP, or a termination of this Agreement under Section 11.1.8, 11.1.9 or 11.1.10.

6.2.3. BOP shall provide Investors Bank, substantially contemporaneously with the delivery to the Board of Directors of BOP of the materials for the monthly board meeting, a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans. On a monthly basis, BOP shall provide Investors Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. BOP and ISBC shall promptly inform each other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of BOP or any BOP Subsidiary or ISBC or any ISBC Subsidiary, respectively, under any labor or employment law.

6.3. Access to Properties and Records.

6.3.1. Subject to Section 12.1 hereof, BOP shall permit ISBC and Investors Bank reasonable access upon reasonable notice to its properties and those of the BOP Subsidiaries, and shall disclose and make available to ISBC and Investors Bank during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter BOP reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which ISBC and Investors Bank may have a reasonable interest; provided, however, that BOP shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in BOP’s reasonable judgment, would interfere with the normal conduct of BOP’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to ISBC is prohibited by law or regulation. BOP shall provide and shall request its auditors to provide ISBC with such historical financial information regarding it (and related audit reports and consents) as ISBC may reasonably request for securities disclosure purposes. ISBC and Investors Bank shall use commercially reasonable efforts to minimize any interference with BOP’s regular business operations during any such access to BOP’s property, books and records.

6.3.2. Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall ISBC have access to any information that, based on advice of BOP’s counsel, would (a) reasonably be expected to waive any material legal privilege (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of BOP with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by ISBC, BOP has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that ISBC shall not conduct any environmental sampling without the prior written consent of BOP, which consent may not be unreasonably withheld or delayed. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of BOP or such Person or Persons as may be designated by BOP. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, BOP will furnish to ISBC copies of each annual, interim or special audit of the books of BOP and each BOP Subsidiary made by its independent auditors and copies of all internal control reports submitted to BOP by such auditors in connection with each annual, interim or special audit of the books of BOP and the BOP Subsidiaries made by such auditors.

6.4.2. BOP will furnish to ISBC copies of all documents, statements and reports as it or any BOP Subsidiary shall send to its stockholders, the FDIC, the Commissioner, or any other Regulatory Authority, except as legally prohibited thereby. Within 15 days after the end of each month, BOP will deliver to ISBC a list and description of loans originated by BOP since the prior month end.

6.4.3. To the extent not prohibited by law or regulation, BOP will advise ISBC promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of BOP or any BOP Subsidiary.

6.4.4. With reasonable promptness, BOP will furnish to ISBC such additional financial data that BOP possesses and as ISBC may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

BOP shall maintain, and cause the BOP Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, BOP will promptly supplement or amend the BOP DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BOP DISCLOSURE SCHEDULE or which is necessary to correct any information in such BOP DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such BOP DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

BOP shall use all commercially reasonable efforts, and shall cause each BOP Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, BOP shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8. All Reasonable Efforts.

BOP agrees to use, and agrees to cause each BOP Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that BOP determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify ISBC.

6.10. No Solicitation.

6.10.1. BOP shall not, and shall cause the BOP Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “BOP Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than ISBC) any information or data with respect to BOP or any of the BOP Subsidiaries or otherwise relating to an Acquisition Proposal; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by BOP or any BOP Representative, whether or not such BOP Representative is so authorized and whether or not such BOP Representative is purporting to act on behalf of BOP or otherwise, shall be deemed to be a breach of this Agreement by BOP. BOP and each BOP Subsidiary shall, and shall cause each of BOP Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from ISBC), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving BOP or any of the BOP Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of BOP or any of the BOP Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of BOP and the BOP Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of BOP or any of the BOP Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of BOP or any BOP Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2. Notwithstanding Section 6.10.1, BOP may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) BOP has received a bona fide unsolicited written Acquisition Proposal, prior to the BOP Stockholders Meeting, that did not result from a breach of this Section 6.10; (ii) the BOP Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) BOP has provided ISBC with at least one (1) full business day prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to BOP or any of the BOP Subsidiaries or otherwise relating to an Acquisition Proposal, BOP receives from such Person a confidentiality agreement with terms no less favorable to BOP than those contained in the Confidentiality Agreement. BOP shall promptly provide to ISBC any non-public information regarding BOP or the BOP Subsidiaries provided to any other Person that was not previously provided to ISBC, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the BOP Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of BOP Common Stock or all, or substantially all, of the assets of BOP and the BOP Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of BOP Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the holders of BOP Common Stock pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the BOP Stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3. BOP shall promptly (and in any event within twenty-four (24) hours) notify ISBC in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, BOP or any BOP Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). BOP agrees that it shall keep ISBC informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4. Subject to Section 6.10.5, neither the BOP Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to ISBC in connection with the transactions contemplated by this Agreement (including the Merger), the BOP Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with BOP Stockholders Meeting or otherwise, inconsistent with the BOP Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the BOP Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause BOP or any of the BOP

Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2 or (B) requiring BOP to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5. Notwithstanding Section 6.10.4, prior to the date of BOP Stockholders Meeting, the BOP Board may approve or recommend to the stockholders of BOP a Superior Proposal and withdraw, qualify or modify the BOP Recommendation in connection therewith (a “BOP Subsequent Determination”) after the third (3rd) business day following ISBC’s receipt of a notice (the “Notice of Superior Proposal”) from BOP advising ISBC that the BOP Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that BOP shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that BOP proposes to accept, and that the BOP Board may approve or recommend the revised Superior Proposal only after the third (3rd) business day following ISBC’s receipt of the new Notice of Superior Proposal) if, but only if, (i) the BOP Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to BOP’s stockholders under applicable law, and (ii) at the end of such three (3) business day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by ISBC since its receipt of such Notice of Superior Proposal (provided, however, that ISBC shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the BOP Board has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the BOP Recommendation or the making of a BOP Subsequent Determination by the BOP Board shall not change the approval of the BOP Board for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the transactions contemplated hereby and thereby, including the Merger.

6.10.6. Nothing contained in this Section 6.10 or elsewhere in this Agreement shall prohibit BOP from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, to the extent applicable.

6.11. Board of Directors and Committee Meetings.

BOP shall permit representatives of ISBC or Investors Bank (no more than two) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that BOP shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of BOP or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of ISBC or Investors Bank, or (ii) that BOP would not be required to disclose under Section 6.3.3 hereof.

6.12 Certain BOP Employee Benefit Plans.

6.12.1 BOP shall take all necessary actions to terminate the BOP 401(k) Plan immediately prior to the Effective Time. In connection with the termination of the BOP 401(k) Plan, BOP or Investors Bank following the Effective Time, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the BOP 401(k) Plan. As soon as administratively practicable following the receipt of such favorable determination letter, the account balances of all participants and beneficiaries in the BOP 401(k) Plan shall either be distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the requirements of the Code and ERISA. Notwithstanding the foregoing, Continuing Employees may elect to roll over their BOP 401(k) Plan accounts (excluding loans) into the Investors Bank 401(k) Plan. BOP shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.12.1.

6.12.2 BOP shall terminate the any BOP paid time off and/or vacation policy as provided in BOP DISCLOSURE SCHEDULE 6.12.2 immediately prior to the Effective Time. Any paid time off accrued or earned under the BOP PTO Policy by any employee of BOP or BOP Subsidiary who does not become a Continuing Employee as of the Effective Time shall be paid by BOP immediately prior to the Effective Time. BOP shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.12.2.

6.12.3 BOP shall terminate the BOP Stock Plans, including all underlying award agreements, as of the Effective Time.

6.13 Litigation.

BOP shall provide ISBC the opportunity to participate at ISBC’s own expense in the defense or settlement of any shareholder litigation against BOP and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without ISBC’s prior written consent.

ARTICLE VII

COVENANTS OF ISBC AND INVESTORS BANK

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of BOP, which consent will not be unreasonably withheld, conditioned or delayed, ISBC and Investors Bank will, and they will cause each ISBC Subsidiary to operate its business in the usual, regular and ordinary course of business, use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied. ISBC further agrees that, from the date of this Agreement to the Effective Time, except as (a) otherwise specifically permitted or required by this Agreement, (b) set forth in ISBC Disclosure Schedule 7.1, (c) consented to by BOP in writing and such consent shall not be unreasonably withheld, conditioned or delayed, or (d) required by any Bank Regulator, ISBC will not, and it will cause each ISBC Subsidiary not to (i) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law; or (ii) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

7.2. Financial and Other Statements and Information.

ISBC will advise BOP promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of ISBC or any of the ISBC Subsidiaries. During the period from the date of this Agreement to the Closing Date, ISBC will cause one or more of its representatives to confer with representatives of BOP and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as BOP may reasonably request. ISBC and Investors Bank shall be reasonably responsive to requests by BOP for access to such information and personnel regarding ISBC and Investors Bank as may be reasonably necessary for BOP to confirm that the representations and warranties of ISBC and Investors Bank contained herein are true and correct and that the covenants of ISBC and Investors Bank contained herein have been performed in all material respects; provided, however, that neither ISBC nor Investors Bank shall be required to take any action that would provide access to or to disclose information where such access or disclosure, in ISBC’s or Investors Bank’s reasonable judgment, would interfere with the normal conduct of ISBC’s or Investors Bank’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.3. Disclosure Supplements.

From time to time prior to the Effective Time, ISBC will promptly supplement or amend the ISBC DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ISBC DISCLOSURE SCHEDULE or which is necessary to correct any information in such ISBC DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such ISBC DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4. Consents and Approvals of Third Parties.

ISBC and Investors Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5. All Reasonable Efforts.

Subject to the terms and conditions herein provided, ISBC and Investors Bank agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.6. Failure to Fulfill Conditions.

In the event that ISBC or Investors Bank determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BOP.

7.7. Employee Benefits; Advisory Board; Foundation.

7.7.1 Except as otherwise provided in this Agreement, ISBC will review all the BOP Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. In the event that any BOP Compensation and Benefit Plan is frozen or terminated by ISBC, ISBC will use best efforts so that former employees of BOP who become employees of ISBC or Investors Bank after the Effective Time (“Continuing Employees”) who were participants in such plan will become eligible to participate in any ISBC Compensation and Benefit Plan of similar character (to extent that one exists, other than any ISBC non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement), provided, however, that Continuing Employees shall not be eligible to participate in the ISBC Defined Benefit Plan. Continuing Employees who become participants in a ISBC Compensation and Benefits Plan shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of BOP or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall be given under the ISBC ESOP only for purposes of determining eligibility to participate in such plan and not for vesting purposes, and provided further, that credit for prior service shall not be given under the ISBC Defined Benefit Plan. This Agreement shall not be construed to limit the ability of ISBC or Investors Bank to terminate the employment of any BOP employee or to review any BOP Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.7.2 ISBC shall honor the contractual terms of all employment, consulting, change in control, severance and deferred compensation agreements, if any, listed on BOP DISCLOSURE SCHEDULE 4.13.1 (collectively, the “BOP Severance Agreements”), except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time. The estimated amounts payable under the BOP Severance Agreements are set forth in the Benefits Schedule. To the extent any payments or benefits would constitute a “parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Code.

7.7.3 Any employee of BOP, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily (other than for cause) within one year following the Closing Date shall receive a lump sum severance payment from Investors Bank equal to two weeks’ pay at the rate then in effect, for each full year of employment with BOP, with a minimum severance payment of four weeks and up to a maximum of 26 weeks, provided that such employee enters into a release of claims against ISBC and Investors Bank, their Subsidiaries and affiliates in a form satisfactory to ISBC.

7.7.4 In the event of any termination of any BOP health plan or consolidation of any such plan with any ISBC or Investors Bank health plan, ISBC shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to ISBC employees. Unless a Continuing Employee affirmatively terminates coverage under a BOP health plan prior to the time that such Continuing Employee becomes eligible to participate in the ISBC health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the BOP health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of ISBC and their dependents. In the event of a termination or consolidation of any BOP health plan, terminated BOP employees and qualified beneficiaries will have the right to continued coverage under group health plans of ISBC in accordance with COBRA.

7.7.5 ISBC and Investors Bank agree to take all such actions related to the BOP 401(k) Plan as stated in Section 6.12 of this Agreement.

7.7.6 Effective as of the Closing Date, Investors Bank will appoint all members of the BOP Board as of the date of this Agreement to serve as paid members of an advisory board (the “Advisory Board”), the function of which will be, among other things, to advise Investors Bank with respect to the BOP market area, deposit and lending activities and customer relationships. Investors Bank shall maintain the Advisory Board for a period of no less than three years. The annual compensation and duties of the Advisory Board are set forth in ISBC DISCLOSURE SCHEDULE 7.7.6.

7.7.7 Investors Bank and BOP agree to jointly establish a retention bonus pool to be paid to certain designated BOP employees, with such recipients, amount of payments and timing of payments to be agreed to in writing by the parties no later than 45 days following the date of this Agreement. Such payments shall be made to the applicable individuals if they are still employed by one of the parties upon their designated “work through” date as set forth in the written retention bonus pool agreement. The parties reserve the right to amend the retention bonus pool agreement from time to time, by a mutual written agreement. The aggregate amount of such retention bonuses payable under the Retention Bonus Pool Agreement is set forth in ISBC DISCLOSURE SCHEDULE 7.7.7.

7.7.8 ISBC and Investors Bank shall use their best efforts to cause the Investors Charitable Foundation, from time to time and over a period of no more than three years following the Effective Time, to make contributions of no less than $1,000,000 in the aggregate to qualifying charitable and community organizations in the communities presently served by BOP.

7.8. Directors and Officers Indemnification and Insurance.

7.8.1. ISBC shall maintain, or shall cause Investors Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by BOP (provided, that ISBC may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time (the “Tail Insurance Coverage”); provided, however, that in no event shall ISBC be required to expend pursuant to this Section 7.8.1 more than 200% of the annual cost currently expended by BOP with respect to Tail Insurance Coverage (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, ISBC shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, BOP agrees in order for ISBC to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims. BOP will directly involve ISBC in the negotiation of the Tail Insurance Coverage as well as with respect to the negotiations of the renewal of BOP’s current directors’ and officers’ insurance policy.

7.8.2. In addition to Section 7.8.1, from and after the Effective Time, Investors Bank shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of BOP or a BOP Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Investors Bank, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of BOP or a BOP Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by BOP under the New Jersey Banking Law and under BOP’s certificate of incorporation and bylaws. Investors Bank shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by New Jersey Banking Law (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.8.2 upon learning of any Claim, shall notify Investors Bank (but the failure so to notify Investors Bank shall not relieve it from any liability which it may have under this Section 7.8.2, except to the extent such failure materially prejudices Investors Bank) and shall deliver to Investors Bank the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) Investors Bank shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Investors Bank shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Investors Bank elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Investors Bank and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Investors Bank shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Investors Bank shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, and (3) Investors Bank shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.8.3. The obligations of Investors Bank provided under this Section 7.8 are intended to be enforceable against Investors Bank directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Investors Bank. Investors Bank shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.8 to the fullest extent permitted under applicable law; however such payment of costs should be immediately reimbursed to Investors Bank by such Indemnified Party if they are not successful enforcing the indemnity or other obligations provided for in this Section 7.8. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.9. Stock Listing.

ISBC agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the ISBC Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of ISBC Common Stock to be issued in the Merger.

7.10. Stock and Cash Reserve.

ISBC agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of ISBC Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. Meeting of Stockholders; Proxy Statement-Prospectus; Merger Registration Statement

8.1.1. BOP will as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in BOP’s reasonable judgment, necessary or desirable (the “BOP Stockholders Meeting”). BOP agrees that its obligations pursuant to this Section 8.1 shall not be affected by the commencement, public proposal, public disclosure or communication to BOP of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 6.10.4, BOP shall, (i) through BOP’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “BOP Recommendation”), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such BOP Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the BOP Stockholders a vote approving and adopting this Agreement, including utilizing the services of a professional proxy soliciting firm mutually agreeable to ISBC and BOP. BOP shall adjourn or postpone the BOP Stockholders Meeting, and further solicit proxies, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BOP Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting BOP has not received proxies representing a sufficient number of shares necessary to obtain stockholder approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the BOP Stockholders Meeting shall be convened and this Agreement shall be submitted to the stockholders of BOP for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve BOP of such obligation.

8.1.2. For the purposes (x) of registering ISBC Common Stock to be offered to holders of BOP Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the BOP Stockholders Meeting, ISBC shall draft and prepare, and BOP shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by BOP to the BOP stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). ISBC shall provide BOP and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. ISBC shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of ISBC and BOP shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and BOP shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. ISBC shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and BOP shall furnish all information concerning BOP and the holders of BOP Common Stock as may be reasonably requested in connection with any such action.

8.1.3. ISBC shall, as soon as is practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the Merger Registration Statement. ISBC will advise BOP promptly after ISBC receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of ISBC Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and ISBC will provide BOP with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as BOP may reasonably request.

8.1.4. BOP and ISBC shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, BOP shall cooperate with ISBC in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and ISBC shall file an amended Merger Registration Statement with the SEC, and BOP shall mail a Proxy Statement-Prospectus to BOP’s stockholders.

8.2. Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and ISBC and Investors Bank will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall ISBC or Investors Bank be required to agree to any prohibition, limitation, or other requirement of any Bank Regulator that would (a) prohibit or materially limit the ownership or operation by ISBC or Investors Bank of all or any material portion of the business or assets of BOP or any BOP Subsidiary, (b) compel ISBC or Investors Bank to dispose of or hold separate all or any material portion of the business or assets of BOP or any BOP Subsidiary, (c) impose a material compliance burden, penalty or obligation on ISBC or Investors Bank resulting from noncompliance by BOP with its regulatory obligations; or (d) otherwise materially impair the value of BOP and the BOP Subsidiaries (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. BOP shall have the right to review, and to the extent practicable to consult with ISBC and Investors Bank on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity. ISBC shall give BOP and its counsel the opportunity to review, and to the extent practicable to consult with ISBC and Investors Bank on, each filing prior to its being filed with a Bank Regulator and shall give BOP and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of BOP.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect with respect to ISBC, Investors Bank or BOP, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of ISBC Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. Nasdaq Listing. The shares of ISBC Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.1.6. Tax Opinion. ISBC and BOP shall have received an opinion, dated as of the Effective Time, of Luse Gorman, PC, or another law firm reasonably acceptable to ISBC and BOP, reasonably satisfactory in form and substance to ISBC and BOP (and its counsel), based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

9.2. Conditions to the Obligations of ISBC and Investors Bank under this Agreement.

The obligations of ISBC and Investors Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of BOP set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and BOP shall have delivered to ISBC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of BOP as of the Effective Time.

9.2.2. Agreements and Covenants. BOP shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and ISBC shall have received a certificate signed on behalf of BOP by the Chief Executive Officer and Chief Financial Officer of BOP to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. BOP and the BOP Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4. Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

9.2.5. Dissenting Shares. As of immediately prior to the Effective Time, not more than 12.5% of the issued and outstanding shares of BOP Common Stock shall have served a written notice of dissent from this Agreement to BOP under the New Jersey Banking Law.

BOP will furnish ISBC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as ISBC may reasonably request.

9.3. Conditions to the Obligations of BOP under this Agreement.

The obligations of BOP under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of ISBC and Investors Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and ISBC and Investors Bank shall have delivered to BOP a certificate to such effect signed by the Chief Executive Officer or Chief Operating Officer and the Chief Financial Officer of ISBC and Investors Bank as of the Effective Time.

9.3.2. Agreements and Covenants. ISBC and Investors Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and BOP shall have received a certificate signed on behalf of ISBC and Investors Bank by the Chief Executive Officer or Chief Operating Officer and Chief Financial Officer of ISBC and Investors Bank to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. ISBC and Investors Bank shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure to obtain which would have a Material Adverse Effect on ISBC and its Subsidiaries, taken as a whole.

9.3.4. Payment of Merger Consideration. ISBC shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide BOP with a certificate evidencing such delivery.

ISBC and Investors Bank will furnish BOP with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as BOP may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the ISBC, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m., or at such other place or time upon which ISBC and BOP mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place by electronic delivery or at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to ISBC and BOP the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, ISBC shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of BOP:

11.1.1. At any time by the mutual written agreement of ISBC and BOP;

11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by BOP) or Section 9.3.1 (in the case of a breach of a representation or warranty by ISBC or Investors Bank);

11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by BOP) or Section 9.3.2 (in the case of a breach of covenant by ISBC or Investors Bank);

11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by ISBC and BOP; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either party, if the stockholders of BOP shall have voted at the BOP Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;

11.1.6. By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become nonappealable and (y) does not approve this

Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

11.1.8. By ISBC and Investors Bank, (i) if BOP shall have materially breached its obligations under Section 6.10 or 8.1.1 of this Agreement or (ii) if the BOP Board does not publicly recommend in the Proxy Statement-Prospectus for the BOP Stockholders Meeting that the BOP Stockholders approve and adopt this Agreement or if, after making the BOP Recommendation in the Proxy Statement-Prospectus for the BOP Stockholders Meeting, the BOP Board makes a BOP Subsequent Determination.

11.1.9. By ISBC and Investors Bank if BOP has received a Superior Proposal and BOP has entered into an acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to ISBC.

11.1.10. By the BOP Board if BOP has received a Superior Proposal and the BOP Board has made a determination to accept such Superior Proposal.

11.1.11. By BOP, if the BOP Board so determines by a majority vote of the members of its entire Board, at any time during the five business day period commencing on the Determination Date, such termination to be effective on the 10th business day following such Determination Date, if both of the following conditions are satisfied:

(i) The ISBC Market Value is less than the Initial ISBC Market Value multiplied by 0.80; and

(ii)  (a) the number obtained by dividing the ISBC Market Value by the Initial ISBC Market Value (“ISBC Ratio”) shall be less than (b) the Index Ratio minus 0.20;

subject, however, to the following three sentences. If BOP elects to exercise its termination right pursuant to this Section 11.1.11, it shall give prompt written notice thereof to ISBC. During the five business day period commencing with its receipt of such notice, ISBC shall have the option to increase the consideration to be received by the holders of BOP Common Stock hereunder by adjusting the Exchange Ratio to equal the lesser of: (i) a quotient, the numerator of which is equal to the product of the Initial ISBC Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20, and the denominator of which is equal to ISBC Market Value; or (ii) the quotient determined by dividing the Initial ISBC Market Value by the ISBC Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and

0.80. If ISBC so elects, it shall give, within such five business-day period, written notice to BOP of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 11.1.11 and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio and the Merger Consideration shall have been so modified).

For purposes of this Section 11.1.11, the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all Regulatory Approvals necessary for consummation of the Mergers have been received (disregarding any waiting period).

“Final Index Price” means the average of the daily closing value of the Index for the five consecutive trading days immediately preceding the Determination Date.

“Initial Index Price” means the closing value of the Index on the trading day immediately preceding the execution of this Agreement.

“Index” means the KBW Regional Bank Index.

“Index Ratio” shall be the Final Index Price divided by the Initial Index Price.

“Initial ISBC Market Value” means $11.68, adjusted if applicable as indicated in the last sentence of Section 11.1.11.

“ISBC Market Value” shall be the average of the daily closing sales prices of a share of ISBC Common Stock as reported on the Nasdaq for the five consecutive trading days immediately preceding the Determination Date.

If ISBC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices of ISBC Common Stock shall be appropriately adjusted for the purposes of applying this Section 11.1.11.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement-Prospectus and all filing and other fees paid to the SEC in connection with the Merger Registration Statement shall be borne equally by ISBC and BOP.

(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud.

(C) As a condition of ISBC’s willingness, and in order to induce ISBC to enter into this Agreement, and to reimburse ISBC for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, BOP hereby agrees to pay ISBC, and ISBC shall be entitled to payment of, a fee of $6.4 million (the “Fee”), within three business days after written demand for payment is made by ISBC, following the occurrence of any of the events set forth below:

(i) BOP terminates this Agreement pursuant to Section 11.1.10 or ISBC and Investors Bank terminate this Agreement pursuant to Section 11.1.8 or 11.1.9; or

(ii) The entering into a definitive agreement by BOP relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving BOP within nine months after the occurrence of any of the following: (i) the termination of the Agreement by ISBC and Investors Bank pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by BOP or any BOP Subsidiary after the occurrence of such Acquisition Proposal; or (ii) the failure of the stockholders of BOP to approve this Agreement after the occurrence of such Acquisition Proposal, and such Acquisition Proposal had been made directly to BOP’s stockholders or otherwise publicly disclosed or known by BOP’s stockholders prior to the taking of the vote at the BOP Stockholders Meeting or any adjournment or postponement thereof.

(D) The right to receive payment of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of ISBC and Investors Bank against BOP and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii). Any Fee paid under Section 11.2.2(C) will be reduced dollar-for-dollar by any amounts previously received by ISBC and/or Investors Bank pursuant to Section 11.2.2(B).

(E) ISBC shall be reimbursed by BOP for all fees, costs and other expenses incurred by ISBC in connection with enforcing its right to the Fee.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of BOP), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or

(d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of BOP, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to BOP’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, ISBC, Investors Bank and BOP mutually agree to be bound by the terms of the confidentiality agreement dated August 19, 2015 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

BOP and ISBC shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither BOP nor ISBC nor Investors Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Article III, Sections 6.2.2, 7.7, 7.8, 12.1, 12.9 and 12.11.

12.4. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to BOP, to:	Edward J. Dietzler President The Bank of Princeton 183 Bayard Lane Princeton, New Jersey 08540 Fax: (609) 921-8350 Email: edietzler@thebankofprinceton.com

With required copies to:

Daniel J. O’Donnell, Esq.

EVP, General Counsel & Chief Risk Officer

The Bank of Princeton

403 Wall Street

Princeton, New Jersey 08540

Fax: (609) 430-0053

Email: dodonnell@thebankofprinceton.com

            and

Edward C. Hogan, Esq.

Sunjeet S. Gill, Esq.

Stevens & Lee, P.C.

100 Lenox Drive, Suite 200

Lawrenceville, New Jersey 08648

Fax: (609) 243-9333

Email: ech@stevenslee.com

            ssg@stevenslee.com

If to ISBC and Investors Bank, to:	Kevin Cummings President and Chief Executive Officer Investors Bancorp, Inc. 101 JFK Parkway Short Hills, New Jersey 07078 Fax: (973) 924-5192 Email: KCummings@myinvestorsbank.com

With required copies to:

Brian F. Doran, Esq.

Senior Vice President &

General Counsel

Investors Bancorp, Inc.

101 JFK Parkway

Short Hills, New Jersey 07078

Fax: (973) 924-9182

Email: BDoran@myinvestorsbank.com

            and

John J. Gorman, Esq.

Marc P. Levy, Esq.

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington, D.C. 20015

Fax: (202) 362-2902

Email: jgorman@luselaw.com

            mlevy@luselaw.com

or such other address as shall be furnished in writing by any party.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Sections 7.7.6, 7.8 and this 12.5, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11. Specific Performance; Venue.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Court of the State of Delaware. In the event it is determined that the Chancery Court of the State of Delaware does not have jurisdiction with respect to any dispute arising out of this Agreement or the transactions contemplated, all reference in this Section 12.11 to the Chancery Court of the State of Delaware shall be deemed to include any other court located in the State of Delaware solely with respect to such claim.

12.12. Waiver of Jury Trial

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, ISBC, Investors Bank and BOP have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Investors Bancorp, Inc.

By:	/s/ Kevin Cummings
	Name:	Kevin Cummings
	Title:	President and Chief Executive Officer

Investors Bank

By:	/s/ Kevin Cummings
	Name:	Kevin Cummings
	Title:	President and Chief Executive Officer

The Bank of Princeton

By:	/s/ Edward J. Dietzler
	Name:	Edward J. Dietzler
	Title:	President

[Signature Page for Agreement and Plan of Merger]

May 3, 2016

Board of Directors

The Bank of Princeton

183 Bayard Lane

Princeton, NJ 08540

Ladies and Gentlemen:

The Bank of Princeton (“BOP”), Investors Bancorp, Inc. (“ISBC”) and Investors Bank (“Investors Bank”), a wholly-owned subsidiary of ISBC, are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which BOP will merge with and into Investors Bank (the “Merger”) with Investors Bank surviving the Merger. Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of common stock, par value $5.00 per share, of the BOP issued and outstanding immediately prior to the Effective Time (“BOP Common Stock”), except for certain shares of BOP Common Stock as specified in the Agreement, shall become and be converted into, as provided in and subject to the limitations set forth in the Agreement, the right to receive at the election of the holder thereof, either (i) $30.75 in cash (the “Cash Consideration”), (ii) 2.633 shares of ISBC Common Stock (the “Stock Consideration”), or (iii) a combination thereof. The Agreement provides, generally, that shareholder elections may be adjusted as necessary to result in an overall ratio of 40% of BOP Common Stock being converted into the right to receive the Cash Consideration and 60% of BOP Common Stock being converted into the right to receive the Stock Consideration. The Stock Consideration and the Cash Consideration are collectively referred to herein as the “Merger Consideration.” Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of BOP Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated May 3, 2016; (ii) certain publicly available financial statements and other historical financial information of BOP that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of ISBC that we deemed relevant; (iv) internal financial projections for BOP for the years ending December 31, 2016 through December 31, 2019, as provided by the senior management of BOP; (v) publicly available mean analyst earnings per share estimates for ISBC for the years ending December 31,

2016 and December 31, 2017 and an estimated long-term net income growth rate for the years thereafter, as provided by the senior management of ISBC; (vi) the pro forma financial impact of the Merger on ISBC based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and a core deposit premium, as well as financial projections for BOP for the years ending December 31, 2016 through December 31, 2018 with a long-term growth rate for the years thereafter, as provided by the senior management of ISBC; (vii) the publicly reported historical price and trading activity for ISBC common stock, including a comparison of certain stock market information for ISBC common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for BOP and ISBC with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a regional basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of BOP the business, financial condition, results of operations and prospects of BOP and held similar discussions with certain members of senior management of ISBC regarding the business, financial condition, results of operations and prospects of ISBC.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by BOP or ISBC or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective managements of BOP and ISBC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of BOP or ISBC or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of BOP or ISBC. We did not make an independent evaluation of the adequacy of the allowance for loan losses of BOP or ISBC, or the combined entity after the Merger and we have not reviewed any individual credit files relating to BOP or ISBC. We have assumed, with your consent, that the respective allowances for loan losses for both BOP and ISBC are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections for BOP for the years ending December 31, 2016 through December 31, 2019, as provided by the senior management of BOP. In addition, in preparing its analyses Sandler O’Neill used publicly available mean analyst earnings per share estimates for ISBC for the years ending December 31, 2016 and December 31, 2017 and an estimated long-term net income growth rate for the years thereafter, as provided by the senior management of ISBC. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and a core deposit premium, as well as financial projections for BOP for the years ending December 31, 2016 through December 31, 2018 with a long-term growth rate for the years thereafter, as provided by the senior management of ISBC. With respect to the foregoing information, the respective managements of BOP and ISBC confirmed to us that such information reflected (or, in the case of the publicly available mean analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of BOP and ISBC and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in BOP’s or ISBC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that BOP and ISBC will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on BOP, ISBC or the Merger or any related transaction, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the Merger will be consummated without BOP’s rights under Section 11.1.11 of the Agreement having been triggered, and (v) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that BOP has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of BOP Common Stock or ISBC Common Stock at any time or what the value of ISBC Common Stock will be once it is actually received by the holders of BOP Common Stock.

We have acted as BOP’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which fairness opinion fee will be credited in full towards the fee becoming due and payable to us on the day of closing of the Merger. BOP has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. As we have previously advised you, we have provided investment banking services to ISBC in the two years preceding the date of this opinion and received fees for such services. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities ISBC and its affiliates. We may also actively trade the equity and debt securities of ISBC or its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of BOP in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of BOP as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of BOP Common Stock and does not address the underlying business decision of BOP to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for BOP or the effect of any other transaction in which BOP might engage. We also do not express any opinion as to the amount of compensation to be received in the Merger by any BOP or ISBC officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of BOP Common Stock from a financial point of view.

Very truly yours,

/s/ SANDLER O’NEILL & PARTNERS, L.P.

ANNEX C

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

New Jersey Statutes Annotated (“NJSA”) 17:9A-140

A. A stockholder who

(1)	is entitled to vote at the meeting of stockholders prescribed by section 137; and who

(2) serves a written notice of dissent from the merger agreement, in the manner, at the place, and within the time prescribed in subsections B and C of this section; and who

(3) does not vote to approve the merger agreement at the meeting prescribed by section 137, or at any adjournment thereof,

may, within thirty days after the filing of the agreement in the department as provided by section 137, serve a demand upon the receiving bank at its principal office, for the payment to him of the value of his shares of stock. The receiving bank may, within ten days after the receipt of such demand, offer to pay the stockholder a sum for his shares, which, in the opinion of the board of directors of the receiving bank, does not exceed the amount which would be paid upon such shares if the business and assets of the bank whose stock such stockholder holds were liquidated on the day of the filing of the agreement pursuant to section 137.

B. Service of the notice of dissent prescribed by paragraph (2) of subsection A of this section shall be made at the principal office of the bank whose stock is held by the dissenting stockholder, and shall be made not later than the third day prior to the day fixed for the meeting of the stockholders of such bank pursuant to section 137.

C. Service of the notice of dissent and of the demand for payment prescribed by this section may be made by registered mail or personally by the dissenting stockholder or his agent.

NJSA 17:9A-141

If a stockholder fails to accept the sum offered for his shares pursuant to section one hundred forty, he may, within three weeks after the receipt by him of the bank’s offer of payment, or, if no offer is made by the bank, within three weeks after the date upon which his demand was served upon the bank as specified in section one hundred forty, institute an action in the Superior Court for the appointment of a board of three appraisers to determine the value of his shares of stock as of the day of the filing of the merger agreement pursuant to section one hundred thirty-seven. The court may proceed in the action in a summary manner or otherwise. Any other stockholder who has the right to institute a similar action may intervene. The court shall, in respect to any one bank, appoint a single board of three appraisers to determine the value of the shares of all stockholders of such bank who are parties to such action.

NJSA 17:9A-142

A. The appraisers shall be sworn to the faithful discharge of their duties. They shall meet at such place or places, and shall give such notice of their meetings as the court may prescribe. The bank and each stockholder who is a party to the action instituted pursuant to section one hundred forty-one, may be represented by attorneys in the proceedings before such appraisers, and may present such evidence to

C-1

them as shall be material to the issue. The determination of any two of the appraisers shall control. Upon the conclusion of their deliberations, the appraisers shall file in the Superior Court a report and appraisal of the value of the shares of stock, and shall mail a copy thereof to the bank and to each stockholder who is a party to said action.

B. The bank and each stockholder who is a party to said action shall have ten days after the filing of the report and appraisal within which to object thereto in the Superior Court. In the absence of any objections, the report and appraisal shall be binding upon the bank and upon such stockholders, and the bank shall pay each such stockholder the value of his shares, as reported by the appraisers, with interest from the date of the filing of the merger agreement pursuant to section one hundred thirty-seven, at such rate, not in excess of the legal rate, as shall be fixed by the appraisers. If objections are made, the court shall make such order or judgment thereon as shall be just.

C. The Superior Court shall fix the compensation of the appraisers, which shall be paid by the bank, and shall be vested with full jurisdiction over all matters arising out of an action instituted pursuant to section one hundred forty-one. In the case of a vacancy in the board of appraisers, the Superior Court shall, on its own motion, or upon motion of a stockholder, or of the receiving bank, fill such vacancy.

NJSA 17:9A-143

Upon payment by the bank of the value of shares of stock pursuant to this article, the holder thereof shall assign such shares to the bank.

NJSA 17:9A-144

A stockholder who fails to act pursuant to sections 140 or 141 shall be forever barred from bringing any action to enforce his right to be paid the value of his shares in lieu of continuing his status as a stockholder in the receiving bank.

NJSA 17:9A-145

An offer by the bank and an acceptance thereof by the stockholder pursuant to section 140 and the determination of value upon proceedings brought pursuant to sections 141 and 142 shall constitute a debt of the receiving bank for the recovery of which an action will lie.

C-2

ANNEX D

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the Fiscal Year Ended December 31, 2015

- OR -

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

FDIC Certificate Number: 58513

THE BANK OF PRINCETON

(Exact name of Registrant as specified in its Charter)

New Jersey	68-0645074
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

183 Bayard Lane, Princeton, NJ	08540
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 921-1700

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: Common stock, par value $5.00 per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    ☐  YES    ☒  NO

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    ☐  YES    ☒  NO

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    ☒  YES    ☐  NO

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or such shorter period that the registrant was required to submit and post such files).    ☐  YES    ☐  NO

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    ☐  YES    ☒  NO

As of April 11, 2016 there were 4,697,645 shares of common stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Bank’s definitive proxy statement to be filed with the Federal Deposit Insurance Corporation in connection with its 2016 Annual Meeting of Stockholders to be held April 28, 2016 is incorporated by reference into Part III of this annual report on Form 10-K.

Cautionary Note Regarding Forward-Looking Statements

The Bank of Princeton (the “Bank”) may from time to time make written or oral “forward-looking statements,” including statements contained in the Bank’s filings with the Federal Deposit Insurance Corporation (the “FDIC”) (including this Annual Report on Form 10-K and the exhibits thereto), in its reports to stockholders and in other communications by the Bank, which are made in good faith by the Bank pursuant to the “safe harbor” provisions of Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”).

These forward-looking statements involve risks and uncertainties, such as statements of the Bank’s plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (some of which are beyond the Bank’s control). The following factors, among others, could cause the Bank’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Bank conducts operations; the effects of, and changes in monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; market volatility; the value of our products and services as perceived by actual and prospective customers, including the features, pricing and quality compared to competitors’ products and services; loss of management and key personnel; failure of our controls and procedures; inability to close loans in our pipeline; operational risks, including the risk of fraud by employees, customers or outsiders; our borrowers’ ability to repay their loans; changes in the real estate market that can affect real estate that serves as collateral for some of our loans; the adequacy of our allowance for loan losses and our methodology for determining such allowance; the willingness of customers to substitute competitors’ products and services for the Bank’s products and services; the impact of changes in applicable laws and regulations; changes in technology or interruptions and breaches in security of our information systems; acquisitions; changes in consumer spending and saving habits; and the success of the Bank at managing the risks involved in the foregoing.

The Bank cautions that the foregoing list of important factors is not exclusive. The Bank does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Bank, except as required by applicable law or regulation.

Throughout this document, references to “we,” “us,” or “our” refer to the Bank and its consolidated subsidiaries.

PART I

Item 1. Business

General

The Bank of Princeton was incorporated on March 5, 2007 under the laws of the State of New Jersey as a New Jersey state-chartered bank. We commenced operations on April 23, 2007. We are a full service bank providing personal and business lending and deposit services. As a state-chartered bank, we are regulated by the New Jersey Department of Banking and Insurance and the FDIC. Our market area, which we serve through our thirteen branches, is generally an area within an approximate 50 mile radius of Princeton, NJ, including parts of Mercer, Somerset, Hunterdon, Monmouth and Middlesex Counties in central New Jersey, and additional areas in portions of Philadelphia, Montgomery and Bucks Counties in Pennsylvania. The Bank also conducts loan origination activities in select areas of New York.

Since we commenced operations, we have grown through both de novo branching and acquisitions. In May 2010, we acquired our Montgomery Township branch from The Provident Bank and, in September 2010, we acquired three Pennsylvania branches through a merger with MoreBank. We continue to operate the former MoreBank branches as a division of The Bank of Princeton under the “MoreBank” name. In November 2015, we opened a new branch located in Lawrenceville, New Jersey.

Our headquarters and one of our branches are located at 183 Bayard Lane, Princeton, New Jersey 08540. Our telephone number is (609) 921-1700 and our website address is www.thebankofprinceton.com.

Competition

We have substantial competition in originating commercial and consumer loans in our market area. This competition comes principally from other banks, savings institutions, mortgage banking companies and other lenders. Many of our competitors enjoy advantages over us, including greater financial resources and higher lending limits, a wider geographic presence, more accessible branch office locations, the ability to offer a wider array of services or more favorable pricing alternatives, as well as lower origination and operating costs. Among other things, this competition could reduce our interest income and net income by decreasing the number and size of loans that we originate and the interest rates we may charge on these loans.

In attracting business and consumer deposits, we face substantial competition from other insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Many of our competitors enjoy advantages over us, including greater financial resources, more aggressive marketing campaigns, better brand recognition and more branch locations. These competitors may offer higher interest rates on deposits, which could decrease the deposits that we attract, or require us to increase the rates we pay to retain existing deposits or attract new deposits. Deposit competition could adversely affect our net interest income and net income, and our ability to generate the funds we require for our lending or other operations. As a result, we may need to seek other sources of funds that may be more expensive to obtain and could increase our cost of funds.

Lending Activities

Our loan portfolio consists of variable-rate and fixed-rate loans with a significant concentration in commercial real estate lending. While most loans and other credit facilities are appropriately collateralized, major emphasis is placed upon the financial condition of the borrower and the borrower’s cash flow versus debt service requirements.

Loan growth is driven by customer demand, which in turn is influenced by individual and business indebtedness and consumer demand for goods. Loaning money will always entail some risk. Without loaning money, however, a bank cannot generate enough net interest income to be profitable. The risk involved in each loan must be carefully evaluated before the loan is made. The interest rate at which the loan is made should always reflect the risk factors involved, including the term of the loan, the value of collateral, if any, the reliability of the projected source of repayment, and the amount of the loan requested. Credit quality and repayment capacity are generally the most important factors in evaluating loan applications.

Loan Portfolio Composition. The following table presents our loan portfolio by segment at December 31, 2015, 2014, 2013, 2012 and 2011:

	As of December 31,
(in thousands)	2015	2014	2013	2012	2011
Commercial real estate	$490,298	$450,250	$372,273	$317,946	$233,504
Commercial and industrial	125,072	127,469	118,274	103,627	85,527
Construction	122,297	78,822	76,477	62,702	56,453
Residential first-lien mortgage	42,409	45,383	40,242	29,127	15,396
Home equity	29,922	30,711	28,204	25,617	19,341
Consumer	858	2,654	132	1,480	1,957

Total loans	810,856	735,289	635,602	540,499	412,178

Deferred fees and costs	(2,910)	(2,150)	(1,769)	(1,351)	(955)
Allowance for loan losses	(10,851)	(10,008)	(8,493)	(7,033)	(5,362)

Loans, net	$797,095	$723,131	$625,340	$532,115	$405,861

The majority our loans are to borrowers in our immediate markets. We believe that no single borrower or group of borrowers presents a credit concentration whereby the borrowers’ loan default would have a material adverse effect on our financial condition or results of operations.

Commercial Real Estate, Commercial and Industrial, and Construction Loans. We originate various types of commercial loans, including construction loans, secured by collateral such as real estate, business assets and personal guarantees. The loans are solicited on a direct basis and through various professionals with whom we maintain contacts and by referral from our directors, stockholders and customers.

Construction lending represents a segment of our loan portfolio, and is driven primarily by market conditions. Local builders of one-to-four family homes have been the primary source of these types of loans.

Residential First-Lien Mortgage Loans. We offer a narrow range of prime residential first-lien mortgage loans at competitive rates. Our customers, stockholders and local real estate brokers are a significant source of these loans. We strive to process, approve and fund loans in a timeframe that meets the needs of our borrowers. Generally, we originate and retain non-conforming residential first-lien mortgage loans and refer conforming residential first-lien mortgage loans to a third party, whereby we may earn a fee.

Home Equity Loans and Lines of Credit. We generate these loans and lines of credit primarily through direct marketing at our branch locations, referrals from local real estate brokers and, to a lesser extent, by targeted direct marketing programs such as mail and electronic mail.

Consumer Loans. We solicit consumer loans on a direct basis and upon referrals from our directors, stockholders and existing customers.

Deposits

Our deposit services are generally comprised of a traditional range of deposit products, including checking accounts, savings accounts, attorney trust accounts, money market accounts, and certificates of deposit.

We offer our customers access to automated teller machines (ATMs) and other services which increase customer convenience and encourage continued and additional banking relationships.

We endeavor to maintain competitive rates on deposit accounts, and actual rates are established at the time that they are offered, and subsequently, based on contractual terms, take into consideration competitor offerings. Although from time to time we advertise in local newspapers, our primary source of deposit relationships is satisfied customers. We offer a range of direct deposit products ranging from social security and disability payments to direct deposit of payroll checks.

At December 31, 2015, we had three customers whose deposit balances individually exceeded 5 percent of total deposits. In aggregate, these deposits represented 16.3 percent of total deposits. We believe we have sufficient liquidity to fund our operations should these customers withdraw their deposits. See the liquidity discussion within Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations within this Form 10-K for more information regarding our available funds.

Other Services

To further attract and retain customer relationships, we provide a standard array of additional community banking services, which include the following:

Money orders	Direct deposit	Automated teller machines
Cashier’s checks	Safe deposit boxes	On-line banking
Wire transfers	Night depository	Remote deposit capture
EE and I U.S. savings bonds redemption	Bank-by-mail	Automated telephone banking
Debit cards

We also offer, on a limited basis, payroll-related services, credit card and merchant credit card processing through third parties whereby we do not undertake credit or fraud risk.

Internet Banking

We advertise but do not actively solicit new deposits or loans through our website, but utilize a qualified and experienced internet service provider to furnish the following types of customer account services:

Full on-line statements	Transaction histories
On-line bill payment	Transaction details
Account inquiries	Account-to-account transfers

Fee Income

Fee income is a component of our non-interest income. By charging non-customers fees for using our ATMs and charging customers for banking services such as money orders, cashier’s checks, wire transfers and check orders, as well as other deposit and loan-related fees, we earn fee income. Prudent fee income opportunities are sought to supplement net interest income, but may be limited by our efforts to remain competitive and by regulatory constraints.

Bank Premises and Market Area

Our principal office and corporate headquarters is in a full-service banking facility located at 183 Bayard Lane, Princeton, New Jersey. We have twelve additional branches in New Jersey and Pennsylvania, as well as an operations center in Princeton, New Jersey.

The market area served by us through our thirteen branches is generally an area within an approximate 50 mile radius of Princeton, including parts of Mercer, Somerset, Hunterdon, Monmouth and Middlesex Counties in central New Jersey, and additional areas in portions of Philadelphia, Montgomery and Bucks Counties in Pennsylvania. Our market area is dominated by offices of large statewide, regional and interstate banking institutions. We believe that banking services provided in a friendly and courteous manner with timely response to customer needs will fill a niche that has arisen due to the loss of small, local community-focused institutions. Our Pennsylvania branches provide us with a market in the greater Philadelphia area and access to a growing Asian-American market. The Bank also conducts loan origination activities in select areas of New York.

Staffing

As of December 31, 2015, we had 138 total employees and approximately 136 full-time equivalent employees.

Supervision and Regulation

General. We are extensively regulated under both federal and state law. These laws restrict permissible activities and investments and require compliance with various consumer protection provisions applicable to lending, deposit, brokerage and fiduciary activities. They also impose capital adequacy requirements and conditions to our ability to repurchase stock or to pay dividends. We are also subject to comprehensive examination and supervision by the New Jersey Department of Banking and Insurance (the “Department”) and the FDIC. The Department and the FDIC have broad discretion to impose restrictions and limitations on our operations. This supervisory framework could materially impact the conduct and profitability of our activities.

To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Proposals to change the laws and regulations governing the banking industry are frequently raised at both the state and federal levels. The likelihood and timing of any changes in these laws and regulations, and the impact such changes may have on us, are difficult to ascertain. Changes in applicable laws and regulations, or in the manner such laws or regulations are interpreted by regulatory agencies or courts, may have a material effect on our business, financial condition and results of operations.

We are subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types, amount and terms and conditions of loans that may be originated, and limits on the type of other activities in which we may engage and the investments we may make. Under the Gramm-

Leach-Bliley Act, or “GLBA,” we may engage in expanded activities, such as insurance sales and securities underwriting, through the formation of a “financial subsidiary.” In order to be eligible to establish or acquire a financial subsidiary, we must be “well capitalized” and “well managed” and may not have less than a “satisfactory” CRA rating. At this time, we do not engage in any activity which would require us to maintain a financial subsidiary. We are also subject to federal laws that limit the amount of transactions between us and any nonbank affiliates. Under these provisions, transactions, such as a loan or investment, by us with any nonbank affiliate are generally limited to 10 percent of our capital and surplus for all covered transactions with such affiliate or 20 percent of capital and surplus for all covered transactions with all affiliates. Any extensions of credit, with limited exceptions, must be secured by eligible collateral in specified amounts. We are also prohibited from purchasing any “low quality” assets from an affiliate. The Dodd-Frank Act significantly expands the coverage and scope of the limitations on affiliate transactions within a banking organization.

Monetary Policy. Our business, financial condition and results of operations are and will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The monetary policies of the Federal Reserve System, or “Federal Reserve,” have a significant effect upon the operating results of commercial banks such as ours. The Federal Reserve has a major effect upon the levels of bank loans, investments and deposits through its open market operations in United States government securities transactions and through its regulation of, among other things, the discount rate on borrowings of member banks and the reserve requirements against member banks’ deposits. It is not possible to predict the nature and impact of future changes in monetary and fiscal policies.

Deposit Insurance. The Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC (“DIF”). No institution may pay a dividend if in default of the federal deposit insurance assessment.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the DIF has a minimum designated reserve ratio (“DRR”) of 1.35 percent of the estimated insured deposits. The FDIC has adopted a restoration plan should the DRR fall below 1.35 percent, and dividends are required to be paid to the industry should the DRR exceed 1.50 percent. The assessment base for insured depository institutions is the average consolidated total assets during an assessment period less average tangible equity capital during that assessment period.

The Dodd-Frank Act made permanent the $250,000 limit for federal deposit insurance and increased the cash limit of Securities Investor Protection Corporation protection from $100,000 to $250,000.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. This payment is established quarterly and, during the four quarters ended December 31, 2015, averaged 1.06 basis points of average assets.

The FDIC has authority to increase insurance assessments. A significant increase in insurance assessments would likely have an adverse effect on our operating expenses and results of operations. Management cannot predict what insurance assessment rates will be in the future.

Deposit insurance may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Dividend Restrictions. Under the New Jersey Banking Act of 1948, as amended (the “Banking Act”), a bank may declare and pay cash dividends only if, after payment of the dividend, the capital stock of the bank will be unimpaired and either the bank will have a surplus of not less than 50 percent of its capital stock or the payment of the dividend will not reduce the bank’s surplus. The FDIC prohibits payment of cash dividends if, as a result, the institution would be undercapitalized or the institution is in default with respect to any assessment due to the FDIC.

Recent Regulatory Capital Regulations. In July of 2013 the respective U.S. federal banking agencies issued final rules implementing Basel III and the Dodd-Frank Act capital requirements to be fully-phased in on a global basis on January 1, 2019. The new regulations establish a new tangible common equity capital requirement, increase the minimum requirement for the current Tier 1 risk-weighted asset (“RWA”) ratio, phase out certain kinds of intangibles treated as capital and certain types of instruments and change the risk weightings of certain assets used to determine required capital ratios.

The new common equity Tier 1 capital component requires capital of the highest quality – predominantly composed of retained earnings and common stock instruments. For community banks, such as the Bank, a common equity Tier 1 capital ratio of 4.5% became effective on January 1, 2015. The new capital rules also increased the current minimum Tier 1 capital ratio from 4.0% to 6.0% beginning on January 1, 2015. In addition, in order to make capital distributions and pay discretionary bonuses to executive officers without restriction, an institution must also maintain greater than 2.5% in common equity attributable to a capital conservation buffer to be phased in from January 1, 2016 until January 1, 2019.

The new rules also increase the risk weights for several categories of assets, including an increase from 100% to 150% for certain acquisition, development and construction loans and more than 90-day past due exposures. The new capital rules maintain the general structure of the prompt corrective action rules (described below), but incorporate the new common equity Tier 1 capital requirement, the increased Tier 1 RWA requirement and the common equity Tier 1 capital conservation buffer into the prompt corrective action framework.

Regulatory Capital Requirements. Federally insured, state-chartered non-member banks are required to maintain minimum levels of regulatory capital. Current FDIC capital standards require these institutions to satisfy a common equity Tier 1 capital requirement, a leverage capital requirement and a risk-based capital requirement.

The common equity Tier 1 capital component generally consists of retained earnings and common stock instruments and must equal at least 4.5% of risk-weighted assets.

Leverage capital, also known as “core” capital, must equal at least 3.0% of adjusted total assets for the most highly rated state-chartered non-member banks. Core capital generally consists of common stockholders’ equity (including retained earnings). An additional cushion of at least 100 basis points is required for all other banking associations, which effectively increases their minimum Tier 1 leverage ratio to 4.0% or more. Under the FDIC’s regulations, the most highly-rated banks are those that the FDIC determines are strong banking organization and are rated composite 1 under the Uniform Financial Institutions Rating System.

Under the risk-based capital requirements, “total” capital (a combination of core and “supplementary” capital) must equal at least 8.0% of “risk-weighted” assets. The FDIC also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

In determining compliance with the risk-based capital requirement, a banking organization is allowed to include both core capital and supplementary capital in its total capital, provided that the amount of supplementary capital included does not exceed the bank’s core capital. Supplementary capital generally consists of general allowances for loan losses up to a maximum of 1.25% of risk-weighted assets, together with certain other items. In determining the required amount of risk-based capital, total assets, including certain off-balance sheet items, are multiplied by a risk-weight based on the risks inherent in the type of assets. At December 31, 2015, the Bank exceeded all of its regulatory capital requirements.

	Actual		For capital adequacy purposes			To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2015:
Total capital (to risk-weighted assets)	$100,624	11.4%	$70,828	≥	8.0%	$88,535	≥	10.0%
Tier 1 capital (to risk-weighted assets)	$89,773	10.1%	$53,121	≥	6.0%	$70,828	≥	8.0%
Common equity tier 1 capital (to risk-weighted assets)	$89,773	10.1%	$39,841	≥	4.5%	$57,548	≥	6.5%
Tier 1 leverage capital (to average assets)	$89,773	9.0%	$40,131	≥	4.0%	$50,163	≥	5.0%

December 31, 2014:
Total capital (to risk-weighted assets)	$87,610	11.2%	$62,632	≥	8.0%	$78,289	≥	10.0%
Tier 1 capital (to risk-weighted assets)	$77,821	9.9%	$31,316	≥	4.0%	$46,974	≥	6.0%
Tier 1 leverage capital (to average assets)	$77,821	8.2%	$37,994	≥	4.0%	$47,493	≥	5.0%

Any banking organization that fails any of the capital requirements is subject to possible enforcement action by the FDIC. Such action could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution’s operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The FDIC’s capital regulations provide that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

Prompt Corrective Action. In addition to the required minimum capital levels described above, federal law establishes a system of “prompt corrective actions” which federal banking agencies are required to take, and certain actions which they have discretion to take, based upon the capital category into which a federally-regulated depository institution falls. Regulations set forth detailed procedures and criteria for implementing prompt corrective action in the case of any institution which is not adequately capitalized. The following table shows the amount of capital associated with the different capital categories set forth in the prompt corrective action regulations.

Capital Category	Total Risk-Based Capital	Tier 1 Risk-Based Capital	Common Equity Tier 1 Capital	Tier 1 Leverage Capital
Well capitalized	10% or more	8% or more	6.5% or more	5% or more
Adequately capitalized	8% or more	6% or more	4.5% or more	4% or more
Undercapitalized	Less than 8%	Less than 6%	Less than 4.5%	Less than 4%
Significantly undercapitalized	Less than 6%	Less than 4%	Less than 3%	Less than 3%

In addition, a banking organization is “critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under specified circumstances, a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized).

A banking organization generally must file a written capital restoration plan which meets specified requirements within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. A banking organization which is required to submit a capital restoration plan must concurrently submit a performance guaranty by each company that controls the institution. In addition, undercapitalized organizations are subject to various regulatory restrictions, and the appropriate federal banking agency also may take any number of discretionary supervisory actions. At December 31, 2015, the Bank was not subject to the above mentioned restrictions.

Community Reinvestment Act. The Community Reinvestment Act, or “CRA,” requires that banks meet the credit needs of all of their assessment area, as established for these purposes in accordance with applicable regulations based principally on the location of branch offices, including those of low-income areas and borrowers. The CRA also requires that the FDIC assess all financial institutions that it regulates to determine whether these institutions are meeting the credit needs of the community they serve. Under the CRA, institutions are assigned a rating of “outstanding,” “satisfactory,” “needs to improve” or “unsatisfactory.” Our record in meeting the requirements of the CRA is made publicly available and is taken into consideration in connection with any applications with federal regulators to engage in certain activities, including approval of a branch or other deposit facility, mergers and acquisitions, office relocations, or expansions into non-banking activities. As of December 31, 2015, we maintained a “satisfactory” CRA rating.

Dodd-Frank Act. The Dodd-Frank Act became law on July 21, 2010. The Dodd-Frank Act implements far-reaching changes across the financial regulatory landscape.

Among other things, the Dodd-Frank Act created the Bureau of Consumer Financial Protection (the “CFPB”), which is an independent bureau within the Federal Reserve System with broad authority to regulate the consumer finance industry, including regulated financial institutions such as us, and non-banks and others who are involved in the consumer finance industry. The CFPB has exclusive authority through rulemaking, orders, policy statements, guidance and enforcement actions to administer and enforce federal consumer finance laws, to oversee non-federally regulated entities, and to impose its own regulations and pursue enforcement actions when it determines that a practice is unfair, deceptive or abusive (“UDA”). While the CFPB has the exclusive power to interpret, administer and enforce federal consumer finance laws and UDA, the Dodd-Frank Act provides that the FDIC continues to have examination and enforcement powers over us relating to the matters within the jurisdiction of the CFPB because we have less than $10 billion in assets. The Dodd-Frank Act also gives state attorneys general the ability to enforce federal consumer protection laws.

The Dodd-Frank Act also:

•	Applies the same leverage and risk-based capital requirements to most bank holding companies (“BHCs”) that apply to insured depository institutions;

•	Requires the FDIC to make its capital requirements for insured depository institutions countercyclical, so that capital requirements increase in times of economic expansion and decrease in times of economic contractions;

•	Requires BHCs and banks to be both well-capitalized and well-managed in order to acquire banks located outside their home state and requires any BHC electing to be treated as a financial holding company to be both well-capitalized and well-managed;

•	Changes the assessment base for federal deposit insurance from the amount of insured deposits held by the depository institution to the depository institution’s average total consolidated assets less tangible equity; eliminates the ceiling on the size of the DIF and increases the floor on the size of the DIF;

•	Makes permanent the $250,000 limit for federal deposit insurance and increases the cash limit of Securities Investor Protection Corporation protection from $100,000 to $250,000

•	Eliminates all remaining restrictions on interstate banking by authorizing national and state banks to establish de novo branches in any state that would permit a bank chartered in that state to open a branch at that location;

•	Repeals Regulation Q, the federal prohibitions on the payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts;

•	Enhances the requirements for certain transactions with affiliates under Section 23A and 23B of the Federal Reserve Act, including an expansion of the definition of “covered transactions” and increasing the amount of time for which collateral requirements regarding covered transactions must be maintained;

•	Expands insider transaction limitations through the strengthening of loan restrictions to insiders and the expansion of the types of transactions subject to the various limits, including derivative transactions, repurchase agreements, reverse repurchase agreements and securities lending or borrowing transactions. Restrictions are also placed on certain asset sales to and from an insider to an institution, including requirements that such sales be on market terms and, in certain circumstances, approved by the institution’s board of directors; and

•	Strengthens the previous limits on a depository institution’s credit exposure to one borrower which limited a depository institution’s ability to extend credit to one person (or group of related persons) in an amount exceeding certain thresholds. The Dodd-Frank Act expanded the scope of these restrictions to include credit exposure arising from derivative transactions, repurchase agreements, and securities lending and borrowing transactions.

While designed primarily to reform the financial regulatory system, the Dodd Frank Act also contains a number of corporate governance provisions that will affect companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”). The Dodd-Frank Act requires the Securities and Exchange Commission to adopt rules which may affect our executive compensation policies and disclosure. It also exempts smaller issuers, such as us, from the requirement, originally enacted under Section 404(b) of the Sarbanes-Oxley Act of 2002, that our independent auditor also attest to and report on management’s assessment of internal control over financial reporting.

Although a significant number of the rules and regulations mandated by the Dodd-Frank Act have been finalized, including rules regulating compensation of residential mortgage loan originators, residential mortgage loan servicing practices, and defining qualified mortgage loans and the ability to repay a mortgage loan, many of the new requirements called for have yet to be implemented and will likely be subject to implementing regulations over the course of several years. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various agencies, the full extent of the impact such requirements will have on financial institutions’ operations is unclear. The Dodd-Frank Act could require us to make material expenditures, in particular personnel training costs and additional compliance expenses, or otherwise adversely affect our business, financial condition, results of operations or cash flow. It could also require us to change certain of our business practices, adversely affect our ability to pursue business opportunities that we might otherwise consider pursuing, cause business disruptions and/or have other impacts that are as of yet unknown to us. Failure to comply with these laws or regulations, even if inadvertent, could result in negative publicity, fines or additional expenses, any of which could have an adverse effect on our business, financial condition, results of operations or cash flow.

Jumpstart Our Business Startups (JOBS) Act. In April 2012, the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) became law. The JOBS Act is aimed at facilitating capital-raising by smaller companies and banks and bank holding companies by implementing the following changes:

•	Raising the threshold requiring registration under the Exchange Act for banks and bank holding companies from 500 to 2,000 holders of record;

•	Raising the threshold for triggering deregistration under the Exchange Act for banks and bank holding companies from 300 to 1,200 holders of record;

•	Raising the limit for Regulation A offerings from $5 million to $50 million per year and exempting some Regulation A offerings from state blue sky laws;

•	Permitting advertising and general solicitation in Rule 506 and Rule 144A offerings;

•	Allowing private companies to use “crowd funding” to raise up to $1 million in any 12-month period, subject to certain conditions; and,

•	Creating a new category of issuer, called an “Emerging Growth Company,” for companies with less than $1 billion in annual gross revenue, which will benefit from certain changes that reduce the cost and burden of carrying out an equity initial public offering and complying with public company reporting obligations for up to five years.

Federal Home Loan Bank Membership. We are a member of the Federal Home Loan Bank of New York (the “FHLB-NY”). Each member of the FHLB-NY is required to maintain a minimum investment in capital stock of the FHLB-NY. The Board of Directors of the FHLB-NY can increase the minimum investment requirements in the event it has concluded that additional capital is required to allow it to meet its own regulatory capital requirements. Any increase in the minimum investment requirements outside of specified ranges requires the approval of the Federal Housing Finance Agency. Because the extent of any obligation to increase our investment in the FHLB-NY depends entirely upon the occurrence of a future event, potential payments to the FHLB-NY are not determinable.

Additionally, in the event that we fail, the right of the FHLB-NY to seek repayment of funds loaned to us will take priority over certain other creditors.

Loans to One Borrower

New Jersey banking law limits the total loans and extensions of credit by a bank to one borrower at one time to 15% of the capital funds of the bank, or up to 25% of the capital funds of the bank if the additional 10% is fully secured by collateral having a market value (as determined by reliable and continuously available price quotations) at least equal to the amount of the loans and extensions of credit over the 15% limit. If a bank’s lending limit is less than $500,000, the bank may nevertheless have total loans and extensions of credit outstanding to one borrower at one time not to exceed $500,000. At December 31, 2015, the Bank’s lending limit to one borrower was $15.1 million.

Other Laws and Regulations. We are subject to a variety of laws and regulations which are not limited to banking organizations. For example, in lending to commercial and consumer borrowers, and in owning and operating our own property, we are subject to regulations and potential liabilities under state and federal environmental laws.

We are heavily regulated by regulatory agencies at the federal and state levels. As a result of events in the financial markets and the economy in recent years, we, like most of our competitors, have faced and expect to continue to face increased regulation and regulatory and political scrutiny, which creates significant uncertainty for us and the financial services industry in general.

Future Legislation and Regulation. Regulators have increased their focus on the regulation of the financial services industry in recent years. Proposals that could substantially intensify the regulation of the financial services industry have been and are expected to continue to be introduced in the U.S. Congress, in state legislatures and by applicable regulatory authorities. These proposals may change banking statutes and regulation and our operating environment in substantial and unpredictable ways. If enacted, these proposals could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether any of these proposals will be enacted and, if enacted, the effect that it, or any implementing regulations, would have on our business, financial condition and results of operations.

Item 1A. Risk Factors

As a smaller reporting company, the Bank is not required to provide the information otherwise required by this Item.

Item 1B. Unresolved Staff Comments

Not applicable.

Item 2. Properties

We conduct our operations from our headquarters and branch located at 183 Bayard Lane, Princeton, New Jersey, an operations center at 403 Wall Street, Princeton, New Jersey, and from twelve other branch locations in New Jersey and Pennsylvania. The following table sets forth certain information regarding the Bank’s properties as of December 31, 2015:

Location	Leased or Owned	Date of Lease Expiration
Corporate Headquarters and Branch 183 Bayard Lane Princeton, NJ	Leased	October 31, 2018

Operations Center 403 Wall Street Princeton, NJ	Leased	August 11, 2021

Hamilton Branch 339 Route 33 Hamilton, NJ	Leased	October 31, 2020

Pennington Branch 2 Route 31 Pennington, NJ	Leased	April 30, 2017

Chambers Street Branch 21 Chambers Street Princeton, NJ	Leased	December 31, 2021

Monroe Branch 1 Rossmoor Drive, Suite 120 Monroe Township, NJ	Leased	July 31, 2020

Montgomery Branch 1185 Route 206 North Princeton, NJ	Leased	April 30, 2020

Lambertville Branch 10-12 Bridge Street Lambertville, NJ	Owned	N/A

Lawrenceville Branch 2999 Princeton Pike Lawrenceville, NJ	Leased	November 30, 2020

Location	Leased or Owned	Date of Lease Expiration
Nassau Street Branch 194 Nassau Street Princeton, NJ	Leased	November 30, 2021

New Brunswick Branch 1 Spring Street, Suite 102 New Brunswick, NJ	Leased	March 31, 2017

North Wales Branch (MoreBank Division) 1222 Welsh Road North Wales, PA	Leased	September 30, 2021

Cheltenham Branch (MoreBank Division) 470 West Cheltenham Avenue Philadelphia, PA	Leased	January 25, 2021

Arch Street Branch (MoreBank Division) 921 Arch Street Philadelphia, PA	Leased	November 30, 2017

Item 3. Legal Proceedings

On February 3, 2015, the FDIC terminated its Consent Order with us (the “Consent Order”). The Consent Order was issued on January 30, 2014 and required us to strengthen our BSA/AML program and internal audit function, and to address other related matters. Concurrently with the termination of the Consent Order, a related Acknowledgement and Consent between us and the NJDOBI also terminated.

From time to time, we may be a party to ordinary routine litigation incidental to our business. Except for the Consent Order and the related Acknowledgement and Consent, there were no material legal proceedings to which we were a party or of which any of our property was the subject, pending or, to our knowledge, contemplated by governmental authorities, at December 31, 2015 or the date of this report.

Item 4. Mine Safety Disclosures

Not applicable.

PART II

Item 5. Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

There is no established public trading market for our common stock. Although shares of our common stock are transferable, our common stock is not listed on any stock exchange or quoted in any over-the-counter securities market. There can be no assurance that a trading market for our common stock will develop in the future, and stockholders wishing to sell common stock may have to seek buyers and negotiate a transaction price by themselves.

Holders

As of April 11, 2016, there were approximately 670 holders of our common stock.

Dividends

We have not declared or paid cash dividends on our common stock since we began operations. Under the New Jersey Banking Act of 1948, as amended, we may declare and pay cash dividends only if, after payment of the dividend, our capital stock will be unimpaired and either we will have a surplus of not less than 50 percent of our capital stock or the payment of the dividend will not reduce our surplus. The FDIC prohibits payment of cash dividends if, as a result, we would be undercapitalized or are in default with respect to any assessment due to the FDIC. Our board of directors intends to follow a policy of retaining earnings for the purpose of increasing our capital and therefore the Bank does not anticipate declaring or paying dividends for the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes our equity compensation plan information as of December 31, 2015. See Note 13 to our audited financial statements included in this Annual Report on Form 10-K for a description of the material features of each plan.

Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of shares of common stock remaining available for future issuance under compensation plans
Equity Compensation Plans approved by security holders:
The Bank of Princeton 2007 Stock Option Plan	178,074	$11.95	38,503
The Bank of Princeton 2012 Stock Option Plan	422,417	$15.38	147,796
MoreBank 2004 Incentive Equity Compensation Plan	7,200	$25.00	—
Equity compensation plan not approved by security holders:
Organizer warrants	77,250	$10.00	—
MoreBank Organizer options	46,000	$25.00	—

Total	730,941	$14.68	186,299

Item 6. Selected Financial Data

As a smaller reporting company, the Bank is not required to provide the information otherwise required by this Item.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with “Part I—Item 1. Business” and our Consolidated Financial Statements and the notes thereto included in this Form 10-K. The following discussion should also be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements.”

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations is presented in sections as follows:

•	Overview and Strategy

•	Comparison of Financial Condition at December 31, 2015 and December 31, 2014

•	Comparison of Operating Results for the Years Ended December 31, 2015 and December 31, 2014

•	Rate/Volume Analysis

•	Liquidity, Commitments and Capital Resources

•	Off-Balance Sheet Arrangements

•	Impact of Inflation

•	Return on Equity and Assets

•	Critical Accounting Policies and Estimates

•	Recently Issued Accounting Standards

Overview and Strategy

We remain focused on establishing and retaining customer relationships by offering a broad range of traditional financial services and products, competitively-priced and delivered in a responsive manner to small businesses, professionals and individuals in our market area. As a locally-operated community bank, we seek to provide superior customer service that is highly personalized, efficient and responsive to local needs. To better serve our customers, we endeavor to provide state-

of-the-art delivery systems with ATMs, current operating software, timely reporting, online bill pay and other similar up-to-date products and services. We seek to deliver these products and services with the care and professionalism expected of a community bank and with a special dedication to personalized customer service.

Our primary business objectives are:

•	to provide local businesses, professionals and individuals with banking services responsive to and determined by their needs and local market conditions,

•	to attract deposits and loans through competitive pricing, responsiveness and service, and

•	to provide a reasonable return to stockholders on capital invested.

We strive to serve the financial needs of our customers while providing an appropriate return to our stockholders, consistent with safe and sound banking practices. We expect that a financial strategy that utilizes variable rates and matching assets and liabilities will enable us to increase our net interest margin, while managing interest rate risk. We also seek to generate fee income from various sources, subject to our desire to maintain competitive pricing within our market area.

Our recognition of, and commitment to, the needs of the local community, combined with highly personalized and responsive customer service, differentiate us from our competition. We continue to capitalize upon the personal contacts and relationships of our organizers, directors, stockholders and officers to establish and grow our customer base.

Comparison of Financial Condition at December 31, 2015 and December 31, 2014

General. Our total assets increased from $955.3 million at December 31, 2014 to $1.01 billion at December 31, 2015, an increase of $58.1 million, or six percent. This increase was primarily due to increases in loans receivable, net of our allowance for loan losses of $73.9 million, accrued interest receivable and other assets of $6.3 million, and bank-owned life insurance of $4.3 million, partially offset by a decrease in securities available-for-sale of $22.3 million. Total liabilities increased from $876.8 million at December 31, 2014 to $921.9 million at December 31, 2015, an increase of $45.1 million, or five percent. This increase was primarily the result of a $104.5 million increase in total borrowings, partially offset by a $58.5 million decrease in deposits. Total stockholders’ equity increased from $78.5 million at December 31, 2014 to $91.4 million at December 31, 2015, an increase of $12.9 million, or 16 percent. This increase was primarily attributable to net income of $11.0 million and increases in additional paid-in capital of $1.5 million and common stock of $0.5 million. The growth of our balance sheet has been a direct result of the successful implementation of our business plan. Although we will continue to seek to grow our business through the continued implementation of our business plan, the growth experienced in the past may not be indicative of future results.

We manage our balance sheet based on a number of interrelated criteria, such as changes in interest rates, fluctuations in certain asset and liability categories whose changes are not totally controlled by us, such as swings in deposit account balances driven by depositors’ needs, prepayments and issuer call options exercised on securities available for sale, early payoffs on loans, investment opportunities presented by market conditions, lending originations, capital provided by earnings, and active management of our overall liquidity positions. The management of these dynamic and interrelated elements of our balance sheet result in fluctuations in balance sheet items throughout the year.

Cash and due from banks. Cash and due from banks decreased from $31.9 million at December 31, 2014 to $28.6 million at December 31, 2015, a decrease of $3.3 million, or 10 percent. The decrease in cash was primarily attributable to the timing of cash payments and cash receipts.

Investment Securities. We hold securities that are available to fund increased loan demand or deposit withdrawals and other liquidity needs, and which provide an additional source of interest income. Securities are classified as held-to-maturity (“HTM”) or available-for-sale (“AFS”) at the time of purchase. Securities are classified as HTM if we have the ability and intent to hold them until maturity. HTM securities are carried at cost, adjusted for unamortized purchase premiums and discounts. Securities that are classified as AFS are carried at fair value with unrealized gains and losses, net of income taxes, reported as a component of equity within accumulated other comprehensive income.

The following table presents a summary of the amortized cost and fair value of our securities available-for-sale at December 31, 2015, 2014 and 2013.

	December 31,
	2015		2014		2013
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. Treasury securities	$—	$—	$14,770	$14,551	$38,112	$35,689
Mortgage-backed Securities-U.S. Government-sponsored Enterprises (GSEs)	70,524	70,682	76,428	77,188	72,680	73,084
Obligations of state and political subdivisions	70,140	70,827	71,665	72,061	88,697	84,541

Total	$140,664	$141,509	$162,863	$163,800	$199,489	$193,314

Securities available-for-sale, which is carried at fair value, decreased $22.3 million, or 14 percent, to $141.5 million at December 31, 2015. Funds from security sales and principal repayments were utilized to supplement growth in our loan portfolio.

The following table presents a summary of the amortized cost and fair value of our HTM securities at December 31, 2015, 2014 and 2013.

	December 31,
	2015		2014		2013
(in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Mortgage-backed Securities-U.S. Government-sponsored Enterprises (GSEs)	$381	$414	$420	$456	$423	$454

HTM securities decreased minimally from December 31, 2014 to December 31, 2015. The decline in HTM securities is the result of normal principal prepayments and our strategy to not purchase additional securities for the HTM portfolio as we manage our investment portfolio to allow for greater flexibility as our liquidity needs change.

The following table summarizes the maturity distribution schedule of the amortized cost of debt securities with corresponding weighted-average yields at December 31, 2015. Interest income presented in this Form 10-K for tax-advantaged obligations of state and political subdivisions has not been adjusted to reflect fully taxable-equivalent interest income. Weighted-average yields presented below have also not been computed on a fully taxable-equivalent basis. Expected maturities may differ from contractual maturities because the securities may be called without any penalties.

	December 31, 2015
(in thousands)	One year or less	After one through five years	After five through ten years	After ten years	Total
Mortgage-backed Securities-U.S. Government- sponsored Enterprises (GSEs)	$—	$3,094	$34,937	$32,493	$70,524
Obligations of state and political subdivisions	1,042	3,740	36,476	28,882	70,140

Total	$1,042	$6,834	$71,413	$61,375	$140,664

Weighted average yield	2.05%	2.33%	2.35%	2.56%	2.44%

At December 31, 2015, there were no holdings of any one issuer in an amount greater than ten percent of our total stockholders’ equity. See Note 3 – Investment Securities in the Notes to Consolidated Financial Statements within this Form 10-K for additional information regarding debt securities.

Loans receivable, net. Loans receivable, net increased from $723.1 million at December 31, 2014 to $797.1 million at December 31, 2015, an increase of $73.9 million, or 10 percent. The increase was attributable to our efforts to grow our loan portfolio through existing relationships and new business and was funded by a combination of an increase in borrowings and a decreases in our investment securities.

The following table details our loan maturities by loan segment and interest rate type at December 31, 2015:

	December 31, 2015
(in thousands)	Due in one year or less	Due after one through five years	Due after five years	Total
Commercial real estate	$13,851	$72,586	$403,861	$490,298
Commercial and industrial	29,568	37,239	58,265	125,072
Construction	62,297	60,000	—	122,297
Residential first-lien mortgage	—	—	42,409	42,409
Home equity	183	217	29,522	29,922
Consumer	414	436	8	858

Total loans	$106,313	$170,478	$534,065	$810,856

Type:
Fixed rate loans	$11,570	$74,734	$47,662	$133,966
Floating rate loans	94,743	95,744	486,403	676,890

Total loans	$106,313	$170,478	$534,065	$810,856

The accrual of interest is discontinued when the contractual payment of principal or interest is 90 days past due or management has serious doubts about further collectability of the principal or interest, even if the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well-secured.

The following table sets forth certain information regarding our nonaccrual loans, troubled debt restructurings, accruing loans 90 days or more past-due, and other real estate owned as of December 31, 2015, 2014, 2013, 2012, and 2011.

	December 31,
(in thousands)	2015	2014	2013	2012	2011
Nonaccrual loans:
Commercial real estate	$6,530	$6,190	$2,535	$2,690	$5,229
Commercial and industrial	1,834	1,185	5,127	4,596	2,135
Construction	1,805	1,911	—	892	892
Residential first-lien mortgage	1,370	166	182	—	—
Home equity	450	419	394	359	456
Consumer	—	—	—	11	—

Total nonaccrual loans	11,989	9,871	8,238	8,548	8,712
Troubled debt restructurings (TDRs) – performing	1,171	3,797	4,858	2,412	2,332
Accrual loans 90 days or more past due	—	—	—	—	—

Total nonperforming loans and performing TDRs	13,160	13,668	13,096	10,960	11,044
Other real estate owned	300	804	927	1,550	919

Total nonperforming assets and performing TDRs	$13,460	$14,472	$14,023	$12,510	$11,963

See Note 4 – Loans Receivable in the Notes to Consolidated Financial Statements within this Form 10-K for additional information regarding our loans not classified as nonperforming assets as of December 31, 2015 and for other information on our loan ratings of special mention, substandard and doubtful, all of which contain varying degrees of potential credit problems that could result in the loans being classified as nonaccrual, past-due 90 or more days or troubled debt restructurings in a future period.

Analysis of Allowance for Loan Losses. Our allowance for loan losses (the “allowance”) is based on a documented methodology, which includes an ongoing evaluation of the loan portfolio, and reflects management’s best estimate of probable losses in the loan portfolio as of the reporting date. The determination of the allowance for loan losses involves a high degree of judgment and complexity. In evaluating the adequacy of the allowance for loan losses, management gives consideration to current economic conditions, statutory examinations of the loan portfolio by regulatory agencies, loan reviews performed periodically by independent third parties, delinquency information, management’s internal review of the loan portfolio, and other relevant factors. In determining and maintaining our allowance for loan losses, we comply with the Federal Financial Institutions Examination Council (FFIEC) Interagency Policy Statements on the Allowance for Loan and Lease Losses and on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Associations.

Our allowance for loan losses is maintained at a level considered adequate to provide for probable losses. We perform, at least quarterly, an evaluation of the adequacy of the allowance. The allowance is based on our past loan loss experience (which is bound by our limited operating history), known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan segment including loans not considered impaired, as well as smaller balance homogeneous loans, such as residential mortgage and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors.

The allowance for loan losses increased from $10.0 million at December 31, 2014 to $10.9 million at December 31, 2015, an increase of $0.9 million, or approximately eight percent. This increase was primarily attributable to applying our

ASC 450-20 general allowance ratio of 1.14% to the $74.8 million increase in our loan portfolio as compared to the prior year. This was offset slightly by a decrease of three basis points in the ASC 450-20 general reserve ratio as compared to December 31, 2014.

Net charge-offs increased $1.0 million as compared to the prior year. The increase in commercial and industrial charge-offs was primarily driven by two loans to separate borrowers amounting to $0.6 million. The increase in commercial real estate charge-offs was primarily driven by one $0.3 million loan.

The following table presents a summary of changes in our allowance for loan losses and includes information regarding charge-offs, recoveries, and selected coverage ratios for the years ended December 31, 2015, 2014, 2013, 2012 and 2011:

	Year Ended December 31,
(in thousands)	2015	2014	2013	2012	2011
Balance at beginning of year	$10,008	$8,493	$7,033	$5,362	$3,693
Charge offs:
Commercial real estate	(435)	(116)	(73)	—	(286)
Commercial and industrial	(626)	—	(156)	(388)	(217)
Construction	—	—	(370)	—	(143)
Residential first-lien mortgage	—	—	—	—	—
Home equity	(39)	—	—	—	(80)
Consumer	—	(29)	—	(5)	—

Total charge offs	(1,100)	(145)	(599)	(393)	(726)

Recoveries:
Commercial real estate	—	5	12	—	—
Commercial and industrial	13	70	15	95	18
Construction	—	—	—	—	—
Residential first-lien mortgage	—	—	—	—	—
Home equity	6	—	—	1	—
Consumer	20	5	—	—	—

Total recoveries	39	80	27	96	18

Net charge-offs	(1,061)	(65)	(572)	(297)	(708)
Additions charged to operations (provision for loan losses)	1,904	1,580	2,032	1,968	2,377

Balance at end of year	$10,851	$10,008	$8,493	$7,033	$5,362

Net charge offs to average loans outstanding	0.14%	0.01%	0.10%	0.06%	0.21%

Our allowance for loan losses is allocated to the various segments of our portfolio identified above. The unallocated component of the allowance for loan losses is maintained to cover uncertainties that could affect our estimate of probable losses. The unallocated component reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. Additions to the allowance charged to operations are the result of applying our allowance methodology to the existing loan portfolio. Increases in the additions charged to operations were primarily the result of increases in the loan portfolio, combined with adjustments to qualitative factors impacting the allowance as discussed above.

The following table presents the allocation of the allowance for loan losses by portfolio segment for the years ended December 31, 2015, 2014, 2013, 2012 and 2011. The allocation of a portion of the allowance for loan losses to one category of loans does not preclude its availability to absorb losses in other categories.

	December 31,
	2015		2014		2013		2012
	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans	Amount	% of Loans to Total Loans
Commercial real estate	$4,703	60.5%	$3,621	61.2%	$2,994	58.6%	$2,557	58.8%
Commercial and industrial	2,246	15.4	1,530	17.3	1,419	18.6	1,244	19.2
Construction	2,615	15.1	2,719	10.7	2,638	12.0	2,163	11.6
Residential first-lien mortgage	292	5.2	318	6.2	282	6.3	204	5.4
Home equity	225	3.7	307	4.2	282	4.5	256	4.7
Consumer	3	0.1	17	0.4	1	—	10	0.3
Unallocated	767	—	1,496	—	877	—	599	—

Total	$10,851	100.0%	$10,008	100.0%	$8,493	100.0%	$7,033	100.0%

	2011
	Amount	% of Loans to Total Loans
Commercial real estate	$2,082	56.6%
Commercial and industrial	1,011	20.8
Construction	1,965	13.7
Residential first-lien mortgage	101	3.7
Home equity	179	4.7
Consumer	12	0.5
Unallocated	12	—

Total	$5,362	100.0%

See Note 4 Loans Receivable in the Notes to Consolidated Financial Statements within this Form 10-K for additional information regarding our allowance for loan losses.

Premises and equipment. Premises and equipment, net decreased $0.4 million from December 31, 2014 to December 31, 2015. Additions to premises and equipment resulting from leasehold improvements in the new Lawrenceville branch and purchases of upgraded equipment were offset by depreciation expense.

Accrued interest receivable and other assets. Accrued interest receivable and other assets increased $6.3 million, or 54 percent, from December 31, 2014 to December 31, 2015, primarily due to increases of $4.8 million in restricted investments in bank stocks. The increase in restricted investments in bank stocks was primarily the result of a $104.5 million increase in FHLB-NY borrowings from December 31, 2014 to December 31, 2015. We are required to own stock of the FHLB-NY based in part by the amount of our FHLB-NY borrowings outstanding. The remaining $1.5 million increase was primarily comprised of $1.3 million in income taxes receivable at December 31, 2015.

Deposits. Total deposits decreased from $847.9 million at December 31, 2014 to $789.4 million at December 31, 2015, a decrease of $58.5 million, or seven percent. Non-interest-bearing deposits decreased $32.3 million, or 24 percent, to $102.9 million at December 31, 2015, compared to $135.2 million at December 31, 2014. Interest-bearing deposits decreased $26.2 million, or four percent, to $686.5 million at December 31, 2015, compared to $712.7 million in the prior year. Of the $32.3 million decrease in noninterest bearing deposits, one institutional customer’s balance decreased $27.8 million at December 31, 2015 as compared to December 31, 2014. Certificates of deposits decreased $37.4 million during 2015 due to attrition from 12 and 15 month promotion rates offered in 2014. This decrease was partially offset by an increase in interest bearing checking and savings of $11.2 million over the prior year.

The following table presents our time deposit maturities as of December 31, 2015.

	December 31, 2015
(in thousands)	Three months or less	Over three through six months	Over six through twelve months	Over twelve months	Total
Time deposits of $100,000 or more	$9,536	$15,197	$58,438	$71,847	$155,018
Time deposits of less than $100,000	7,570	9,270	30,225	55,196	102,261

Total	$17,106	$24,467	$88,663	$127,043	$257,279

The following table presents the average balance of our deposit accounts for the years ended December 31, 2015, 2014 and 2013, and the average cost of funds for each category of our deposits.

	2015			2014			2013
(in thousands)	Average Amount	Avg. Rate Paid	% of Average Total Deposits	Average Amount	Avg. Rate Paid	% of Average Total Deposits	Average Amount	Avg. Rate Paid	% of Average Total Deposits
Demand, non-interest-bearing checking	$133,970	0.00%	16.2%	$125,472	0.00%	15.9%	$99,650	0.00%	13.6%
Demand Interest-bearing	202,124	0.59	24.4	151,917	0.75	19.2	148,969	0.78	20.3
Money market	140,973	0.59	17.0	148,462	0.62	18.8	155,438	0.60	21.2
Savings deposits	76,553	0.71	9.2	89,647	0.91	11.3	89,044	0.86	12.1
Time deposits of $100,000 or more	162,744	1.45	19.6	153,039	1.48	19.3	120,504	1.71	16.3
Other time deposits	112,545	1.45	13.6	122,406	1.51	15.5	119,464	1.70	16.5

Total	$828,909	0.79%	100.0%	$790,943	0.88%	100.0%	$733,069	0.95%	100.0%

Borrowings. Borrowings increased from $24.3 million at December 31, 2014 to $128.8 million at December 31, 2015, an increase of $104.5 million. The Bank utilizes its available capacity with FHLB-NY as an additional source of liquidity to fund increases in asset classes not funded by our deposits. Increased borrowings, supplemented with amounts from the sales and principal repayments of securities, available-for-sale, compensated for deposit decreases during the year ended December 31, 2015.

Accrued interest payable and other liabilities. Accrued interest payable and other liabilities decreased from $4.6 million at December 31, 2014 to $3.6 million at December 31, 2015, a decrease of $1.0 million, or 21 percent. This decrease was primarily attributable to a decrease in accrued expenses of $0.5 million, primarily due to decreases in FDIC assessments payable, accrued salaries expense, and other miscellaneous accrued expenses. The $0.1 million decrease in FDIC assessments payable is the result of a decreased assessment rate during 2015 due to the termination of our Consent Order with the FDIC in February 2015. The decrease in salaries payable was attributable to a $0.3 million decrease in the normal year end salary accrual at December 31, 2015 as compared to the prior year. Other miscellaneous accruals decreased $0.1 million over the prior year primarily due to decreased legal fees also due to the termination of our Consent Order with the FDIC in February 2015. Accrued interest payable on deposits decreased $0.2 million from the prior year resulting from a decrease in the average cost of funds on interest-bearing deposits of ten basis points at December 31, 2015 as compared to 2014 as well as the timing of interest payments.

Stockholders’ equity. Stockholders’ equity increased from $78.5 million at December 31, 2014 to $91.4 million at December 31, 2015, an increase of $12.9 million, or 16 percent. The increase in stockholders’ equity was due to an $11.0 million increase in retained earnings from current year net income, combined with a $1.5 million increase in paid-in-capital and a $0.5 million increase in common stock due to stock option exercises during 2015.

Comparison of Operating Results for the Years Ended December 31, 2015 and December 31, 2014

General. Net income for the year ended December 31, 2015 was $11.0 million, an increase of approximately $2.0 million, or 22 percent, from $9.0 million for the year ended December 31, 2014. This increase was primarily attributable to an increase in net interest income and decreases in non-interest expense partially offset by an increase in provision for loan losses, a decrease in non-interest income and an increase in income tax expense.

Net interest income. Net interest income increased $3.0 million, or nine percent, to $36.4 million for the year ended December 31, 2015, compared to $33.4 million for the year ended December 31, 2014. Our interest rate spread increased from 3.61 percent for the year ended December 31, 2014 to 3.66 percent for the year ended December 31, 2015, an increase of five basis points. Our average interest-earning assets increased $68.3 million, or eight percent, while the average yield on those assets decreased six basis points. The increase in average interest-earning assets was primarily the result of our ability to continue to increase the size of our loan portfolio. Our average interest-bearing liabilities increased $49.1 million, or seven percent, while the average cost of those liabilities decreased 11 basis points.

Total interest and dividend income. Total interest and dividend income increased $2.6 million, or seven percent, to $43.2 million for the year ended December 31, 2015, compared to $40.6 million for the prior year. The improvement in interest income resulted from an increase in the average balance of interest-earning assets.

Interest income and fees on loans increased $3.4 million, or nine percent, to $39.6 million for the year ended December 31, 2015, compared to $36.2 million for the prior year. The increase was attributable to an increase in the average balance of loans receivable of $88.7 million from $678.1 million in 2014 to $766.8 million in 2015. This increase was partially offset by a 17 basis point decrease in the year-over-year average yield on loans. The decrease in the average yield on loans was due to lower interest rates on new loan production caused primarily by increasing competition throughout the year ending December 31, 2015.

Interest income on securities decreased approximately $0.8 million, or nineteen percent, for the year ended December 31, 2015 compared to the prior year. This decrease was primarily attributable to a $25.8 million decrease in average balances and a 13 basis point decrease in the average yield. Average balances decreased due to principal repayments and sales of securities that provided cash to fund the increase in our loan portfolio.

Interest Expense. Total interest expense decreased $0.3 million, or four percent for the year ended December 31, 2015, compared to the prior year period. This decrease was the result of an 11 basis point decrease in the cost of interest-bearing liabilities, partially offset by a $49.1 million increase in average interest-bearing liabilities.

Interest expense on deposits decreased $0.4 million for the year ended December 31, 2015 compared to the prior year due to a decrease in the cost of interest-bearing deposits of 10 basis points during 2015 as compared to 2014, partially offset by an increase in average interest-bearing deposits of $29.5 million.

Interest expense on borrowings increased approximately $90,000, or 51 percent, for the year ended December 31, 2015 compared to the prior year. This increase was primarily attributable to a $19.6 million increase in average balances as borrowings were utilized to partially fund the increase in our loan portfolio.

Provision for Loan Losses. The provision for loan losses increased $0.3 million over the prior year to $1.9 million for the year ended December 31, 2015. The increase in the 2015 provision for loan losses reflected, among other things, the $73.9 million increase in our loan portfolio year-over-year, and the increase in loan charge-offs, net of recoveries (“net charge-offs”) during the year ended December 31, 2015 compared to the prior period. Net charge-offs were $1.1 million during 2015, compared to $65,000 in 2014. See the section above titled “Financial Condition – Allowance for Loan Losses” for a discussion of our allowance for loan losses methodology, including additional information regarding the determination of the provision for loan losses.

Non-Interest Income. Non-interest income decreased $0.5 million for the year ended December 31, 2015 compared to the prior year. Gain on sales of securities available-for-sale decreased $0.8 million to $0.2 million for the year ended December 31, 2015. Partially offsetting this decrease, income from bank owned life insurance and gain on sale of other real estate owned each increased $0.1 million as compared to the prior year period.

Non-Interest Expense. Non-interest expense decreased approximately $0.3 million, or two percent, to $22.1 million in 2015, compared to $22.4 million in the prior year.

Professional fees decreased $0.7 million, or 34 percent, to approximately $1.3 million in 2015 compared to $2.0 million in 2014. The decrease was primarily attributable to decreases in 2014 consulting fees paid in relation our FDIC Consent Order, which the FDIC terminated on February 3, 2015. Federal deposit insurance assessments also decreased $0.4 million during the year ended 2015 to $0.8 million, compared to $1.2 million in the prior year. The termination of our Consent Order caused our assessment rate to decrease significantly.

OREO, net expense decreased $0.2 million in during the year ended 2015 compared to the prior year. The decrease was primarily attributable to the write-down of two properties to their net realizable values in 2014.

Other non-interest expense decreased $0.4 million, or 18 percent, to $1.6 million in 2015, compared to $1.9 million in the prior year. Decreases were noted in several miscellaneous non-interest expense accounting including employee travel and entertainment, correspondent bank charges, and core deposit intangible expense.

Partially offsetting these decreases in non-interest expense, salaries and employee benefits increased approximately $1.0 million, or eight percent, to $12.3 million in 2015, compared to $11.3 million in the prior year. The increase was related to eight additional full time equivalent employees in 2015, as well as increases in bonus expense, medical insurance premiums, and stock option compensation expense. Salary deferrals resulting from ASC 310-20 related loan origination costs also decreased as loan volume was lower in 2015 as compared to 2014.

Occupancy and equipment expenses increased slightly to $3.6 million in 2015 compared to $3.5 million in the prior year. The increase was primarily attributable to the impact of a rent increase due to the expansion for our operations center in September 2014.

Data processing and communications expense increased slightly to $1.8 million in 2015 compared to $1.7 million in 2014. The increase was primarily attributable to an increase is fees paid to our core processing servicer as we added a new branch in November 2015.

Income Tax Expense. The provision for income taxes increased $0.5 million, or 17 percent, to $3.7 million in 2015 compared to $3.2 million in the prior year. The increase was due to a 21 percent increase in pre-tax income offset by a slight decrease in our effective tax rate from 26.0 percent in 2014 to 25.2 percent in 2015 resulting from increases in tax-exempt interest income on qualifying loans over the prior year.

Average Balance Sheets. The average yields and costs of funds shown in the following table are derived by dividing income or expense by the daily average balance of assets or liabilities, respectively, for the periods presented. Nonaccrual loans are included in the average balance of loans receivable, net for all periods presented. No tax-equivalent adjustments have been made.

	For the Year Ended December 31,
	2015			2014
(in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest-earning assets:
Loans receivable, net	$766,776	$39,579	5.16%	$678,058	$36,170	5.33%
Investment securities:
Available-for-sale	151,291	3,406	2.25	177,073	4,206	2.38
Held-to-maturity	399	20	5.02	421	21	4.98
Other interest-earning assets	28,381	216	0.76	22,953	170	0.74

Total interest-earning assets	946,847	43,221	4.56	878,505	40,567	4.62

Non-interest-earning assets	33,757			32,167

Total assets	$980,604			$910,672

Interest-bearing liabilities:
Demand, interest-bearing and savings deposits	$278,677	1,741	0.62	$241,564	1,953	0.81
Money market	140,973	837	0.59	148,462	918	0.62
Time deposits	275,289	3,992	1.45	275,445	4,109	1.49

Total interest-bearing deposits	694,939	6,570	0.95	665,471	6,980	1.05
Federal Home Loan Bank borrowings	62,465	267	0.43	42,839	177	0.41

Total interest-bearing liabilities	757,404	6,837	0.90%	708,310	7,157	1.01%

Non-interest-bearing liabilities	138,211			130,498

Total liabilities	895,615			838,808
Stockholders’ equity	84,989			71,864

Total liabilities and stockholders’ equity	$980,604			$910,672

Interest rate spread(1)			3.66%			3.61%

Net interest income		$36,384			$33,410

Net yield on interest-earning assets(2)			3.84%			3.80%

Ratio of average interest-earning assets to average interest-bearing liabilities			1.25x			1.24x

(1)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2)	Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

	For the Year Ended December 31,
	2013
(in thousands)	Average Balance	Interest	Average Yield/ Cost
Interest-earning assets:
Loans receivable, net	$570,720	$32,285	5.66%
Investment securities:
Available-for-sale	207,227	4,670	2.25
Held-to-maturity	497	23	4.70
Other interest-earning assets	22,341	135	0.60

Total interest-earning assets	800,785	37,113	4.63

Non-interest-earning assets	27,017

Total assets	$827,802

Interest-bearing liabilities:
Demand, interest-bearing and savings deposits	$238,012	1,925	0.81
Money market	155,438	936	0.60
Time deposits	239,968	4,091	1.71

Total interest-bearing deposits	633,418	6,952	1.10
Federal Home Loan Bank borrowings	25,903	163	0.63

Total interest-bearing liabilities	659,321	7,115	1.08%

Non-interest-bearing liabilities	105,558

Total liabilities	764,879
Stockholders’ equity	62,923

Total liabilities and stockholders’ equity	$827,802

Interest rate spread(1)			3.55%

Net interest income		$29,998

Net yield on interest-earning assets(2)			3.75%

Ratio of average interest-earning assets to average interest-bearing liabilities			1.21x

(1)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(2)	Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The following table reflects the sensitivity of our interest income and interest expense to changes in volume and in yields on interest-earning assets and costs of interest-bearing liabilities during the periods indicated.

	Year Ended December 31, 2015 vs. 2014 Increase (Decrease) Due to			Year Ended December 31, 2014 vs. 2013 Increase (Decrease) Due to
(in thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest and dividend income:
Loans receivable	$4,579	$(1,170)	$3,409	$5,726	$(1,841)	$3,885
Investment securities:
Available-for-sale	(529)	(271)	(800)	(665)	201	(464)
Held-to-maturity	(1)	—	(1)	(3)	1	(2)
Other interest-earnings assets	42	4	46	4	31	35

Total interest-earning assets	$4,091	$(1,437)	$2,654	$5,062	$(1,608)	$3,454

Interest expense:
Demand, interest-bearing and savings	$232	$(444)	$(212)	$29	$(1)	$28
Money market	(44)	(36)	(80)	(44)	26	(18)
Time deposits	(2)	(116)	(118)	530	(512)	18
Federal Home Loan Bank borrowings	84	6	90	70	(56)	14

Total interest-bearing liabilities	$270	$(590)	$(320)	$585	$(543)	$42

Change in net interest income	$3,821	$(847)	$2,974	$4,477	$(1,065)	$3,412

Liquidity, Commitments and Capital Resources

Liquidity. Our liquidity, represented by cash and due from banks, is a product of our operating, investing and financing activities. Our primary sources of funds are deposits, principal repayments of securities and outstanding loans, and funds provided from operations. In addition, we invest excess funds in short-term interest-earnings assets such as overnight deposits or U.S. agency securities, which provide liquidity to meet lending requirements. While scheduled payments from the amortization of loans and securities and short-term investments are relatively predictable sources of funds, general interest rates, economic conditions and competition greatly influence deposit flows and repayments on loans and mortgage-backed securities.

We strive to maintain sufficient liquidity to fund operations, loan demand and to satisfy fluctuations in deposit levels. We are required to have enough investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure safe and sound banking operations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. We attempt to maintain adequate but not excessive liquidity, and liquidity management is both a daily and long-term function of our business management. We manage our liquidity in accordance with a board of directors-approved asset-liability policy, which is administered by our asset-liability committee (ALCO). ALCO reports interest rate sensitivity, liquidity, capital and investment-related matters on a quarterly basis to our board of directors.

We review cash flow projections regularly and update them in order to maintain liquid assets at levels believed to meet the requirements of normal operations, including loan commitments and potential deposit outflows from maturing certificates of deposit and savings withdrawals.

While deposits are our primary source of funds, we are also able to generate cash through borrowings from the FHLB-NY. At December 31, 2015, we had $128.8 million of overnight and short-term advances outstanding from the FHLB-NY. At December 31, 2015, we had remaining available capacity with FHLB-NY, subject to certain collateral restrictions, of $377.9 million.

Additionally, we are a shareholder of Atlantic Community Bancshares, Inc., and as such, as of December 31, 2015, we had available capacity with its subsidiary, Atlantic Community Bankers Bank (“ACBB”) of $10.0 million to provide short-term liquidity generally for a period of not more than fourteen days.

Contractual Obligations. We have non-cancelable operating leases for branch offices and our operations center. The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2015:

Years Ended December 31:	(in thousands)
2016	$1,510
2017	1,441
2018	1,321
2019	1,080
2020	1,011
Thereafter	646

Total minimum payments required	$7,009

Capital Resources. Consistent with our goals to operate as a sound and profitable financial institution, we actively seek to maintain our status as a well-capitalized institution in accordance with regulatory standards. As of December 31, 2015, we met the capital requirements to be considered “well capitalized”. See Note 14 – Regulatory Matters in the Notes to Consolidated Financial Statements included within this Form 10-K for more information regarding our capital resources.

Off-Balance Sheet Arrangements

We are a party to financial instruments with off-balance sheet risk in the normal course of our business of investing in loans and securities as well as in the normal course of maintaining and improving our facilities. These financial instruments include significant purchase commitments, such as commitments related to capital expenditure plans and commitments to purchase investment securities or mortgage-backed securities, and commitments to extend credit to meet the financial needs of our customers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by our customers. Our exposure to credit loss in the event of non-performance by the counterparty to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. We use the same credit policies in making commitments and conditional obligations as we do for on-balance-sheet instruments. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

We had the following off-balance sheet financial instruments whose contract amounts represent credit risk at December 31:

(in thousands)	2015	2014
Performance and standby letters of credit	$9,015	$8,843
Commitments to fund loans	121,015	91,228
Unfunded commitments under lines of credit	11,611	11,320

Total	$141,641	$111,391

For additional information regarding our outstanding lending commitments at December 31, 2015, see Note 10 – Commitments and Contingencies in the Notes to Consolidated Financial Statements contained in this Annual Report on Form 10-K.

Impact of Inflation

The financial statements included in this document have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money, over time, due to inflation. Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation.

Return on Equity and Assets

The following table presents certain performance ratios for the years ended December 31, 2015, 2014 and 2013.

	2015	2014	2013
Return on Average Assets (ROA)	1.12%	0.99%	1.06%
Return on Average Equity (ROE)	12.95%	12.53%	13.99%
Average Equity to Average Assets	8.67%	7.89%	7.60%

Our dividend payout ratio was zero for all periods presented above as we did not declare or pay dividends during any of the years ended December 31, 2015, 2014 and 2013.

Critical Accounting Policies and Estimates

In the preparation of our financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States and in accordance with general practices within the banking industry. Our significant accounting policies are described in our financial statements under Note 1 – Summary of Significant Accounting Policies. While all of these policies are important to understanding the financial statements, certain accounting policies described below involve significant judgment and assumptions by management that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting estimates to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and assumptions that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Allowance for Credit Losses. The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance for loan losses represents our estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The reserve for unfunded lending commitments represents our estimate of losses inherent in our unfunded loan commitments and is recorded in other liabilities on the balance sheet. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Generally, loans deemed to be uncollectible are charged-off against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance for loan losses. All, or part, of the principal balance of loans receivable are charged-off to the allowance for loan losses when it is determined that the repayment of all, or part, of the principal balance is highly unlikely. For a more detailed discussion of our allowance for loan loss methodology and the allowance for loan losses see the section titled “Analysis of the Allowance for Loan Losses” in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Other Than Temporary Impairment. Management evaluates securities for other-than-temporary-impairment (“OTTI”) quarterly, and more frequently when economic or market conditions warrant such an evaluation. In determining OTTI under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 320, Investments – Debt and Equity Securities, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than amortized cost; (2) the financial condition and near term prospects of the issuer; (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an OTTI decline exists involves a high degree of subjectivity and judgment and is based on information available to management at a point in time. OTTI is deemed to have occurred if there has been an adverse change in the remaining expected future cash flows.

When an OTTI of debt securities occurs, the amount of the OTTI recognized in earnings depends on whether the Bank intends to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis. If the Bank intends to sell or more likely than not will be required to sell the security before recovery of its amortized cost basis, the OTTI shall be recognized in earnings at an amount equal to the difference between the security’s amortized cost basis and its fair value at the balance sheet date. If the Bank does not intend to sell the security and it is not more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis, the OTTI shall be separated into the amount representing the credit loss and the amount related to all other factors. The amount of the total OTTI related to the credit loss is determined based on the present value of cash flows expected to be collected and is recognized in earnings. The amount of the total OTTI related to other factors shall be recognized in other comprehensive income, net of applicable tax benefit. The previous amortized cost basis less the OTTI recognized in earnings shall become the new amortized cost basis of the investment.

For held-to-maturity debt securities, the amount of an other-than-temporary impairment recorded in other comprehensive income for the noncredit portion of a previous other-than-temporary impairment will be amortized prospectively over the remaining life of the security on the basis of the timing of future estimated cash flows of the security.

For equity securities, when the Bank decides to sell an impaired available-for-sale security and the entity does not expect the fair value of the security to fully recover before the expected time of sale, the security is deemed other-than-temporarily impaired in the period in which the decision to sell is made. The Bank recognizes an impairment loss when the impairment is deemed other than temporary even if a decision to sell has not been made.

Income Taxes. We account for income taxes in accordance with income tax accounting guidance contained in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes. This includes guidance related to accounting for uncertainties in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. We had no material unrecognized tax benefits or accrued interest and penalties as of December 31, 2015 and 2014. Our policy is to account for interest and penalties as a component of other expense.

We have provided for federal and state income taxes on the basis of reported income. The amounts reflected on our tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. The tax effect of these temporary differences is accounted for as deferred taxes applicable to future periods.

Deferred income tax expense or benefit is determined by recognizing deferred tax liabilities and assets, respectively, for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided for the full amount which is not more-likely-than-not to be realized.

Recently Issued Accounting Standards

See Note 1 to the Consolidated Financial Statements contained in this Annual Report on Form 10-K for a discussion of recently issued accounting standards.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

As a smaller reporting company, we are not required to provide the information otherwise required by this Item.

Item 8. Financial Statements and Supplementary Data

The following audited financial statements are set forth in this Annual Report on Form 10-K on the pages listed in the Index to Consolidated Financial Statements below.

THE BANK OF PRINCETON

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

Tel: 215-564-1900 Fax: 215-564-3940 www.bdo.com	1801 Market Street, Suite 1700 Ten Penn Center Philadelphia, PA 19103

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

The Bank of Princeton

Princeton, New Jersey

We have audited the accompanying consolidated statements of financial condition of The Bank of Princeton and subsidiaries (the “Company”) as of December 31, 2015 and 2014 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Bank of Princeton and subsidiaries at December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

BDO USA, LLP

Philadelphia, Pennsylvania

April 14, 2016

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

THE BANK OF PRINCETON

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share data)

	December 31,
	2015	2014
ASSETS
Cash and due from banks	$28,589	$31,872
Securities available-for-sale	141,509	163,800
Securities held-to-maturity (fair value of $414 and $456, respectively)	381	420
Loans receivable, net of allowance for loan losses of $10,851 and $10,008 at December 31, 2015 and 2014, respectively	797,095	723,131
Bank-owned life insurance	22,258	17,929
Other real estate owned (OREO)	300	804
Premises and equipment, net	5,450	5,816
Accrued interest receivable and other assets	17,740	11,490

TOTAL ASSETS	$1,013,322	$955,262

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Non-interest-bearing	$102,944	$135,157
Interest-bearing	686,489	712,700

Total deposits	789,433	847,857
Borrowings	128,800	24,300
Accrued interest payable and other liabilities	3,645	4,603

TOTAL LIABILITIES	921,878	876,760

STOCKHOLDERS’ EQUITY:
Common stock, $5.00 par value, 10,000,000 authorized, 4,687,457 and 4,582,315 shares issued and outstanding at December 31, 2015 and 2014, respectively	23,437	22,912
Paid-in capital	31,223	29,755
Retained earnings	36,265	25,259
Accumulated other comprehensive income	519	576

TOTAL STOCKHOLDERS’ EQUITY	91,444	78,502

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,013,322	$955,262

See notes to consolidated financial statements.

THE BANK OF PRINCETON

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the Years Ended December 31,
	2015	2014
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$39,579	$36,170
Securities available-for-sale:
Taxable	1,465	2,055
Tax-exempt	1,941	2,151
Securities held-to-maturity	20	21
Other interest and dividend income	216	170

TOTAL INTEREST AND DIVIDEND INCOME	43,221	40,567

INTEREST EXPENSE
Deposits	6,570	6,980
Borrowings	267	177

TOTAL INTEREST EXPENSE	6,837	7,157

NET INTEREST INCOME	36,384	33,410
Provision for loan losses	1,904	1,580

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	34,480	31,830

NON-INTEREST INCOME
Gain on sale of securities available-for-sale, net	226	1,006
Income from bank-owned life insurance	579	430
Fees and service charges	1,248	1,193
Gain on sale of other real estate owned	125	15
Other	109	102

TOTAL NON-INTEREST INCOME	2,287	2,746

NON-INTEREST EXPENSE
Salaries and employee benefits	12,246	11,288
Occupancy and equipment	3,647	3,479
Professional fees	1,295	1,975
Data processing and communications	1,844	1,665
Federal deposit insurance assessment	795	1,223
Advertising and promotion	197	208
Office expense	290	311
Other real estate owned, net	160	316
Other	1,585	1,942

TOTAL NON-INTEREST EXPENSE	22,059	22,407

INCOME BEFORE INCOME TAX EXPENSE	14,708	12,169
INCOME TAX EXPENSE	3,702	3,168

NET INCOME	$11,006	$9,001

Earnings per common share-basic	$2.38	$1.97
Earnings per common share-diluted	$2.30	$1.92

See notes to consolidated financial statements.

THE BANK OF PRINCETON

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	For the Years ended December 31,
	2015	2014
NET INCOME	$11,006	$9,001
Other comprehensive (loss) income
Unrealized holding gains arising during period on securities available-for-sale	134	8,118
Income tax effect on unrealized holding gains	(52)	(2,948)
Less: reclassification adjustment for gains on sales of securities available-for-sale[1]	(226)	(1,006)
Income tax effect on reclassification adjustment for gains on sales of securities available-for-sale[2]	87	342

Total other comprehensive (loss) income	(57)	4,506

COMPREHENSIVE INCOME	$10,949	$13,507

[1]	Amounts are included in Gain on sale of securities available-for-sale, net on the Consolidated Statements of Income as a separate element within total non-interest income.
[2]	Amounts are included in Income Tax Expense on the Consolidated Statements of Income.

See notes to consolidated financial statements.

THE BANK OF PRINCETON

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2015 and 2014

(in thousands, except share and per share data)

	Common stock	Paid-in capital	Retained earnings	Accumulated other comprehensive income	Total
Balance, January 1, 2014	$22,893	29,011	16,258	(3,930)	64,232
Net income	—	—	9,001	—	9,001
Other comprehensive income	—	—	—	4,506	4,506
Stock options exercised (66 shares)	19	22	—	—	41
Stock-based compensation expense	—	722	—	—	722

Balance, December 31, 2014	$22,912	$29,755	$25,259	$576	$78,502

Net income	—	—	11,006	—	11,006
Other comprehensive loss	—	—	—	(57)	(57)
Stock options and warrants exercised (105,142 shares)	525	703	—	—	1,228
Non-qualified stock options exercised		76			76
Stock-based compensation expense	—	689	—	—	689

Balance, December 31, 2015	$23,437	$31,223	$36,265	$519	$91,444

See notes to consolidated financial statements.

THE BANK OF PRINCETON

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,006	$9,001
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,904	1,580
Depreciation and amortization	1,003	959
Stock-based compensation	765	722
Amortization of premiums and accretion of discounts on securities	688	687
Accretion of net deferred loan fees and costs	(1,297)	(763)
Amortization of premiums and accretion of discounts on deposits	—	158
Amortization of premiums on borrowings	—	(11)
Net realized gains on sale of securities available-for-sale	(226)	(1,006)
Increase in cash surrender value of bank-owned life insurance	(579)	(430)
Loss on disposition of premises and equipment	—	57
Deferred income tax expense (benefit)	12	(452)
Net (gain) loss on other real estate owned	(125)	(15)
Amortization of core deposit intangible	65	126
Increase in accrued interest receivable and other assets	(1,452)	82
(Decrease) increase in accrued interest payable and other liabilities	(958)	829

NET CASH PROVIDED BY OPERATING ACTIVITIES	10,806	11,524

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available-for-sale	(17,516)	(30,121)
Proceeds from sale of securities available-for-sale	21,742	46,256
Maturities, calls and principal repayments of securities available for-sale	17,511	20,809
Maturities, calls and principal repayments of securities held-to-maturity	39	4
Net increase in loans	(74,871)	(99,102)
Purchases of bank-owned life insurance	(3,750)	(8,700)
Proceeds on sale of other real estate owned	929	420
Purchases of premises and equipment	(637)	(1,060)
(Purchases) redemptions of restricted bank stock	(4,840)	1,788

NET CASH USED IN INVESTING ACTIVITIES	(61,393)	(69,706)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in deposits	(58,424)	98,689
Net proceeds (repayments) of borrowings	104,500	(33,800)
Repayments of term borrowings	—	(2,301)
Proceeds from exercise of stock options	1,228	41

NET CASH PROVIDED BY FINANCING ACTIVITIES	47,304	62,629

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,283)	4,447
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	31,872	27,425

CASH AND CASH EQUIVALENTS, END OF PERIOD	$28,589	$31,872

See notes to consolidated financial statements.

THE BANK OF PRINCETON

CONSOLIDATED STATEMENTS OF CASH FLOWS – (Continued)

(in thousands)

	For the Years Ended December 31,
	2015	2014
SUPPLEMENTARY CASH FLOWS INFORMATION:
Interest paid	$7,000	$7,259
Income taxes paid	$5,102	$3,198
SUPPLEMENTARY SCHEDULE OF NONCASH ACTIVITIES:
Transfers from loans receivable, net to other real estate owned (OREO)	$300	$494

See notes to consolidated financial statements.

THE BANK OF PRINCETON

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

Organization and Nature of Operations

The Bank of Princeton (the “Bank”) was incorporated on March 5, 2007 under the laws of the State of New Jersey and is a New Jersey state-chartered banking institution. The Bank was granted its bank charter on April 17, 2007, commenced operations on April 23, 2007 and is a full-service bank providing personal and business lending and deposit services. As a state-chartered bank, the Bank is subject to regulation by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation (“FDIC”). The area served by the Bank, through its thirteen branches, is generally an area within an approximate 50 mile radius of Princeton, NJ, including parts of Mercer, Somerset, Hunterdon, Monmouth and Middlesex Counties in central New Jersey, and additional areas in portions of Philadelphia, Montgomery and Bucks Counties in Pennsylvania. The Bank also conducts loan origination activities in select areas of New York.

The Bank offers traditional retail banking services, one-to-four-family residential mortgage loans, multi-family and commercial mortgage loans, construction loans, commercial business loans and consumer loans, including home equity loans and lines of credit. As of December 31, 2015, the Bank had 138 total employees and 136 full-time equivalent employees. The Bank maintains a website at www.thebankofprinceton.com.

Basis of Financial Statement Presentation

The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries: Bayard Lane, LLC, Bayard Properties, LLC, 112 Fifth Avenue, LLC, TBOP Delaware Investment Company and TBOP REIT, Inc. All significant inter-company accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Because of uncertainties associated with estimating the amounts, timing and likelihood of possible outcomes, actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the determination of other-than-temporary impairment of securities and the valuation of deferred tax assets.

Management believes that the allowance for loan losses is adequate as of December 31, 2015 and 2014. While management uses current information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area or other factors.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to effect certain changes that result in additions to the allowance based on their judgments about information available to them at the time of their examinations.

Subsequent Events

Management evaluated subsequent events until the date of issuance of this report and concluded that no events occurred that were of a material nature.

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies (Continued)

Significant group concentrations of credit risk

Most of the Bank’s activities are with customers located within the Mercer County, New Jersey, and surrounding areas as well as select areas in New York and certain Philadelphia, Pennsylvania metropolitan areas. The Bank does not have any portion of its business dependent on a single or limited number of customers or industries, the loss of which would have a material adverse effect on its business. No substantial portion of loans is concentrated within a single industry or group of related industries, except that a significant majority of commercial loans are secured by real estate. There are numerous risks associated with commercial and consumer lending that could impact the borrowers’ ability to repay on a timely basis. They include, but are not limited to: the owner’s business expertise, changes in local, national, and in some cases international economies, competition, governmental regulation, and the general financial stability of the borrowing entity.

Transfers of financial assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Cash and due from banks

Cash and due from banks include cash on hand, on deposit at other financial institutions and federal funds sold with original maturities of 90 days or less. Generally, federal funds are purchased for one-day periods.

Securities

The Bank’s investment portfolio includes both held-to-maturity and available-for-sale securities:

Held-to-Maturity – Investment securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the estimated remaining term of the underlying security.

Available-for-Sale – Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability and the yield of alternative investments, are classified as available-for-sale. These assets are carried at their estimated fair value. Fair values are based on quoted prices for identical assets in active markets, quoted prices for similar assets in markets that are either actively or not actively traded, or in some cases where there is limited activity or less transparency around inputs, internally developed discounted cash flow models. Unrealized gains and losses are excluded from earnings and are reported net of tax in accumulated other comprehensive income (loss) on the consolidated statements of financial condition until realized, including those recognized through the non-credit component of an OTTI charge.

In accordance with FASB ASC 325-40, Beneficial Interests in Securitized Financial Assets (FASB ASC 325-40), and FASB ASC 320, Investment – Debt and Equity Securities (FASB ASC 320), the Bank evaluates its securities portfolio for OTTI throughout the year. Each investment, which has a fair value less than the book value, is reviewed on a quarterly basis by management. Management considers, at a minimum, whether the following factors exist that, both individually or in combination, could indicate that the decline is other-than-temporary: (a) the Bank has the intent to sell the security; (b) it is more likely than not that it will be required to sell the security before recovery; and (c) the Bank does not expect to recover the entire amortized cost basis of the security. Among the factors that are considered in determining the Bank’s intent is a review of capital adequacy, interest rate risk profile and liquidity at the Bank. An impairment charge is recorded against individual securities if the review described above concludes that the decline in value is other-than-temporary. During 2015 and 2014, it was determined that there were no other-than-temporarily impaired investments. As a result, the Bank did not record credit related OTTI charges through earnings during the years ended December 31, 2015 and 2014.

THE BANK OF PRINCETON

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans Receivable

Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding unpaid principal balances, net of an allowance for loan losses, and deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield on the related loans. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the level-yield method.

The loan receivable portfolio is segmented into commercial real estate, commercial and industrial, construction, residential first-lien mortgage, home equity and consumer loan segments.

For all segments of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest is 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well-secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all segments of loans receivable is determined on contractual due dates for loan payments.

Allowance for credit losses

The allowance for credit losses consists of the allowance for loan losses and the reserve for unfunded lending commitments. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The reserve for unfunded lending commitments represents management’s estimate of losses inherent in its unfunded loan commitments and is recorded in other liabilities on the Consolidated Statements of Financial Condition. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely.

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies (Continued)

The allowance for loan losses is maintained at a level considered adequate to provide for probable losses. The Bank performs, at least quarterly, an evaluation of the adequacy of the allowance. The allowance is based on past loan loss experience (which is bound by the Bank’s limited operating history), known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan segment, including loans not considered impaired, as well as smaller balance homogeneous loans, such as residential mortgage, home equity and consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these loan segments, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices;

2.	National, regional, and local economic and business conditions, as well as the condition of various market segments, including the value of underlying collateral for collateral-dependent loans;

3.	Nature and volume of the portfolio and terms of loans;

4.	Experience, ability, and depth of lending management and staff;

5.	Volume and severity of past due, classified and nonaccrual loans, as well as other loan modifications;

6.	Quality of the Bank’s loan review system, and the degree of oversight by the Bank’s board of directors;

7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations;

8.	Changes in the value of underlying collateral for collateral-dependent loans; and

9.	Effect of external factors, such as competition and legal and regulatory requirements.

The Bank determines the allowance for loan losses by portfolio segment, which consists of commercial real estate loans, commercial and industrial loans, construction loans, residential first-lien mortgage loans, home equity and consumer loans. The Bank estimates the inherent risk of loss on all loans by portfolio segment, based primarily on the risk factors identified above and by applying a weight factor to each element for each portfolio segment.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

Residential first-lien mortgage loans and home equity loans involve certain risks such as interest rate risk and risk of non-repayment. Adjustable-rate loans decrease the interest rate risk to the Bank that is associated with changes in interest rates but involve other risks, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. Repayment risk can be affected by job loss, divorce, illness and personal bankruptcy of the borrower.

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies (Continued)

Construction lending is generally considered to involve a high degree of risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on developers and builders. Moreover, a construction loan can involve additional risks because of the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost, including interest, of the project. The nature of these loans is such that they are generally difficult to evaluate and monitor. In addition, speculative construction loans to a builder are not necessarily for projects which are pre-sold or leased, and thus pose a greater potential risk to the Bank than construction loans to individuals on their personal residences.

Commercial real estate lending entails significant additional risks as compared with single-family residential real estate lending. Such loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. The success of such projects is sensitive to changes in supply and demand conditions in the market for commercial real estate as well as economic conditions generally.

Commercial and industrial lending is generally considered higher risk due to the concentration of principal in a limited number of loans and borrowers and the effects of general economic conditions on the business. Commercial business loans are primarily secured by inventories and other business assets. In most cases, any repossessed collateral for a defaulted commercial business loan will not provide an adequate source of repayment of the outstanding loan balance.

Consumer loans generally have shorter terms and higher interest rates than other lending but generally involve more credit risk because of the type and nature of the collateral and, in certain cases, the absence of collateral. In addition, consumer lending collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely effected by job loss, divorce, illness and personal bankruptcy. In most cases, any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance.

An unallocated component of the allowance for loan losses is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired loans. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial real estate loans, commercial and industrial loans and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the loan collateral if the loan is collateral-dependent. An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Bank’s impaired loans are measured based on the estimated fair value of the loan’s collateral, less costs to sell the property.

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies (Continued)

For commercial real estate loans, estimated fair values of the real estate collateral are determined primarily through third-party appraisals. When a real estate-secured loan becomes impaired, a decision is made regarding whether an updated appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable and inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual residential first-lien mortgage loans, home equity loans and consumer loans for impairment disclosures, unless such loans are a troubled debt restructuring.

Loans whose terms are modified are classified as troubled debt restructurings if the Bank grants borrower concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Nonaccrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

The allowance calculation methodology includes further segregation of loan segments into risk-rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans.

Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified loss are considered uncollectible and are charged-off to the allowance for loan losses. Loans not classified are rated pass.

Based on management’s comprehensive analysis of the loan portfolio, management believes the allowance for loan losses is adequate at the reported dates.

Bank-owned life insurance

The Bank is the beneficiary of insurance policies on the lives of certain officers of the Bank. This life insurance investment is accounted for using the cash surrender value method and is recorded at its net realizable value. Increase in cash surrender values are recorded as non-interest income.

Other real estate owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are then recorded at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in non-interest expense.

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies (Continued)

Premises and equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the shorter of the lease term or estimated useful lives of the related assets.

Accrued interest receivable and other assets

Accrued interest receivable and other assets include accrued interest receivable, deferred tax asset, net, restricted investments in bank stocks, prepaid assets and other assets.

Federal law requires a member institution of the Federal Home Loan Bank (“FHLB”) system to hold restricted stock of its district Federal Home Loan Bank according to a predetermined formula. Restricted stock in the amount of $6.8 million and $1.9 million is carried at cost at December 31, 2015 and 2014, respectively.

Management’s determination of whether these investments are impaired is based on an assessment of the ultimate recoverability of their cost, rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of cost is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB and (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB.

The Bank also held $100,000 of stock in Atlantic Community Bankers Bank (“ACBB”) at December 31, 2015 and 2014.

Management believes no impairment charge is necessary related to the FHLB restricted stock or the ACBB restricted stock as of December 31, 2015 or 2014.

Intangible assets

The acquisition of MoreBank on September 30, 2010 and the acquisition of a branch in 2010 resulted in the Bank recording core deposit intangibles of $551,000 and $100,000, respectively. The core deposit intangible asset is amortized to expense on a straight-line basis over the expected period of benefit, which was established initially to be 5 years for the MoreBank acquisition and 10 years for the branch acquisition. The core deposit intangible, net of accumulated amortization, was approximately $39,000 and $104,000 as of December 31, 2015 and 2014, respectively. Amortization expense is anticipated to be approximately $9,000 in 2016, 2017, 2018, 2019 and 2020, respectively.

The recoverability of the carrying value of intangible assets will be evaluated whenever changes in circumstances indicate recoverability may be in doubt and there may be impairment. Permanent declines in value, if any, will be charged to expense. There were no impairment charges in the years ended December 31, 2015 and 2014.

Income taxes

The Bank accounts for income taxes in accordance with income tax accounting guidance contained in FASB ASC Topic 740, Income Taxes. This includes guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. The Bank had no material unrecognized tax benefits or accrued interest and penalties as of and for the year ended December 31, 2015 and 2014. The Bank’s policy is to account for interest and penalties as a component of other non-interest expense. The Bank is subject to income taxes in the U. S. and various state and local jurisdictions. As of December 31, 2015, tax years after 2012 are subject to federal examination and tax years after 2011 to state examination. Tax regulations are subject to interpretation of the related tax laws and regulations and require significant judgment to apply.

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies (Continued)

Federal and state income taxes have been provided on the basis of reported income or loss. The amounts reflected on the tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. The tax effect of these temporary differences is accounted for as deferred taxes applicable to future periods.

Deferred income tax expense or benefit is determined by recognizing deferred tax liabilities and assets, respectively, for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided for the full amount which is not more likely than not to be realized.

Off-balance sheet financial instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the statement of financial condition when they are funded.

Employee benefit plan

The Bank sponsors a 401(k) plan into which all employees are eligible to contribute the maximum allowed by the Internal Revenue Code of 1986, as amended. The Bank may make discretionary matching contributions. The Bank made matching contributions to employees of $101,000 and $77,000, respectively during the years ended December 31, 2015 and 2014.

Stock compensation plans

The stock compensation accounting guidance set forth in FASB ASC Topic 718, Compensation – Stock Compensation, requires that compensation costs relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

The stock compensation accounting guidance requires that compensation costs for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Scholes model is used to estimate the fair value of stock options.

Earnings per share

Basic earnings per share amounts are calculated by dividing income available to common stockholders by the weighted average common shares outstanding during the period, and exclude any dilutive effects of stock options and warrants. Diluted earnings per share amounts include the dilutive effects of stock options and warrants whose exercise price is less than the market price of the Bank’s shares. Diluted earnings per share amounts are calculated by dividing income available to common stockholders by the weighted average common shares outstanding during the period if options and warrants were exercised and converted into common stock, using the treasury stock method.

Advertising costs

The Bank charges the costs of advertising to expense as incurred.

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies (Continued)

Comprehensive income

Accounting principles generally require that recognized revenues, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated statements of financial condition, such items, along with net income, are components of comprehensive income. Accumulated other comprehensive income is comprised of net unrealized holding gains and losses, net of taxes, on available-for-sale securities. Realized gains or losses are reclassified out of accumulated other comprehensive income when the underlying security is sold, based upon the specific identification method.

Reclassifications

Certain amounts as of and for the year ended December 31, 2014 have been reclassified to conform to the current year’s presentation. These reclassifications did not have any impact on stockholders’ equity, net income or cash flows.

Recently issued accounting standards

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. This standard requires the recognition of a right of use asset and related lease liability by lessees for leases classified as operating leases under current GAAP. Topic 842, which replaces the current guidance under Topic 840, retains a distinction between finance leases and operating leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee also will not significantly change from current GAAP. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize right of use assets and lease liabilities. Topic 842 will be effective for reporting periods beginning January 1, 2019, with an early adoption permitted. The Bank must apply a modified retrospective transition approach for the applicable leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. The Bank is currently evaluating the impact of Topic 842 on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” This amendment supersedes the guidance to classify equity securities with readily determinable fair values into different categories, requires equity securities to be measured at fair value with changes in the fair value recognized through net income, and simplifies the impairment assessment of equity investments without readily determinable fair values. The amendment requires public business entities that are required to disclose the fair value of financial instruments measured at amortized cost on the balance sheet to measure that fair value using the exit price notion. The amendment requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option. The amendment requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or in the accompanying notes to the financial statements. The amendment reduces diversity in current practice by clarifying that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available for sale securities in combination with the entity’s other deferred tax assets. This amendment is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Entities should apply the amendment by means of a cumulative-effect adjustment as of the beginning of the fiscal year of adoption, with the exception of the amendment related to equity securities without readily determinable fair values, which should be applied prospectively to equity investments that exist as of the date of adoption. The Bank intends to adopt the accounting standard during the first quarter of 2018, as required, and is currently evaluating the impact on its results of operations, financial position, and liquidity.

In January 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-04, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40). The amendments in this update clarify that an in-substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies (Continued)

collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, the amendments require interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. The amendments in this update became effective January 1, 2015. There was no material impact on the Bank’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 660): Summary and Amendments that Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs – Contracts with Customers (Subtopic 340-40). The guidance in this update supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the

Accounting Standards Codification. In August, 2015, the FASB issued ASU 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date, that defers the effective date of the new revenue standard by one year (January 1, 2018 effective date). Reporting entities have the option to adopt the standard as early as the original January 1, 2017 effective date. The Bank is currently assessing the impact that this guidance will have on its consolidated financial statements, but does not expect the guidance to have a material impact on the consolidated financial statements.

In August 2014, the FASB issued ASU 2014-14, Receivables – Troubled Debt Restructurings by Creditors (Subtopic 310-40), Classification of Certain Government-guaranteed Mortgage Loans upon Foreclosure. The amendments in this update require that a mortgage loan be derecognized and that a separate other receivable be recognized upon foreclosure if the following conditions are met: 1) the loan has a government guarantee that is not separable from the loan before foreclosure; 2) at the time of foreclosure, the creditor has the intent to convey the real estate property to the guarantor and make a claim on the guarantee, and the creditor has the ability to recover under that claim; and 3) at the time of foreclosure, any amount of the claim that is determined on the basis of the fair value of the real estate is fixed. Upon foreclosure, the separate other receivable should be measured based on the amount of the loan balance (principal and interest) expected to be recovered from the guarantor. The amendments in this update became effective January 1, 2015. There was no material impact on the Bank’s consolidated financial statements.

Note 2 – Earnings Per Share

The following schedule presents earnings per share data for the years ended December 31, 2015 and 2014:

	Twelve months ended December 31,
	2015	2014
	(in thousands, except per share data)
Net income applicable to common stock	$11,006	$9,001
Weighted average number of common shares outstanding	4,623	4,579

Basic earnings per share	$2.38	$1.97

Net income applicable to common stock	$11,006	$9,001
Weighted average number of common shares outstanding	4,623	4,579
Dilutive effect of potential common shares	161	114

Weighted average number of diluted common shares outstanding	4,784	4,693

Diluted earnings per share	$2.30	$1.92

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Earnings Per Share (Continued)

Options and warrants to purchase 611,491 shares of common stock at a weighted average exercise price of $13.30 were included in the computation of diluted earnings per share for the year ended December 31, 2015. Options to purchase 131,200 shares of common stock at a weighted average exercise price of $20.94 were not included in the computation of diluted earnings per share because the exercise price equaled or exceeded the estimated fair value of our common stock at December 31, 2015.

Options and warrants to purchase 606,834 shares of common stock at a weighted average exercise price of $12.41 were included in the computation of diluted earnings per share for the year ended December 31, 2014. Options to purchase 75,750 shares of common stock at a weighted average exercise price of $22.22 were not included in the computation of diluted earnings per share because the exercise price equaled or exceeded the estimated fair value of our common stock at December 31, 2014.

Note 3 – Investment Securities

The following summarizes the amortized cost and estimated fair value of securities available-for-sale at December 31, 2015 and 2014 with gross unrealized gains and losses therein:

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Available-for-sale:
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs)	$70,524	$564	$(406)	$70,682
Obligations of state and political subdivisions	70,140	780	(93)	70,827

Total	$140,664	$1,344	$(499)	$141,509

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Available-for-sale:
U.S. Treasury securities	$14,770	$—	$(219)	$14,551
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs)	76,428	1,006	(246)	77,188
Obligations of state and political subdivisions	71,665	705	(309)	72,061

Total	$162,863	$1,711	$(774)	$163,800

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Investment Securities (Continued)

The unrealized losses, categorized by the length of time in a continuous loss position, and the fair value of related securities available-for-sale as of December 31, 2015 are as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
December 31, 2015:
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs	$30,098	$(306)	$2,807	$(100)	$32,905	$(406)
Obligations of state and political subdivisions	9,974	(64)	2,631	(29)	12,605	(93)

Total	$40,072	$(370)	$5,438	$(129)	$45,510	$(499)

The unrealized losses, categorized by the length of time in a continuous loss position, and the fair value of related securities available-for-sale as of December 31, 2014 are as follows:

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(in thousands)
December 31, 2014:
US Treasury securities	$—	$—	$14,551	$(219)	$14,551	$(219)
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs)	—	—	11,822	(246)	11,822	(246)
Obligations of state and political subdivisions	—	—	22,752	(309)	22,752	(309)

Total	$—	$—	$49,125	$(774)	$49,125	$(774)

At December 31, 2015, there were nine securities in the more-than-twelve-months category and 44 securities in the less-than twelve-month category for the securities available-for-sale portfolio. Included in the nine securities in the twelve-months-or-more category are (a) one mortgage-backed securities; (b) two collateralized mortgage obligations; and (c) six municipal debt obligations. Included in the 44 securities in the less-than twelve-month category are (a) 17 mortgage-backed securities; (b) seven collateralized mortgage obligation; and (c) 20 municipal debt obligations.

The Bank does not intend to sell these securities and it is not more likely than not that we will be required to sell these securities. Unrealized losses primarily relate to interest rate fluctuations and not credit-related criteria. No OTTI charges were recorded for the years ended December 31, 2015 and 2014.

At December 31, 2014, there were no securities in the less-than-twelve-months category and 63 securities in the twelve-months-or-more category for the securities available-for-sale portfolio. Included in the 63 securities in the twelve-months-or-more category are (a) three U. S. government securities; (b) five mortgage-backed securities; and (c) four collateralized mortgage obligations; and (d) 51 municipal debt obligations,

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Investment Securities (Continued)

The amortized cost and estimated fair value of securities available-for-sale at December 31, 2015 by contractual maturity are shown below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties:

	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$1,042	$1,041
Due after one year through five years	6,834	6,910
Due after five years through ten years	71,413	71,983
Due after ten years	61,375	61,575

Total	$140,664	$141,509

The following summarizes the amortized cost and estimated fair value of securities held-to-maturity at December 31, 2015 with gross unrealized gains and losses therein:

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Held-to-maturity:
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs)	$381	$33	$—	$414

All securities held-to-maturity are due after ten years.

The following summarizes the amortized cost and estimated fair value of securities held-to-maturity at December 31, 2014 with gross unrealized gains and losses therein:

	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Held-to-maturity:
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs)	$420	$36	$—	$456

Proceeds from the sale of securities available-for-sale amounted to $21.7 million for the year ended December 31, 2015, which included gross realized gains of approximately $0.2 million and no realized losses. Proceeds from the sale of securities available-for-sale amounted to $46.3 million for the year ended December 31, 2014, which included gross realized gains of approximately $1.0 million and gross realized losses of approximately $33,600.

Securities available-for-sale with fair values of approximately $63.8 million and securities held-to-maturity with fair values of approximately $0.4 million were pledged as collateral for NJ Governmental Unit Deposit Protection Act (“GUDPA”) deposits at December 31, 2015.

THE BANK OF PRINCETON

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable

Loans receivable, net at December 31, 2015 and 2014 were comprised of the following:

	December 31, 2015	December 31, 2014
	(in thousands)
Commercial real estate	$490,298	$450,250
Commercial and industrial	125,072	127,469
Construction	122,297	78,822
Residential first-lien mortgage	42,409	45,383
Home equity	29,922	30,711
Consumer	858	2,654

Total loans	810,856	735,289
Deferred fees and costs	(2,910)	(2,150)
Allowance for loan losses	(10,851)	(10,008)

Loans, net	$797,095	$723,131

The following table presents nonaccrual loans by segment of the loan portfolio as of December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
	(in thousands)
Commercial real estate	$6,530	$6,190
Commercial and industrial	1,834	1,185
Construction	1,805	1,911
Residential first-lien mortgage	1,370	166
Home equity	450	419
Consumer	—	—

Total	$11,989	$9,871

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (Continued)

The following table summarizes information in regards to impaired loans by loan portfolio segment segregated by those for which a related allowance was required and those for which a related allowance was not necessary, as of December 31, 2015 and the year then ended:

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(in thousands)
With no related allowance recorded:
Commercial real estate	$2,658	2,612	$—	$3,111	$11
Commercial and industrial	721	455	—	1,369	19
Construction	—	—	—	—	—
Residential first-lien mortgage	2,044	2,047	—	1,255	43
Home equity	830	828	—	637	31
Consumer	—	—	—	—	—

Total	6,253	5,942	—	6,372	104

With an allowance recorded:
Commercial real estate	4,679	4,043	34	5,151	58
Commercial and industrial	3,579	3,443	798	3,499	144
Construction	2,102	2,084	201	1,943	10
Residential first-lien mortgage	—	—	—	114	—
Home equity	—	—	—	—	—
Consumer	—	—	—	—	—

Total	10,360	9,570	1,033	10,707	212

Total:
Commercial real estate	7,337	6,655	34	8,262	69
Commercial and industrial	4,300	3,898	798	4,868	163
Construction	2,102	2,084	201	1,943	10
Residential first-lien mortgage	2,044	2,047	—	1,369	43
Home equity	830	828	—	637	31
Consumer	—	—	—	—	—

Total	$16,613	$15,512	$1,033	$17,079	$316

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (Continued)

The following table summarizes information in regards to impaired loans by loan portfolio segment segregated by those for which a related allowance was required and those for which a related allowance was not necessary, as of December 31, 2014 and the year then ended:

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(in thousands)
With no related allowance recorded:
Commercial real estate	$2,296	2,052	$—	$4,644	$64
Commercial and industrial	3,640	3,467	—	3,711	102
Construction	—	—	—	—	—
Residential first-lien mortgage	688	677	—	685	22
Home equity	719	719	—	889	24
Consumer	—	—	—	—	—

Total	7,343	6,915	—	9,929	212

With an allowance recorded:
Commercial real estate	5,321	4,758	417	1,195	14
Commercial and industrial	2,495	2,479	255	957	151
Construction	1,931	1,911	200	1,953	—
Residential first-lien mortgage	—	—	—	—	—
Home equity	—	—	—	—	—
Consumer	—	—	—	—	—

Total	9,747	9,148	872	4,105	165

Total:
Commercial real estate	7,617	6,810	417	5,839	78
Commercial and industrial	6,135	5,946	255	4,668	253
Construction	1,931	1,911	200	953	—
Residential first-lien mortgage	688	677	—	685	22
Home equity	719	719	—	889	24
Consumer	—	—	—	—	—

Total	$17,090	$16,063	$872	$14,034	$377

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (Continued)

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable by the length of time a recorded payment is past due. The following table presents the segments of the loan portfolio summarized by the past due status as of December 31, 2015:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Current	Total Loans Receivable	Loans Receivable >90 Days and Accruing
	(in thousands)
Commercial real estate	$867	$5,778	$6,530	$13,175	$477,123	$490,298	$—
Commercial and industrial	—	—	1,834	1,834	123,238	125,072	—
Construction	24	—	1,805	1829	120,468	122,297	—
Residential first-lien mortgage	—	—	1,370	1,370	41,039	42,409	—
Home equity	350	—	450	800	29,122	29,922	—
Consumer	—	—	—	—	858	858	—

Total	$1,241	$5,778	$11,989	$19,008	$791,848	$810,856	$—

The following table presents the segments of the loan portfolio summarized by the past due status as of December 31, 2014:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Current	Total Loans Receivable	Loans Receivable >90 Days and Accruing
	(in thousands)
Commercial real estate	$919	$3,948	$6,190	$11,057	$439,193	$450,250	$—
Commercial and industrial	3,470	783	1,185	5,438	122,031	127,469	—
Construction	25	—	1,911	1,936	76,886	78,822	—
Residential first-lien mortgage	—	1,565	166	1,731	43,652	45,383	—
Home equity	—	—	419	419	30,292	30,711	—
Consumer	—	—	—	—	2,654	2,654	—

Total	$4,414	$6,296	$9,871	$20,581	$714,708	$735,289	$—

The following table presents the segments of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Bank’s internal risk rating system as of December 31, 2015:

	Pass	Special Mention	Substandard	Doubtful	Total
	(in thousands)
Commercial real estate	$477,148	$6,620	$5,975	$555	$490,298
Commercial and industrial	120,176	1,151	3,745	—	125,072
Construction	120,215	—	2,082	—	122,297
Residential first-lien mortgage	40,863	—	1,546	—	42,409
Home equity	29,222	250	450	—	29,922
Consumer	858	—	—	—	858

Total	$788,482	$8,021	$13,798	$555	$810,856

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (Continued)

The following table presents the segments of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Bank’s internal risk rating system as of December 31, 2014:

	Pass	Special Mention	Substandard	Doubtful	Total
	(in thousands)
Commercial real estate	$437,342	$6,081	$6,804	$23	$450,250
Commercial and industrial	122,151	2,021	3,297	—	127,469
Construction	76,911	—	1,911	—	78,822
Residential first-lien mortgage	45,217	—	166	—	45,383
Home equity	30,219	73	419	—	30,711
Consumer	2,654	—	—	—	2,654

Total	$714,494	$8,175	$12,597	$23	$735,289

Allowance for loan losses on loans receivables at and for the year ended December 31, 2015:

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
	(in thousands)
Allowance for loan losses:
Beginning balance	$3,621	$1,530	$2,719	$318	$307	$17	$1,496	$10,008
Provisions	1,517	1,329	(104)	(26)	(49)	(34)	(729)	1,904
Charge-offs	(435)	(626)	—	—	(39)	—	—	(1,100)
Recoveries	—	13	—	—	6	20	—	39

Ending Balance	$4,703	$2,246	$2,615	$292	$225	$3	$767	$10,851

Ending Balance:
Individually evaluated for impairment	$34	$798	$201	$—	$—	$—	$—	$1,033
Collectively evaluated for impairment	$4,669	$1,448	$2,414	$292	$225	$3	$767	$9,818

Recorded investment in loans receivables at December 31, 2015:

Loans:
Ending Balance:
Individually evaluated for impairment	$6,655	$3,898	$2,084	$2,047	$828	$—	$—	$15,512
Collectively evaluated for impairment	483,643	121,174	120,213	40,362	29,094	858	—	795,344

Ending Balance	$490,298	$125,072	$122,297	$42,409	$29,922	$858	$—	$810,856

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (Continued)

Allowance for loan losses on loans receivables at and for the year ended December 31, 2014:

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
	(in thousands)
Allowance for loan losses:
Beginning balance	$2,994	$1,419	$2,638	$282	$282	$1	$877	$8,493
Provisions	738	41	81	36	25	40	619	1,580
Charge-offs	(116)	—	—	—	—	(29)	—	(145)
Recoveries	5	70	—	—	—	5	—	80

Ending Balance	$3,621	$1,530	$2,719	$318	$307	$17	$1,496	$10,008

Ending Balance:
Individually evaluated for impairment	$417	$255	$200	$—	$—	$—	$—	$872
Collectively evaluated for impairment	$3,204	$1,275	$2,519	$318	$307	$17	$1,496	$9,136

Recorded investment in loans receivables at December 31, 2014:

Loans:
Ending Balance:
Individually evaluated for impairment	$6,810	$5,946	$1,911	$677	$719	$—	$—	$16,063
Collectively evaluated for impairment	443,440	121,523	76,911	44,706	29,992	2,654	—	719,226

Ending Balance	$450,250	$127,469	$78,822	$45,383	$30,711	$2,654	$—	$735,289

At December 31, 2015, thirteen loans totaling $3.8 million were considered troubled debt restructurings and classified as impaired. Troubled debt restructurings of $1.2 million were performing in accordance with their modified terms at December 31, 2015. The remaining $2.6 million of troubled debt restructurings were on non-accrual status at December 31, 2015.

At December 31, 2014, thirteen loans totaling $7.9 million were considered troubled debt restructurings and classified as impaired. Troubled debt restructurings of $3.8 million were performing in accordance with their modified terms at December 31, 2014. The remaining $4.1 million of troubled debt restructurings were on non-accrual status at December 31, 2014.

The following table summarizes information in regards to new troubled debt restructurings for the year ended December 31, 2015 (dollars in thousands):

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled debt restructurings:
Commercial real estate	3	$154	$154
Commercial and industrial	2	$187	$187

As indicated above, the Bank modified five loans during the year ended December 31, 2015 that were categorized as a troubled debt restructuring In modifying the commercial real estate loans, the Bank entered into modification agreements with the borrowers that lowered the interest rate on the loans, provided for an interim interest-only period, and extended the maturity

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (Continued)

date of the loans. In modifying the commercial and industrial loans, the Bank entered into modification agreements with the borrowers that lowered the interest rate on the loans and extended the maturity date. Troubled debt restructurings are impaired loans and are individually evaluated for impairment in accordance with the Bank’s policy. There was a $1,094 allowance related to the modified commercial real estate loans at December 31, 2015.

There were four loans classified as troubled debt restructurings with a payment default occurring during 2015 whereby the default occurred within 12 months of the restructure.

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled debt restructurings:
Commercial real estate	3	$154	$154
Commercial and industrial	1	$98	$98

The following table summarizes information in regards to new troubled debt restructurings for the year ended December 31, 2014 (dollars in thousands):

	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled debt restructurings:
Commercial and industrial	1	$579	$579

As indicated above, the Bank modified one loan during the year ended December 31, 2014 that was categorized as a troubled debt restructuring. In modifying this commercial and industrial loan, the Bank extended the maturity date and reduced the interest rate on the original loan. Troubled debt restructurings are impaired loans and are individually evaluated for impairment in accordance with the Bank’s policy. There was a $13,125 allowance related to this modified commercial and industrial loan at December 31, 2014.

There were no loans classified as troubled debt restructurings with a payment default occurring during 2014 whereby the default occurred within 12 months of the restructure.

Loans to Related Party. Included in total loans are loans due from directors and other related parties of $5.7 million and $3.8 million at December 31, 2015 and 2014. All loans made to directors have substantially the same terms and interest rates as other bank borrowers at their origination date. The Board of Directors approves loans to individual directors to confirm that collateral requirements, terms and rates are comparable to other borrowers and are in compliance with underwriting policies. The following presents the activity in amount due from directors and other related parties for the years ended December 31, 2015 and 2014.

(in thousands)	2015	2014
Outstanding related party loans at January 1,	$3,820	$4,982
New loans	3,845	—
Repayments	(2,012)	(1,162)

Outstanding related party loans at December 31,	$5,653	$3,820

No loans to related parties were nonaccrual, past due, restructured or potential problems at December 31, 2015 and 2014.

THE BANK OF PRINCETON

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Premises and Equipment

The components of premises and equipment at December 31 were as follows (in thousands):

	Estimated useful lives	2015	2014
Land	N/A	$410	$410
Buildings	40 Yrs.	1,741	1,741
Leasehold improvements	10 Yrs.	5,480	4,993
Furniture, fixtures and equipment	3-7 Yrs.	4,014	3,791
Construction in progress		—	73

Total before accumulated depreciation and amortization		11,645	11,008
Accumulated depreciation and amortization		(6,195)	(5,192)

Total		$5,450	$5,816

Note 6 – Accrued Interest Receivable and Other Assets

The components of accrued interest receivable and other assets at December 31 were as follows (in thousands):

	2015	2014
Accrued interest receivable	$3,084	$3,198
Deferred tax asset, net	5,282	5,259
Restricted investments in bank stocks	6,863	2,023
Prepaid assets and other assets	2,511	1,010

Total	$17,740	$11,490

Note 7 – Deposits

The components of deposits at December 31 were as follows (in thousands):

	2015	2014
Demand, non-interest-bearing checking	$102,944	$135,157
Demand, interest-bearing and savings	277,603	273,380
Money market	151,607	144,648
Time deposits, $100,000 and over	155,018	172,652
Time deposits, other	102,261	122,020

Total	$789,433	$847,857

As of December 31, 2015, three customer’s deposits with the Bank represented 16.26 percent of total deposits.

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7 – Deposits (Continued)

At December 31, 2015, the scheduled maturities of certificates of deposit were as follows (in thousands):

Amounts
2016	$130,236
2017	57,210
2018	27,395
2019	22,264
2020	20,174

Total	$257,279

Note 8 – Borrowings

The Bank’s borrowings consist of FHLB-NY overnight and short-term advances. The Bank utilizes federal funds purchased to meet short-term liquidity needs. All of the Bank’s borrowings are collateralized by securities and/or loans pledged to the FHLB-NY. The terms of the security agreement with the FHLB-NY include a specific assignment of collateral that requires the maintenance of qualifying collateral in excess of the FHLB advances when discounted at certain pre-established rates.

The following table presents the Bank’s borrowings at December 31 (in thousands):

	2015	2014
FHLB-NY overnight advances	$38,800	$24,300
FHLB-NY short-term advances (weighted avg. rate of 0.5%)	90,000	—

Total borrowings	$128,800	$24,300

At December 31, 2015, the Bank has a total borrowing capacity with the FHLB-NY, subject to certain collateral restrictions, of $506.7 million. The Bank is also a member of the Atlantic Community Bankers Bank (“ACBB”). As of December 31, 2015, the Bank has available borrowing capacity with ACBB of $10.0 million to provide short-term liquidity generally for a period of not more than fourteen days. No amounts are outstanding with the ACBB at December 31, 2015.

Note 9 – Accrued Interest Payable and Other Liabilities

The components of accrued interest payable and other liabilities at December 31 were as follows (in thousands):

	2015	2014
Accrued interest payable	$1,410	$1,573
Accrued salary expense	214	501
Accrued expenses and other liabilities	2,021	2,529

Total	$3,645	$4,603

THE BANK OF PRINCETON

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Commitments and Contingencies

Operating leases

The Bank has operating leases for twelve of its branch locations, as well as its operations center. Future minimum lease payments by year under the non-cancellable lease agreements for the Bank’s facilities were as follows (in thousands):

2016	$1,510
2017	1,441
2018	1,321
2019	1,080
2020	1,011
Thereafter	646

Total	$7,009

Rental expense for of the years ended December 31, 2015 and 2014 was $1.6 million and $1.4 million, respectively.

The Bank has an operating lease agreement with a member of the Bank’s board of directors for a building containing the Bank’s corporate headquarters and branch, which is included in the above lease schedule. At the lease initiation date, the lease terms were comparable to similarly outfitted office space in the Bank’s market. The Bank is also required to pay a monthly fee for certain operating expenses, including real estate taxes, insurance, utilities, maintenance and repairs, in addition to the base rent. Rental payments of $284,000 were made to this related party in each of the years ended December 31, 2015 and 2014.

Commitments to extend credit

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet. The contract, or notional, amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the counterparty. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but primarily includes residential and income-producing real estate.

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral should be sufficient to cover the maximum potential amount under the corresponding guarantees. The current amount of the liability as of December 31, 2015 and 2014 for guarantees under standby letters of credit issued is not material.

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Commitments and Contingencies (Continued)

The Bank had the following off-balance sheet financial instruments whose contract amounts represent credit risk at December 31 (in thousands):

	2015	2014
Performance and standby letters of credit	$9,015	$8,843
Commitments to fund loans	121,015	91,228
Unfunded commitments under lines of credit	11,611	11,320

Total	$141,641	$111,391

Litigation

The Bank, in the normal course of business, may be subject to potential liability under laws and government regulation and various claims and legal actions that are pending or may be asserted against it. Liabilities are established for legal claims when payments associated with the claims become probable and the costs can be reasonably estimated. The actual costs of resolving legal claims may be substantially higher or lower than the amounts established for those claims. Based on information currently available, advice of counsel, available insurance coverage and established liabilities, the Bank has determined that there are no eventual outcomes that will have a material adverse effect on the Bank’s financial position or results of operations.

Note 11 – Income Taxes

Income tax expense for the years ended December 31 is as follows:

	2015	2014
	(in thousands)
Current tax expense:
Federal	$3,686	$3,390
State	4	230

Total current	3,690	3,620
Deferred income tax benefit:
Federal	71	(201)
State	(59)	(251)

Total deferred	12	(452)

Total income tax expense	$3,702	$3,168

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11 – Income Taxes (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31 are as follows:

	2015	2014
	(in thousands)
Deferred tax assets:
Allowance for loan losses	$4,225	$3,901
Net operating loss carry-forwards	1,146	1,212
Organizational costs	262	307
Other	637	777

Total deferred tax assets	6,270	6,197

Deferred tax liabilities:
Deferred loan costs	(376)	(390)
Unrealized gains on securities	(326)	(361)
Premises and equipment	(258)	(97)
Acquisition accounting adjustments	(28)	(90)

Total deferred tax liabilities	(988)	(938)

Net deferred tax asset	$5,282	$5,259

Total income taxes differed from the amount computed by applying the statutory federal income tax rate to pre-tax income as follows:

	2015	2014
	(in thousands)
Federal income tax expense at statutory rate	$5,000	$4,137
Increases (reductions) in taxes resulting from:
State income taxes, net of federal benefit	(36)	(14)
Tax-exempt income, net	(1,418)	(882)
Non-deductible expenses	18	15
Other	138	(88)

Total income taxes applicable to pre-tax income	$3,702	$3,168

At December 31, 2015, the Bank had available federal net operating loss carry-forwards of approximately $3.3 million, which expire between 2028 and 2030. The federal net operating loss carry-forwards are amounts that were generated by MoreBank, which the Bank acquired on September 30, 2010. These net operating losses are subject to an annual Internal Revenue Code Section 382 limitation of approximately $222,000. There are currently $180,000 of state net operating loss carry-forwards available that will expire in 2035.

Based on projections of future taxable income over periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Bank will realize the benefits of these deductible differences.

THE BANK OF PRINCETON

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Fair Value Measurements and Disclosure

The Bank follows the guidance on fair value measurements now codified as FASB ASC Topic 820, Fair Value Measurement (“Topic 820”). Fair value measurements are not adjusted for transaction costs. Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments, however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in sales transactions on the dates indicated. The estimated fair value amounts have been measured as of their respective period-end and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end.

The fair value measurement hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2015 were as follows:

Description	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value December 31, 2015
	(in thousands)
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSE’s)	$—	$70,682	$—	$70,682
Obligations of state and political subdivisions	—	70,827	—	70,827

Securities available-for-sale at fair value	$—	$141,509	$—	$141,509

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Fair Value Measurements and Disclosure (Continued)

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2014 were as follows:

Description	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value December 31, 2014
	(in thousands)
U.S. Treasury securities	$14,551	$—	$—	$14,551
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSE’s)	—	77,188	—	77,188
Obligations of state and political subdivisions	—	72,061	—	72,061

Securities available-for-sale at fair value	$14,551	$149,249	$—	$163,800

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2015, were as follows:

Description	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value December 31, 2015
	(in thousands)
Impaired loans	$—	$—	$8,740	$8,740
Other real estate owned	—	—	300	300

	$—	$—	$9,040	$9,040

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2014, were as follows:

Description	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value December 31, 2014
	(in thousands)
Impaired loans	$—	$—	$8,387	$8,387
Other real estate owned	—	—	193	193

	$—	$—	$8,580	$8,580

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Fair Value Measurements and Disclosure (Continued)

The following table presents quantitative information with regards to Level 3 fair value measurements at December 31, 2015.

Description	Fair Value at December 31, 2014	Valuation Technique	Unobservable Input	Range (Weighted Average)
	(in thousands)
Impaired loans	$8,740	Appraisal of collateral[1]	Discount adjustment[2]	7.0%-13.39% (8.5%)
Other real estate owned	$300	Agreement of sale	Estimated selling costs[3]	0.5%

[1]	Fair value is generally determined through independent appraisal of the underlying collateral, primarily using comparable sales.
[2]	Appraisals may be adjusted by management for qualitative factors, such as economic conditions and estimated liquidation expense.
[3]	Selling costs include realty transfer fees.

The following table presents quantitative information with regards to Level 3 fair value measurements at December 31, 2014.

Description	Fair Value at December 31, 2014	Valuation Technique	Unobservable Input	Range (Weighted Average)
	(in thousands)
Impaired loans	$8,387	Appraisal of collateral[1]	Discount adjustment[2]	0.0%-5.0% (3.4%)
Other real estate owned	$193	Agreement of sale	Estimated selling costs[3]	10.5% (10.5%)

[1]	Fair value is generally determined through independent appraisal of the underlying collateral, primarily using comparable sales.
[2]	Appraisals may be adjusted by management for qualitative factors, such as economic conditions and estimated liquidation expense.
[3]	Selling costs include sales commissions and other costs incidental to the sale.

The following methods and assumptions were used by the Bank in estimating fair value disclosures:

Cash and due from banks (carried at cost)

The carrying amounts reported in the statement of financial condition for cash and short-term instruments approximate those assets’ fair values.

Investment Securities

The fair value of securities available-for-sale (carried at fair value) and held-to-maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. Level 2 debt securities are valued by a third-party pricing service commonly used in the banking industry. Level 2 fair value

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Fair Value Measurements and Disclosure (Continued)

measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, live trading levels, trade execution date, market consensus prepayment speeds, credit information and the security’s terms and conditions, among other things.

Loans receivable (carried at cost)

The fair value of loans receivable are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans, which is characterized as Level 3 in the fair value hierarchy. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired loans (generally carried at fair value)

Impaired loans carried at fair value are those impaired loans in which the Bank has measured impairment generally based on the fair value of the related loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds, discounted for estimated selling costs or other factors the Bank determines will impact collection of proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Other real estate and other assets owned (carried at fair value)

Other real estate owned is adjusted to fair value, less estimated selling costs, upon transfer of loans to other real estate owned. Subsequently, other real estate owned is carried at the lower of carrying value or fair value less cost to sell. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. The discount adjustment from the appraised value is a significant unobservable input in the determination of the fair value for other real estate owned. These assets are included as Level 3 fair values.

Federal Home Loan Bank stock and ACBB stock (carried at cost)

The carrying amount of restricted investments in bank stock approximates fair value, and considers the limited marketability of such securities.

Accrued interest receivable and payable (carried at cost)

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Fair Value Measurements and Disclosure (Continued)

Deposit liabilities (carried at cost)

The fair value disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair value for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings (carried at cost)

Fair value of FHLB advances are determined by discounting the anticipated future cash payments by using the rates currently available to the Bank for debt with similar terms and remaining maturities, which is characterized as Level 3 in the fair value hierarchy.

Off-Balance sheet financial instruments (disclosed at cost)

Fair value for the Bank’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair values of these off-balance sheet financial instruments are not considered material as of December 31, 2015 and December 31, 2014.

The carrying amounts and estimated fair value of financial instruments at December 31, 2015, are as follows:

	December 31, 2015
	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Financial assets:
Cash and cash equivalents	$28,589	$28,589	$28,589	$—	$—
Securities available-for-sale at fair value	141,509	141,509	—	141,509	—
Securities held-to-maturity	381	414	—	414	—
Loans receivable, net	797,095	820,282	—	—	820,282
Restricted investments in bank stocks	6,863	6,863	—	6,863	—
Accrued interest receivable	3,084	3,084	—	3,084	—

Financial liabilities:
Deposits	789,433	786,527	—	786,527	—
Borrowings	128,800	128,800	—	—	128,800
Accrued interest payable	1,410	1,410	—	1,410	—

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 – Fair Value Measurements and Disclosure (Continued)

The carrying amounts and estimated fair value of financial instruments at December 31, 2014, are as follows:

	December 31, 2014
	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Financial assets:
Cash and cash equivalents	$31,872	$31,872	$31,872	$—	$—
Securities available-for-sale at fair value	163,800	163,800	14,551	149,249	—
Securities held-to-maturity	420	456	—	456	—
Loans receivable, net	723,131	743,720	—	—	743,720
Restricted investments in bank stocks	2,023	2,023	—	2,023	—
Accrued interest receivable	3,198	3,198	—	3,198	—

Financial liabilities:
Deposits	847,857	846,654	—	846,654	—
Borrowings	23,400	23,400	—	—	23,400
Accrued interest payable	1,573	1,573	—	1,573	—

Limitations

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Further, the foregoing estimates may not reflect the actual amount that could be realized if all or substantially all of the financial instruments were offered for sale. This is due to the fact that no market exists for a sizable portion of the loan, deposit and off-balance sheet instruments.

In addition, the fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to value anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial assets include premises and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

Note 13 – Stock-Based Compensation

Organizers of the Bank were issued a total of 97,500 Organizer warrants for their efforts during the organization and start-up of the Bank. These warrants are immediately exercisable, expire 10 years after the grant date and will enable the warrant holder to purchase one (1) share of common stock at $10.00 per share for each warrant exercised. At December 31, 2015, 77,250 Organizer warrants were outstanding. All Organizer warrants will expire in 2017.

In 2007, the Bank adopted The Bank of Princeton 2007 Stock Option Plan (the “2007 Plan”), which was approved by our board of directors in August 2007 and by our stockholders in October 2007. The 2007 Plan enables the board of directors to grant stock options to employees, directors, consultants and other individuals who provide services to the Bank. The shares subject to or related to options under the 2007 Plan are authorized and unissued shares of the Bank. The maximum number of shares that may be subject to options under the 2007 Plan is 300,000, all of which may be issued as Incentive Stock

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Stock-Based Compensation (Continued)

Options and not more than 100,000 of which may be issued as Non-Qualified Stock Options. Vesting periods range from immediate to four years from the date of grant. At December 31, 2015 there were 38,503 shares remaining available for future issuance under the 2007 plan. No incentive stock options may be granted under the 2007 Plan after October 2, 2017.

In connection with the Bank’s acquisition of MoreBank on September 30, 2010, all outstanding and unexercised options to acquire shares of MoreBank common stock became fully vested and exercisable and converted into fully vested and exercisable options to purchase shares of common stock of the Bank in an amount and at an exercise price based on the merger exchange ratio. These options remain subject to all of the other terms and conditions to which they were subject immediately prior to the effective time of the merger. At December 31, 2015 and 2014, 46,000 MoreBank Organizer options remained outstanding. These options were granted to organizers of MoreBank for their efforts during the organization and start-up of MoreBank. These options are immediately exercisable, expire in February 2016, and enable the option holder to purchase one (1) share of the Bank’s common stock at $25.00 per share. Under the MoreBank 2004 Incentive Equity Compensation Plan (the “MoreBank Plan”), 7,200 options remained outstanding at December 31, 2015 and 2014. These options are immediately exercisable, expire in December 2017, and enable the option holder to purchase one (1) share of the Bank’s common stock at $25.00 per share. The MoreBank Plan was adopted by MoreBank to provide stock options and stock awards to MoreBank’s directors and employees.

In 2012, the Bank adopted The Bank of Princeton 2012 Equity Incentive Plan (the “2012 Plan”), which was approved by our board of directors in February 2012 and by our stockholders in May 2012. The 2012 Plan enabled the board of directors to grant stock options or restricted shares of common stock to employees, directors, consultants and other individuals who provide services to the Bank. The shares subject to or related to options under the 2012 Plan are authorized and unissued shares of the Bank. In 2013, the Bank’s board of directors and stockholders approved an amendment to the 2012 Plan that increased the maximum number of shares that may be subject to options under the 2012 Plan from 100,000 to 600,000, all of which may be issued as Incentive Stock Options or as Non-Qualified Stock Options. Vesting periods range from immediate to four years from the date of grant. At December 31, 2015 there were 147,796 shares remaining available for future issuance under the 2012 plan. No incentive stock options may be granted under the 2012 Plan after April 30, 2023.

In 2014, the Bank adopted an amendment to each of the 2007 Plan and to the 2012 Plan, which amendments were approved by our board of directors, to provide that all outstanding options under the 2007 Plan and the 2012 Plan will become fully vested and exercisable upon a change in control of the Bank and to further specify the consideration that may be exchanged with respect to outstanding awards upon any such change in control.

The following is a summary of the status of the Bank’s stock option and warrant activity and related information for the year ended December 31, 2015:

	Number of Stock Options / Warrants	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Life	Aggregate Intrinsic Value
Balance at January 1, 2015	674,234	$13.51
Granted	168,700	$17.66
Exercised	(105,142)	$11.68
Forfeited	(3,766)	$15.00
Expired	(3,085)	$13.32

Balance at December 31, 2015	730,941	$14.68	6.1 years	$3,532,445

Exercisable at December 31, 2015	553,738	$14.16	5.2 years	$2,774,016

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 13 – Stock-Based Compensation (Continued)

The fair value of the 2015 option grants were estimated on the date of the grants using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected life	5.84 years
Expected volatility	38.72%
Forfeiture rate	1.56%
Dividend yield	0.00%
Risk-free interest rate	1.70%
Fair value	$6.93

The following is a summary of the status of the Bank’s stock option and warrant activity and related information for the year ended December 31, 2014:

	Number of Stock Options / Warrants	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contractual Life	Aggregate Intrinsic Value
Balance at January 1, 2014	572,517	$13.16
Granted	110,100	$14.94
Exercised	(3,636)	$11.11
Forfeited	(2,763)	$13.40
Expired	(1,984)	$12.60

Balance at December 31, 2014	674,234	$13.51	6.1 years	$2,882,477

Exercisable at December 31, 2014	571,665	$13.52	5.7 years	$2,473,825

The fair value of the 2014 option grants was estimated on the date of the grants using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected life	5.34 years
Expected volatility	43.66%
Forfeiture rate	1.59%
Dividend yield	0.00%
Risk-free interest rate	1.75%
Fair value	$6.15

Stock option expenses included in salaries and employee benefits expense in the consolidated statements of income were $481,000 and $437,000 for the years ended December 31, 2015 and 2014, respectively. Stock option expenses recorded within other expenses were $207,000 and $285,000 for the years ended December 31, 2015 and 2014, respectively. At December 31, 2015, there was approximately $880,000 of unrecognized expense related to outstanding stock options, which will be recognized over a period of approximately 1.4 years.

Note 14 – Regulatory Matters

Regulatory Capital

Current FDIC capital standards require these institutions to satisfy a common equity Tier 1 capital requirement, a leverage capital requirement and a risk-based capital requirement. The common equity Tier 1 capital component generally consists of retained earnings and common stock instruments and must equal at least 4.5% of risk-weighted assets. Leverage capital, also known as “core” capital, must equal at least 3.0% of adjusted total assets for the most highly rated state-chartered non-member banks. Core capital generally consists of common stockholders’ equity (including retained earnings). An additional cushion of

THE BANK OF PRINCETON

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 14 – Regulatory Matters (Continued)

at least 100 basis points is required for all other banking associations, which effectively increases their minimum Tier 1 leverage ratio to 4.0% or more. Under the FDIC’s regulations, the most highly-rated banks are those that the FDIC determines are strong banking organization and are rated composite 1 under the Uniform Financial Institutions Rating System. Under the risk-based capital requirements, as of January 1, 2015, Tier 1 Capital to risk-weighted assets ratio must equal at least 6.0%, increased from 4.0% (and increased from 6.0% to 8.0% for the Bank to be considered “well capitalized”) and total capital to risk-weighted assets ratio must equal at least 8.0% (10.0% to be considered “well capitalized”). The FDIC also is authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

Any banking organization that fails any of the capital requirements is subject to possible enforcement action by the FDIC. Such action could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution’s operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The FDIC’s capital regulations provide that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions. Management believes, as of December 31, 2015, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank’s actual capital amounts and ratios at December 31, 2015 and 2014 are presented below:

	Actual		For capital adequacy purposes			To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio		Amount	Ratio
December 31, 2015:
Total capital (to risk-weighted assets)	$100,624	11.4%	$70,828	≥	8.0%	$88,535	≥	10.0%
Tier 1 capital (to risk-weighted assets)	$89,773	10.1%	$53,121	≥	6.0%	$70,828	≥	8.0%
Common equity tier 1 capital (to risk-weighted assets)	$89,773	10.1%	$39,841	≥	4.5%	$57,548	≥	6.5%
Tier 1 leverage capital (to average assets)	$89,773	9.0%	$40,131	≥	4.0%	$50,163	≥	5.0%

December 31, 2014:
Total capital (to risk-weighted assets)	$87,610	11.2%	$62,632	≥	8.0%	$78,289	≥	10.0%
Tier 1 capital (to risk-weighted assets)	$77,821	9.9%	$31,316	≥	4.0%	$46,974	≥	6.0%
Tier 1 leverage capital (to average assets)	$77,821	8.2%	$37,994	≥	4.0%	$47,493	≥	5.0%

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations.

THE BANK OF PRINCETON

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 – Quarterly Financial Data (unaudited)

	Year Ended December 31, 2015
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Interest and dividend income	$10,532	$10,614	$10,857	$11,218
Interest expense	1,742	1,712	1,685	1,698

Net Interest Income	8,790	8,902	9,172	9,520
Provision for loan losses	233	502	298	871

Net Interest Income after Provision for Loan Losses	8,557	8,400	8,874	8,649
Non-interest income	476	590	482	739
Non-interest expense	5,649	5,359	5,336	5,715

Income before Income Tax Expense	3,384	3,631	4,020	3,673
Income tax expense	880	866	1,018	938

Net Income	$2,504	$2,765	$3,002	$2,735

Earnings per common share
Basic	$0.55	$0.60	$0.65	$0.58
Diluted	$0.53	$0.58	$0.63	$0.56

	Year Ended December 31, 2014
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except for share and per share data)
Interest and dividend income	$9,694	$10,042	$10,241	$10,590
Interest expense	1,760	1,755	1,828	1,814

Net Interest Income	7,934	8,287	8,413	8,776
Provision for loan losses	252	371	360	597

Net Interest Income after Provision for Loan Losses	7,682	7,916	8,053	8,179
Non-interest income	552	633	708	853
Non-interest expenses	5,458	5,784	5,512	5,653

Income before Income Tax Expense	2,776	2,765	3,249	3,379
Income tax expense	766	762	896	744

Net Income	$2,010	$2,003	$2,353	$2,635

Earnings per common share
Basic	$0.44	$0.44	$0.51	$0.58
Diluted	$0.43	$0.39	$0.46	$0.56

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Item 9A. Controls and Procedures

Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with accounting principles generally accepted in the United States, which is commonly referred to as GAAP. The effectiveness of any system of internal control over financial reporting is subject to inherent limitations, including the exercise of judgment in designing, implementing, operating and evaluating the Bank’s internal control over financial reporting. Because of these inherent limitations, internal control over financial reporting cannot provide absolute assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that our internal control over financial reporting may become inadequate because of changes in conditions or other factors, or that the degree of compliance with the policies or procedures may deteriorate.

Management, with the participation of the Bank’s President and Chief Financial Officer, evaluated the effectiveness of the Bank’s internal control over financial reporting as of December 31, 2015 using the criteria in “Internal Control – Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO 2013”). Management has identified a material weakness in the design and operation of our internal controls and procedures as of December 31, 2015. A sequence of events occurred in January, 2016 whereby management failed to consistently maintain an effective control environment, specifically as it relates to the tone at the top of the organization. We believe that certain actions of Bank officers did not demonstrate the appropriate level of control consciousness. Bank officers circumvented established internal controls regarding the proper reporting and authorization of two Bank officer expense reports. The Bank’s mitigating controls within its accounts payable procedures were effective in detecting the internal control breakdown. No loss to the Bank was incurred.

When deficiencies in the control environment are determined, management must assess if the Bank has pervasive weaknesses in internal controls. The deficiencies identified in the control environment necessitated an elevated consideration and assessment of the other COSO 2013 internal control components to ascertain whether deficiencies existing in them may be of greater significance if not remediated on a timely basis. All internal control components were evaluated to support management’s assertion that the Bank has not experienced a pervasive weakness in internal controls.

To date, the Bank has taken the following steps to remediate the internal control weakness:

•	Changed the Whistleblower Hotline to limit the recipients of any complaints submitted to the Hotline to include only the members of the Audit Committee.

•	Changed the Code of Conduct to require all allegations of violations of the Code of Conduct to be directed to the Audit Committee.

•	Prepared a draft of an Expense Reimbursement Policy, which is scheduled to be presented to the Board for approval at its next meeting in April, 2016.

•	Planning training sessions with all employees on the changes to the existing Whistleblower process and Code of Conduct, as well as the new Expense Reimbursement Policy, as soon as the latter policy is approved by the Board.

The Board and management are still evaluating further remedial measures, and management has not yet completed its testing of these remediation efforts in connection with its internal control over financial reporting.

In light of the material weakness in internal control over financial reporting, we completed substantive procedures, including validating the completeness and accuracy of the underlying data used for this Form 10-K. These additional procedures have allowed us to conclude that, notwithstanding the material weakness in our internal control over financial reporting, the consolidated financial statements included in this report present fairly, in all material respects, the Company’s financial position, results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Disclosure Controls and Procedures

Management, with the participation of the Bank’s President and Chief Financial Officer, evaluated the effectiveness of the design and operation of the Bank’s disclosure controls and procedures (as defined in Rule l3a-l5(e) promulgated under the Exchange Act) as of December 31, 2015. Based on this evaluation, the Bank’s President and Chief Financial Officer have concluded that the Bank’s disclosure controls and procedures are effective as of December 31, 2015 to ensure that the information required to be disclosed by the Bank in the reports that the Bank files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in FDIC rules and forms.

There may be deemed to be an inconsistency between the conclusion as to a material weakness in the Bank’s internal control over reporting and the view as to the Bank’s disclosure controls. However, based on their evaluation of the Bank’s disclosure controls and procedures, the President and Chief Financial Officer concluded as of December 31, 2015 that the Bank’s disclosure controls and procedures were effective such that the information relating to the Bank and its consolidated subsidiaries required to be disclosed in filings with the FDIC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in such rules and forms, and is accumulated and communicated to the Bank’s management, including the President and Chief Financial Officer, as appropriate to allow timely decisions regarding this disclosure.

The President and Chief Financial Officer reached this conclusion notwithstanding the existence of a material weakness in the Bank’s internal control over financial reporting because they believe that the processes and procedures mitigated the potential effect of the identified material weakness in internal control over financial reporting on the Bank’s disclosure controls and procedures. Management notes that the scope of, and interrelation between, disclosure controls and internal control over financial reporting is not yet well defined by law, regulation or interpretation.

Management believes, however, that there are significant differences between disclosure controls and procedures and internal control over financial reporting. If, on the other hand, disclosure controls and procedures and internal control over financial reporting are ultimately determined to effect substantially the same standard under these circumstances, then in such case, the Bank’s disclosure controls and procedures also would have been ineffective as of December 31, 2015 for precisely the same reasons that management has concluded that the Bank’s system of internal control over financial reporting was ineffective.

Changes in Internal Control Over Financial Reporting

Except as disclosed above, there was no change in the Bank’s internal control over financial reporting identified during the quarter ended December 31, 2015 that has materially affected, or is reasonably likely to materially affect, the Bank’s internal control over financial reporting.

Item 9B. Other Information

None.

PART III

Item 10. Directors, Executive Officers and Corporate Governance

The Bank responds to this Item by incorporating by reference the material responsive to this Item in the Bank’s definitive proxy statement to be filed with the Federal Deposit Insurance Corporation in connection with its 2016 Annual Meeting of Stockholders to be held April 28, 2016.

Item 11. Executive Compensation

The Bank responds to this Item by incorporating by reference the material responsive to this Item in the Bank’s definitive proxy statement to be filed with the Federal Deposit Insurance Corporation in connection with its 2016 Annual Meeting of Stockholders to be held April 28, 2016.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The Bank responds to this Item by incorporating by reference the material responsive to this Item in the Bank’s definitive proxy statement to be filed with the Federal Deposit Insurance Corporation in connection with its 2016 Annual Meeting of Stockholders to be held April 28, 2016.

Item 13. Certain Relationships and Related Transactions, and Director Independence

The Bank responds to this Item by incorporating by reference the material responsive to this Item in the Bank’s definitive proxy statement to be filed with the Federal Deposit Insurance Corporation in connection with its 2016 Annual Meeting of Stockholders to be held April 28, 2016.

Item 14. Principal Accounting Fees and Services

The Bank responds to this Item by incorporating by reference the material responsive to this Item in the Bank’s definitive proxy statement to be filed with the Federal Deposit Insurance Corporation in connection with its 2016 Annual Meeting of Stockholders to be held April 28, 2016.

PART IV

Item 15. Exhibits, Financial Statement Schedules

(a)	The following portions of the Bank’s consolidated financial statements are set forth in Item 8 of this Annual Report:

i.	Consolidated Statements of Financial Condition as of December 31, 2015 and 2014

ii.	Consolidated Statements of Income for the years ended December 31, 2015 and 2014

iii.	Consolidated Statements of Comprehensive Income for the years ended December 31, 2015 and 2014

iv.	Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2015 and 2014

v.	Consolidated Statements of Cash Flows for the years ended December 31, 2015 and 2014

vi.	Notes to Consolidated Financial Statements

(b)	Financial Statement Schedules

All financial statement schedules are omitted as the information, if applicable, is presented in the consolidated financial statements or notes thereto.

(c)	Exhibits

Exhibit No.		Description

2.1	(A)	Agreement and Plan of Merger dated as of May 5, 2010 by and between The Bank of Princeton and MoreBank.

3.1	(A)	Certificate of Incorporation, as amended.

3.2	(C)	Amended and Restated Bylaws

4.1	(A)	Specimen form of stock certificate.

4.2		The Bank will furnish to the FDIC upon request copies of the instruments defining the rights of the Federal Home Loan Bank of New York with respect to the Bank’s long-term debt.

10.1	(B)	The Bank of Princeton Amended and Restated 2007 Stock Option Plan*

10.2	(B)	The Bank of Princeton Amended and Restated 2012 Equity Incentive Plan*

10.3	(A)	Form of Incentive Stock Option Agreement*

10.4		Form of Incentive Stock Option Agreement*

10.5	(A)	Form of Nonqualified Stock Option Agreement*

10.6		Form of Nonqualified Stock Option Agreement*

10.7	(A)	Warrant Agreement for Organizers*

10.8	(A)	Form of Warrant Certificate*

10.9	(A)	MoreBank 2004 Incentive Equity Compensation Plan*

10.10	(A)	Form of Incentive Stock Option Agreement*

10.11	(A)	Form of Nonqualified Stock Option*

10.12	(A)	Form of Option for the Purchase of Shares of the Par Value of $1.00 Per Share of MoreBank*

21.1		Subsidiaries of the Registrant

31.1		Rule 13a-14(a) Certification of the Principal Executive Officer

31.2		Rule 13a-14(a) Certification of the Principal Financial Officer

32.1		Section 1350 Certifications

*	Management contract or compensatory plan, contract or arrangement.
(A)	Incorporated by reference to the exhibit to registrant’s Form 10, General Form For Registration Of Securities, filed with the Federal Deposit Insurance Corporation on May 2, 2011.
(B)	Incorporated by reference to Exhibits 10.1 or 10.2, as applicable, of registrant’s Current Report on Form 8-K, filed with the Federal Deposit Insurance Corporation on October 20, 2014.
(C)	Incorporated by reference to the exhibit to registrant’s Current Report on Form 8-K, filed with the Federal Deposit Insurance Corporation on January 25, 2016.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized as of April 14, 2016.

The Bank of Princeton

By:	/s/ Edward Dietzler
Edward Dietzler
President (Principal Executive Officer)

The Bank of Princeton

By:	/s/ Michael J. Sanwald
Michael J. Sanwald
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirement of the Securities Exchange Act of 1934, this Report has been signed below on April 14, 2016 by the following persons on behalf of the Registrant and in the capacities indicated.

/s/ Edward Dietzler	/s/ Michael J. Sanwald
Edward Dietzler President (Principal Executive Officer)	Michael J. Sanwald Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Stephen Shueh
Richard Gillespie Director, Chairman	Stephen Shueh Director

/s/ Stephen Distler	/s/ Robert N. Ridolfi, Esq
Stephen Distler Director, Vice Chairman	Robert N. Ridolfi, Esq Director

/s/ Judith A. Giacin	/s/ Ross Wishnick
Judith A. Giacin Director	Ross Wishnick Director, Vice Chairman

EXHIBIT INDEX

Exhibit No.		Description

2.1	(A)	Agreement and Plan of Merger dated as of May 5, 2010 by and between The Bank of Princeton and MoreBank.

3.1	(A)	Certificate of Incorporation, as amended.

3.2	(A)	Amended and Restated Bylaws

4.1	(A)	Specimen form of stock certificate.

4.2		The Bank will furnish to the FDIC upon request copies of the instruments defining the rights of the Federal Home Loan Bank of New York with respect to the Bank’s long-term debt.

10.1	(B)	The Bank of Princeton Amended and Restated 2007 Stock Option Plan*

10.2	(B)	The Bank of Princeton Amended and Restated 2012 Equity Incentive Plan*

10.3	(A)	Form of Incentive Stock Option Agreement*

10.4		Form of Incentive Stock Option Agreement*

10.5	(A)	Form of Nonqualified Stock Option Agreement*

10.6		Form of Nonqualified Stock Option Agreement*

10.7	(A)	Warrant Agreement for Organizers*

10.8	(A)	Form of Warrant Certificate*

10.9	(A)	MoreBank 2004 Incentive Equity Compensation Plan*

10.10	(A)	Form of Incentive Stock Option Agreement*

10.11	(A)	Form of Nonqualified Stock Option*

10.12	(A)	Form of Option for the Purchase of Shares of the Par Value of $1.00 Per Share of MoreBank*

10.13	(C)	Stipulation and Consent to the Issuance of a Consent Order

10.14	(C)	Consent Order

21.1		Subsidiaries of the Registrant

31.1		Rule 13a-14(a) Certification of the Principal Executive Officer

31.2		Rule 13a-14(a) Certification of the Principal Financial Officer

32.1		Section 1350 Certifications

*	Management contract or compensatory plan, contract or arrangement.
(A)	Incorporated by reference to the exhibit to registrant’s Form 10, General Form For Registration Of Securities, filed with the Federal Deposit Insurance Corporation on May 2, 2011.
(B)	Incorporated by reference to Exhibits 10.1 or 10.2, as applicable, of registrant’s Current Report on Form 8-K, filed with the Federal Deposit Insurance Corporation on October 20, 2014.
(C)	Incorporated by reference to the exhibit to registrant’s Current Report on Form 8-K, filed with the Federal Deposit Insurance Corporation on February 5, 2014.

Exhibit 10.4

Form of Incentive Stock Option Agreement

INCENTIVE STOCK OPTION AGREEMENT

UNDER

THE BANK OF PRINCETON 2012 EQUITY INCENTIVE PLAN

THIS INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”) is made between THE BANK OF PRINCETON (the “Bank”) and                                                                                            (the “Optionee”).

WHEREAS, the Bank maintains The Bank of Princeton 2012 Equity Incentive Plan (the “Plan”) for the benefit of the key employees, directors and advisors of the Bank and its Affiliates; and

WHEREAS, the Plan permits the award of Incentive Stock Options to purchase Shares, subject to the terms of the Plan; and

WHEREAS, the Bank desires to grant the Optionee Incentive Stock Options under the Plan to further align the Optionee’s personal financial interests with those of the Bank’s stockholders.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

Award of Option. This Agreement evidences the grant to the Optionee of an option (the “Option”) to purchase             (            ) Shares (the “Option Shares”). The Option is subject to the terms set forth herein, and in all respects is subject to the terms and provisions of the Plan applicable to Incentive Stock Options, which terms and provisions are incorporated herein by this reference. Except as otherwise specified herein or unless the context herein requires otherwise, the terms defined in the Plan will have the same meanings herein.

Nature of the Option. Subject to the limitation contained in Section 422(d) of the Internal Revenue Code, the Option is intended to be an incentive stock option as described by Section 422 of the Code.

Date of Grant; Term of Option. The Option was granted on             ,             (the “Effective Date”) and may not be exercised later than the date that is ten (10) years after that date, subject to earlier termination in accordance with the Plan.

Option Exercise Price. The per share exercise price of the Option is                                          ($        .        ) (the “Exercise Price”), which is the Fair Market Value per Share on the Effective Date.

Exercise of Option. The Option will become exercisable only in accordance with the terms and provisions of the Plan and this Agreement, as follows:

Right to Exercise. Option Shares will become exercisable if the Optionee remains in continuous service to the Bank through the applicable vesting date as follows:

% of the Options will vest on the Effective Date
% of the Options will vest
% of the Options will vest
% of the Options will vest
% of the Options will vest

Upon a termination of the Optionee’s service with the Bank, the Option will be exercisable only to the extent specified in Section 6 of the Plan. Solely for purposes of this Option, service with the Bank will be deemed to include service with an Affiliate of the Bank for so long as that entity remains an Affiliate of the Bank. Notwithstanding the foregoing, this Option (to the extent then outstanding) will become fully vested and immediately exercisable upon a Change in Control.

Method of Exercise. The Optionee may exercise the Option by providing written notice to the Bank stating the election to exercise the Option. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Bank or such other person as may be designated by the Bank, and shall be accompanied by payment of the Exercise Price and an amount equal to any required tax withholding. Payment of the Exercise Price and any required tax withholding will be made in cash or such other form as may be accepted by the Board in accordance with the Plan.

Share Legends. Any certificate evidencing an Option Share will contain such legends as may be required or appropriate under applicable law, the Plan or otherwise.

Partial Exercise. The Option may be exercised in whole or in part; provided, however, that any exercise may apply only with respect to a whole number of Option Shares.

Restrictions on Exercise. The Option may not be exercised, and any purported exercise will be void, if the issuance of the Option Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations.

Non-Transferability of Option. The Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution. During the Optionee’s lifetime, the Option is exercisable only by the Optionee. Subject to the foregoing and the terms of the Plan, the terms of the Option will be binding upon the executors, administrators and heirs of the Optionee.

Tax Consequences. The Optionee has reviewed with the Optionee’s own tax advisors the federal, state, local and foreign tax consequences of the Option. The Optionee is relying solely on such advisors and not on any statements or representations of the Bank or any of its agents or affiliates. The Optionee understands that he or she (and not the Bank) will be responsible for his or her own tax liabilities arising in connection with this award or the transactions contemplated by this Agreement. The Bank does not warrant that the Option is an incentive stock option as described by Section 422 of the Code or otherwise subject to any other particular tax treatment.

No Continuation of Service. Neither the Plan nor this Option will confer upon the Optionee any right to continue in the service of the Bank or any of its Affiliates, or limit in any respect the right of the Bank or its Affiliates to discharge the Optionee at any time, with or without Cause and with or without notice.

The Plan. The Optionee has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Option subject to the terms and provisions of the Plan, as amended from time to time. Pursuant to the Plan, the Board is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board with respect to questions arising under the Plan or this Agreement.

Early Disposition of Stock. Subject to the fulfillment by the Optionee of any conditions limiting the disposition of the Option Shares, the Optionee agrees that if the Optionee disposes of any Option Shares before the later of (i) the first anniversary of the date on which the Option Shares are transferred to the Optionee or (ii) the second anniversary of the Effective Date, then the Optionee will notify the Bank in writing within 30 days after the date of such disposition.

Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties and supersedes any and all prior or contemporaneous discussions, understandings or any agreements of any nature, written or otherwise, relating to the subject matter hereof.

Governing Law. This Agreement will be construed in accordance with the laws of the State of New Jersey, without regard to the application of the principles of conflicts of laws.

Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

This space intentionally left blank; signature page follows.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the          day of                     , 20        .

THE BANK OF PRINCETON

By:
Name:
Title:

OPTIONEE:

Signature

Print Name

Address:

Exhibit 10.6

Form of Nonqualified Stock Option Agreement

NON-QUALIFIED STOCK OPTION AGREEMENT

UNDER

THE BANK OF PRINCETON 2012 EQUITY INCENTIVE PLAN

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made between THE BANK OF PRINCETON (the “Bank”) and                                                       (the “Optionee”).

WHEREAS, the Bank maintains The Bank of Princeton 2012 Equity Incentive Plan (the “Plan”) for the benefit of the key employees, directors and advisors of the Bank and its Affiliates; and

WHEREAS, the Plan permits the award of Non-Qualified Stock Options to purchase Shares, subject to the terms of the Plan; and

WHEREAS, the Bank desires to grant the Optionee Non-Qualified Stock Options under the Plan to further align the Optionee’s personal financial interests with those of the Bank’s stockholders.

NOW, THEREFORE, in consideration of these premises and the agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

Award of Option. This Agreement evidences the grant to the Optionee of an option (the “Option”) to purchase                                                                       (             ) Shares (the “Option Shares”). The Option is subject to the terms set forth herein, and in all respects is subject to the terms and provisions of the Plan applicable to Non-Qualified Stock Options, which terms and provisions are incorporated herein by this reference. Except as otherwise specified herein or unless the context herein requires otherwise, the terms defined in the Plan will have the same meanings herein.

Nature of the Option. The Option is intended to be a nonstatutory stock option and is not intended to be an incentive stock option as described by Section 422 of the Code, or to otherwise qualify for any special tax benefits to the Optionee.

Date of Grant; Term of Option. The Option was granted on                         ,              (the “Effective Date”) and may not be exercised later than the date that is ten (10) years after that date, subject to earlier termination in accordance with the Plan.

Option Exercise Price. The per share exercise price of the Option is              ($        .        ) (the “Exercise Price”), which is the Fair Market Value per Share on the Effective Date.

Exercise of Option. The Option will become exercisable only in accordance with the terms and provisions of the Plan and this Agreement, as follows:

Right to Exercise. Option Shares will become exercisable if the Optionee remains in continuous service to the Bank through the applicable vesting date as follows:

of the Options will vest on the Effective Date
of the Options will vest
of the Options will vest

Upon a termination of the Optionee’s service with the Bank, the Option will be exercisable only to the extent specified in Section 6 of the Plan. Solely for purposes of this Option, service with the Bank will be deemed to include service with an Affiliate of the Bank for so long as that entity remains an Affiliate of the Bank. Notwithstanding the foregoing, this Option (to the extent then outstanding) will become fully vested and immediately exercisable upon a Change in Control.

Method of Exercise. The Optionee may exercise the Option by providing written notice to the Bank stating the election to exercise the Option. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Bank or such other person as may be designated by the Bank, and shall be accompanied by payment of the Exercise Price and an amount equal to any required tax withholding. Payment of the Exercise Price and any required tax withholding will be made in cash or such other form as may be accepted by the Board in accordance with the Plan.

Share Legends. Any certificate evidencing an Option Share will contain such legends as may be required or appropriate under applicable law, the Plan or otherwise.

Partial Exercise. The Option may be exercised in whole or in part; provided, however, that any exercise may apply only with respect to a whole number of Option Shares.

Restrictions on Exercise. The Option may not be exercised, and any purported exercise will be void, if the issuance of the Option Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations.

Non-Transferability of Option. The Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent or distribution. During the Optionee’s lifetime, the Option is exercisable only by the Optionee. Subject to the foregoing and the terms of the Plan, the terms of the Option will be binding upon the executors, administrators and heirs of the Optionee.

Tax Consequences. The Optionee has reviewed with the Optionee’s own tax advisors the federal, state, local and foreign tax consequences of the Option. The Optionee is relying solely on such advisors and not on any statements or representations of the Bank or any of its agents or affiliates. The Optionee understands that he or she (and not the Bank) will be responsible for his or her own tax liabilities arising in connection with this award or the transactions contemplated by this Agreement.

No Continuation of Service. Neither the Plan nor this Option will confer upon the Optionee any right to continue in the service of the Bank or any of its Affiliates, or limit in any respect the right of the Bank or its Affiliates to discharge the Optionee at any time, with or without Cause and with or without notice.

The Plan. The Optionee has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the Option subject to the terms and provisions of the Plan, as amended from time to time. Pursuant to the Plan, the Board is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board with respect to questions arising under the Plan or this Agreement.

Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties and supersedes any and all prior or contemporaneous discussions, understandings or any agreements of any nature, written or otherwise, relating to the subject matter hereof.

Governing Law. This Agreement will be construed in accordance with the laws of the State of New Jersey, without regard to the application of the principles of conflicts of laws.

Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original, and all of which together shall be deemed to be one and the same instrument.

This space intentionally left blank; signature page follows.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the          day of             , 20        .

THE BANK OF PRINCETON

By:
Name:
Title:

OPTIONEE:

Signature

Print Name

Address:

Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation or Formation
Bayard Lane, LLC	NJ
112 Fifth Avenue, LLC	NJ
Bayard Properties, LLC	NJ
TBOP REIT, Inc.	NJ
TBOP Delaware Investment Company	DE

Exhibit 31.1

RULE 13A-14(A)/15D-14(A) CERTIFICATIONS OF THE

CHIEF EXECUTIVE OFFICER

I, Edward Dietzler, certify that:

1.	I have reviewed this annual report on Form 10-K of The Bank of Princeton:
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of circumstances under which such statements were made, not misleading with respect to the period covered by this report.

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting

Date:	April 14, 2016	/s/Edward Dietzler
Edward Dietzler President (Principal Executive Officer)

Exhibit 31.2

RULE 13A-14(A)/15D-14(A) CERTIFICATIONS OF THE

CHIEF FINANCIAL OFFICER

I, Michael J. Sanwald, certify that:

1.	I have reviewed this annual report on Form 10-K of The Bank of Princeton:
2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of circumstances under which such statements were made, not misleading with respect to the period covered by this report.

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)

Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting

Date:	April 14, 2016	/s/Michael J. Sanwald
Michael J. Sanwald Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit 32.1

SECTION 1350 CERTIFICATIONS

In connection with the Annual Report of The Bank of Princeton (the “Bank”) on Form 10-K for the period ending December 31, 2015 as filed with the Federal Deposit and Insurance Corporation on the date hereof (the “Report”), the undersigned certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank.

/s/Edward Dietzler
Edward Dietzler President (Principal Executive Officer)

/s/Michael J. Sanwald
Michael J. Sanwald Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

April 14, 201

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 10-Q

(Mark one)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2016

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

FDIC Certificate Number: 58513

THE BANK OF PRINCETON

(Exact name of registrant as specified in its charter)

New Jersey	68-0645074
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

183 Bayard Lane, Princeton, New Jersey 08540

(Address of principal executive offices) (Zip Code)

(609) 921-1700

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date. As of May 10, 2016 there were 4,697,895 outstanding shares of the issuer’s common stock, par value $5.00 per share.

PART I–FINANCIAL INFORMATION

Item 1. Financial Statements.

THE BANK OF PRINCETON

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share data)

	March 31, 2016	December 31, 2015
ASSETS
Cash and due from banks	$7,709	$5,989
Interest-earning bank balances	20,757	22,600

Total cash and cash equivalents	28,466	28,589
Securities available-for-sale	133,088	141,509
Securities held-to-maturity (fair value of $417 and $414, respectively)	380	381
Loans receivable, net of allowance for loan losses of $11,276 and $10,851 at March 31, 2016 and December 31, 2015, respectively	830,238	797,095
Bank-owned life insurance	22,420	22,258
Other real estate owned	300	300
Premises and equipment, net	5,216	5,450
Accrued interest receivable and other assets	15,381	17,740

TOTAL ASSETS	$1,035,489	$1,013,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest-bearing	$150,000	$102,944
Interest-bearing	670,103	686,489

Total deposits	820,103	789,433
Borrowings	116,200	128,800
Accrued interest payable and other liabilities	4,183	3,645

TOTAL LIABILITIES	940,486	921,878

STOCKHOLDERS’ EQUITY:
Common stock, $5.00 par value, 10,000,000 shares authorized, 4,687,457 shares issued and outstanding at March 31, 2016 and December 31, 2015	23,437	23,437
Paid-in capital	31,320	31,223
Retained earnings	39,035	36,265
Accumulated other comprehensive income	1,211	519

TOTAL STOCKHOLDERS’ EQUITY	95,003	91,444

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,035,489	$1,013,322

See accompanying notes to unaudited consolidated financial statements.

THE BANK OF PRINCETON

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the three months ended March 31,
	2016	2015
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$10,469	$9,590
Securities available-for-sale:
Taxable	316	406
Tax-exempt	463	493
Securities held-to-maturity	5	5
Other interest and dividend income	95	38

TOTAL INTEREST AND DIVIDEND INCOME	11,348	10,532

INTEREST EXPENSE
Deposits	1,644	1,724
Borrowings	142	18

TOTAL INTEREST EXPENSE	1,786	1,742

NET INTEREST INCOME	9,562	8,790
Provision for loan losses	422	233

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	9,140	8,557

NON-INTEREST INCOME
Gain on sale of securities available-for-sale, net	48	17
Income from bank-owned life insurance	162	135
Fees and service charges	321	296
Other	18	28

TOTAL NON-INTEREST INCOME	549	476

NON-INTEREST EXPENSE
Salaries and employee benefits	3,270	3,120
Occupancy and equipment	925	913
Professional fees	488	361
Data processing and communications	465	444
Federal deposit insurance	176	269
Advertising and promotion	55	37
Office expense	69	76
Other	422	429

TOTAL NON-INTEREST EXPENSE	5,870	5,649

INCOME BEFORE INCOME TAX EXPENSE	3,819	3,384
INCOME TAX EXPENSE	1,049	880

NET INCOME	$2,770	$2,504

Earnings per common share – basic	$0.59	$0.55
Earnings per common share – diluted	$0.56	$0.53

See accompanying notes to unaudited consolidated financial statements.

THE BANK OF PRINCETON

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

	For the three months ended March 31,
	2016	2015
NET INCOME	$2,770	$2,504
Other comprehensive income
Unrealized holding gains arising during period on securities available-for-sale	1,176	1,096
Income tax effect on unrealized holding gains	(454)	(424)
Less: reclassification adjustment for gains on sales of securities available-for-sale[1]	(48)	(17)
Income tax effect on reclassification adjustment for gains on sales of securities available-for-sale[2]	18	7

Total other comprehensive income	692	662

COMPREHENSIVE INCOME	$3,462	$3,166

[1]	Amounts are included in Gain on sale of securities available-for-sale, net in the Unaudited Consolidated Statements of Income as a separate element within Total Non-interest Income.
[2]	Amounts are included in Income Tax Expense in the Unaudited Consolidated Statements of Income.

See accompanying notes to unaudited consolidated financial statements.

THE BANK OF PRINCETON

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands)

	Common stock	Paid-in capital	Retained earnings	Accumulated other comprehensive income	Total
Balance, January 1, 2015	$22,912	$29,755	$25,259	$576	$78,502
Net income	—	—	2,504	—	2,504
Other comprehensive income	—	—	—	662	662
Stock options exercised (284 shares at $12.21 per share)	1	2	—	—	3
Stock-based compensation expense	—	204	—	—	204

Balance, March 31, 2015	$22,913	$29,961	$27,763	$1,238	$81,875

Balance, January 1, 2016	$23,437	$31,223	$36,265	$519	$91,444
Net income	—	—	2,770	—	2,770
Other comprehensive income	—	—	—	692	692
Stock-based compensation expense	—	97	—	—	97

Balance, March 31, 2016	$23,437	$31,320	$39,035	$1,211	$95,003

See accompanying notes to unaudited consolidated financial statements.

THE BANK OF PRINCETON

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the three months ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,770	$2,504
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	422	233
Depreciation and amortization	247	248
Share-based compensation	97	204
Amortization of premiums and accretion of discounts on securities	176	181
Accretion of net deferred loan fees and costs	(273)	(357)
Net realized gains on sale of securities available-for-sale	(48)	(17)
Increase in cash surrender value of bank-owned life insurance	(162)	(135)
Amortization of core deposit intangible	2	31
Increase in accrued interest receivable and other assets	1,354	486
Increase (decrease) in accrued interest payable and other liabilities	538	(421)

NET CASH PROVIDED BY OPERATING ACTIVITIES	5,123	2,957

CASH FLOWS FROM INVESTING ACTIVITIES
Maturities, calls and principal repayments of securities available-for-sale	5,575	5,419
Proceeds from sale of securities available-for-sale	3,846	936
Maturities, calls and principal repayments of securities held-to-maturity	1	1
Net increase in loans	(33,292)	(6,571)
Purchases of premises and equipment	(13)	(77)
Redemptions (purchases) of restricted bank stock	567	(482)

NET CASH USED IN INVESTING ACTIVITIES	(23,316)	(774)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	30,670	(12,268)
Net proceeds of overnight borrowings	2,400	10,700
Repayments of term borrowings	(15,000)	—
Proceeds from exercise of stock options / warrants	—	3

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	18,070	(1,565)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(123)	618
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	28,589	31,872

CASH AND CASH EQUIVALENTS, END OF PERIOD	$28,466	$32,490

SUPPLEMENTARY CASH FLOWS INFORMATION:
Interest paid	$1,627	$1,620
Income taxes paid	$452	$1,100

See accompanying notes to unaudited consolidated financial statements.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Significant Accounting Policies

Organization and Nature of Operations

The Bank of Princeton (the “Bank”) was incorporated on March 5, 2007 under the laws of the State of New Jersey and is a New Jersey state-chartered banking institution. The Bank was granted its bank charter on April 17, 2007, commenced operations on April 23, 2007 and is a full-service bank providing personal and business lending and deposit services. As a state-chartered bank, the Bank is subject to regulation by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation (“FDIC”). The area served by the Bank, through its thirteen branches, is generally an area within an approximate 50 mile radius of Princeton, NJ, including parts of Mercer, Somerset, Hunterdon, Monmouth and Middlesex Counties in central New Jersey, and additional areas in portions of Philadelphia, Montgomery and Bucks Counties in Pennsylvania. The Bank also conducts loan origination activities in select areas of New York.

The Bank offers traditional retail banking services, one-to-four-family residential mortgage loans, multi-family and commercial mortgage loans, construction loans, commercial business loans and consumer loans, including home equity loans and lines of credit. As of March 31, 2016, the Bank had 144 total employees and 142 full-time equivalent employees. The Bank maintains a website at www.thebankofprinceton.com.

Basis of Financial Statement Presentation

The unaudited consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries: Bayard Lane, LLC, Bayard Properties, LLC, 112 Fifth Avenue, LLC, TBOP Delaware Investment Company and TBOP REIT, Inc. All significant inter-company accounts and transactions have been eliminated in consolidation.

The unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission and the FDIC. Accordingly, they do not include all of the information and disclosures required by GAAP for annual financial statements. In management’s opinion, the unaudited consolidated financial statements contain all adjustments, which include normal and recurring adjustments necessary for a fair presentation of the financial position and results of operations for the interim periods presented. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent interim period. These unaudited consolidated financial statements should be read in conjunction with the Bank’s annual report on Form 10-K for the year ended December 31, 2015.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Because of uncertainties associated with estimating the amounts, timing and likelihood of possible outcomes, actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the determination of other-than-temporary impairment of securities and the valuation of deferred tax assets.

Management believes that the allowance for loan losses is adequate as of March 31, 2016 and December 31, 2015. While management uses current information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area or other factors.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to effect certain changes that result in additions to the allowance based on their judgments about information available to them at the time of their examinations.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Significant Accounting Policies (continued)

Subsequent Events

On May 3, 2016, Investors Bancorp, Inc. (“Investors”) and Investors Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Bank, pursuant to which the Bank will merge with and into Investors Bank (the “Merger”). Under the terms of the Merger Agreement, each issued and outstanding share of the Bank common stock will convert into the right to receive either (i) $30.75 in cash, (ii) 2.633 shares of Investors common stock, or (iii) a combination thereof, provided that, in the aggregate, 60% of the total number of the Bank shares issued and outstanding at the time of the merger will be converted into Investors common stock and the remaining shares will be converted into cash.

Under the terms of the Merger Agreement, at the effective time of the Merger, all rights with respect to the Bank common stock pursuant to outstanding warrants or stock purchase options (whether or not vested) issued by the Bank will be cancelled in exchange for a cash payment at closing equal to the product obtained by multiplying (1) the number of shares of the Bank common stock underlying such person’s warrant or option, as applicable, by (2) $30.75 less the exercise price per share under such warrant or option, as applicable. In the event that the product obtained by the prior sentence is zero or a negative number, then such warrant or option will be cancelled for no consideration.

The Exchange Ratio and the number of shares of common stock issuable by Investors are subject to customary anti-dilution adjustments in the event of stock splits, stock dividends and similar transactions involving Investors common stock. The Merger is expected to qualify as tax-free reorganization to Investors for federal income tax purposes.

The Merger Agreement includes customary representations and warranties made by Investors and the Bank, each with respect to its and its subsidiaries’ businesses that are qualified by the confidential disclosures provided to the other party in connection with the Merger Agreement. The Bank has agreed to various customary covenants and agreements, including (1) to conduct its business in the ordinary course consistent with past practice in all material respects during the interim period between the execution of the Merger Agreement and the consummation of the Merger, (2) not to engage in certain kinds of transactions or take certain actions during this period (without the prior written consent of Investors) and (3) to convene and hold a meeting of its shareholders to consider and vote upon the Merger. In addition, subject to certain limited exceptions, the Bank is subject to restrictions on its ability to solicit alternative acquisition proposals, provide information and engage in discussion with third parties. Investors has agreed to various customary covenants and agreements, including (1) to provide severance payments to any employee of the Bank who is not party to an employment agreement or other severance arrangement whose employment is involuntarily terminated (other than for cause) within one year following the closing of the Merger, (2) to appoint all members of the Bank board of directors to an advisory board to, among other things, advise Investors Bank with respect to the Bank market area, (3) to jointly with the Bank establish a retention bonus pool to be paid to certain designated Bank employees, and (4) to use its best efforts to cause the Investors Charitable Foundation to make contributions of no less than $1,000,000 in the aggregate to charitable and community organizations in the communities presently served by the Bank.

The obligations of the parties to complete the Merger are subject to customary closing conditions, including (i) the approval of the Merger Agreement by the Bank’s stockholders, (ii) the receipt of certain regulatory approvals, including the expiration or early termination of any regulatory waiting periods, and (iii) other customary closing conditions. There can be no guarantee that the transactions contemplated by the Merger Agreement will be consummated.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Significant Accounting Policies (continued)

Recently issued accounting standards

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. This standard requires the recognition of a right of use asset and related lease liability by lessees for leases classified as operating leases under current GAAP. Topic 842, which replaces the current guidance under Topic 840, retains a distinction between finance leases and operating leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee also will not significantly change from current GAAP. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize right of use assets and lease liabilities. Topic 842 will be effective for reporting periods beginning January 1, 2019, with an early adoption permitted. The Bank must apply a modified retrospective transition approach for the applicable leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. The Bank is currently evaluating the impact of Topic 842 on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” This amendment supersedes the guidance to classify equity securities with readily determinable fair values into different categories, requires equity securities to be measured at fair value with changes in the fair value recognized through net income, and simplifies the impairment assessment of equity investments without readily determinable fair values. The amendment requires public business entities that are required to disclose the fair value of financial instruments measured at amortized cost on the balance sheet to measure that fair value using the exit price notion. The amendment requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option. The amendment requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or in the accompanying notes to the financial statements. The amendment reduces diversity in current practice by clarifying that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available for sale securities in combination with the entity’s other deferred tax assets. This amendment is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Entities should apply the amendment by means of a cumulative-effect adjustment as of the beginning of the fiscal year of adoption, with the exception of the amendment related to equity securities without readily determinable fair values, which should be applied prospectively to equity investments that exist as of the date of adoption. The Bank intends to adopt the accounting standard during the first quarter of 2018, as required, and is currently evaluating the impact on its results of operations, financial position, and liquidity.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Significant Accounting Policies (continued)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 660): Summary and Amendments that Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs – Contracts with Customers (Subtopic 340-40). The guidance in this update supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the Accounting Standards Codification. In August, 2015, the FASB issued ASU 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date, that defers the effective date of the new revenue standard by one year (January 1, 2018 effective date). Reporting entities have the option to adopt the standard as early as the original January 1, 2017 effective date. The Bank is currently assessing the impact that this guidance will have on its consolidated financial statements, but does not expect the guidance to have a material impact on the consolidated financial statements.

Note 2 – Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding for the period adjusted to include the effect of outstanding stock options and warrants, if dilutive, using the treasury stock method. Shares issued during any period are weighted for the portion of the period they were outstanding.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Earnings Per Share (continued)

The following schedule presents earnings per share data for the three month periods ended March 31, 2016 and 2015 (in thousands, except per share data):

	Three months ended March 31,
	2016	2015
Net income applicable to common stock	$2,770	$2,504
Weighted average number of common shares outstanding	4,687	4,582

Basic earnings per share	$0.59	$0.55

Net income applicable to common stock	$2,770	$2,504
Weighted average number of common shares outstanding	4,687	4,582
Dilutive effect on common shares outstanding	222	169

Weighted average number of diluted common shares outstanding	4,909	4,751

Diluted earnings per share	$0.56	$0.53

Options and warrants to purchase 670,374 shares of common stock at a weighted average exercise price of $13.87 were included in the computation of diluted earnings per share for the three months ended March 31, 2016. Options to purchase 7,200 shares of common stock at a weighted average exercise price of $25.00 were not included in the computation of diluted earnings per share for the three months ended March 31, 2016 because the weighted average exercise price equaled or exceeded the estimated fair value of our common stock.

Options and warrants to purchase 707,584 shares of common stock at a weighted average exercise price of $13.06 were included in the computation of diluted earnings per share for the three months ended March 31, 2015. Options to purchase 51,600 shares of common stock at a weighted average exercise price of $25.00 were not included in the computation of diluted earnings per share because the exercise price equaled or exceeded the estimated fair value of common stock for the three months ended March 31, 2015.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Investment Securities

The following summarizes the amortized cost and fair value of securities available-for-sale at March 31, 2016 and December 31, 2015 with gross unrealized gains and losses therein (dollars in thousands):

	March 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs)	$66,602	$1,001	$(51)	$67,552
Obligations of state and political subdivisions	64,513	1,033	(10)	65,536

Total	$131,115	$2,034	$(61)	$133,088

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs)	$70,524	$564	$(406)	$70,682
Obligations of state and political subdivisions	70,140	780	(93)	70,827

Total	$140,664	$1,344	$(499)	$141,509

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Investment Securities (continued)

The unrealized losses, categorized by the length of time of continuous loss position, and the fair value of related securities available-for-sale at March 31, 2016 and December 31, 2015 are as follows (dollars in thousands):

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
March 31, 2016:
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs)	$3,018	$(9)	$2,773	$(42)	$5,791	$(51)
Obligations of state and political subdivisions	1,352	(5)	1,354	(5)	2,706	(10)

Total	$4,370	$(14)	$4,127	$(47)	$8,497	$(61)

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2015:
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs)	30,098	$(306)	$2,807	$(100)	$32,905	$(406)
Obligations of state and political subdivisions	9,974	(64)	2,631	(29)	12,605	(93)

Total	$40,072	$(370)	$5,438	$(129)	$45,510	$(499)

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Investment Securities (continued)

The amortized cost and fair value of securities available-for-sale at March 31, 2016 by contractual maturity are shown below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (dollars in thousands):

	Amortized Cost	Fair Value
Due in one year or less	$439	$438
Due after one year through five years	4,021	4,059
Due after five years through ten years	35,078	35,719
Due after ten years	24,975	25,320
Mortgage-backed securities (GSEs)	66,602	67,552

Total	$131,115	$133,088

The following summarizes the amortized cost and fair value of securities held-to-maturity at March 31, 2016 and December 31, 2015 with gross unrealized gains and losses therein (dollars in thousands):

	March 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity:
Mortgage-backed securities (GSEs)	$380	$37	$—	$417

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Investment Securities (continued)

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity:
Mortgage-backed securities (GSEs)	$381	$33	$—	$414

Proceeds from the sale of securities available-for-sale amounted to $3.8 million for the three months ended March 31, 2016, which included approximately $48 thousand in gross realized gains.

Management evaluates securities for other-than-temporary-impairment (“OTTI”) on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

At March 31, 2016, the Bank’s available-for-sale and held-to-maturity debt securities portfolio consisted of approximately 265 securities, of which six available-for-sale securities were in an unrealized loss position for less than twelve months and six available-for-sale securities were in a loss position for more than twelve months. Of the six available-for-sale securities in a loss position for less than twelve months, three are obligations of state and political subdivisions and three are mortgage-backed securities-GSE’s. Of the six of the available-for-sale securities in a loss position for more than twelve months, three are obligations of state and political subdivisions and three are mortgage-backed securities-GSE’s. The Bank does not intend to sell these securities and it is not more likely than not that we will be required to sell these securities before recovery of their amortized cost basis. Unrealized losses primarily relate to interest rate fluctuations and not credit concerns. No OTTI charges were recorded for the three months ended March 31, 2016 and 2015.

Approximately $58.8 million of securities available-for-sale and $380 thousand of securities held-to-maturity were pledged as collateral for NJ Governmental Unit Deposit Protection Act (“GUDPA”) deposits at March 31, 2016.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable

Loans receivable, net at March 31, 2016 and December 31, 2015 were comprised of the following (dollars in thousands):

	March 31, 2016	December 31, 2015
Commercial real estate	$503,561	$490,298
Commercial and industrial	138,021	125,072
Construction	132,963	122,297
Residential first-lien mortgage	40,450	42,409
Home equity	28,971	29,922
Consumer	461	858

Total loans	844,427	810,856
Deferred fees and costs	(2,913)	(2,910)
Allowance for loan losses	(11,276)	(10,851)

Loans, net	$830,238	$797,095

The following table presents nonaccrual loans by segment of the loan portfolio as of March 31, 2016 and December 31, 2015 (dollars in thousands):

	March 31, 2016	December 31, 2015
Commercial real estate	$6,903	$6,530
Commercial and industrial	1,855	1,834
Construction	1,791	1,805
Residential first-lien mortgage	—	1,370
Home equity	150	450
Consumer	—	—

Total nonaccrual loans	$10,699	$11,989

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loans, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

The following table summarizes information in regards to impaired loans by loan portfolio class, segregated by those for which a related allowance was required and those for which a related allowance was not necessary, as of and for the three month period then ended March 31, 2016 (dollars in thousands):

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate	$7,209	$6,576	$—	$6,315	$8
Commercial and industrial	2,139	1,943	—	2,102	6
Construction	—	—	—	—	—
Residential first-lien mortgage	671	674	—	675	5
Home equity	526	524	—	524	6
Consumer	—	—	—	—	—

Total with no related allowance	10,545	9,717	—	9,616	25

With an allowance recorded:
Commercial real estate	511	450	66	450	2
Commercial and industrial	1,911	1,919	394	1,919	24
Construction	1,811	1,791	383	1,797	—
Residential first-lien mortgage	—	—	—	—	—
Home equity	—	—	—	—	—
Consumer	—	—	—	—	—

Total with an allowance	4,233	4,160	843	4,166	26

Total:
Commercial real estate	7,720	7,026	66	6,765	10
Commercial and industrial	4,050	3,862	394	4,021	30
Construction	1,811	1,791	383	1,797	—
Residential first-lien mortgage	671	674	—	675	5
Home equity	526	524	—	524	6
Consumer	—	—	—	—	—

Total	$14,778	$13,877	$843	$13,782	$51

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table summarizes information in regards to impaired loans by loan portfolio class segregated by those for which a related allowance was required and those for which a related allowance was not necessary, as of December 31, 2015 and for the three months ended March 31, 2015 (dollars in thousands):

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate	$2,658	2,612	$—	$3,111	$9
Commercial and industrial	721	455	—	1,369	(10)
Construction	—	—	—	—	—
Residential first-lien mortgage	2,044	2,047	—	1,255	—
Home equity	830	828	—	637	6
Consumer	—	—	—	—	—

Total with no related allowance	6,253	5,942	—	6,372	5

With an allowance recorded:
Commercial real estate	4,679	4,043	34	5,151	—
Commercial and industrial	3,579	3,443	798	3,499	35
Construction	2,102	2,084	201	1,943	—
Residential first-lien mortgage	—	—	—	114	—
Home equity	—	—	—	—	—
Consumer	—	—	—	—	—

Total with an allowance	10,360	9,570	1,033	10,707	35

Total:
Commercial real estate	7,337	6,655	34	8,262	9
Commercial and industrial	4,300	3,898	798	4,868	25
Construction	2,102	2,084	201	1,943	—
Residential first-lien mortgage	2,044	2,047	—	1,369	—
Home equity	830	828	—	637	6
Consumer	—	—	—	—	—

Total	$16,613	$15,512	$1,033	$17,079	$40

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable by the length of time a recorded payment is past due. The following table presents the segments of the loan portfolio summarized by the past due status as of March 31, 2016 (dollars in thousands):

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Current	Total Loans Receivable	Loans Receivable >90 Days and Accruing
Commercial real estate	$3,814	$3,102	$6,903	$13,819	$489,742	$503,561	$—
Commercial and industrial	1,124	—	1,584	2,708	135,313	138,021	—
Construction	1,552	304	1,791	3,647	129,316	132,963	—
Residential first-lien mortgage	—	—	—	—	40,450	40,450	—
Home equity	336	—	150	486	28,485	28,971	—
Consumer	—	—	—	—	461	461	—

Total	$6,826	$3,406	$10,428	$20,660	$823,767	$844,427	$—

The following table presents the segments of the loan portfolio summarized by the past due status as of December 31, 2015 (dollars in thousands):

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Current	Total Loans Receivable	Loans Receivable >90 Days and Accruing
Commercial real estate	$867	$5,778	$6,530	$13,175	$477,123	$490,298	$—
Commercial and industrial	—	—	1,834	1,834	123,238	125,072	—
Construction	24	—	1,805	1829	120,468	122,297	—
Residential first-lien mortgage	—	—	1,370	1,370	41,039	42,409	—
Home equity	350	—	450	800	29,122	29,922	—
Consumer	—	—	—	—	858	858	—

Total	$1,241	$5,778	$11,989	$19,008	$791,848	$810,856	$—

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table presents the segments of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Bank’s internal risk rating system as of March 31, 2016 (dollars in thousands):

	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$488,166	$8,492	$6,903	$—	$503,561
Commercial and industrial	133,415	840	3,766	—	138,021
Construction	131,172	—	1,791	—	132,963
Residential first-lien mortgage	40,276	—	174	—	40,450
Home equity	28,571	250	150	—	28,971
Consumer	461	—	—	—	461

Total	$822,061	$9,582	$12,784	$—	$844,427

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Bank’s internal risk rating system as of December 31, 2015 (dollars in thousands):

	Pass	Special Mention	Substandard	Doubtful	Total
	(in thousands)
Commercial real estate	$477,148	$6,620	$5,975	$555	$490,298
Commercial and industrial	120,176	1,151	3,745	—	125,072
Construction	120,215	—	2,082	—	122,297
Residential first-lien mortgage	40,863	—	1,546	—	42,409
Home equity	29,222	250	450	—	29,922
Consumer	858	—	—	—	858

Total	$788,482	$8,021	$13,798	$555	$810,856

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table presents the allowance for loan losses on loans receivables at and for the three months ended March 31, 2016 (dollars in thousands):

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$4,703	$2,246	$2,615	$292	$225	$3	$767	$10,851
Provisions	227	(310)	622	(5)	(15)		(97)	422
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	3	—	—	—	—	—	3

Ending Balance	$4,930	$1,939	$3,237	$287	$210	$3	$670	$11,276

Ending Balance:
Individually evaluated for impairment	$66	$394	$383	$—	$—	$—	$—	$843
Collectively evaluated for impairment	$4,864	$1,545	$2,854	$287	$210	$3	$670	$10,433

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table presents the recorded investment in loans receivables at March 31, 2016 (dollars in thousands):

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
Loans:
Ending Balance:
Individually evaluated for impairment	$7,026	$3,862	$1,791	$674	$524	$—	$—	$13,877
Collectively evaluated for impairment	496,535	134,159	131,172	39,776	28,447	461	—	830,550

Ending Balance	$503,561	$138,021	$132,963	$40,450	$28,971	$461	$—	$844,427

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table presents the allowance for loan losses on loans receivables at and for the three months ended March 31, 2015 (dollars in thousands):

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$3,621	$1,530	$2,719	$318	$307	$17	$1,496	$10,008
Provisions	18	23	185	(3)	(17)	—	27	233
Charge-offs	—	(8)	—	—	—	—	—	(8)
Recoveries	—	2	—	—	—	—	—	2

Ending Balance	$3,639	$1,547	$2,904	$315	$290	$17	$1,523	$10,235

The following table presents the allowance for loan losses by portfolio class at December 31, 2015 (dollars in thousands):

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan losses:
Ending Balance:
Individually evaluated for impairment	$34	$798	$201	$—	$—	$—	$—	$1,033
Collectively evaluated for impairment	$4,669	$1,448	$2,414	$292	$225	$3	$767	$9,818

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table presents the recorded investment in loans receivables at December 31, 2015 (dollars in thousands):

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
Loans:
Ending Balance:
Individually evaluated for impairment	$6,655	$3,898	$2,084	$2,047	$828	$—	$—	$15,512
Collectively evaluated for impairment	$483,643	121,174	120,213	40,362	29,094	858	—	795,344

Ending Balance	$490,298	$125,072	$122,297	$42,409	$29,922	$858	$—	$810,856

At March 31, 2016, eleven loans totaling $3.6 million were considered troubled debt restructurings and classified as impaired. Troubled debt restructurings of $1.1 million were performing in accordance with their modified terms at March 31, 2016. The remaining $2.5 million of troubled debt restructurings were on non-accrual status at March 31, 2016. At December 31, 2015, thirteen loans totaling $3.8 million were considered troubled debt restructurings and classified as impaired. Troubled debt restructurings of $1.2 million were performing in accordance with their modified terms at December 31, 2015. The remaining $2.6 million of troubled debt restructurings were on non-accrual status at December 31, 2015.

There were no new troubled debt restructurings during the three months ended March 31, 2016.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table summarizes information in regards to troubled debt restructurings that occurred during the three months ended March 31, 2015 (dollars in thousands):

	March 31, 2015
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled debt restructurings:
Commercial real estate	3	$154	$154
Commercial and industrial	1	$98	$98

The Bank executed four loan modifications during the three months ended March 31, 2015 that constituted troubled debt restructurings. In modifying the commercial real estate loans, the Bank entered into a modification agreement with the borrower that lowered the interest rate on the loans, provided for an interim interest-only period, and extended the maturity date of the loans. In modifying the commercial and industrial loan, the Bank entered into a forbearance agreement with the borrower that provided for an interim interest-only period for the loan. These troubled debt restructurings are impaired loans and therefore, in accordance with the Bank’s policy, are individually evaluated for impairment. As of March 31, 2015, there are no related allowances for these modified loans.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

No troubled debt restructurings defaulted during the three months ended March 31, 2016.

The following table summarizes information in regards to troubled debt restructurings that defaulted during the three months ended March 31, 2015 whereby the default occurred within 12 months of the restructure.

	March 31, 2015
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled debt restructurings:
Commercial and industrial	1	$568	$568

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements and Disclosures

The Bank follows the guidance on fair value measurements now codified as FASB ASC Topic 820, Fair Value Measurement (“Topic 820”). Fair value measurements are not adjusted for transaction costs. Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments, however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in sales transactions on the dates indicated. The estimated fair value amounts have been measured as of their respective period-end and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end.

The fair value measurement hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements and Disclosures (continued)

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2016 were as follows:

Description	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
Mortgage-backed securities – GSE’s	$—	$67,552	$—	$67,552
Obligations of state and political subdivisions	—	65,536	—	65,536

Securities available-for-sale	$—	$133,088	$—	$133,088

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements and Disclosures (continued)

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy, used at December 31, 2015 were as follows:

Description	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
Mortgage-backed securities – GSE’s	$—	$70,682	$—	$70,682
Obligations of state and political subdivisions	—	70,827	—	70,827

Securities available-for-sale	$—	$141,509	$—	$141,509

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2016, were as follows:

Description	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value March 31, 2016
	(in thousands)

Impaired loans	$—	$—	$3,317	$3,317

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements and Disclosures (continued)

The following table presents quantitative information with regards to Level 3 fair value measurements at March 31, 2016.

Description	Fair Value at March 31, 2016	Valuation Technique	Unobservable Input	Range (Weighted Average)
	(in thousands)
Impaired loans	$3,317	Appraisal of collateral[1]	Discount Adjustments[2]	9.2%-32.1% (29.8%)

[1]	Fair value is generally determined through independent appraisal of the underlying collateral, primarily using comparable sales.
[2]	Appraisals may be adjusted by management for qualitative factors, such as economic conditions and estimated liquidation expense.

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2015, were as follows:

Description	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value December 31, 2015
	(in thousands)
Impaired loans	$—	$—	$8,740	$8,740
Real estate owned	—	—	300	300

Total	$—	$—	$9,040	$9,040

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements and Disclosures (continued)

The following table presents quantitative information with regards to Level 3 fair value measurements at December 31, 2015.

Description	Fair Value at December 31, 2015	Valuation Technique	Unobservable Input	Range (Weighted Average)
	(in thousands)
Impaired loans	$8,740	Appraisal of collateral[1]	Discount adjustment[2]	7.0%-13.39% (8.5%)
Real estate owned	$300	Agreement of sale	Estimated selling costs[3]	0.5%

[1]	Fair value is generally determined through independent appraisal of the underlying collateral, primarily using comparable sales.
[2]	Appraisals may be adjusted by management for qualitative factors, such as economic conditions and estimated liquidation expense.
[3]	Selling costs only include realty transfer fees.

There were no transfers between levels during the three months ended March 31, 2016 and 2015. The Bank’s policy is to recognize transfers between levels as of the end of the reporting period.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements and Disclosures (continued)

Cash and due from banks (carried at cost)

The carrying amounts reported in the statement of financial condition for cash and interest-earning bank balances approximate those assets’ fair values.

Investment Securities

The fair value of securities available-for-sale (carried at fair value) and held-to-maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. Level 2 debt securities are valued by a third-party pricing service commonly used in the banking industry. Level 2 fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, live trading levels, trade execution date, market consensus prepayment speeds, credit information and the security’s terms and conditions, among other things.

Loans receivable (carried at cost)

The fair value of loans receivable are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans, which is characterized as Level 3 in the fair value hierarchy. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired loans (generally carried at fair value)

Impaired loans carried at fair value are those impaired loans in which the Bank has measured impairment generally based on the fair value of the related loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds, discounted for estimated selling costs or other factors the Bank determines will impact collection of proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Other real estate owned (carried at fair value)

Other real estate owned is adjusted to fair value, less estimated selling costs, upon transfer of loans to other real estate owned. Subsequently, other real estate owned is carried at the lower of carrying value or fair value less cost to sell. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. The discount adjustment from the appraised value is a significant unobservable input in the determination of the fair value for other real estate owned. These assets are included as Level 3 fair values.

Federal Home Loan Bank stock and ACBB stock (carried at cost)

The carrying amount of restricted investments in bank stock approximates fair value, and considers the limited marketability of such securities.

Accrued interest receivable and payable (carried at cost)

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements and Disclosure (continued)

Deposit liabilities (carried at cost)

The fair value disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair value for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings (carried at cost)

Fair value of FHLB advances are determined by discounting the anticipated future cash payments by using the rates currently available to the Bank for debt with similar terms and remaining maturities, which is characterized as Level 3 in the fair value hierarchy.

Off-Balance sheet financial instruments (disclosed at cost)

Fair value for the Bank’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair values of these off-balance sheet financial instruments are not considered material as of March 31, 2016 and December 31, 2015.

The carrying amounts and estimated fair value of financial instruments at March 31, 2016 are as follows (dollars in thousands):

	March 31, 2016
	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$28,466	$28,466	$28,466	$—	$—
Securities available-for-sale at fair value	133,088	133,088		133,088	—
Securities held-to-maturity	380	417	—	417	—
Loans receivable, net	830,238	854,180	—	—	854,180
Restricted investments in bank stocks	6,296	6,296	—	6,296	—
Accrued interest receivable	3,062	3,062	—	3,062	—

Financial liabilities:
Deposits	820,103	810,138	—	810,138	—
Borrowings	116,200	116,200	—	—	116,200
Accrued interest payable	1,569	1,569	—	1,569	—

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements and Fair Value Disclosures (continued)

The carrying amounts and estimated fair value of financial instruments at December 31, 2015 are as follows (dollars in thousands):

	December 31, 2015
	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$28,589	$28,589	$28,589	$—	$—
Securities available-for-sale at fair value	141,509	141,509	—	141,509	—
Securities held-to-maturity	381	414	—	414	—
Loans receivable, net	797,095	820,282	—	—	820,282
Restricted investments in bank stocks	6,863	6,863	—	6,863	—
Accrued interest receivable	3,084	3,084	—	3,084	—

Financial liabilities:
Deposits	789,433	786,527	—	786,527	—
Borrowings	128,800	128,800	—	—	128,800
Accrued interest payable	1,410	1,410	—	1,410	—

Limitations

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Further, the foregoing estimates may not reflect the actual amount that could be realized if all or substantially all of the financial instruments were offered for sale. This is due to the fact that no market exists for a sizable portion of the loan, deposit and off-balance sheet instruments.

In addition, the fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to value anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial assets include premises and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be practical due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

THE BANK OF PRINCETON

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis in conjunction with the unaudited consolidated interim financial statements contained in Part I, Item 1 of this report, and with our audited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented in our Form 10-K as of and for the year ended December 31, 2015.

Cautionary Statement Regarding Forward-Looking Statements

The Bank of Princeton (the “Bank”) may from time to time make written or oral “forward-looking statements,” including statements contained in the Bank’s filings with the Federal Deposit Insurance Corporation (the “FDIC”) (including this Quarterly Report on Form 10-Q and the exhibits thereto), in its reports to stockholders and in other communications by the Bank, which are made in good faith by the Bank pursuant to the “safe harbor” provisions of Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”).

These forward-looking statements involve risks and uncertainties, such as statements of the Bank’s plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (some of which are beyond the Bank’s control). The following factors, among others, could cause the Bank’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Bank conducts operations; the effects of, and changes in monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; market volatility; the value of our products and services as perceived by actual and prospective customers, including the features, pricing and quality compared to competitors’ products and services; loss of management and key personnel; failure of our controls and procedures; inability to close loans in our pipeline; operational risks, including the risk of fraud by employees, customers or outsiders; our borrowers’ ability to repay their loans; changes in the real estate market that can affect real estate that serves as collateral for some of our loans; the adequacy of our allowance for loan losses and our methodology for determining such allowance; the willingness of customers to substitute competitors’ products and services for the Bank’s products and services; the impact of changes in applicable laws and regulations; changes in technology or interruptions and breaches in security of our information systems; acquisitions; changes in consumer spending and saving habits; and the success of the Bank at managing the risks involved in the foregoing.

The Bank cautions that the foregoing list of important factors is not exclusive. The Bank does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Bank, except as required by applicable law or regulation.

Throughout this document, references to “we,” “us,” or “our” refer to the Bank and its consolidated subsidiaries.

THE BANK OF PRINCETON

Executive Overview

The Bank of Princeton was incorporated on March 5, 2007 under the laws of the State of New Jersey as a New Jersey state-chartered bank. We commenced operations on April 23, 2007. We are a full service bank providing personal and business lending and deposit services. As a state-chartered bank, we are regulated by the New Jersey Department of Banking and Insurance and the FDIC. Our market area, which we serve through our thirteen branches, is generally an area within an approximate 50 mile radius of Princeton, NJ, including parts of Mercer, Somerset, Hunterdon, Monmouth and Middlesex Counties in central New Jersey, and additional areas in portions of Philadelphia, Montgomery and Bucks Counties in Pennsylvania. The Bank also conducts loan origination activities in select areas of New York.

Comparison of Financial Condition at March 31, 2016 and December 31, 2015

General

Total assets increased from $1.01 billion at December 31, 2015 to $1.04 billion at March 31, 2016, an increase of $22.2 million. This increase was primarily attributable to a $33.1 million increase in loans receivable, net partially offset by an $8.4 million decrease in investment securities. Total liabilities increased from $921.9 million at December 31, 2015 to $940.5 million at March 31, 2016, an increase of $18.6 million. This increase was primarily the result of a $30.7 million increase in deposits partially offset by a $12.6 million decrease in borrowings. Total stockholders’ equity increased $3.6 million primarily due to an increases in retained earnings and accumulated other comprehensive income.

Cash and cash equivalents

Cash and cash equivalents of $28.5 million remained relatively unchanged at March 31, 2016 as compared to December 31, 2015.

Investment securities

Total investment securities decreased from $141.9 million at December 31, 2015 to $133.5 million at March 31, 2016, a decrease of $8.4 million, or approximately six percent. This decrease is the result of our decision to utilize the proceeds from sales, maturities, and calls from investment securities to fund the growth of our loan portfolio.

Loans

Loans, net of allowance for loan losses, increased from $797.1 million at December 31, 2015 to $830.2 million at March 31, 2016, an increase of $33.1 million, or approximately four percent. The increase was primarily driven by increases in commercial real estate, construction, and commercial and industrial loans.

The allowance for loan losses increased from $10.9 million at December 31, 2015 to $11.3 million at March 31, 2016, an increase of $0.4 million, or approximately four percent. This increase was primarily attributable to applying our allowance methodology to our gross loans at March 31, 2016, which increased approximately four percent from December 31, 2015 to March 31, 2016. The amount of allowance attributable to the adjustment of qualitative factors remained materially consistent with December 31, 2015.

THE BANK OF PRINCETON

Other assets

Accrued interest receivable and other assets decreased $2.4 million to $15.4 million at March 31, 2016. This decrease was primarily due to a $0.6 million decrease in FHLB stock resulting from lower FHLB borrowings, a $0.5 million decrease in income taxes receivable, a $0.4 million decrease in deferred tax assets resulting from an increase in unrealized investment gains, and a $0.7 million decrease in other receivables as payment was received during the first quarter 2016 for a 2015 year-end loan participation receivable.

Deposits

Total deposits increased $30.7 million to $820.1 million at March 31, 2016, an increase of four percent. During the first quarter 2016 a large commercial depositor transferred from an interest-bearing product to a non-interest bearing product. After giving consideration to this transfer, non-interest bearing deposits remained flat while interest bearing deposits increased approximately $30.7 million at March 31, 2016 due to increases in brokered deposits and promotional interest rates offered on CDs.

Borrowings

FHLB borrowings decreased from $128.8 million at December 31, 2015 to $116.2 million at March 31, 2016, a decrease of $12.6 million. The decrease in borrowings was primarily a result of our normal liquidity needs at March 31, 2016.

Stockholders’ equity

Stockholders’ equity increased $3.6 million from $91.4 million at December 31, 2015 to $95.0 million at March 31, 2016. The increase was primarily attributable to net income of $2.8 million and an increase in other comprehensive income of $0.7 million resulting from increases in the unrealized net gains within our securities portfolio.

Liquidity

Our liquidity, represented by cash and cash equivalents, is a product of our operating, investing and financing activities. Our primary sources of funds are deposits, principal repayments of securities and outstanding loans, and funds provided from operations. In addition, we invest excess funds in short-term interest-earnings assets such as overnight deposits or U.S. agency securities, which provide liquidity to meet lending requirements. While scheduled payments from the amortization of loans and securities and short-term investments are relatively predictable sources of funds, general interest rates, economic conditions and competition greatly influence deposit flows and repayments on loans and mortgage-backed securities.

While deposits are our primary source of funds, we are also able to generate cash through borrowings from the FHLB. At March 31, 2016, we had $116.2 million of FHLB borrowings outstanding. Our remaining borrowing capacity with FHLB, subject to certain collateral restrictions, was $401.5 million.

THE BANK OF PRINCETON

The Bank is also a member of the Atlantic Community Bankers Bank (“ACBB”). As of March 31, 2016, the Bank has available borrowing capacity with ACBB of $10.0 million to provide short-term liquidity generally for a period of not more than fourteen days. No amounts are outstanding with the ACBB at March 31, 2016.

We believe that our current sources of funds provide adequate liquidity for our current cash flow needs.

Capital resources

Current FDIC capital standards require banking organizations to satisfy a common equity Tier 1 capital requirement, a leverage capital requirement and a risk-based capital requirement. The Tier 1 leverage ratio is calculated by dividing Tier 1 capital by adjusted quarterly average total assets, which exclude intangible assets, among other things. When fully phased-in on January 1, 2019, the Basel III Capital Rules will require the Bank to maintain: (i) a minimum ratio of Common Equity Tier 1 capital to RWA of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% Common Equity Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum ratio of Common Equity Tier 1 capital to RWA of at least 7.0% upon full implementation); (ii) a minimum ratio of Tier 1 capital to RWA of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation); (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to RWA of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation); and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to adjusted quarterly average assets.

The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and is being phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is applicable to only certain covered institutions and does not have any current applicability to the Bank.

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of Common Equity Tier 1 capital to RWA above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

Any banking organization that fails any of the capital requirements is subject to possible enforcement action by the FDIC. Such action could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution’s operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The FDIC’s capital regulations provide that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions. Management believes, as of March 31, 2016, that the Bank meets all capital adequacy requirements to which it is subject.

THE BANK OF PRINCETON

The Bank’s actual capital ratios at March 31, 2016:

	Actual	Minimum required for capital adequacy purposes	To be well capitalized under prompt corrective action regulations
Common equity tier 1 risk based capital	10.00%	4.5%	6.5%
Tier 1 risk based capital	10.00%	6.0%	8.0%
Total risk based capital	11.22%	8.0%	10.0%
Tier 1 leverage	9.10%	4.0%	5.0%

Comparison of Operating Results for the Three Months Ended March 31, 2016 and 2015

General

Net income was $2.8 million for the three months ended March 31, 2016, an increase of $0.3 million over the same prior year period. The increase was primarily due to an increase of $0.8 million in net interest income offset by increases in the provision for loan losses and non-interest expense of $0.2 million and $0.2 million, respectively, over the prior year comparable period.

Interest income

Interest income increased by $0.8 million to $11.3 million for the three months ended March 31, 2016 compared to the same prior year period. Interest income and fees from loans increased $0.9 million to $10.5 million for the three months ended March 31, 2016 due to an $83.0 million increase in average loan balances as compared to the same prior year period. The yield on total loans decreased 10 basis points over the prior year first quarter.

Interest income from investment securities decreased $0.1 million to $0.8 million for the three months ended March 31, 2016 due to a $23.9 million decrease in securities available-for-sale average balances as compared to the same prior year period. This was partially offset by a four basis point increase in the yield on securities available-for-sale over the prior year first quarter.

Interest expense

Interest expense remained relatively flat at $1.8 million for the three month period ended March 31, 2016 compared to $1.7 million for the same prior year period. Interest expense on deposits decreased $0.1 million due to a combination of a decrease in average interest-bearing deposits of $16.0 million and a two basis point decrease in the cost of interest bearing deposits over the same prior year period.

Offsetting this decrease, interest expense on borrowings increased $0.1 million for the three month period ended March 31, 2016 as compared to the same prior year period. The increase in interest expense resulted from the combination of an increase in average borrowings of $77.3 million and a 23 basis point increase in the cost of borrowings compared to the same prior year period.

THE BANK OF PRINCETON

Provision for loan losses

The provision for loan losses increased $0.2 million to $0.4 million for the three months ended March 31, 2016 as compared to the same prior year period. The provision for loan losses reflected, among other things, the economic conditions that impact our loan portfolio in our markets and new loans added to the portfolio in the three months ended March 31, 2016. The ratio of allowance for loan losses to gross loans was 1.34 percent at March 31, 2016 compared to 1.38 percent at March 31, 2015. There was a net recovery of $3 thousand for the three months ended March 31, 2016 compared to net charge offs of $6 thousand during the same period in 2015. See the section titled “Financial Condition – Allowance for Loan Losses” in our Form 10-K for a discussion of our allowance for loan losses methodology, including additional information regarding the determination of the provision for loan losses.

Non-interest income

Non-interest income increased $0.1 million to $0.5 million for the three months ended March 31, 2016 compared to the same prior year period primarily due to a combination of slight increases in gains on sale of securities available-for-sale, income from bank owned life insurance, and fees and service charges.

Non-interest expense

Non-interest expense increased $0.2 million for the three months ended March 31, 2016 compared to the same prior year period. The increase was primarily attributable to a $0.2 million increase in salaries and benefits, and a $0.1 million increase in professional fees, partially offset by a $0.1 million decrease in FDIC assessments as compared to the same period in the prior year.

Provision for income taxes

Income tax expense was $1.0 million for the three months ended March 31, 2016, an increase of $0.2 million over the same prior year period. The increase in income tax expense was attributable to a $0.4 million, or 13 percent, increase in pre-tax income, and a 1.5 percentage point increase in our effective tax rate of 27.5% as compared to the same prior year period.

THE BANK OF PRINCETON

Rate/Volume Analysis

The following table reflects the changes in our interest income and interest expense segregated into amounts attributable to changes in volume and in yields on interest-earning assets and interest-bearing liabilities during the periods indicated (dollars in thousands).

	Three Months Ended March 31, 2016 vs. 2015 Increase (Decrease) Due to
	Rate	Volume	Net
Interest and dividend income:
Loans receivable, including fees	$(182)	$1,061	$879
Securities available-for-sale:
Taxable	5	(95)	(90)
Tax-exempt	(10)	(20)	(30)
Securities held-to-maturity	—	—	—
Other interest and dividend income	52	5	57

Total interest and dividend income	$(135)	$951	$816

Interest expense:
Demand and savings	$(76)	$(31)	$(107)
Money market	34	52	86
Time deposits	29	(88)	(59)
Borrowings	12	112	124

Total interest expense	$(1)	$45	$44

Change in net interest income	$(134)	$906	$772

THE BANK OF PRINCETON

Critical Accounting Policies

There have not been any significant changes to the critical accounting policies and estimates discussed under “Part II – Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” of our annual report on Form 10-K for the year ended December 31, 2015.

New Accounting Pronouncements

Refer to Note 1 of the Notes to Unaudited Consolidated Financial Statements for a discussion of recently issued accounting standards.

THE BANK OF PRINCETON

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

As a smaller reporting company, the Bank is not required to provide the information otherwise required by this Item.

Item 4. Controls and Procedures.

Management has taken and is taking steps, as described below under “Remediation Plan,” to remediate our previously identified material weakness in the design and operation of our internal control over financial reporting.

Remediation Plan

The remediation efforts listed below, which are either implemented or in process, are intended to address our previously identified material weakness in our internal control over financial reporting.

To date, the Bank has taken the following steps to remediate the internal control weakness:

•	Changed the Whistleblower Hotline to limit the recipients of any complaints submitted to the Hotline to include only members of the audit committee.

•	Changed the Code of Conduct to require all allegations of violations of the Code of Conduct to be directed to the audit committee.

•	Adopted an Expense Reimbursement Policy.

•	Planning training sessions with all employees on the changes to the existing Whistleblower process and Code of Conduct, as well as the new Expense Reimbursement Policy.

Our remediation efforts are underway, and we will continue to devote significant time and attention to these remedial efforts. As we continue to evaluate and test these new or enhanced controls, management may determine to take additional measures to strengthen controls or to modify the remediation plan described above, which may require additional implementation time.

In light of this material weakness in internal control over financial reporting, we completed substantive procedures, including validating the completeness and accuracy of the underlying data used for this Form 10-Q. These additional procedures have allowed us to conclude that, notwithstanding the material weakness in our internal control over financial reporting, the unaudited consolidated financial statements included in this report present fairly, in all material respects, the Company’s financial position, results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Disclosure Controls and Procedures

Management, with the participation of the Bank’s President and Chief Financial Officer, evaluated the effectiveness of the design and operation of the Bank’s disclosure controls and procedures (as defined in Rule l3a-l5(e) promulgated under the Exchange Act) as of March 31, 2016. Based on this evaluation, the Bank’s President and Chief Financial Officer have concluded that the Bank’s disclosure controls and procedures are effective as of March 31, 2016 to ensure that the information required to be disclosed by the Bank in the reports that the Bank files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in FDIC rules and forms.

THE BANK OF PRINCETON

Changes in Internal Control over Financial Reporting

Other than the changes described above under “Remediation Plan” that occurred during the quarter ended March 31, 2016, there were no changes in our internal control over financial reporting during the quarter ended March 31, 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

THE BANK OF PRINCETON

PART II – OTHER INFORMATION

Item 1. Legal Proceedings.

From time to time, we may be a party to ordinary routine litigation incidental to our business. Except as disclosed above, there were no material legal proceedings to which we were a party or of which any of our property was the subject, pending or, to our knowledge, contemplated by governmental authorities, at March 31, 2016 or the date of this report.

Item 1A. Risk Factors.

The proposed acquisition by Investors may disrupt our business and, if this transaction is not completed, the value of our common stock may decline, we will have incurred significant expenses, and we may need to pay a termination fee to Investors in certain circumstances.

On May 3, 2016, the Bank entered into the Merger Agreement with Investors and Investors Bank providing for, subject to the terms and conditions of the Merger Agreement, the acquisition of the Bank by Investors through the Merger of the Bank with and into Investors Bank, with Investors Bank surviving the Merger as a wholly-owned subsidiary of Investors. Under the terms of the Merger Agreement, each issued and outstanding share of the Bank common stock will convert into the right to receive either (a) $30.75 in cash, (b) 2.633 shares of Investors common stock, or (c) a combination thereof, provided that, in the aggregate, 60% of the total number of the Bank’s shares issued and outstanding at the time of the Merger will be converted into Investors common stock and the remaining shares will be converted into cash.

The obligations of the parties to complete the Merger are subject to customary closing conditions, including (i) the approval of the Merger Agreement by the Bank’s stockholders, (ii) the receipt of certain regulatory approvals, including the expiration or early termination of any regulatory waiting periods, and (iii) other customary closing conditions. The Merger Agreement also contains customary covenants, including covenants requiring both the Bank and Investors to use their reasonable best efforts to cause the Merger to be consummated and covenants requiring the Bank, subject to certain exceptions, to operate our business in the ordinary course pending consummation of the Merger. The Merger Agreement likewise places certain contractual restrictions on the conduct of our business that may affect our ability to execute on our business strategy and attain our financial objectives.

Under certain circumstances, if the Merger Agreement is terminated and the Merger is not completed, we may be required to pay Investors a termination fee of $6.4 million, which would have a material adverse effect on our results of operations. There is no assurance that all of the conditions set forth in the Merger Agreement will be satisfied or waived to the extent permitted by applicable law or that the Merger will occur when or as expected. If the Merger is not completed, the value of a share of our common stock could decline, for reasons including the loss of any premium over the pre-announcement book value of our common stock that was to be paid upon consummation of the Merger.

In addition, we have incurred and will continue to incur substantial financial advisory, legal, and other professional fees and expenses in connection with the Merger, some of which we must pay regardless of whether the Merger is completed.

THE BANK OF PRINCETON

Furthermore, the Merger, whether or not consummated, may result in a loss of key personnel of the Bank and may disrupt our loan origination, business development and marketing or other key business activities, including our relationships with customers, suppliers and other third parties, which may have an adverse impact on our financial performance.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

During the three months ended March 31, 2016 there were no issuances of common stock.

Item 3. Defaults upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

The exhibits filed or incorporated by reference as part of this report are listed in the Exhibit Index, which appears at page 37.

THE BANK OF PRINCETON

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Bank of Princeton

Date: May 13, 2016	By:	/s/ Edward Dietzler
Edward Dietzler
President (Principal Executive Officer)

	By:	/s/ Michael J. Sanwald
Michael J. Sanwald
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

THE BANK OF PRINCETON

EXHIBIT INDEX

Exhibit Number	Description

31.1	Rule 13a-14(a)/ 15d-14(a) Certification of the Principal Executive Officer

31.2	Rule 13a-14(a)/ 15d-14(a) Certification of the Principal Financial Officer

32	Section 1350 Certifications

THE BANK OF PRINCETON

Exhibit 31.1

RULE 13A-14(a) CERTIFICATION OF THE PRINCIPAL EXECUTIVE OFFICER

I, Edward Dietzler, President of The Bank of Princeton, certify that:

1. I have reviewed this quarterly report on Form 10-Q of The Bank of Princeton;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting;

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

THE BANK OF PRINCETON

Date: May 13, 2016	/s/ Edward Dietzler
Edward Dietzler
President (Principal Executive Officer)

THE BANK OF PRINCETON

Exhibit 31.2

RULE 13A-14(a) CERTIFICATION OF THE PRINCIPAL FINANCIAL OFFICER

I, Michael J. Sanwald, Executive Vice President and Chief Financial Officer of The Bank of Princeton, certify that:

1. I have reviewed this quarterly report on Form 10-Q of The Bank of Princeton;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting;

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

THE BANK OF PRINCETON

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: May 13, 2016	/s/ Michael J. Sanwald
Michael J. Sanwald
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

THE BANK OF PRINCETON

SECTION 1350 CERTIFICATIONS

In connection with the Quarterly Report of The Bank of Princeton on Form 10-Q for the period ended March 31, 2016 as filed with the Federal Deposit Insurance Corporation on the date hereof (the “Report”), the undersigned certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of The Bank of Princeton.

/s/ Edward Dietzler
Edward Dietzler
President (Principal Executive Officer)

/s/ Michael J. Sanwald
Michael J. Sanwald
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

May 13, 2016

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 10-Q

(Mark one)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2016

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

FDIC Certificate Number: 58513

THE BANK OF PRINCETON

(Exact name of registrant as specified in its charter)

New Jersey	68-0645074
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

183 Bayard Lane, Princeton, New Jersey 08540

(Address of principal executive offices) (Zip Code)

(609) 921-1700

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    ☒  Yes    ☐  No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    ☐  Yes    ☐  No

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    ☐  Yes    ☒  No

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date. As of August 4, 2016 there were 4,700,295 outstanding shares of the issuer’s common stock, par value $5.00 per share.

PART I–FINANCIAL INFORMATION

Item 1. Financial Statements.

THE BANK OF PRINCETON

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share data)

	June 30, 2016	December 31, 2015
ASSETS
Cash and due from banks	$7,548	$5,989
Interest-earning bank balances	23,838	22,600

Total cash and cash equivalents	31,386	28,589
Securities available-for-sale	122,867	141,509
Securities held-to-maturity (fair value of $417 and $414, respectively)	379	381
Loans receivable, net of allowance for loan losses of $10,958 and $10,851 at June 30, 2016 and December 31, 2015, respectively	809,275	797,095
Bank-owned life insurance	22,579	22,258
Other real estate owned	300	300
Premises and equipment, net	4,983	5,450
Accrued interest receivable and other assets	14,305	17,740

TOTAL ASSETS	$1,006,074	$1,013,322

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Non-interest-bearing	$97,494	$102,944
Interest-bearing	714,983	686,489

Total deposits	812,477	789,433
Borrowings	90,000	128,800
Accrued interest payable and other liabilities	4,979	3,645

TOTAL LIABILITIES	907,456	921,878

STOCKHOLDERS’ EQUITY:
Common stock, $5.00 par value, 10,000,000 shares authorized, 4,697,895 and 4,687,457 shares issued and outstanding at June 30, 2016 and December 31, 2015	23,489	23,437
Paid-in capital	31,597	31,223
Retained earnings	42,057	36,265
Accumulated other comprehensive income	1,475	519

TOTAL STOCKHOLDERS’ EQUITY	98,618	91,444

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,006,074	$1,013,322

See accompanying notes to unaudited consolidated financial statements.

THE BANK OF PRINCETON

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the three months ended June 30,
	2016	2015
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$10,661	$9,694
Securities available-for-sale:
Taxable	287	384
Tax-exempt	417	487
Securities held-to-maturity	5	5
Other interest and dividend income	84	44

TOTAL INTEREST AND DIVIDEND INCOME	11,454	10,614

INTEREST EXPENSE
Deposits	1,798	1,674
Borrowings	146	38

TOTAL INTEREST EXPENSE	1,944	1,712

NET INTEREST INCOME	9,510	8,902
(Credit) Provision for loan losses	(321)	502

NET INTEREST INCOME AFTER (CREDIT) PROVISION FOR LOAN LOSSES	9,831	8,400

NON-INTEREST INCOME
Gain on sale of securities available-for-sale, net	87	—
Income from bank-owned life insurance	159	143
Fees and service charges	418	293
Gain on sale of other real estate owned	—	125
Other	19	29

TOTAL NON-INTEREST INCOME	683	590

NON-INTEREST EXPENSE
Salaries and employee benefits	3,553	3,024
Occupancy and equipment	847	909
Professional fees	679	272
Data processing and communications	491	448
Federal deposit insurance	173	174
Advertising and promotion	92	63
Office expense	98	66
Other	510	403

TOTAL NON-INTEREST EXPENSE	6,443	5,359

INCOME BEFORE INCOME TAX EXPENSE	4,017	3,631
INCOME TAX EXPENSE	1,049	866

NET INCOME	$3,022	$2,765

Earnings per common share–basic	$0.64	$0.60
Earnings per common share–diluted	$0.60	$0.58

See accompanying notes to unaudited consolidated financial statements.

THE BANK OF PRINCETON

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

	For the three months ended June 30,
	2016	2015
NET INCOME	$3,022	$2,765
Other comprehensive income (loss)
Unrealized holding gains (losses) arising during period on securities available-for-sale	515	(2,181)
Income tax effect on unrealized holding (gains) losses	(198)	841
Less: reclassification adjustment for gains on sales of securities available-for-sale[1]	(87)	—
Income tax effect on reclassification adjustment for gains on sales of securities available-for-sale[2]	34	—

Total other comprehensive income (loss)	264	(1,340)

COMPREHENSIVE INCOME	$3,286	$1,425

[1]	Amounts are included in Gain on sale of securities available-for-sale, net in the Unaudited Consolidated Statements of Income as a separate element within Total Non-interest Income.
[2]	Amounts are included in Income Tax Expense in the Unaudited Consolidated Statements of Income.

See accompanying notes to unaudited consolidated financial statements.

THE BANK OF PRINCETON

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the six months ended June 30,
	2016	2015
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$21,130	$19,284
Securities available-for-sale:
Taxable	603	790
Tax-exempt	880	980
Securities held-to-maturity	10	10
Other interest and dividend income	179	82

TOTAL INTEREST AND DIVIDEND INCOME	22,802	21,146

INTEREST EXPENSE
Deposits	3,442	3,398
Borrowings	288	56

TOTAL INTEREST EXPENSE	3,730	3,454

NET INTEREST INCOME	19,072	17,692
Provision for loan losses	101	735

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	18,971	16,957

NON-INTEREST INCOME
Gain on sale of securities available-for-sale, net	135	17
Income from bank-owned life insurance	321	278
Fees and service charges	739	589
Gain on sale of other real estate owned	—	125
Other	37	57

TOTAL NON-INTEREST INCOME	1,232	1,066

NON-INTEREST EXPENSE
Salaries and employee benefits	6,823	6,144
Occupancy and equipment	1,772	1,822
Professional fees	1,167	633
Data processing and communications	956	892
Federal deposit insurance	349	443
Advertising and promotion	147	100
Office expense	167	142
Other	932	832

TOTAL NON-INTEREST EXPENSE	12,313	11,008

INCOME BEFORE INCOME TAX EXPENSE	7,890	7,015
INCOME TAX EXPENSE	2,098	1,746

NET INCOME	$5,792	$5,269

Earnings per common share–basic	$1.23	$1.15
Earnings per common share–diluted	$1.17	$1.11

See accompanying notes to unaudited consolidated financial statements.

THE BANK OF PRINCETON

UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	For the six months ended June 30,
	2016	2015
NET INCOME	$5,792	$5,269
Other comprehensive income (loss)
Unrealized holding gains (losses) arising during period on securities available-for-sale	1,691	(1,085)
Income tax effect on unrealized holding (gains) losses	(652)	417
Less: reclassification adjustment for gains on sales of securities available-for-sale[1]	(135)	(17)
Income tax effect on reclassification adjustment for gains on sales of securities available-for-sale[2]	52	7

Total other comprehensive income (loss)	956	(678)

COMPREHENSIVE INCOME	$6,748	$4,591

[1]	Amounts are included in Gain on sale of securities available-for-sale, net on the Unaudited Consolidated Statements of Income as a separate element within Total non-interest income.
[2]	Amounts are included in Income Tax Expense in the Unaudited Consolidated Statements of Income.

See accompanying notes to unaudited consolidated financial statements.

THE BANK OF PRINCETON

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Dollars in thousands)

	Common stock	Paid-in capital	Retained earnings	Accumulated other comprehensive income	Total
Balance, January 1, 2015	$22,912	$29,755	$25,259	$576	$78,502
Net income	—	—	5,269	—	5,269
Other comprehensive loss	—	—	—	(678)	(678)
Stock options exercised	125	181	—	—	306
Stock-based compensation expense	—	297	—	—	297

Balance, June 30, 2015	$23,037	$30,233	$30,528	$(102)	$83,696

Balance, January 1, 2016	$23,437	$31,223	$36,265	$519	$91,444
Net income	—	—	5,792	—	5,792
Other comprehensive income	—	—	—	956	956
Stock options / warrants exercised	52	55	—	—	107
Stock-based compensation expense	—	319	—	—	319

Balance, June 30, 2016	$23,489	$31,597	$42,057	$1,475	$98,618

See accompanying notes to unaudited consolidated financial statements.

THE BANK OF PRINCETON

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the six months ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,792	$5,269
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	101	735
Depreciation and amortization	477	496
Stock-based compensation	319	297
Amortization of premiums and accretion of discounts on securities	338	350
Accretion of net deferred loan fees and costs	(551)	(657)
Net realized gains on sale of securities available-for-sale	(135)	(17)
Increase in cash surrender value of bank-owned life insurance	(321)	(278)
Amortization of core deposit intangible	5	61
Gain on sale of other real estate owned	—	(125)
Decrease in accrued interest receivable and other assets	1,140	553
(Decrease) increase in accrued interest payable and other liabilities	1,334	(187)

NET CASH PROVIDED BY OPERATING ACTIVITIES	8,499	6,495

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities available-for-sale	—	(1,634)
Maturities, calls and principal repayments of securities available-for-sale	10,274	10,661
Proceeds from sale of securities available-for-sale	9,721	936
Maturities, calls and principal repayments of securities held-to-maturity	2	38
Net increase in loans	(11,730)	(37,871)
Proceeds from sale of other real estate owned	—	525
Purchases of bank-owned life insurance	—	(1,750)
Purchases of premises and equipment	(10)	(111)
Redemptions (purchases) of restricted bank stock	1,690	(3,490)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	9,947	(32,696)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) increase in deposits	23,044	(13,870)
Net proceeds of overnight borrowings	1,200	74,500
Repayments of term borrowings	(40,000)	—
Proceeds from exercise of stock options / warrants	107	306

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(15,649)	60,936

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,797	34,737
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	28,589	31,872

CASH AND CASH EQUIVALENTS, END OF PERIOD	$31,386	$66,609

SUPPLEMENTARY CASH FLOWS INFORMATION:
Interest paid	$3,491	$3,299
Income taxes paid	$1,479	$2,100

See accompanying notes to unaudited consolidated financial statements.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Significant Accounting Policies

Organization and Nature of Operations

The Bank of Princeton (the “Bank”) was incorporated on March 5, 2007 under the laws of the State of New Jersey and is a New Jersey state-chartered banking institution. The Bank was granted its bank charter on April 17, 2007, commenced operations on April 23, 2007 and is a full-service bank providing personal and business lending and deposit services. As a state-chartered bank, the Bank is subject to regulation by the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation (“FDIC”). The area served by the Bank, through its thirteen branches, is generally an area within an approximate 50 mile radius of Princeton, NJ, including parts of Mercer, Somerset, Hunterdon, Monmouth and Middlesex Counties in central New Jersey, and additional areas in portions of Philadelphia, Montgomery and Bucks Counties in Pennsylvania. The Bank also conducts loan origination activities in select areas of New York.

The Bank offers traditional retail banking services, one-to-four-family residential mortgage loans, multi-family and commercial mortgage loans, construction loans, commercial business loans and consumer loans, including home equity loans and lines of credit. As of June 30, 2016, the Bank had 141 total employees and 139 full-time equivalent employees. The Bank maintains a website at www.thebankofprinceton.com.

Basis of Financial Statement Presentation

The unaudited consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries: Bayard Lane, LLC, Bayard Properties, LLC, 112 Fifth Avenue, LLC, TBOP Delaware Investment Company and TBOP REIT, Inc. All significant inter-company accounts and transactions have been eliminated in consolidation.

The unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission and the FDIC. Accordingly, they do not include all of the information and disclosures required by GAAP for annual financial statements. In management’s opinion, the unaudited consolidated financial statements contain all adjustments, which include normal and recurring adjustments necessary for a fair presentation of the financial position and results of operations for the interim periods presented. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent interim period. These unaudited consolidated financial statements should be read in conjunction with the Bank’s annual report on Form 10-K for the year ended December 31, 2015.

Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Because of uncertainties associated with estimating the amounts, timing and likelihood of possible outcomes, actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the determination of other-than-temporary impairment of securities and the valuation of deferred tax assets.

Management believes that the allowance for loan losses is adequate as of June 30, 2016 and December 31, 2015. While management uses current information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area or other factors.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to effect certain changes that result in additions to the allowance based on their judgments about information available to them at the time of their examinations.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Significant Accounting Policies (continued)

Pending Merger

On May 3, 2016, Investors Bancorp, Inc. (“Investors”) and Investors Bank entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Bank, pursuant to which the Bank will merge with and into Investors Bank (the “Merger”). Under the terms of the Merger Agreement, each issued and outstanding share of the Bank common stock will convert into the right to receive either (i) $30.75 in cash, (ii) 2.633 shares of Investors common stock, or (iii) a combination thereof, provided that, in the aggregate, 60% of the total number of the Bank shares issued and outstanding at the time of the merger will be converted into Investors common stock and the remaining shares will be converted into cash.

Under the terms of the Merger Agreement, at the effective time of the Merger, all rights with respect to the Bank common stock pursuant to outstanding warrants or stock purchase options (whether or not vested) issued by the Bank will be cancelled in exchange for a cash payment at closing equal to the product obtained by multiplying (1) the number of shares of the Bank common stock underlying such person’s warrant or option, as applicable, by (2) $30.75 less the exercise price per share under such warrant or option, as applicable.

The Exchange Ratio and the number of shares of common stock issuable by Investors are subject to customary anti-dilution adjustments in the event of stock splits, stock dividends and similar transactions involving Investors common stock. The Merger is expected to qualify as tax-free reorganization to Investors for federal income tax purposes.

In the Merger Agreement, the Bank has agreed to various customary covenants and agreements, including (1) to conduct its business in the ordinary course consistent with past practice in all material respects during the interim period between the execution of the Merger Agreement and the consummation of the Merger, (2) not to engage in certain kinds of transactions or take certain actions during this period (without the prior written consent of Investors, which cannot unreasonably be withheld) and (3) to convene and hold a meeting of its shareholders to consider and vote upon the Merger. In addition, subject to certain limited exceptions, the Bank is subject to restrictions on its ability to solicit alternative acquisition proposals, provide information and engage in discussion with third parties. Investors has agreed to various customary covenants and agreements, including (1) to provide severance payments to any employee of the Bank who is not party to an employment agreement or other severance arrangement whose employment is involuntarily terminated (other than for cause) within one year following the closing of the Merger, (2) to appoint all members of the Bank board of directors to an advisory board to, among other things, advise Investors Bank with respect to the Bank market area, (3) to jointly with the Bank establish a retention bonus pool to be paid to certain designated Bank employees, and (4) to use its best efforts to cause the Investors Charitable Foundation to make contributions of no less than $1,000,000 in the aggregate to charitable and community organizations in the communities presently served by the Bank.

The obligations of the parties to complete the Merger are subject to customary closing conditions, including (i) the approval of the Merger Agreement by the Bank’s stockholders, (ii) the receipt of certain regulatory approvals, including the expiration or early termination of any regulatory waiting periods, and (iii) other customary closing conditions. There can be no guarantee that the transactions contemplated by the Merger Agreement will be consummated.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASC Update 2016-13, “Financial Instruments – Credit Losses.” The new impairment model prescribed by this standards update is a single impairment model for all financial assets (i.e., loans and investments). The recognition of credit losses would be based on an entity’s current estimate of expected losses (referred to as the Current Expected Credit Loss model, or “CECL”), as opposed to recognition of losses only when they are probable (current practice). ASC Update 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted. For the Bank, this standards update is effective with its March 31, 2020 quarterly report on Form 10-Q. The Bank is currently evaluating the impact of the adoption of ASC Update 2016-13 on its consolidated financial statements.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Significant Accounting Policies (continued)

In February, 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. This standard requires the recognition of a right of use asset and related lease liability by lessees for leases classified as operating leases under current GAAP. Topic 842, which replaces the current guidance under Topic 840, retains a distinction between finance leases and operating leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee also will not significantly change from current GAAP. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize right of use assets and lease liabilities. Topic 842 will be effective for reporting periods beginning January 1, 2019, with an early adoption permitted. The Bank must apply a modified retrospective transition approach for the applicable leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. The Bank is currently evaluating the impact of Topic 842 on its consolidated financial statements.

In January, 2016, the FASB issued ASU 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” This amendment supersedes the guidance to classify equity securities with readily determinable fair values into different categories, requires equity securities to be measured at fair value with changes in the fair value recognized through net income, and simplifies the impairment assessment of equity investments without readily determinable fair values. The amendment requires public business entities that are required to disclose the fair value of financial instruments measured at amortized cost on the balance sheet to measure that fair value using the exit price notion. The amendment requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option. The amendment requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or in the accompanying notes to the financial statements. The amendment reduces diversity in current practice by clarifying that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available for sale securities in combination with the entity’s other deferred tax assets. This amendment is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Entities should apply the amendment by means of a cumulative-effect adjustment as of the beginning of the fiscal year of adoption, with the exception of the amendment related to equity securities without readily determinable fair values, which should be applied prospectively to equity investments that exist as of the date of adoption. The Bank intends to adopt the accounting standard during the first quarter of 2018, as required, and is currently evaluating the impact on its results of operations, financial position, and liquidity.

In May, 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 660): Summary and Amendments that Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs – Contracts with Customers (Subtopic 340-40). The guidance in this update supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the Accounting Standards Codification. In August, 2015, the FASB issued ASU 2015-14, Revenue From Contracts With Customers (Topic 606): Deferral of the Effective Date, that defers the effective date of the new revenue standard by one year (January 1, 2018 effective date). Reporting entities have the option to adopt the standard as early as the original January 1, 2017 effective date. The Bank is currently assessing the impact that this guidance will have on its consolidated financial statements, but does not expect the guidance to have a material impact on the consolidated financial statements.

Note 2 – Earnings Per Share

Basic earnings per share (“EPS”) is calculated by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding for the period adjusted to include the effect of outstanding stock options and warrants, if dilutive, using the treasury stock method. Shares issued during any period are weighted for the portion of the period they were outstanding.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 – Earnings Per Share (continued)

The following schedule presents earnings per share data for the three month periods ended June 30, 2016 and 2015 (in thousands, except per share data):

	Three months ended June 30,
	2016	2015
Net income applicable to common stock	$3,022	$2,765
Weighted average number of common shares outstanding	4,692	4,594

Basic earnings per share	$0.64	$0.60

Net income applicable to common stock	$3,022	$2,765
Weighted average number of common shares outstanding	4,692	4,594
Dilutive effect on common shares outstanding	311	183

Weighted average number of diluted common shares outstanding	5,003	4,777

Diluted earnings per share	$0.60	$0.58

The following schedule presents earnings per share data for the six month periods ended June 30, 2016 and 2015 (dollars in thousands, except per share data):

	Six months ended June 30,
	2016	2015
Net income applicable to common stock	$5,792	$5,269
Weighted average number of common shares outstanding	4,690	4,588

Basic earnings per share	$1.23	$1.15

Net income applicable to common stock	$5,792	$5,269
Weighted average number of common shares outstanding	4,690	4,588
Dilutive effect on common shares outstanding	267	173

Weighted average number of diluted common shares outstanding	4,957	4,761

Diluted earnings per share	$1.17	$1.11

Options and warrants to purchase 733,186 and 726,536 shares of common stock at a weighted average exercise price of $14.78 and $14.67 were included in the computation of diluted earnings per share for the three and six months ended June 30, 2016, respectively. Options to purchase 7,200 shares of common stock at a weighted average exercise price of $25.00 were not included in the computation of diluted earnings per share for the six months ended June 30, 2016 because the weighted average exercise price equaled or exceeded the estimated fair value of our common stock. No options were excluded from the three month ended June 30, 2016 calculation.

Options and warrants to purchase 681,007 shares of common stock at a weighted average exercise price of $13.08 were included in the computation of diluted earnings per share for the three and six months ended June 30, 2015. Options to purchase 51,600 shares of common stock at a weighted average exercise price of $25.00 were not included in the computation of diluted earnings per share for the three and six months ended June 30, 2015 because the weighted average exercise price equaled or exceeded the estimated fair value of our common stock.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Investment Securities

The following summarizes the amortized cost and fair value of securities available-for-sale at June 30, 2016 and December 31, 2015 with gross unrealized gains and losses therein (dollars in thousands):

	June 30, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs)	$61,360	$1,316	$(22)	$62,654
Obligations of state and political subdivisions	59,106	1,109	(2)	60,213

Total	$120,466	$2,425	$(24)	$122,867

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs)	$70,524	$564	$(406)	$70,682
Obligations of state and political subdivisions	70,140	780	(93)	70,827

Total	$140,664	$1,344	$(499)	$141,509

The unrealized losses, categorized by the length of time of continuous loss position, and the fair value of related securities available-for-sale at June 30, 2016 and December 31, 2015 are as follows (dollars in thousands):

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
June 30, 2016:
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs)	$643	$(1)	$1,458	$(21)	$2,101	$(22)
Obligations of state and political subdivisions	1,348	(2)	—	—	1,348	(2)

Total	$1,991	$(3)	$1,458	$(21)	$3,449	$(24)

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Investment Securities (continued)

	Less than 12 Months		More than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2015:
Mortgage-backed securities-U.S. Government Sponsored Enterprises (GSEs)	$30,098	$(306)	$2,807	$(100)	$32,905	$(406)
Obligations of state and political subdivisions	9,974	(64)	2,631	(29)	12,605	(93)

Total	$40,072	$(370)	$5,438	$(129)	$45,510	$(499)

The amortized cost and fair value of securities available-for-sale at June 30, 2016 by contractual maturity are shown below. Expected maturities will differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (dollars in thousands):

	Amortized Cost	Fair Value
Due in one year or less	$936	$936
Due after one year through five years	3,467	3,507
Due after five years through ten years	35,650	36,327
Due after ten years	19,053	19,443
Mortgage-backed securities (GSEs)	61,360	62,654

Total	$120,466	$122,867

The following summarizes the amortized cost and fair value of securities held-to-maturity at June 30, 2016 and December 31, 2015 with gross unrealized gains and losses therein (dollars in thousands):

	June 30, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity:
Mortgage-backed securities (GSEs)	$379	$38	$—	$417

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity:
Mortgage-backed securities (GSEs)	$381	$33	$—	$414

Proceeds from the sale of securities available-for-sale amounted to $6.5 million for the three months ended June 30, 2016, which included approximately $87 thousand in gross realized gains. Proceeds from the sale of securities available-for-sale amounted to $10.3 million for the six months ended June 30, 2016, which included approximately $135 thousand in gross realized gains.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Investment Securities (continued)

There were no sales of securities available-for-sale during the three months ended June 30, 2015. Proceeds from the sale of securities available-for-sale amounted to $936 thousand for the six months ended June 30, 2015, which included approximately $17 thousand in gross realized gains.

Management evaluates securities for other-than-temporary-impairment (“OTTI”) on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.

At June 30, 2016, the Bank’s available-for-sale and held-to-maturity debt securities portfolio consisted of approximately 254 securities, of which four available-for-sale securities were in an unrealized loss position for less than twelve months and two available-for-sale securities were in a loss position for more than twelve months. Of the four available-for-sale securities in a loss position for less than twelve months, three are obligations of state and political subdivisions and one was a mortgage-backed security-GSE’s. The two available-for-sale securities in a loss position for more than twelve months are mortgage-backed securities-GSE’s. The Bank does not intend to sell these securities and it is not more likely than not that we will be required to sell these securities before recovery of their amortized cost basis. Unrealized losses primarily relate to interest rate fluctuations and not credit concerns. No OTTI charges were recorded for the three and six months ended June 30, 2016 and 2015.

Approximately $55.9 million and $63.8 million of securities available-for-sale and $0.4 million and $0.4 million of securities held-to-maturity were pledged as collateral for NJ Governmental Unit Deposit Protection Act (“GUDPA”) deposits at June 30, 2016 and December 31, 2015, respectively.

Note 4 – Loans Receivable

Loans receivable, net at June 30, 2016 and December 31, 2015 were comprised of the following (dollars in thousands):

	June 30,	December 31,
	2016	2015
Commercial real estate	$527,635	$490,298
Commercial and industrial	66,320	125,072
Construction	162,821	122,297
Residential first-lien mortgage	38,186	42,409
Home equity	27,584	29,922
Consumer	478	858

Total loans	823,024	810,856
Deferred fees and costs	(2,791)	(2,910)
Allowance for loan losses	(10,958)	(10,851)

Loans, net	$809,275	$797,095

The following table presents nonaccrual loans by segment of the loan portfolio as of June 30, 2016 and December 31, 2015 (dollars in thousands):

	June 30, 2016	December 31, 2015
Commercial real estate	$5,803	$6,530
Commercial and industrial	573	1,834
Construction	1,777	1,805
Residential first-lien mortgage	—	1,370
Home equity	149	450
Consumer	—	—

Total nonaccrual loans	$8,302	$11,989

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loans, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

The following table summarizes information in regards to impaired loans by loan portfolio class, segregated by those for which a related allowance was required and those for which a related allowance was not necessary, as of and for the three month period then ended June 30, 2016 (dollars in thousands):

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate	$6,011	$5,372	$—	$6,185	$22
Commercial and industrial	327	276	—	1,315	3
Construction	—	—	—	51	5
Residential first-lien mortgage	667	668	—	670	2
Home equity	517	512	—	516	6
Consumer	—	—	—	—	—

Total with no related allowance	7,522	6,828	—	8,737	38

With an allowance recorded:
Commercial real estate	619	553	136	554	2
Commercial and industrial	2,300	2,304	484	2,244	28
Construction	1,797	1,777	356	1,781	—
Residential first-lien mortgage	—	—	—	—	—
Home equity	—	—	—	—	—
Consumer	—	—	—	—	—

Total with an allowance	4,716	4,634	976	4,579	30

Total:
Commercial real estate	6,630	5,925	136	6,739	24
Commercial and industrial	2,627	2,580	484	3,559	31
Construction	1,797	1,777	356	1,832	5
Residential first-lien mortgage	667	668	—	670	2
Home equity	517	512	—	516	6
Consumer	—	—	—	—	—

Total	$12,238	$11,462	$976	$13,316	$68

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table summarizes information in regards to impaired loans by loan portfolio class, segregated by those for which a related allowance was required and those for which a related allowance was not necessary, for the six month period ended June 30, 2016 (dollars in thousands):

	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate	$5,974	$41
Commercial and industrial	1,350	19
Construction	51	9
Residential first-lien mortgage	672	6
Home equity	520	12
Consumer	—	—

	8,567	87

With an allowance recorded:
Commercial real estate	554	3
Commercial and industrial	2,219	54
Construction	1,789	—
Residential first-lien mortgage	—	—
Home equity	—	—
Consumer	—	—

	4,562	57

Total:
Commercial real estate	6,528	44
Commercial and industrial	3,569	73
Construction	1,840	9
Residential first-lien mortgage	672	6
Home equity	520	12
Consumer	—	—

Total	$13,129	$144

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table summarizes information in regards to impaired loans by loan portfolio class segregated by those for which a related allowance was required and those for which a related allowance was not necessary, as of December 31, 2015 and for the three months ended June 30, 2015 (dollars in thousands):

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate	$2,720	$2,683	$—	$3,215	$(6)
Commercial and industrial	929	832	—	834	5
Construction	—	—	—	—	—
Residential first-lien mortgage	682	664	—	666	5
Home equity	543	542	—	546	6
Consumer	—	—	—	—	—

Total with no related allowance	4,874	4,721	—	5,261	10

With an allowance recorded:
Commercial real estate	6,597	5,798	672	5,276	18
Commercial and industrial	4,150	3,990	717	4,118	39
Construction	1,903	1,883	200	1,889	—
Residential first-lien mortgage	—	—	—	—	—
Home equity	—	—	—	—	—
Consumer	—	—	—	—	—

Total with an allowance	12,650	11,671	1,589	11,283	57

Total:
Commercial real estate	9,317	8,481	672	8,491	12
Commercial and industrial	5,079	4,822	717	4,952	44
Construction	1,903	1,883	200	1,889	—
Residential first-lien mortgage	682	664	—	666	5
Home equity	543	542	—	546	6
Consumer	—	—	—	—	—

Total	$17,524	$16,392	$1,589	$16,544	$67

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table summarizes information in regards to impaired loans by loan portfolio class, segregated by those for which a related allowance was required and those for which a related allowance was not necessary, for the six month period ended June 30, 2015 (dollars in thousands):

	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial real estate	$4,441	$24
Commercial and industrial	2,526	8
Construction	—	—
Residential first-lien mortgage	690	11
Home equity	658	12
Consumer	—	—

	8,315	55

With an allowance recorded:
Commercial real estate	3,097	23
Commercial and industrial	2,200	60
Construction	1,927	—
Residential first-lien mortgage	—	—
Home equity	—	—
Consumer	—	—

	7,224	83

Total:
Commercial real estate	7,538	47
Commercial and industrial	4,726	68
Construction	1,927	—
Residential first-lien mortgage	690	11
Home equity	658	12
Consumer	—	—

Total	$15,539	$138

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable by the length of time a recorded payment is past due. The following table presents the segments of the loan portfolio summarized by the past due status as of June 30, 2016 (dollars in thousands):

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Current	Total Loans Receivable	Loans Receivable >90 Days and Accruing
Commercial real estate	$3,093	$3,492	$5,803	$12,388	$515,247	$527,635	$—
Commercial and industrial	550	74	190	814	65,506	66,320	—
Construction	—	—	1,777	1,777	161,044	162,821	—
Residential first-lien mortgage	—	—	—	—	38,186	38,186	—
Home equity	650	—	149	799	26,785	27,584	—
Consumer	—	—	—	—	478	478	—

Total	$4,293	$3,566	$7,919	$15,778	$807,246	$823,024	$—

The following table presents the segments of the loan portfolio summarized by the past due status as of December 31, 2015 (dollars in thousands):

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days	Total Past Due	Current	Total Loans Receivable	Loans Receivable >90 Days and Accruing
Commercial real estate	$867	$5,778	$6,530	$13,175	$477,123	$490,298	$—
Commercial and industrial	—	—	1,834	1,834	123,238	125,072	—
Construction	24	—	1,805	1,829	120,468	122,297	—
Residential first-lien mortgage	—	—	1,370	1,370	41,039	42,409	—
Home equity	350	—	450	800	29,122	29,922	—
Consumer	—	—	—	—	858	858	—

Total	$1,241	$5,778	$11,989	$19,008	$791,848	$810,856	$—

The following table presents the segments of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Bank’s internal risk rating system as of June 30, 2016 (dollars in thousands):

	Pass	Special Mention	Substandard	Doubtful	Total
Commercial real estate	$509,089	$12,743	$5,803	$—	$527,635
Commercial and industrial	61,297	2,538	2,485	—	66,320
Construction	161,044	—	1,777	—	162,821
Residential first-lien mortgage	38,013	—	173	—	38,186
Home equity	27,185	250	149	—	27,584
Consumer	478	—	—	—	478

Total	$797,106	$15,531	$10,387	$—	$823,024

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Bank’s internal risk rating system as of December 31, 2015 (dollars in thousands):

	Pass	Special Mention	Substandard	Doubtful	Total
	(in thousands)
Commercial real estate	$477,148	$6,620	$5,975	$555	$490,298
Commercial and industrial	120,176	1,151	3,745	—	125,072
Construction	120,215	—	2,082	—	122,297
Residential first-lien mortgage	40,863	—	1,546	—	42,409
Home equity	29,222	250	450	—	29,922
Consumer	858	—	—	—	858

Total	$788,482	$8,021	$13,798	$555	$810,856

The following table presents the allowance for loan losses on loans receivables at and for the three months ended June 30, 2016 (dollars in thousands):

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$4,930	$1,939	$3,237	$287	$210	$3	$670	$11,276
Provisions	343	(622)	380	(16)	(9)		(397)	(321)
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	3	—	—	—	—	—	3

Ending Balance	$5,273	$1,320	$3,617	$271	$201	$3	$273	$10,958

Ending Balance:
Individually evaluated for impairment	$136	$484	$356	$—	$—	$—	$—	$976
Collectively evaluated for impairment	$5,137	$836	$3,261	$271	$201	$3	$273	$9,982

The following table presents the recorded investment in loans receivables at June 30, 2016 (dollars in thousands):

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
Loans:
Ending Balance:
Individually evaluated for impairment	$5,925	$2,580	$1,777	$668	$512	$—	$—	$11,462
Collectively evaluated for impairment	521,710	63,740	161,044	37,518	27,072	478	—	811,562

Ending Balance	$527,635	$66,320	$162,821	$38,186	$27,584	$478	$—	$823,024

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table presents the allowance for loan losses on loans receivables at and for the three months ended June 30, 2015 (dollars in thousands):

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$3,639	$1,547	$2,904	$315	$290	$17	$1,523	$10,235
Provisions	238	188	(14)	(3)	8	3	82	502
Charge-offs	—	(168)	—	—	—	—	—	(168)
Recoveries	—	4	—	—	—	—	—	4

Ending Balance	$3,877	$1,571	$2,890	$312	$298	$20	$1,605	$10,573

The following table presents the allowance for loan losses on loans receivables at and for the six months ended June 30, 2016 (dollars in thousands):

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$4,703	$2,246	$2,615	$292	$225	$3	$767	$10,851
Provisions	570	(932)	1,002	(21)	(24)		(494)	101
Charge-offs	—	—	—	—	—	—	—	—
Recoveries	—	6	—	—	—	—	—	6

Ending Balance	$5,273	$1,320	$3,617	$271	$201	$3	$273	$10,958

The following table presents the allowance for loan losses on loans receivables at and for the six months ended June 30, 2015 (dollars in thousands):

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$3,621	$1,530	$2,719	$318	$307	$17	$1,496	$10,008
Provisions	256	211	171	(6)	(9)	3	109	735
Charge-offs	—	(176)	—	—	—	—	—	(176)
Recoveries	—	6	—	—	—	—	—	6

Ending Balance	$3,877	$1,571	$2,890	$312	$298	$20	$1,605	$10,573

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table presents the allowance for loan losses by portfolio class at December 31, 2015 (dollars in thousands):

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
Allowance for loan losses:
Ending Balance:
Individually evaluated for impairment	$34	$798	$201	$—	$—	$—	$—	$1,033
Collectively evaluated for impairment	$4,669	$1,448	$2,414	$292	$225	$3	$767	$9,818

The following table presents the recorded investment in loans receivables at December 31, 2015 (dollars in thousands):

	Commercial real estate	Commercial and industrial	Construction	Residential first-lien mortgage	Home equity	Consumer	Unallocated	Total
Loans:
Ending Balance:
Individually evaluated for impairment	$6,655	$3,898	$2,084	$2,047	$828	$—	$—	$15,512
Collectively evaluated for impairment	483,643	121,174	120,213	40,362	29,094	858	—	795,344

Ending Balance	$490,298	$125,072	$122,297	$42,409	$29,922	$858	$—	$810,856

At June 30, 2016, twelve loans totaling $6.9 million were considered troubled debt restructurings and classified as impaired. Troubled debt restructurings of $1.1 million were performing in accordance with their modified terms at June 30, 2016. The remaining $5.8 million of troubled debt restructurings were on non-accrual status at June 30, 2016. At December 31, 2015, thirteen loans totaling $3.8 million were considered troubled debt restructurings and classified as impaired. Troubled debt restructurings of $1.2 million were performing in accordance with their modified terms at December 31, 2015. The remaining $2.6 million of troubled debt restructurings were on non-accrual status at December 31, 2015.

The following table summarizes information in regards to troubled debt restructurings that occurred during the three months ended June 30, 2016 (dollars in thousands):

	June 30, 2016
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled debt restructurings:
Commercial real estate	1	$3,386	$3,386
Commercial and industrial	1	$271	$271

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The Bank modified two loans during the three months ended June 30, 2016 that constituted troubled debt restructurings. In modifying both a commercial real estate loan and a commercial and industrial loan to the same borrower, the Bank entered into a forbearance agreement with the borrower that resulted in reduced monthly payments during the forbearance period and an increase in the undrawn balance of the commercial and industrial term loan. These troubled debt restructurings are impaired loans and therefore, in accordance with the Bank’s policy, are individually evaluated for impairment. There is a related allowance of $90 thousand for the commercial and industrial loan.

The following table summarizes information in regards to troubled debt restructurings that occurred during the six months ended June 30, 2016 (dollars in thousands):

	June 30, 2016
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled debt restructurings:
Commercial real estate	1	$3,386	$3,386
Commercial and industrial	1	$271	$271

No troubled debt restructurings were executed during the three months ended June 30, 2015.

The following table summarizes information in regards to troubled debt restructurings that occurred during the six months ended June 30, 2015 (dollars in thousands):

	June 30, 2015
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled debt restructurings:
Commercial real estate	3	$154	$154
Commercial and industrial	1	$98	$98

There were no loans classified as troubled debt restructurings with a payment default occurring during the three and six months ended June 30, 2016 whereby the default occurred within 12 months of the restructure.

The following table summarizes information in regards to troubled debt restructurings that defaulted during the three months ended June 30, 2015 whereby the default occurred within 12 months of the restructure.

	June 30, 2015
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled debt restructurings:
Commercial and industrial	3	$154	$154

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 – Loans Receivable (continued)

The following table summarizes information in regards to troubled debt restructurings that defaulted during the six months ended June 30, 2015 whereby the default occurred within 12 months of the restructure.

	June 30, 2015
	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled debt restructurings:
Commercial and industrial	4	$722	$722

Note 5 – Fair Value Measurements and Disclosures

The Bank follows the guidance on fair value measurements now codified as FASB ASC Topic 820, Fair Value Measurement (“Topic 820”). Fair value measurements are not adjusted for transaction costs. Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments, however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in sales transactions on the dates indicated. The estimated fair value amounts have been measured as of their respective period-end and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period-end.

The fair value measurement hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements and Disclosures (continued)

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2016 were as follows:

Description	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
Mortgage-backed securities – GSE’s	$—	$62,654	$—	$62,654
Obligations of state and political subdivisions	—	60,213	—	60,213

Securities available-for-sale	$—	$122,867	$—	$122,867

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy, used at December 31, 2015 were as follows:

Description	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value
	(in thousands)
Mortgage-backed securities – GSE’s	$—	$70,682	$—	$70,682
Obligations of state and political subdivisions	—	70,827	—	70,827

Securities available-for-sale	$—	$141,509	$—	$141,509

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2016, were as follows:

Description	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value June 30, 2016
	(in thousands)
Impaired loans	$—	$—	$3,658	$3,658

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements and Disclosures (continued)

The following table presents quantitative information with regards to Level 3 fair value measurements at June 30, 2016.

Description	Fair Value at June 30, 2016	Valuation Technique	Unobservable Input	Range (Weighted Average)
	(in thousands)
Impaired loans	$3,658	Appraisal of collateral[1]	Discount Adjustments[2]	9.2%-34.6% (32.0%)

[1]	Fair value is generally determined through independent appraisal of the underlying collateral, primarily using comparable sales.
[2]	Appraisals may be adjusted by management for qualitative factors, such as economic conditions and estimated liquidation expense.

For assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2015, were as follows:

Description	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs	Total Fair Value December 31, 2015
	(in thousands)
Impaired loans	$—	$—	$8,740	$8,740
Real estate owned	—	—	300	300

Total	$—	$—	$9,040	$9,040

The following table presents quantitative information with regards to Level 3 fair value measurements at December 31, 2015.

Description	Fair Value at December 31, 2015	Valuation Technique	Unobservable Input	Range (Weighted Average)
	(in thousands)
Impaired loans	$8,740	Appraisal of collateral[1]	Discount adjustment[2]	7.0%-13.39% (8.5%)
Real estate owned	$300	Agreement of sale	Estimated selling costs[3]	0.5%

[1]	Fair value is generally determined through independent appraisal of the underlying collateral, primarily using comparable sales.
[2]	Appraisals may be adjusted by management for qualitative factors, such as economic conditions and estimated liquidation expense.
[3]	Selling costs only include realty transfer fees.

There were no transfers between levels during the three and six months ended June 30, 2016 and 2015. The Bank’s policy is to recognize transfers between levels as of the end of the reporting period.

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements and Disclosures (continued)

The following methods and assumptions were used by the Bank in estimating fair value disclosures:

Cash and due from banks (carried at cost)

The carrying amounts reported in the statement of financial condition for cash and interest-earning bank balances approximate those assets’ fair values.

Investment Securities

The fair value of securities available-for-sale (carried at fair value) and held-to-maturity (carried at amortized cost) are determined by obtaining quoted market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices. Level 2 debt securities are valued by a third-party pricing service commonly used in the banking industry. Level 2 fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, live trading levels, trade execution date, market consensus prepayment speeds, credit information and the security’s terms and conditions, among other things.

Loans receivable (carried at cost)

The fair value of loans receivable are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans, which is characterized as Level 3 in the fair value hierarchy. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired loans (generally carried at fair value)

Impaired loans carried at fair value are those impaired loans in which the Bank has measured impairment generally based on the fair value of the related loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds, discounted for estimated selling costs or other factors the Bank determines will impact collection of proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Other real estate owned (carried at fair value)

Other real estate owned is adjusted to fair value, less estimated selling costs, upon transfer of loans to other real estate owned. Subsequently, other real estate owned is carried at the lower of carrying value or fair value less cost to sell. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. The discount adjustment from the appraised value is a significant unobservable input in the determination of the fair value for other real estate owned. These assets are included as Level 3 fair values.

Federal Home Loan Bank stock and ACBB stock (carried at cost)

The carrying amount of restricted investments in bank stock approximates fair value, and considers the limited marketability of such securities.

Deposit liabilities (carried at cost)

The fair value disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair value for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements and Disclosures (continued)

currently being offered in the market on certificates of deposit to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings (carried at cost)

Fair value of FHLB advances are determined by discounting the anticipated future cash payments by using the rates currently available to the Bank for debt with similar terms and remaining maturities, which is characterized as Level 3 in the fair value hierarchy.

Accrued interest receivable and payable (carried at cost)

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

The carrying amounts and estimated fair value of financial instruments at June 30, 2016 are as follows (dollars in thousands):

	June 30, 2016
	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$31,386	$31,386	$31,386	$—	$—
Securities available-for-sale at fair value	122,867	122,867		122,867	—
Securities held-to-maturity	379	417	—	417	—
Loans receivable, net	809,275	816,398	—	—	816,398
Restricted investments in bank stocks	5,173	5,173	—	5,173	—
Accrued interest receivable	2,956	2,956	—	2,956	—

Financial liabilities:
Deposits	812,477	814,723	—	814,723	—
Borrowings	90,000	90,000	—	—	90,000
Accrued interest payable	1,648	1,648	—	1,648	—

The carrying amounts and estimated fair value of financial instruments at December 31, 2015 are as follows (dollars in thousands):

	December 31, 2015
	Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3
Financial assets:
Cash and cash equivalents	$28,589	$28,589	$28,589	$—	$—
Securities available-for-sale at fair value	141,509	141,509	—	141,509	—
Securities held-to-maturity	381	414	—	414	—
Loans receivable, net	797,095	820,282	—	—	820,282
Restricted investments in bank stocks	6,863	6,863	—	6,863	—
Accrued interest receivable	3,084	3,084	—	3,084	—

Financial liabilities:
Deposits	789,433	786,527	—	786,527	—
Borrowings	128,800	128,800	—	—	128,800
Accrued interest payable	1,410	1,410	—	1,410	—

THE BANK OF PRINCETON

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Fair Value Measurements and Disclosures (continued)

Limitations

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Further, the foregoing estimates may not reflect the actual amount that could be realized if all or substantially all of the financial instruments were offered for sale. This is due to the fact that no market exists for a sizable portion of the loan, deposit and off-balance sheet instruments.

In addition, the fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to value anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets that are not considered financial assets include premises and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be practical due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

THE BANK OF PRINCETON

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis in conjunction with the unaudited consolidated interim financial statements contained in Part I, Item 1 of this report, and with our audited consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented in our Form 10-K as of and for the year ended December 31, 2015.

Cautionary Statement Regarding Forward-Looking Statements

The Bank of Princeton (the “Bank”) may from time to time make written or oral “forward-looking statements,” including statements contained in the Bank’s filings with the Federal Deposit Insurance Corporation (the “FDIC”) (including this Quarterly Report on Form 10-Q and the exhibits thereto), in its reports to stockholders and in other communications by the Bank, which are made in good faith by the Bank pursuant to the “safe harbor” provisions of Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”).

These forward-looking statements involve risks and uncertainties, such as statements of the Bank’s plans, objectives, expectations, estimates and intentions that are subject to change based on various important factors (some of which are beyond the Bank’s control). The following factors, among others, could cause the Bank’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Bank conducts operations; the effects of, and changes in monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; market volatility; the value of our products and services as perceived by actual and prospective customers, including the features, pricing and quality compared to competitors’ products and services; loss of management and key personnel; failure of our controls and procedures; inability to close loans in our pipeline; operational risks, including the risk of fraud by employees, customers or outsiders; our borrowers’ ability to repay their loans; changes in the real estate market that can affect real estate that serves as collateral for some of our loans; the adequacy of our allowance for loan losses and our methodology for determining such allowance; the willingness of customers to substitute competitors’ products and services for the Bank’s products and services; the impact of changes in applicable laws and regulations; changes in technology or interruptions and breaches in security of our information systems; acquisitions; changes in consumer spending and saving habits; and the success of the Bank at managing the risks involved in the foregoing.

The Bank cautions that the foregoing list of important factors is not exclusive. The Bank does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Bank, except as required by applicable law or regulation.

Throughout this document, references to “we,” “us,” or “our” refer to the Bank and its consolidated subsidiaries.

Executive Overview

The Bank of Princeton was incorporated on March 5, 2007 under the laws of the State of New Jersey as a New Jersey state-chartered bank. We commenced operations on April 23, 2007. We are a full service bank providing personal and business lending and deposit services. As a state-chartered bank, we are regulated by the New Jersey Department of Banking and Insurance and the FDIC. Our market area, which we serve through our thirteen branches, is generally an area within an approximate 50 mile radius of Princeton, NJ, including parts of Mercer, Somerset, Hunterdon, Monmouth and Middlesex Counties in central New Jersey, and additional areas in portions of Philadelphia, Montgomery and Bucks Counties in Pennsylvania. The Bank also conducts loan origination activities in select areas of New York. On May 3, 2016, Investors Bancorp, Inc. and Investors Bank entered into an Agreement and Plan of Merger with the Bank, pursuant to which the Bank will merge with and into Investors Bank, subject to the prior receipt of regulatory and shareholder approvals (the “Proposed Merger”). Please see Note 1 to the Financial Statements in Item 1 of Part I of this Form 10-Q and Item 1A. Risk Factors in Part II of this Form 10-Q, both of which are incorporated here by reference, for further information regarding the Proposed Merger.

THE BANK OF PRINCETON

Comparison of Financial Condition at June 30, 2016 and December 31, 2015

General

Total assets decreased from $1.01 billion at December 31, 2015 to $1.00 billion at June 30, 2016, a decrease of $7.2 million. This decrease was primarily attributable to an $18.6 million decrease in securities available for sale, $3.4 million decrease in accrued interest and other assets, partially offset by a $12.1 million increase in net loans. Total liabilities decreased from $921.9 million at December 31, 2015 to $907.5 million at June 30, 2016, a decrease of $14.4 million. This decrease was primarily the result of a $38.8 million decrease in borrowings, partially offset by a $23 million increase in deposits. Total stockholders’ equity increased $7.2 million primarily due to an increases in retained earnings and accumulated other comprehensive income.

Cash and cash equivalents

Cash and cash equivalents of $31.4 million remained relatively unchanged at June 30, 2016 as compared to December 31, 2015.

Investment securities

Total investment securities decreased from $141.9 million at December 31, 2015 to $123.2 million at June 30, 2016, a decrease of $18.7 million, or approximately thirteen percent. This decrease is the result of our decision to utilize the proceeds from sales, maturities, and calls from investment securities to fund the growth of our loan portfolio and repay borrowings.

Loans

Loans, net of allowance for loan losses, increased from $797.1 million at December 31, 2015 to $809.3 million at June 30, 2016, an increase of $12.2 million, or approximately two percent. The allowance for loan losses increased $0.1 million or approximately one percent to $11.0 million at June 30, 2016 as compared to December 31, 2015. The allowance for loan losses is a result of applying our allowance methodology to our gross loans at June 30, 2016. The amount of allowance attributable to the adjustment of qualitative factors remained materially consistent with December 31, 2015.

Other assets

Accrued interest receivable and other assets decreased $3.4 million to $14.3 million at June 30, 2016 as compared to December 31, 2015. This decrease was primarily due to a $1.7 million decrease in FHLB stock resulting from lower FHLB borrowings and a $0.6 million decrease in deferred tax assets resulting from an increase in unrealized investment gains.

Deposits

Total deposits increased $23.0 million to $812.5 million at June 30, 2016, an increase of three percent. Non-interest bearing deposits decreased $5.5 million while interest bearing deposits increased approximately $28.5 million at June 30, 2016 due to increases in brokered deposits and promotional interest rates offered during the first half of the year.

Borrowings

FHLB borrowings decreased $38.8 million to $90.0 million at June 30, 2016. The decrease in borrowings was primarily a result of our normal liquidity needs at June 30, 2016.

Stockholders’ equity

Stockholders’ equity increased $7.2 million to $98.6 million at June 30, 2016. The increase was primarily attributable to net income of $5.8 million and an increase in accumulated other comprehensive income of $1.0 million resulting from increases in the unrealized net gains within our securities portfolio.

Liquidity

THE BANK OF PRINCETON

Our liquidity, represented by cash and cash equivalents, is a product of our operating, investing and financing activities. Our primary sources of funds are deposits, principal repayments of securities and outstanding loans, and funds provided from operations. In addition, we invest excess funds in short-term interest-earnings assets such as overnight deposits or U.S. agency securities, which provide liquidity to meet lending requirements. While scheduled payments from the amortization of loans and securities and short-term investments are relatively predictable sources of funds, general interest rates, economic conditions and competition greatly influence deposit flows and repayments on loans and mortgage-backed securities.

While deposits are our primary source of funds, we are also able to generate cash through borrowings from the FHLB. At June 30, 2016, we had $90.0 million of FHLB borrowings outstanding. Our remaining borrowing capacity with FHLB, subject to certain collateral restrictions, was $412.7 million.

The Bank is also a member of the Atlantic Community Bankers Bank (“ACBB”). As of June 30, 2016, the Bank has available borrowing capacity with ACBB of $10.0 million to provide short-term liquidity generally for a period of not more than fourteen days. No amounts are outstanding with the ACBB at June 30, 2016.

We believe that our current sources of funds provide adequate liquidity for our current cash flow needs.

Capital resources

Current FDIC capital standards require banking organizations to satisfy a common equity Tier 1 capital requirement, a leverage capital requirement and a risk-based capital requirement. The Tier 1 leverage ratio is calculated by dividing Tier 1 capital by adjusted quarterly average total assets, which exclude intangible assets, among other things. When fully phased-in on January 1, 2019, the Basel III Capital Rules will require the Bank to maintain: (i) a minimum ratio of Common Equity Tier 1 capital to risk weighted assets (“RWA”) of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the 4.5% Common Equity Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum ratio of Common Equity Tier 1 capital to RWA of at least 7.0% upon full implementation); (ii) a minimum ratio of Tier 1 capital to RWA of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation); (iii) a minimum ratio of Total capital (that is, Tier 1 plus Tier 2) to RWA of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation); and (iv) a minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to adjusted quarterly average assets.

The implementation of the capital conservation buffer began on January 1, 2016 at the 0.625% level and is being phased in over a four-year period (increasing by that amount on each subsequent January 1, until it reaches 2.5% on January 1, 2019). The Basel III Capital Rules also provide for a “countercyclical capital buffer” that is applicable to only certain covered institutions and does not have any current applicability to the Bank.

The aforementioned capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of Common Equity Tier 1 capital to RWA above the minimum but below the conservation buffer (or below the combined capital conservation buffer and countercyclical capital buffer, when the latter is applied) will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall.

Any banking organization that fails any of the capital requirements is subject to possible enforcement action by the FDIC. Such action could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution’s operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The FDIC’s capital regulations provide that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions. Management believes, as of June 30, 2016, that the Bank meets all capital adequacy requirements to which it is subject, and is “well capitalized” under applicable regulations.

THE BANK OF PRINCETON

The Bank’s actual capital ratios at June 30, 2016:

	Actual	Minimum required for capital adequacy purposes	To be well capitalized under prompt corrective action regulations
Common equity tier 1 risk based capital	10.45%	4.5%	6.5%
Tier 1 risk based capital	10.45%	6.0%	8.0%
Total risk based capital	11.65%	8.0%	10.0%
Tier 1 leverage	9.47%	4.0%	5.0%

Comparison of Operating Results for the Three Months Ended June 30, 2016 and 2015

General

Net income was $3.0 million for the three months ended June 30, 2016, an increase of $0.3 million over the same prior year period. The increase was primarily due to an increase of $0.6 million in net interest income and a decrease in provision for loan losses of $0.8 million, offset by an increase in non-interest expense of $1.1 million over the prior year comparable period.

Interest income

Interest income increased $0.8 million to $11.5 million for the three months ended June 30, 2016 compared to the same prior year period. Interest income and fees from loans increased $1.0 million to $10.7 million for the three months ended June 30, 2016 due to an $86.6 million increase in average loan balances as compared to the same prior year period. The yield on total loans decreased seven basis points over the prior year second quarter.

Interest income from investment securities decreased $0.2 million to $0.7 million for the three months ended June 30, 2016 due to a $29.8 million decrease in securities available-for-sale average balances as compared to the same prior year period. The yield on investment securities remained flat at 2.25% as compared to the prior year second quarter.

Interest expense

Interest expense increased $0.2 million to $1.9 million for the three month period ended June 30, 2016 compared to $1.7 million for the same prior year period. Interest expense on deposits increased $0.1 million due to a combination of an increase in average interest-bearing deposits of $16.7 million and a five basis point increase in the cost of interest-bearing deposits over the same prior year period.

Interest expense on borrowings increased $0.1 million to $0.1 million for the three month period ended June 30, 2016 as compared to $38 thousand for the same prior year period. The increase in interest expense resulted from the combination of a $61.6 million increase in average borrowings and a 21 basis point increase in the cost of borrowings compared to the same prior year period.

Provision for loan losses

The provision for loan losses decreased $0.8 million as compared to the same prior year period. The provision for loan losses reflected, among other things, the economic conditions that impact our loan portfolio in our markets and new loans added to the portfolio in the three months ended June 30, 2016. The ratio of allowance for loan losses to gross loans was 1.34 percent at June 30, 2016 compared to 1.37 percent at June 30, 2015. See the section titled “Financial Condition – Allowance for Loan Losses” in our Form 10-K for a discussion of our allowance for loan losses methodology, including additional information regarding the determination of the provision for loan losses.

THE BANK OF PRINCETON

Non-interest income

Non-interest income increased $0.1 million to $0.7 million for the three months ended June 30, 2016 compared to the same prior year period primarily due to a combination of a $0.1 million increase in gains on sale of securities available-for-sale, a $0.1 million increase in income from fees and service charges offset by a decrease of $0.1 million on the gain on the sale of other real estate.

Non-interest expense

Non-interest expense increased $1.1 million for the three months ended June 30, 2016 compared to the same prior year period. The increase was primarily attributable to a $0.5 million increase in salaries and benefits due to normal salary increases and an increased number of full-time equivalent employees, and a $0.4 million increase in professional fees due to increased director fees as compared to the same period in the prior year.

Provision for income taxes

Income tax expense was $1.0 million for the three months ended June 30, 2016, an increase of $0.2 million over the same prior year period. The increase in income tax expense was attributable to a $0.4 million, or 12 percent, increase in pre-tax income, and a 2 percentage point increase in our effective tax rate of 25.8% as compared to the same prior year period.

Rate/Volume Analysis

The following table reflects the changes in our interest income and interest expense segregated into amounts attributable to changes in volume and in yields on interest-earning assets and interest-bearing liabilities during the periods indicated (dollars in thousands).

	Three Months Ended June 30, 2016 vs. 2015 Increase (Decrease) Due to
	Rate	Volume	Net
Interest and dividend income:
Loans receivable, including fees	$(139)	$1,106	$967
Securities available-for-sale:
Taxable	(4)	(93)	(97)
Tax-exempt	(9)	(61)	(70)
Securities held-to-maturity	—	—	—
Other interest and dividend income	59	(19)	40

Total interest and dividend income	$(93)	$933	$840

Interest expense:
Demand and savings	$8	$(78)	$(70)
Money market	83	162	245
Time deposits	6	(57)	(51)
Borrowings	22	86	108

Total interest expense	$119	$113	$232

Change in net interest income	$(212)	$820	$608

THE BANK OF PRINCETON

Comparison of Operating Results for the Six Months Ended June 30, 2016 and 2015

General

Net income was $5.8 million for the six months ended June 30, 2016, an increase of $0.5 million over the same prior year period. The increase was primarily due to an increase of $1.4 million in net interest income and a decrease in provision for loan losses of $0.6 million, offset by an increase in non-interest expense of $1.3 million over the prior year comparable period.

Interest income

Interest income increased $1.7 million to $22.8 million for the six months ended June 30, 2016 compared to the same prior year period. Interest income and fees from loans increased $1.8 million to $21.1 million for the six months ended June 30, 2016 due to an $84.8 million increase in average loan balances as compared to the same prior year period. The yield on total loans decreased nine basis points over the prior year comparable period.

Interest income from investment securities decreased $0.3 million to $1.5 million for the six months ended June 30, 2016 due to a $26.8 million decrease in investment securities average balances as compared to the same prior year period. This was partially offset by a two basis point increase in the yield on investment securities over the prior year comparable period.

Interest expense

Interest expense increased $0.3 million to $3.7 million for the six month period ended June 30, 2016 compared to the same prior year period. Interest expense on deposits remained relatively flat at $3.4 million as both average interest-bearing deposits balances and the cost of interest bearing deposits remained relatively unchanged over the prior year comparable period.

Interest expense on borrowings increased $0.2 million to $0.3 million for the six month period ended June 30, 2016 as compared to the same prior year period. The increase in interest expense resulted from the combination of a $69.4 million increase in average borrowings and a 22 basis point increase in the cost of borrowings over the prior year comparable period.

Provision for loan losses

The provision for loan losses decreased $0.6 million as compared to the same prior year period. The provision for loan losses reflected, among other things, the economic conditions that impact our loan portfolio in our markets and new loans added to the portfolio in the six months ended June 30, 2016. The ratio of allowance for loan losses to gross loans was 1.34 percent at June 30, 2016 compared to 1.37 percent at June 30, 2015. See the section titled “Financial Condition —Allowance for Loan Losses” in our Form 10-K for a discussion of our allowance for loan losses methodology, including additional information regarding the determination of the provision for loan losses.

Non-interest income

Non-interest income increased $0.2 million to $1.2 million for the six months ended June 30, 2016 compared to the same prior year period primarily due to a combination of a $0.1 million increase in gains on sale of securities available-for-sale, a $0.2 million increase in income from fees and service charges offset by a decrease of $0.1 million on the gain on the sale of other real estate.

Non-interest expense

Non-interest expense increased $1.3 million for the six months ended June 30, 2016 compared to the same prior year period. The increase was primarily attributable to a $0.7 million increase in salaries and benefits, due to normal salary increases and an increased number of full-time equivalent employees, and a $0.5 million increase in professional fees due to increased director fees as compared to the same period in the prior year.

THE BANK OF PRINCETON

-

THE BANK OF PRINCETON

Provision for income taxes

Income tax expense was $2.1 million for the six months ended June 30, 2016, an increase of $0.4 million over the same prior year period. The increase in income tax expense was attributable to a $0.9 million, or 13 percent, increase in pre-tax income, and a 1.7 percentage point increase in our effective tax rate of 26.6% as compared to the same prior year period.

Rate/Volume Analysis

The following table reflects the changes in our interest income and interest expense segregated into amounts attributable to changes in volume and in yields on interest-earning assets and interest-bearing liabilities during the periods indicated (dollars in thousands).

	Six Months Ended June 30, 2016 vs. 2015 Increase (Decrease) Due to
	Rate	Volume	Net
Interest and dividend income:
Loans receivable, including fees	$(320)	$2,166	$1,846
Securities available-for-sale:
Taxable	—	(187)	(187)
Tax-exempt	(18)	(81)	(99)
Securities held-to-maturity	—	(1)	(1)
Other interest and dividend income	110	(13)	97

Total interest and dividend income	$(228)	$1,884	$1,656

Interest expense:
Demand and savings	$(73)	$(105)	$(178)
Money market	123	208	331
Time deposits	35	(144)	(109)
Borrowings	35	197	232

Total interest expense	$120	$156	$276

Change in net interest income	$(348)	$1,728	$1,380

THE BANK OF PRINCETON

Critical Accounting Policies

There have not been any significant changes to the critical accounting policies and estimates discussed under “Part II – Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” of our annual report on Form 10-K for the year ended December 31, 2015.

New Accounting Pronouncements

Refer to Note 1 of the Notes to Unaudited Consolidated Financial Statements for a discussion of recently issued accounting standards.

THE BANK OF PRINCETON

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

As a smaller reporting company, the Bank is not required to provide the information otherwise required by this Item.

Item 4. Controls and Procedures.

During the quarter ended June 30, 2016, management took the additional steps described below to further remediate our previously identified material weakness in the design and operation of our internal control over financial reporting:

•	Completed training sessions with all employees and the Board of Directors on the changes to the existing Whistleblower process and Code of Conduct, as well as the new Expense Reimbursement Policy.

•	Conducted two separate internal audits to test for compliance with the changes made to the Whistleblower process, the Code of Conduct and the new Expense Reimbursement Policy.

•	Implemented employee disciplinary measures, including a reduction in compensation, to deter future conduct of the type that resulted in the previously identified internal control weakness.

In light of this material weakness in internal control over financial reporting, we completed substantive procedures, including validating the completeness and accuracy of the underlying data used for this Form 10-Q. These additional procedures have allowed us to conclude that, notwithstanding the previously identified material weakness in our internal control over financial reporting, the unaudited consolidated financial statements included in this report present fairly, in all material respects, the Company’s financial position, results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Disclosure Controls and Procedures

Management, with the participation of the Bank’s President and Chief Financial Officer, evaluated the effectiveness of the design and operation of the Bank’s disclosure controls and procedures (as defined in Rule l3a-l5(e) promulgated under the Exchange Act) as of June 30, 2016. Based on this evaluation, the Bank’s President and Chief Financial Officer have concluded that the Bank’s disclosure controls and procedures are effective as of June 30, 2016 to ensure that the information required to be disclosed by the Bank in the reports that the Bank files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in FDIC rules and forms.

Changes in Internal Control over Financial Reporting

Other than the changes described above that occurred during the quarter ended June 30, 2016, there were no changes in our internal control over financial reporting during the quarter ended June 30, 2016 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

THE BANK OF PRINCETON

PART II–OTHER INFORMATION

Item 1. Legal Proceedings.

From time to time, we may be a party to ordinary routine litigation incidental to our business. Except as disclosed above, there were no material legal proceedings to which we were a party or of which any of our property was the subject, pending or, to our knowledge, contemplated by governmental authorities, at June 30, 2016 or the date of this report.

Item 1A. Risk Factors.

The proposed acquisition by Investors may disrupt our business and, if this transaction is not completed, the value of our common stock may decline, we will have incurred significant expenses, and we may need to pay a termination fee to Investors in certain circumstances.

On May 3, 2016, the Bank entered into the Merger Agreement with Investors and Investors Bank providing for, subject to the terms and conditions of the Merger Agreement, the acquisition of the Bank by Investors through the Merger of the Bank with and into Investors Bank, with Investors Bank surviving the Merger as a wholly-owned subsidiary of Investors. Under the terms of the Merger Agreement, each issued and outstanding share of the Bank common stock will convert into the right to receive either (a) $30.75 in cash, (b) 2.633 shares of Investors common stock, or (c) a combination thereof, provided that, in the aggregate, 60% of the total number of the Bank’s shares issued and outstanding at the time of the Merger will be converted into Investors common stock and the remaining shares will be converted into cash.

The obligations of the parties to complete the Merger are subject to customary closing conditions, including (i) the approval of the Merger Agreement by the Bank’s stockholders, (ii) the receipt of certain regulatory approvals, including the expiration or early termination of any regulatory waiting periods, and (iii) other customary closing conditions. The Merger Agreement also contains customary covenants, including covenants requiring both the Bank and Investors to use their reasonable best efforts to cause the Merger to be consummated and covenants requiring the Bank, subject to certain exceptions, to operate our business in the ordinary course pending consummation of the Merger. The Merger Agreement likewise places certain contractual restrictions on the conduct of our business that may affect our ability to execute on our business strategy and attain our financial objectives.

Under certain circumstances, if the Merger Agreement is terminated and the Merger is not completed, we may be required to pay Investors a termination fee of $6.4 million, which would have a material adverse effect on our results of operations. There is no assurance that all of the conditions set forth in the Merger Agreement will be satisfied or waived to the extent permitted by applicable law or that the Merger will occur when or as expected. If the Merger is not completed, the value of a share of our common stock could decline, for reasons including the loss of any premium over the pre-announcement book value of our common stock that was to be paid upon consummation of the Merger.

In addition, we have incurred and will continue to incur substantial financial advisory, legal, and other professional fees and expenses in connection with the Merger, some of which we must pay regardless of whether the Merger is completed.

Furthermore, the Merger, whether or not consummated, may result in a loss of key personnel of the Bank and may disrupt our loan origination, business development and marketing or other key business activities, including our relationships with customers, suppliers and other third parties, which may have an adverse impact on our financial performance.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

During the three months ended June 30, 2016 the Bank issued 10,438 shares of its common stock, $5.00 par value per share, pursuant to exercises of options and warrants previously awarded under the Bank’s stock plans. The Bank received cash consideration of $107 thousand in the aggregate, based on the exercise prices of the options and warrants. The offer and sale of the common stock was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(2) of such act.

Item 3. Defaults upon Senior Securities.

None.

THE BANK OF PRINCETON

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

The exhibits filed or incorporated by reference as part of this report are listed in the Exhibit Index, which appears at page 44.

THE BANK OF PRINCETON

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Bank of Princeton

Date: August 11, 2016	By:	/s/ Edward Dietzler
Edward Dietzler
President (Principal Executive Officer)

	By:	/s/ Michael J. Sanwald
Michael J. Sanwald
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

THE BANK OF PRINCETON

EXHIBIT INDEX

Exhibit Number	Description

31.1	Rule 13a-14(a)/ 15d-14(a) Certification of the Principal Executive Officer

31.2	Rule 13a-14(a)/ 15d-14(a) Certification of the Principal Financial Officer

32	Section 1350 Certifications

THE BANK OF PRINCETON

Exhibit 31.1

RULE 13A-14(a) CERTIFICATION

OF THE PRINCIPAL EXECUTIVE OFFICER

I, Edward Dietzler, President of The Bank of Princeton, certify that:

1. I have reviewed this quarterly report on Form 10-Q of The Bank of Princeton;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting;

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 11, 2016	/s/ Edward Dietzler
Edward Dietzler
President (Principal Executive Officer)

THE BANK OF PRINCETON

Exhibit 31.2

RULE 13A-14(a) CERTIFICATION

OF THE PRINCIPAL FINANCIAL OFFICER

I, Michael J. Sanwald, Executive Vice President and Chief Financial Officer of The Bank of Princeton, certify that:

1. I have reviewed this quarterly report on Form 10-Q of The Bank of Princeton;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting;

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 11, 2016	/s/ Michael J. Sanwald
Michael J. Sanwald
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

THE BANK OF PRINCETON

SECTION 1350 CERTIFICATIONS

In connection with the Quarterly Report of The Bank of Princeton on Form 10-Q for the period ended June 30, 2016 as filed with the Federal Deposit Insurance Corporation on the date hereof (the “Report”), the undersigned certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities and Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of The Bank of Princeton.

/s/ Edward Dietzler
Edward Dietzler
President (Principal Executive Officer)

/s/ Michael J. Sanwald
Michael J. Sanwald
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: August 11, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Article NINTH of the Certificate of Incorporation of Investors Bancorp, Inc. (the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

NINTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan), indemnification shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C. If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article NINTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors, or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits and financial statements filed as part of this Registration Statement are as follows:

Exhibits

2.1	Agreement and Plan of Merger by and among Investors Bancorp, Inc., Investors Bank and The Bank of Princeton, May 3, 2016 (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement*)

3.1	Certificate of Incorporation of Investors Bancorp, Inc.(1)

3.2	Bylaws of Investors Bancorp, Inc.(1)

4.1	Form of Common Stock Certificate of Investors Bancorp, Inc.(1)

5.1	Opinion of Luse Gorman, PC as to the legality of the securities being issued

8.1	Opinion of Luse Gorman, PC as to tax matters

21	Subsidiaries of Investors Bancorp, Inc.(1)

23.1	Consent of KPMG LLP

23.2	Consent of BDO USA, LLP

23.3	Consent of Luse Gorman, PC (set forth in Exhibits 5.1 and 8.1)

24	Power of attorney (set forth on the signature pages to this Registration Statement)

99.1	Form of Proxy of The Bank of Princeton

99.2	Consent of Sandler O’Neill & Partners, L.P.

*	Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Investors Bancorp, Inc. agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.
(1)	Incorporated by reference to the Registration Statement on Form S-1 of Investors Bancorp, Inc. (file no. 333-192966), as amended, originally filed with the Securities and Exchange Commission on December 20, 2013.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)	That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(9)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Short Hills, State of New Jersey, on August 30, 2016.

INVESTORS BANCORP, INC.

By:	/s/ Kevin Cummings
Kevin Cummings
President, Chief Executive Officer and Director
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Investors Bancorp, Inc. (the “Company”) severally constitute and appoint Kevin Cummings with full power of substitution, our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below which said Kevin Cummings may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the Company common stock, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Kevin Cummings shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Kevin Cummings Kevin Cummings	President, Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2016

/s/ Sean Burke Sean Burke	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 30, 2016

/s/ Robert C. Albanese Robert C. Albanese	Director	August 30, 2016

/s/ Dennis M. Bone Dennis M. Bone	Director	August 30, 2016

/s/ Doreen R. Byrnes Doreen R. Byrnes	Director	August 30, 2016

/s/ Domenick A. Cama Domenick A. Cama	Director, Chief Operating Officer and Senior Executive Vice President	August 30, 2016

/s/ Robert M. Cashill Robert M. Cashill	Director, Chairman	August 30, 2016

/s/ William V. Cosgrove William V. Cosgrove	Director	August 30, 2016

/s/ Brian D. Dittenhafer Brian D. Dittenhafer	Director	August 30, 2016

/s/ Brendan J. Dugan Brendan J. Dugan	Director	August 30, 2016

/s/ James J. Garibaldi James J. Garibaldi	Director	August 30, 2016

/s/ Michele N. Sierkerka Michele N. Siekerka	Director	August 30, 2016

/s/ James H. Ward III James H. Ward III	Director	August 30, 2016